Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and among

INTERNATIONAL PAPER COMPANY,

GRAPHIC PACKAGING HOLDING COMPANY,

GAZELLE NEWCO LLC

and

GRAPHIC PACKAGING INTERNATIONAL, INC.

Dated as of October 23, 2017

i

EXHIBITS

Exhibit A	Form of Issuer Operating Agreement

Exhibit B	Form of Exchange Agreement

Exhibit C	Form of Governance Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E	[Reserved]

Exhibit F	Form of Tax Receivable Agreement

Exhibit G	Form of Transferor Restrictive Covenant Agreement

Exhibit H	Form of Retained Intellectual Property License Agreement

Exhibit I	Form of Transition Services Agreement

Exhibit J	[Reserved]

Exhibit K-1	Form of Sublease

Exhibit K-2	Form of Lease Assignment

Exhibit L	Form of Tax-Exempt Bond Agreement

Exhibit M	Form of Taxable Augusta Bonds Assignment and Assumption Agreement

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of October 23, 2017 (this “Agreement”), is entered into by and among International Paper Company, a New York corporation (“Transferor”), Graphic Packaging Holding Company, a Delaware corporation (“Parent”), Gazelle Newco LLC, a Delaware limited liability company (“Issuer”) and Graphic Packaging International, Inc., a Delaware corporation (“GPI”).

W I T N E S S E T H

WHEREAS, Transferor directly and indirectly through its Subsidiaries is engaged in the Transferred Business (as such term, and each other capitalized term used herein and not defined, is defined in ARTICLE I hereof);

WHEREAS, on the date hereof, Parent is the sole member, and owns all of the equity interests, of Issuer;

WHEREAS, on the date hereof, Parent is the sole stockholder, and owns all of the outstanding capital stock, of GPI; and

WHEREAS, in accordance with and subject to the terms and conditions set forth herein, at the Closing, (a) Transferor desires to contribute, convey, assign, transfer and deliver to Issuer, and Issuer desires to receive, acquire and take assignment of, all of Transferor’s right, title and interest in and to the Transferred Assets, and Issuer desires to assume, and agree to pay, perform, fulfill and discharge all of the Assumed Liabilities, (b) Issuer desires to contribute, convey, assign, transfer and deliver to GPI, and GPI desires to receive, acquire and take assignment of, all of Issuer’s right, title and interest in and to the Transferred Assets, and GPI desires to assume, and agree to pay, perform, fulfill and discharge all of the Assumed Liabilities and (c) Transferor and a wholly owned indirect Subsidiary of Parent desire to enter into an Amended and Restated Limited Liability Company Agreement of Issuer in the form attached as Exhibit A hereto (the “Issuer Operating Agreement”), which sets out the rights, obligations and interest of the members with regard to Issuer and the operation of Issuer.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accountant” shall have the meaning set forth in Section 2.4(c).

“Accrued Vacation Days” shall have the meaning set forth in Section 5.14(g)(i).

“Action” shall mean any demand, action, claim, charge, grievance, complaint, arbitration, mediation, proceeding, inquiry, review, audit, hearing, investigation, litigation, suit or countersuit of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Authority.

“Affiliate” shall mean a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Amendment” shall have the meaning set forth in Section 4.13.

“Amendment Commitment Letter” shall have the meaning set forth in Section 4.13.

“Annual Vacation Accrual” means with respect to a Transferred Employee (i) who, under the Transferor’s practices in effect prior to the Closing Date, was eligible to accrue vacation and paid time off once per year on or about the last day of each calendar year, the number of days that were credited by Transferor to such Transferred Employee’s as the year end immediately prior to the Closing Date or (ii) who eligibility for vacation accrual under Transferor’s practices in effect prior to the Closing Date, is not described in subclause (i), the amount of vacation which such person would have been entitled to accrue under Transferor’s practices in the 12-month period over which such person’s vacation would have accrued which includes the Closing Date.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3.19(c).

“Applicable Accounting Principles” means GAAP as applied in a manner consistent with the GAAP-compliant methodologies, practices, estimation techniques, classifications, judgments, assumptions and principles used in the preparation of the Transferred Business Summary Financial Statements.

“Approved Offer” shall mean an offer of employment to a new Business Employee whose hiring is approved by senior management of the Transferred Business; provided that if such offer of employment (i) is for a Business Employee who would, after the Closing, be an “officer” within the meaning of Rule 16a-1 promulgated under the Securities Exchange Act of 1934, or (ii) commits to any severance obligations, or contains any other material elements of compensation or benefits, in each case that are materially more favorable to the employee than to other similarly situated employees, then it shall not be an Approved Offer unless Transferor shall have notified Parent reasonably in advance of offering employment to such new Business Employee of the material terms of such employment offer, and such offer has been approved by Parent.

“Asset” shall mean any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, current or long-term.

“Assumed Debt” shall mean (i) the indebtedness incurred pursuant to the Assumed Financing and (ii) all Liabilities relating to or arising from the Taxable Augusta Bonds.

“Assumed Financing” shall have the meaning set forth in Section 3.21.

“Assumed Financing Commitment Letter” shall have the meaning set forth in Section 3.21.

“Assumed Financing Parties” shall have the meaning set forth in Section 5.21(a).

“Assumed Liabilities” shall mean, collectively:

(i) all Liabilities of Transferor or any of its Subsidiaries to the extent relating to or arising from the Transferred Business in the ordinary course of business, including the Liabilities set forth on the Transferred Business Summary Financial Statements (to the extent not satisfied in the operation of the Transferred Business in the ordinary course prior to the Closing Date);

(ii) all Current Liabilities to the extent included in the calculation of the Closing Date Working Capital;

(iii) all Liabilities to the extent relating to or arising from any Transferred Assets in the ordinary course of business;

(iv) those Liabilities under Contracts that are Transferred Assets and Shared Contracts to the extent allocated to Issuer or GPI pursuant to Section 2.7 (“Assumed Contracts”);

(v) all Liabilities to the extent arising from any Transferor Guarantee; and

(vi) the Assumed Debt;

provided that Assumed Liabilities shall not include any Excluded Liabilities.

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Business Employee” shall mean (i) each person who, as of the date of this Agreement, is an employee of Transferor or any of its Affiliates whose principal duties are or were performed with respect to the Transferred Business, (ii) each person who, prior to the date of this Agreement, was an employee of Transferor or any of its Affiliates whose principal duties are or were performed with respect to the Transferred Business, and (iii) each person who, after the date of this Agreement, is hired by Transferor or any of its Affiliates as permitted under Section 5.1 and whose principal duties are performed with respect to the Transferred Business.

“Business Employee List” shall have the meaning set forth in Section 3.14(i).

“Calculation Time” shall mean 11:59 p.m., New York time, on the Closing Date.

“Cash and Cash Equivalents” shall mean, as of any date of determination, all cash and cash equivalents, including certificates of deposit or bankers’ acceptances maturing within six months from the date of acquisition thereof, and marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, and investments in money market funds and all deposited but uncleared bank deposits.

“CBA” shall have the meaning set forth in Section 5.14(h)(i).

“CBA Facilities” shall have the meaning set forth in Section 5.14(h)(ii).

“Closed Facilities” shall mean the real property listed on Section 1.1(c) of the Transferor Disclosure Schedules.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.4(a).

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Date Working Capital” shall mean the Working Capital as of the Calculation Time.

“Closing Statement” shall have the meaning set forth in Section 2.4(a).

“COBRA” shall have the meaning set forth in Section 5.14(a).

“Code” shall mean the Internal Revenue Code of 1986.

“Common Unit” shall have the meaning given to it in the Issuer Operating Agreement.

“Competition Laws” shall have the meaning set forth in Section 5.4.

“Confidential Business Information” means all Information, data or material (other than Confidential Operational Information), including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets and (vii) financing and credit-related information.

“Confidential Information” means all Confidential Business Information and Confidential Operational Information concerning a party hereto and/or its Subsidiaries which, prior to or following the Closing, has been disclosed by a party hereto or its Subsidiaries to the other party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other party, including pursuant to the access provisions or any other provision of this Agreement or any other Transaction Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such party or its Subsidiaries, (ii) lawfully acquired from other sources by such party or its Subsidiaries to which it was furnished, (iii) independently developed by a party or its Subsidiaries after the date hereof without reference to the Confidential Business Information or Confidential Operational Information of the other party or its Subsidiaries and without a breach of this Agreement or (iv) approved for release by written authorization of the disclosing party and/or the third-party owner of the disclosed information; provided, however, in the case of clause (ii) that, to the furnished party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Confidential Operational Information” means all operational Information, data or material including (i) specifications, ideas and concepts for products, services and operations, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) software, (v) training materials and information and (vi) all other know-how, methodologies, procedures, techniques and trade secrets relating to design, development and operational processes.

“Confidentiality Agreement” shall mean the Confidentiality Agreement by and between Transferor and Parent, dated as of July 14, 2017.

“Contract” shall mean any written or oral agreement, arrangement, authorization, sale order, purchase order, open bid, commitment, contract, indenture, mortgage, note, bond, instrument, evidence of Indebtedness, real estate or other lease, loan, license, obligation, restriction, memorandum of understanding, letter of intent, covenant, warranty or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, in each case, whether express or implied, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Contributed Entity” shall have the meaning set forth in Section 5.24.

“Contributed Entity Interest” shall have the meaning set forth in Section 3.1(c).

“Controlling Party” shall have the meaning set forth in Section 8.7(b).

“Current Assets” shall mean all Assets (other than LIFO inventory reserve, Excluded Assets and Cash and Cash Equivalents) to the extent used or held for use in, or to the extent arising from relating to, the conduct of the Transferred Business that are current assets, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“Current Liabilities” shall mean all Liabilities (other than Excluded Liabilities, deferred rent and any indebtedness for borrowed money) to the extent relating to or arising from the conduct of the Transferred Business that are current liabilities, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“Dataroom” shall mean the electronic data room established by Merrill Corporation DataSite on behalf of Transferor under the code name “Project Crabapple.”

“Deferred Employment Date” shall mean with respect to any Inactive Business Employee the date following the Closing on which such individual is first eligible to return to the performance of services to the Transferred Business. If any Inactive Business Employee (i) does not have a Deferred Employment Date on or before twelve months following Closing Date or such later date as is required under applicable Law or the terms of any applicable collective bargaining agreement, or (i) does have a Deferred Employment Date but does not return to the performance of services to the Transferred Business within twelve months following Closing Date or such later date as is required under applicable Law or the terms of any applicable collective bargaining agreement, such person shall for all purposes of this Agreement be deemed to be a Former Business Employee and not be a Transferred Employee.

“Definitive Amended Financing Agreements” shall have the meaning set forth in Section 5.22(a).

“Delayed Transfer Assets” shall mean any Assets (other than Excluded Assets) contemplated by Section 2.5 not transferred on or prior to the Closing Date.

“Delayed Transfer Liabilities” shall mean any Liabilities (other than Excluded Liabilities) contemplated by Section 2.5 not transferred on or prior to the Closing Date.

“Dispute Resolution Request” shall have the meaning set forth in Section 2.4(c).

“Encumbrances” shall mean all liens (statutory or otherwise), security interests, hypothecations, preferences, priorities, easements, pledges, bailments (in the nature of a pledge or for purposes of security), mortgages, deeds of trusts, covenants, grants of power to confess judgment, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options, encumbrances or other restrictions of any kind, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature.

“Environmental Claims” shall mean any Action, notice, letter, demand or request for information (in each case in writing) by any Person or entity alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation of Environmental Law or the release, emission, discharge, presence or disposal of, or exposure to, any Hazardous Material at any location.

“Environmental Indemnity Claims” shall have the meaning set forth in Section 8.7.

“Environmental Law” shall mean any Law or Order relating to pollution or the protection, cleanup or restoration of the environment, or to workplace health or safety, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act, in each case as in effect on or prior to the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Agreement” shall mean the Exchange Agreement by and among Transferor, Parent, Gazelle Holdco and Issuer substantially in the form attached hereto as Exhibit B.

“Excluded Assets” shall mean, collectively, all of the right, title and interest of Transferor and its Subsidiaries in all Assets held by them that do not meet the definition of Transferred Assets, and shall include the following (whether or not otherwise described in the definition of Transferred Assets):

(i) all Retained Contracts;

(ii) Cash and Cash Equivalents;

(iii) the capital stock of each Subsidiary of Transferor (other than the capital stock of the Purchased Entity);

(iv) all defenses and counterclaims relating to any Excluded Liability;

(v) all claims, causes of action and rights (or any share thereof) to the extent relating to or arising from any other Excluded Asset or Excluded Liability;

(vi) without limiting the rights of Issuer or GPI pursuant to Section 5.17, all Policies;

(vii) all rights of Transferor under the Transaction Agreements;

(viii) all Closed Facilities and the sales office of Transferor used by the Transferred Business and located in Chicago, Illinois;

(ix) all other Assets of Transferor and its Subsidiaries to the extent specifically assigned to or agreed to be retained by Transferor and its Subsidiaries pursuant to this Agreement or any other Transaction Agreement;

(x) any Assets underlying or otherwise relating to any Transferor Benefit Plan, other than the assets related to the flexible spending accounts of Transferred Employees transferred to GPI pursuant to Section 5.14(i);

(xi) all refunds and credits of Taxes with respect to a Pre-Closing Tax Period;

(xii) Transferor’s interest as tenant (including its right to any security deposit delivered by Transferor) under each Lease relating to each Leased Real Property subleased from Transferor to GPI pursuant to Section 2.5(c) (until such time as such sublease is terminated and such Lease is assigned from Transferor to GPI pursuant to Section 2.5(d), at which time Transferor’s interest as tenant (including its right to any security deposit delivered by Transferor) shall be a Transferred Asset); and

(xiii) the Assets described on Section 1.1(b) of the Transferor Disclosure Schedules.

“Excluded Employees List” shall have the meaning set forth in Section 5.14(a).

“Excluded Liabilities” shall mean, collectively:

(i) all Liabilities of Transferor or any of its Subsidiaries not included in clauses (i) – (vi) of the definition of Assumed Liabilities, including all Liabilities to the extent relating to or arising from the Transferor Business and the Liabilities of or allocated to Transferor or any of its Subsidiaries under the Transaction Agreements;

(ii) all Liabilities under the Shared Contracts except to the extent assumed by Issuer or GPI pursuant to Section 2.7;

(iii) all Liabilities of Transferor or any of its Subsidiaries to the extent relating to or arising from Retained Contracts;

(iv) all Liabilities of Transferor or any of its Subsidiaries to the extent relating to or arising from any Transferor Guarantee;

(v) all Liabilities of Transferor or any of its Subsidiaries to the extent relating to or arising from any Excluded Asset, other than (in each case to the extent relating to or arising from the Transferred Business) Liabilities relating to Delayed Transfer Assets or any other Excluded Assets the benefit of which continues to be provided to Issuer or GPI after the Closing Date;

(vii) all Liabilities for Taxes arising out of or relating to or in respect of any business, asset, property or operation of Transferor or its Affiliates (including the Transferred Business and the Transferred Assets) with respect to a Pre-Closing Tax Period, and Transferor’s share of Transfer Taxes described in Section 5.20(a);

(viii) Encumbrances relating to or arising from any Excluded Liability;

(ix) the Retained Benefit Liabilities and the Retained Employment Liabilities;

(x) all Liabilities relating to any Former Business Employees;

(xi) all Environmental Claims and all other Liabilities arising under Environmental Laws relating to or arising from (i) properties or facilities formerly owned, leased or operated in connection with the Transferred Business, (ii) the off-site transportation, storage, disposal or arrangement for disposal of Hazardous Materials on or prior to the Closing or (iii) fines or penalties imposed by any Governmental Authority relating to any violations of or non-compliance with Environmental Laws occurring on or prior to the Closing Date in connection with operations at the Transferred Real Property or in connection with the conduct or operation of the Transferred Business (the “Retained Environmental Liabilities”);

(xii) any Liabilities relating to any Inactive Business Employee relating to any period after the Closing and prior to the date, if any, such Inactive Business Employee becomes a Transferred Business Employee;

(xiii) all Liabilities relating to operations of the Transferred Business conducted at Closed Facilities;

(xiv) all Liabilities in respect of Indebtedness (other than the Assumed Debt);

(xv) all Liabilities of Transferor or any of its Subsidiaries to the extent relating to or arising from the Tax-Exempt Bonds;

(xvi) all Liabilities of Transferor or any of its Subsidiaries to the extent relating to or arising from the Term Loan Bonds;

(xvii) all Liabilities relating to any worker’s compensation claims arising from events that occurred prior to the Closing; and

(xviii) the Liabilities described in Section 1.1(d) of the Transferor Disclosure Schedules.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of October 1, 2014, as amended, restated, supplemented or modified from time to time (including the Amendment after the date thereof), among GPI and certain Subsidiaries thereof and the several banks and financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender, Swing Line Euro Tranche Lender, an L/C Issuer and Alternative Currency Funding Fronting Lender.

“FCPA” shall have the meaning set forth in Section 3.19(a).

“Final Closing Statement” shall have the meaning set forth in Section 2.4(c).

“Financial Instruments” shall mean credit facilities, guarantees, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, letters of credit, surety bonds and similar instruments.

“Financing Documents” shall have the meaning set forth in Section 4.13.

“Forfeited Value” shall have the meaning set forth in Section 5.14(f).

“Former Business Employee” shall mean any Business Employee who has ceased to be an employee of the Transferred Business prior to the Closing or who is not a Transferred Business Employee.

“Funding Date” shall mean the date of the funding of the initial facility pursuant to the Assumed Financing.

“GAAP” shall mean United States generally accepted accounting principles.

“Gazelle Holdco” shall mean a Delaware limited liability company to be a wholly owned indirect Subsidiary of Parent to be formed prior to Closing.

“Governmental Authority” shall mean any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over Transferor or Parent, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, arbitrator, commission or authority of competent jurisdiction.

“Governance Agreement” the Governance Agreement by and among Transferor, Issuer and Parent substantially in the form attached hereto as Exhibit C.

“GPI” shall have the meaning set forth in the preamble hereof.

“GPI Indentures” shall mean, collectively, (a) that certain Indenture, dated as of September 29, 2010, by and among Graphic Packaging International, Inc. and Graphic Packaging Holding Company, Graphic Packaging Corporation, and the other Note Guarantors from time to time parties thereto, as Note Guarantors, and U.S. Bank National Association, as Trustee (as supplemented and amended by the Supplemental Indenture, dated as of April 2, 2013, and as may be further amended, supplemented or otherwise modified from time to time), together with (b) that certain Indenture, dated as of November 6, 2014, by and among Graphic Packaging Holding Company, Graphic Packaging International, Inc. and U.S. Bank National Association, as Trustee (as supplemented and amended by the First Supplemental Indenture, dated as of November 6, 2014 and the Second Supplemental Indenture, dated as of August 11, 2016, and as may be further amended, supplemented or otherwise modified from time to time).

“Graphic Business” shall mean the business conducted by Issuer and its Subsidiaries.

“Hazardous Material” shall mean any material, substance or waste as to which Liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Inactive Business Employee” means any Business Employee who is on an approved leave of absence from work for the Transferred Business at the Closing.

“Indebtedness” means without duplication, (i) all indebtedness for borrowed money together with all prepayment premiums and penalties and accrued interest thereon, including any indebtedness evidenced by any note, bond, debenture or other debt security, (ii) all Liabilities under derivatives, swap or exchange agreements, and other obligations for any guaranty of the indebtedness of any other Person, together with all accrued interest thereon, (iii) all Liabilities created or arising under any conditional purchase or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all obligations under leases as a lessee that have been properly or must be, in accordance with GAAP, recorded as capital leases, (v) Liabilities under securitization or receivables factoring arrangements or transactions, (vi) any Liabilities for the deferred revenue or deferred purchase price of goods and services (other than Accounts Payable arising in the ordinary course of business) and (vii) indebtedness referred to in clauses (i) – (vi) above to the extent directly or indirectly guaranteed by the Transferred Business or the Purchased Entity. For the avoidance of doubt, “Indebtedness” shall not include any item included as a Current Liability.

“Indemnifiable Losses” means all Losses, judgments or settlements of any nature or kind, including all costs and expenses (legal, accounting or otherwise) that are reasonably incurred relating thereto, suffered by an Indemnitee, including any costs or expenses of enforcing any indemnity hereunder, any costs of collection and all Taxes resulting from indemnification payments hereunder.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated under this Agreement to provide indemnification with respect to such matter.

“Indemnitee” means, with respect to a matter, a Person that may seek indemnification under this Agreement with respect to such matter.

“Information” shall mean all lists of customers, records pertaining to customers and accounts, copies of Contracts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records, data and other information of every kind (whether in paper, electronic, microfilm, computer tape or disc, magnetic tape or any other form).

“Infringes” shall have the meaning set forth in Section 3.15(c).

“Intellectual Property” shall mean, collectively, any U.S. and non-U.S. issued, registered, unregistered and pending: (i) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, extensions, provisional and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor (collectively, “Patents”); (ii) works of authorship, mask works, copyrights, and copyright and mask work registrations and applications for registration; (iii) trademarks and service marks (including those which are protected without registration due to their well-known status), trade dress, trade names, corporate names, domain names, logos, slogans, taglines, general intangibles of like nature, and other indicia of source, origin, endorsement, sponsorship or certification, designs, industrial designs, product packaging shape, and other elements of product and product packaging appearance together with all registrations and applications for registration of any of the foregoing and all goodwill relating to any of the foregoing (collectively, “Trademarks”); (iv) unpatented inventions (whether or not patentable), trade secrets under applicable law, know-how and confidential or proprietary information, including (in whatever form or medium), discoveries, ideas, compositions, rights in software (including all source and object code related thereto), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, pricing and cost information, correspondence and notes; (v) all claims and rights relating to any of the foregoing; and (vi) all other intellectual property or proprietary rights.

“Intellectual Property Assets” shall mean all Transferred Intellectual Property, Transferred Patents and Transferred Trademarks, together with all income, royalties, damages and payments relating thereto due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, and any and all corresponding rights, claims and remedies that, now or hereafter, may be secured throughout the world.

“Inventory” shall have the meaning set forth in the definition of Transferred Assets.

“IP UK” shall mean International Paper Group (UK) Limited, a UK limited company.

“IRS” shall mean the U.S. Internal Revenue Service.

“Issuer” shall have the meaning set forth in the preamble hereof.

“Issuer Indemnitees” means Issuer, its Subsidiaries (including GPI) and its and their members (other than Transferor) and Affiliates, in each case, from and after the Closing, and each of their respective present, former and future Representatives and each of the respective heirs, executors, successors and assigns of any of the foregoing.

“Issuer Operating Agreement” shall have the meaning set forth in the recitals hereto.

“Issuer’s Standard Medical Plans” shall have the meaning set forth in Section 5.14(c).

“Key Business Employees” shall mean those Business Employees set forth on Section 1.1(e) (Key Business Employees) of the Transferor Disclosure Schedules.

“Knowledge” shall mean (i) with respect to Transferor, the actual knowledge of any of the persons listed on Section 1.1(f) (Knowledge) of the Transferor Disclosure Schedules, and (ii) with respect to Parent, the actual knowledge of any of the persons listed on Section 1.1(a) (Knowledge) of the Parent Disclosure Schedules.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, treaty or permit of any Governmental Authority.

“Lease” shall have the meaning set forth in Section 2.5(c).

“Leased Real Property” means all leasehold or subleasehold estates and other similar rights of Transferor or its Subsidiaries to use or occupy any land, buildings or structures that are currently used primarily in the conduct of the Transferred Business.

“Lender” shall mean any lender, prospective lender, note purchaser, prospective note purchaser, lead arranger, arranger, agent or other representative of or to Transferor, including any party to the Assumed Financing Commitment Letter or the Amendment Commitment Letter.

“Liability” shall mean all debts, liabilities, obligations, Losses, interest and penalties of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“License” shall mean any license, ordinance, authorization, permit, certificate, right, easement, variance, exemption, consent, franchise or approval from any Governmental Authority, domestic or foreign.

“Litigation Matters” means all demands, actions, claims, charges, grievances, complaints, arbitrations, mediations, proceedings, inquiries, reviews, audits, hearings, pending or threatened litigation, investigations, suits, countersuits or other legal matters of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Authority, in the case of each of the foregoing, that have been or may be asserted against, or otherwise adversely affect, Transferor or Issuer (or any of their respective Subsidiaries).

“Losses” shall mean any and all damages, judgments, awards, liabilities, losses (including to the extent reasonably foreseeable lost profits, lost revenue and diminution in value), obligations, claims of any kind or nature, fines and costs and expenses (including interest, penalties, reasonable fees and expenses of attorneys, auditors, consultants and other agents and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder).

“Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (x) the Transferred Business, Transferor or any of Transferor’s Subsidiaries with respect to the Transferred Business, or the financial condition or results of operations of the Transferred Business, taken as a whole, or (y) the ability of Transferor to consummate the Transactions and to perform its obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to the Transferred Business and matters generally affecting the industries in which the Transferred Business operates, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking or securities markets, (iv) changes in GAAP, (v) changes in any Laws, (vi) the negotiation or execution of this Agreement or any of the Transaction Agreements, any actions that are required to be taken by this Agreement or the Transaction Agreements, or the pendency or announcement of the Transactions (except that (a) clauses (v) and (vi) shall be disregarded for purposes of clause (y) above and (b) clause (vi) shall be disregarded as the term “Material Adverse Effect” is used in Section 3.3 hereof and, to the extent relating to Section 3.3 hereof, Section 7.3(a) hereof); provided, that, in the case of clauses (i), (ii), (iii), (iv) and (v), such effects, changes or circumstances shall be taken into account in determining whether a Material Adverse Effect exists or would reasonably be expected to exist, only if the Transferred Business, Transferor or any of Transferor’s Subsidiaries with respect to the Transferred Business are disproportionately affected thereby compared to other operators in the Transferred Business.

“Material Contracts” shall have the meaning set forth in Section 3.16(a).

“Medical Transition Date” shall have the meaning set forth in Section 5.14(c).

“Mill Facilities” shall mean the coated paperboard mills and associated facilities in Texarkana, TX or Augusta, GA.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Non-Controlling Party” shall have the meaning set forth in Section 8.7(b).

“Non-Recourse Party” shall have the meaning set forth in Section 10.17.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Order” shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, settlement, ruling, restriction, charge or writ of any Governmental Authority, whether temporary, preliminary or permanent.

“Outstanding Grant Value” shall have the meaning set forth in Section 5.14(f).

“Owned Real Property” means all land that is owned by Transferor or its Subsidiaries and currently used primarily in the conduct of the Transferred Business, together with all buildings, structures, improvements, fixtures, easements, rights of way, water lines, uses, licenses, hereditaments, tenements, privileges and other appurtenances, now or subsequently located thereon, other than Closed Facilities.

“Parent” shall have the meaning set forth in the preamble hereof.

“Parent Audited Balance Sheet” shall have the meaning set forth in Section 4.4(a)(i).

“Parent Audited Financial Statements” shall have the meaning set forth in Section 4.4(a)(i).

“Parent Board of Directors” shall mean the board of directors of Parent.

“Parent Disclosure Schedules” shall mean the disclosure schedules delivered by Parent to Transferor concurrently herewith.

“Parent Financial Statements” shall have the meaning set forth in Section 4.4(a)(ii).

“Parent Flexible Spending Account Plan” shall have the meaning set forth in Section 5.14(i).

“Parent Fundamental Representations” shall mean the representations and warranties contained in Section 4.1(d) (Due Organization, Good Standing, Corporate Power and Subsidiaries), Section 4.2 (Authorization and Validity of Agreement), Section 4.9 (Board Approval; No Vote Required) and Section 4.10 (Brokers or Finders; Transaction Bonuses.

“Parent Interim Financial Statements” shall have the meaning set forth in Section 4.4(a)(ii).

“Parent Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (x) Parent and its Subsidiaries, or the financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) the ability of Parent, Issuer and GPI to consummate the Transactions and to perform their obligations under this Agreement and the Transaction Agreements; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to Parent and its Subsidiaries and matters generally affecting the industries in which Parent and its Subsidiaries operate, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking or securities markets, (iv) changes in GAAP, (v) changes in any Laws, (vi) the negotiation or execution of this Agreement or any of the Transaction Agreements, any actions that are required to be taken by this Agreement or the Transaction Agreements, or the pendency or announcement of the Transactions (except that clauses (v) and (vi) shall be disregarded for purposes of clause (y) above); provided, that, in the case of clauses (i), (ii), (iii), (iv) and (v), such effects, changes or circumstances shall be taken into account in determining whether a Parent Material Adverse Effect exists or would reasonably be expected to exist, only if Parent and its Subsidiaries are disproportionately affected thereby compared to other operators in the industry in which Parent and its Subsidiaries conduct their business.

“Parent SEC Reports” shall have the meaning set forth in Section 4.5(a).

“Parent Reorganization” shall mean the transactions to be undertaken by Parent and its Subsidiaries at or prior to the Closing, following which (1) GPI will have converted to a limited liability company formed in Delaware, (2) Parent will hold, directly or indirectly, all of the membership interests of Issuer and (3) Issuer will hold, directly or indirectly, all of the membership interests of GPI.

“Parent Replacement Award” shall have the meaning set forth in Section 5.14(f).

“Patent” shall have the meaning set forth in the definition of Intellectual Property.

“Pension Credit” shall mean 50% of the amount reasonably determined in good faith by Transferor’s actuary as the present value of the incremental liabilities associated with providing early retirement subsidies to the union and non-union hourly Business Employees based on service with Issuer and its Affiliates following the Closing as provided in Section 5.14(b) and calculated using the actuarial assumptions as of the date of this Agreement set forth in the applicable plan for determining actuarial equivalencies; provided that, prior to finalizing its determination, Transferor’s actuary shall present its calculations for review by Parent’s actuary, shall correct any errors identified by Parent’s actuary and give due consideration to such other suggested adjustments, , as Parent’s actuary shall provide.

“Permitted Encumbrances” shall have the meaning set forth in Section 3.7(b).

“Person” shall mean a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

“Policies” shall mean all insurance policies, insurance Contracts and claim administration Contracts of any kind of Transferor and its Subsidiaries and their predecessors which were or are in effect at any time at or prior to the Closing Date.

“Pre-Closing Environmental Liabilities” shall mean Environmental Claims and all other Liabilities arising under Environmental Law (other than Retained Environmental Liabilities) that (i) are an affirmative legal obligation under applicable Environmental Laws to conduct or fund any action to remediate, investigate, clean up, remove, treat, or otherwise mitigate the presence or Release of Hazardous Materials on or prior to the Closing Date at, on, under or from the Transferred Real Property or to complete post-remedial investigations, monitoring, operation, and maintenance with respect thereto or (ii) result or arise from any exposure or alleged exposure to any Hazardous Material emitted or discharged in connection with the operations of the Transferred Business or the Transferred Real Property prior to the Closing Date whether or not such exposure or alleged exposure result or arise from a violation of or non-compliance with Environmental Laws in force and effect on the Closing Date. For the avoidance of doubt, Pre-Closing Environmental Liabilities include Environmental Claims and Liabilties that result or arise from any exposure or alleged exposure to asbestos or asbestos-containing materials on or prior to the Closing Date or any maintenance, repair, removal or disposal of asbestos or asbestos-containing materials required as of the Closing Date under any Environmental Law in force and effect on the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and, with respect to any Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending at the completion of the Closing Date.

“Privileged Information” means with respect to a Person or its Subsidiaries, Information regarding such Person or its Subsidiaries or any of its or their operations, Assets or Liabilities (whether in documents or stored in any other form (electronic or tangible) or known to its or their employees, Representatives or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that such Person or its Subsidiaries may come into possession of or obtain access to pursuant to this Agreement, any other Transaction Agreement or otherwise.”

“Purchased Entity” shall mean International Paper Foodservice Europe Limited.

“Purchased Entity Shares” shall have the meaning set forth in Section 2.3.

“Registration Rights Agreement” shall mean the Registration Rights Agreement by and between Transferor and Parent substantially in the form attached hereto as Exhibit D.

“Release” shall mean any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, migration, disposal or dumping of a Hazardous Material and any condition that results in exposure of a Person to a Hazardous Material, including but not limited to vapor intrusion.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity with such Person’s approval on its behalf, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Required Amendments” means the amendments to the Existing Credit Agreement described in Section 5.22 of the Transferor Disclosure Schedules.

“Responsive Action” shall have the meaning set forth in Section 8.7(a).

“Restrictive Covenant Agreement” shall have the meaning set forth in Section 5.15.

“Retained Benefit Liabilities” shall mean any Liabilities arising from, under or with respect to any Transferor Benefit Plan or Multiemployer Plan, other than those expressly assumed by Issuer pursuant to Section 5.14.

“Retained Contracts” shall mean all Contracts of Transferor and its Subsidiaries other than (i) Shared Contracts and (ii) Contracts that are used primarily in or related primarily to or arise primarily from the Transferred Business.

“Retained Employment Liabilities” shall have the meaning set forth in Section 5.14(k).

“Retained Information” shall have the meaning set forth in Section 6.3.

“Retained Intellectual Property License Agreement” shall mean the Intellectual Property license by and between Transferor and GPI substantially in the form attached hereto as Exhibit H.

“Retained Names” shall mean the names and marks set forth in Section 1.1(g) of the Transferor Disclosure Schedules and any name or mark derived from, similar to or including any of the foregoing (in each case, in any style or design).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.6(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Shared Contracts” means Contracts to which Transferor or any of its Subsidiaries is a party pursuant to which the counterparty currently provides products, services or intellectual property to both the Transferred Business and the Transferor Business, but excluding Retained Contracts and Contracts for products or services that are available to Issuer pursuant to the Transition Services Agreement or are described on Section 5.25 of the Transferor Disclosure Schedules.

“Springing Date” shall mean the date the conditions precedent set forth in Annex IV(c) of the Assumed Financing Commitment Letter are satisfied.

“Straddle Period” shall mean any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in (x) the equity or

(y) the interest in the capital or profits thereof, (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Supply Agreements” shall mean the Supply Agreements by and between Transferor and GPI with terms consistent with the terms set forth in the Supply Agreements Framework set forth on Section 1.1(h) of the Transferor Disclosure Schedules.

“Surveys” shall have the meaning set forth in Section 5.7(a).

“Target Working Capital” shall mean $327,000,000.

“Tax” shall mean all taxes, charges, fees, duties, levies, imposts, required deposits, rates or other like assessments or governmental charges imposed by any federal, state, local or foreign Governmental Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property (including real, personal or intangible), sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties or additions attributable thereto, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person (other than pursuant to customary indemnity or gross-up provisions included in Contracts entered into in the ordinary course of business).

“Tax-Exempt Bond Agreement” shall mean a tax-exempt bond agreement by and between Transferor and GPI with respect to certain Transferred Assets that were refinanced with proceeds of the Tax-Exempt Bonds, substantially in the form attached hereto as Exhibit L.

“Tax-Exempt Bonds” shall mean, collectively, (i) the $7,000,000 Development Authority of Richmond County Environmental Improvement Revenue Bonds, 2009 Series A (International Paper Company Project), (ii) the $3,625,000 Development Authority of Richmond County Recovery Zone Facility Bonds, 2009 Series B (International Paper Company Project), (iii) the $6,000,000 Cass County Industrial Development Corporation Environmental Improvement Revenue Bonds, 2009 Series A (International Paper Company Project) and (iv) the $5,200,000 Cass County Industrial Development Corporation Environmental Improvement Revenue Refunding Bonds, 2009 Series B (International Paper Company Project).

“Tax Return” shall mean any return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Taxable Augusta Bonds” shall mean the $200,000,000 Development Authority of Richmond County Revenue Bonds, 2002 Series A (International Paper Company Project).

“Taxable Augusta Bonds Assignment and Assumption Agreement” shall mean an assignment and assumption agreement by and between Transferor and GPI with respect to the Lease and Financing Agreement, Guaranty Agreement and administrative fee agreement, relating to the Taxable Augusta Bonds, substantially in the form attached hereto as Exhibit M.

“Taxing Authority” means any Governmental Entity exercising Tax authority.

“Tax Receivable Agreement” shall mean the Tax Receivable Agreement by and between Transferor and Parent substantially in the form attached hereto as Exhibit F.

“Term Loan Bonds” shall mean, collectively, (i) the $13,500,000 Development Authority of Richmond County Environmental Improvement Revenue Refunding Bonds (International Paper Company Project), Series 2015A, (ii) the $4,560,000 Cass County Industrial Development Corporation Environmental Improvement Revenue Refunding Bonds (International Paper Company Project), Series 2015A and (iii) the $5,900,000 Cass County Industrial Development Corporation Environmental Improvement Revenue Refunding Bonds (International Paper Company Project), Series 2017A.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Third-Party Claim” means any actual or threatened Litigation Matter by or before any Governmental Authority asserted by a Person who or which is neither a party to this Agreement nor a controlled or jointly controlled Affiliate of a party to this Agreement.

“Third-Party Landlord” means the applicable third-party landlord under each of the Leases.

“Title Commitments” shall have the meaning set forth in Section 5.7(a).

“Title Evidence” shall have the meaning set forth in Section 5.7(a).

“Trademark” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Agreements” shall mean, collectively, (a) the Exchange Agreement, (b) the Issuer Operating Agreement, (c) the Registration Rights Agreement, (d) the Supply Agreements, (e) the Tax Receivable Agreement, (f) the Transition Services Agreement, (g) the Transferor Restrictive Covenant Agreement, (h) the Governance Agreement, (i) the Retained Intellectual Property License Agreement, (j) the Tax-Exempt

Bond Agreement, (k) the Taxable Augusta Bonds Assignment and Assumption Agreement, (l) the Transferred Intellectual Property License Agreement and (m) all other documents required to be delivered on the Closing Date by any party hereto pursuant to this Agreement.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 5.20(a).

“Transferor” shall have the meaning set forth in the preamble hereof.

“Transferor Benefit Plans” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit, pension, profit-sharing, savings, deferred compensation, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs and arrangements, whether or not subject to ERISA (i) sponsored, maintained or contributed to or required to be contributed to by Transferor or any of its Subsidiaries or to which Transferor or any of its Subsidiaries is a party or under which Transferor or any of its Subsidiaries has any obligation or liability, contingent or otherwise and (ii) in which any Business Employee or Former Business Employee is or was a participant; provided that such term shall not include any plan, program or arrangement sponsored, maintained or administered by a Governmental Authority or any Multiemployer Plan.

“Transferor Board of Directors” shall mean the board of directors of Transferor.

“Transferor Business” shall mean all of the businesses and operations conducted by Transferor and its Subsidiaries, other than the Transferred Business, at any time, whether prior to, on or after the Closing Date.

“Transferor Disclosure Schedules” shall mean the disclosure schedules delivered by Transferor to Issuer concurrently herewith.

“Transferor Equity Award” shall have the meaning set forth in Section 5.14(f).

“Transferor Equity Award Vesting Date” shall have the meaning set forth in Section 5.14(f).

“Transferor Flexible Spending Account Plan” shall have the meaning set forth in Section 5.14(i).

“Transferor Fundamental Representations” shall mean the representations and warranties contained in Section 3.1 (Due Organization, Good Standing, Corporate Power and Subsidiaries), Section 3.2 (Authorization and Validity of Agreement), Section 3.17 (Board Approval; No Vote Required) and Section 3.18 (Brokers or Finders; Transactions Bonuses).

“Transferor Guarantee” shall have the meaning set forth in Section 5.16(a).

“Transferor Indemnitees” shall mean Transferor and each of its Subsidiaries and each of their respective present, former and future Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Transferor Restrictive Covenant Agreement” means the Transferor Restrictive Covenant Agreement by and between Transferor and Issuer substantially in the form attached hereto as Exhibit G.

“Transferor SEC Reports” shall have the meaning set forth in Section 3.6(a).

“Transferred Assets” shall mean, collectively, all of the right, title and interest of Transferor and its Subsidiaries as of immediately prior to the Closing in and to all of the following unless specifically identified as Excluded Assets:

(i) each of the Assets, properties, goodwill and rights of Transferor and its Subsidiaries that are either primarily used or held for use in, or that primarily arise from, the operation or conduct of the Transferred Business or that are produced by the Transferred Business for use in or sale by the Transferred Business;

(ii) all Intellectual Property Assets;

(iii) all Current Assets to the extent included in the calculation of the Closing Date Working Capital;

(iv) all Owned Real Property and all Leased Real Property (“Transferred Real Property”);

(v) all products, supplies, parts and other inventories owned by Transferor and its Subsidiaries (including any rights of Transferor and its Subsidiaries of rescission, replevin and reclamation relating thereto and products returned following the occurrence of the Closing) (“Inventory”) to the extent used or held for use in, or to the extent arising from, the operation or conduct of the Transferred Business or that are produced by the Transferred Business for use in or sale by the Transferred Business;

(vi) all other personal property and interests therein owned by Transferor and its Subsidiaries (including all leasehold improvements, trade fixtures, computers and related software, machinery, equipment, furniture, furnishings, tools, warranties, office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind and vehicles owned by Transferor and its Subsidiaries) that is primarily used or held for use in, or primarily arises from, the operation or conduct of the Transferred Business, in each case, other than any such personal property that is used or held for use primarily in the Transferor Business;

(vii) Contracts (other than Shared Contracts) to the extent relating to or arising from the Transferred Business;

(viii) those rights in the Shared Contracts as are allocated to Issuer or GPI as contemplated by Section 2.7;

(ix) prepaid expenses, prepaid property taxes (if any), prepaid sales and use taxes (if any), security deposits, credits, deferred charges, advanced payments, in each case, to the extent relating to or arising from the Transferred Business (other than (without limiting the obligation in Section 5.17) prepaid insurance premiums, deposits, security or other prepaid amounts in connection with workers’ compensation and other Policies and prepaid amounts with respect to any Tax liability that is an Excluded Liability);

(x) licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any Governmental Authority (including the rights of Transferor and its Subsidiaries to all data and records held by such Governmental Authority in connection therewith) and all pending applications therefor to the extent, in each case, used in, or held for the benefit of, or arising from, the Transferred Business;

(xi) all other Assets of Transferor to the extent specifically assigned to Issuer or GPI pursuant to any other Transaction Agreement;

(xii) all claims, causes of action, rights, refunds, credits, defenses, counterclaims, choses in action, rights of recovery and rights of set-off of any kind (or any share thereof) to the extent relating to or arising from any other Transferred Asset or Assumed Liability, but expressly excluding any policies of, or reserves maintained by, Transferor with respect to, workers’ compensation claims;

(xiii) subject to Section 6.1, all books, records and other documents (including all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, manufacturing and quality control records and procedures, billing records, sales and promotional literature) (in all cases, in any form or medium) owned by Transferor and its Subsidiaries that are used or held for use primarily in, or that relate primarily to or arise primarily out of, the conduct or operation of the Transferred Business;

(xiv) all rights and interests in and to bank accounts used or held for use exclusively in the Transferred Business, exclusive of any Cash and Cash Equivalents;

(xv) all membership interest in the Contributed Entity; and

(xvi) all other properties, Assets and rights owned by Transferor and its Subsidiaries or that Transferor and its Subsidiaries have an interest, in each case, that are used or held for use primarily in, or that arise primarily out of or that relate primarily to, the conduct or operation of the Transferred Business and that are not otherwise Excluded Assets;

provided that (x) the Transferred Assets shall not include the Purchased Entity Shares and (y) the purchasing and use by the Transferred Business of products of the Transferor Business (e.g., corrugated boxes) shall not be taken into account in determining whether Intellectual Property relating to such products meets the definition of “Intellectual Property Assets” (including any defined terms used in the definition of such term, including “Transferred Patents,” “Transferred Trademarks,” and “Transferred Intellectual Property” and the defined terms used in the definition of such terms).

“Transferred Bargaining Unit Employee” shall mean each and any Business Employee who immediately prior to the Closing is a member of a bargaining unit and who becomes a Transferred Employee.

“Transferred Business” shall mean the North American consumer packaging business of Transferor and the Purchased Entity composed of manufacturing, marketing and/or sale of coated paperboard and/or products manufactured from coated paperboard, including the foodservice business in the United Kingdom. For the avoidance of doubt “Transferred Business” excludes the coated paperboard business of Transferor as conducted at its Polish and Russian facilities.

“Transferred Business Audited Financial Statements” shall have the meaning set forth in Section 5.13.

“Transferred Business Nine-Month Audited Financial Statements” shall have the meaning set forth in Section 5.13.

“Transferred Business Nine-Month Unaudited Financial Statements” shall have the meaning set forth in Section 5.13.

“Transferred Business Guarantees” shall have the meaning set forth in Section 5.16(b).

“Transferred Business Summary Financial Statements” shall have the meaning set forth in Section 3.5(a).

“Transferred Business Unaudited Financial Statements” shall have the meaning set forth in Section 5.13.

“Transferred Business Year-End Audited Financial Statements” has the meaning set forth in Section 5.13.

“Transferred Business Year-End Unaudited Financial Statements” shall have the meaning set forth in Section 5.13.

“Transferred Employee” shall mean any Business Employee who becomes an employee of Issuer or any of its Affiliates on the Closing Date or, in the case of an Inactive Business Employee, on the day such Business Employee returns to the performance of services to the Transferred Business on or after such Business Employee’s Deferred Employment Date.

“Transferred Intellectual Property” shall mean all (i) unpatented inventions (whether or not patentable), trade secrets under applicable Law, know-how and confidential or proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, compositions, formulas, computer programs (including source and object codes), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, information, manuals, reports and pricing and cost information, correspondence and notes; (ii) works of authorship, mask-works, copyrights, copyrightable works and copyright and mask work registrations and applications for registration; (iii) all other Intellectual Property (including confidential information); and (iv) all claims and rights relating to any of the foregoing, in each case of (i), (ii), (iii) and (iv), to the extent primarily used, held for use in, or arising from the conduct of the Transferred Business and owned by Transferor or its Subsidiaries, provided, however, that Patents and Trademarks are not included in Transferred Intellectual Property.

“Transferred Intellectual Property License Agreement” shall mean the agreement, to be entered into at the time of Closing, pursuant to which GPI grants Transferor, or an Affiliate designated by Transferor (including a joint venture to the extent that the joint venture remains an Affiilate of Transferor), licenses to one or more Transferred Trademarks and, if required, other Transferred Intellectual Property, in each case used by Transferor or one of its Affiliates prior to the Closing in the Transferor Business.

“Transferred Patents” means all Patents either (a) primarily used in, held for use in, or arising from the Transferred Business (i) at the Mill Facilities or (ii) as needed to conduct the operations of the Mill Facilities and, in each case of (i) and (ii), owned by Transferor or its Subsidiaries or (b) used in, held for use in, or arising from the Transferred Business other than (i) at the Mill Facilities or (ii) as needed to conduct the operations of the Mill Facilities and, in each case of (i) and (ii), owned by Transferor or its Subsidiaries.

“Transferred Real Property” shall have the meaning set forth in the definition of Transferred Assets.

“Transferred Trademarks” means all Trademarks used in or held for use in, or arising from the Transferred Business and owned by Transferor or its Subsidiaries other than Trademarks bearing the “International Paper” or “IP” names or logos.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Transferor and GPI substantially in the form attached hereto as Exhibit I.

“Treasury Regulations” shall mean the proposed, final and temporary income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“WARN” shall have the meaning set forth in Section 3.14(c).

“Working Capital” shall mean the sum (which amount may be positive or negative) of the Current Assets, plus the Foodservice deferred ICC asset balance (BPC account 15950000 - deferred charges other), minus the Current Liabilities, minus the vacation accrual for salaried Business Employees, and calculated in accordance with the Applicable Accounting Principles; provided, however, that accrued vacation paid out to Business Employees as contemplated by Section 5.14(g) shall not be included in the calculation of Working Capital. An example of the calculation of Working Capital as of June 30, 2017 is set forth on the Working Capital Example.

“Working Capital Adjustment” shall mean an amount (which can be a positive or negative number) equal to Closing Date Working Capital minus Target Working Capital.

“Working Capital Example” means the Working Capital Example set forth on Section 1.1(a) of the Transferor Disclosure Schedules setting forth a sample calculation of Working Capital and the elements thereof.

Section 1.2 Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” and “either,” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. As used herein, “to the extent” means “to the degree of” and not “if”.

ARTICLE II

TRANSFER; CLOSING

Section 2.1 The Closing. Unless the transactions contemplated herein shall have been abandoned and this Agreement terminated pursuant to Section 9.1, the closing of the Transactions (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by Transferor and Parent, which will be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII hereof (the “Closing Date”) at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by Transferor and Parent; provided, however that the Closing shall occur no earlier than January 1, 2018.

Section 2.2 Transfer of Transferred Assets and Assumed Liabilities at the Closing. Subject to Section 2.5 and, in the case of Information, ARTICLE VI, effective at the Closing, (a) Transferor shall, or shall cause its applicable Subsidiaries to, contribute, convey, assign, transfer and deliver to Issuer, and Issuer shall receive, acquire and take assignment of, all of Transferor’s and its Subsidiaries’ right, title and interest in and to the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and Issuer shall assume, and agree to pay, perform, fulfill and discharge all of the Assumed Liabilities and (b) Issuer shall contribute, convey, assign, transfer and deliver to GPI, and GPI shall receive, acquire and take assignment of, all of Issuer’s right, title and interest in and to the Transferred Assets and GPI shall assume, and agree to pay, perform, fulfill and discharge all of the Assumed Liabilities. For the avoidance of doubt, the obligation of Transferor to transfer, or cause to be transferred, the Leased Real Property will be satisfied by Transferor and GPI entering into, as of the Closing Date, a sublease or lease assignment in the form of one of Exhibits L-1 and L-2, as applicable, with such changes as a Third-Party Landlord may reasonably request and which changes are approved by GPI, and if such changes adversely affect Transferor, approved by Transferor. Prior to receipt of any required Third-Party Landlord consents to such lease assignment and/or sublease, following the Closing, such Leased Real Property and the related Lease will be a Delayed Transfer Asset subject to Section 2.5. Transferor shall use its reasonable best efforts to obtain any Third-Party Landlord consent to any lease assignment or sublease pertaining to Leased Real Property, which is required in order to effect the Transactions; provided that, neither Transferor nor GPI shall enter into or otherwise agree to any modification of the terms of any Lease that is required in order to effect the Transactions (it being understood and agreed that the terms of Exhibits L-1 and L-2 as agreed by Transferor and GPI do not constitute a modification to the terms of any Lease) that would adversely affect the Transferred Business (including due to an increase in rent or other incremental cost to the Transferred Business under such Lease) without the prior written consent of GPI.

Section 2.3 Consideration. On the terms and subject to the conditions set forth herein, in consideration of the transfer and contribution of the Transferred Business, and otherwise to complete the transactions contemplated hereby, at the Closing, Issuer shall (i) issue to Transferor 79,911,591 common units of Issuer, free and clear of all Encumbrances other than Encumbrances arising under the Transaction Documents or applicable Law, (ii) purchase from IP UK, all of the issued and outstanding capital stock of the Purchased Entity (the “Purchased Entity Shares”) for cash in the amount of $1,100,000 and (iii) cause Transferor to be admitted as a member of Issuer upon the execution and delivery, by Transferor and Parent, of the Amended and Restated Operating Agreement of Issuer substantially in the form attached hereto as Exhibit A.

Section 2.4 Post-Closing Adjustment.

(a) Within 120 days after the Closing Date, Issuer shall cause to be prepared and delivered to Transferor (i) an unaudited balance sheet of the Transferred Business as of the Calculation Time (the “Closing Balance Sheet”) and (ii) a certificate endorsed by an executive officer of Issuer certifying a statement (the “Closing Statement”) setting forth Issuer’s good faith calculation of the Working Capital Adjustment, including reasonable detail regarding the calculations thereof. The Closing Balance Sheet and the Closing Statement shall be prepared in accordance with the Applicable Accounting Principles and shall not give effect to the Closing.

(b) Prior to delivery of the Closing Balance Sheet and Closing Statement, Transferor shall give Issuer and each of its Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of Transferor (including Transferor’s senior finance and accounting personnel and its accountants) to the extent reasonably required to permit Issuer to prepare the Closing Balance Sheet and Closing Statement. During the 60 day period following Transferor’s receipt of the Closing Statement, Issuer shall give Transferor and each of its Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of Issuer (including Issuer’s senior finance and accounting personnel and its accountants) to the extent reasonably required to permit Transferor to review the Closing Balance Sheet and Closing

Statement. Within 60 days after receipt of the Closing Statement, Transferor shall, in a written notice to Issuer, describe in reasonable detail any proposed adjustments to the items set forth on the Closing Statement and the reasons therefor (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Agreement). If Issuer shall not have received a notice of proposed adjustments within such 60-day period, Transferor will be deemed to have accepted irrevocably the Closing Statement. During the 30-day period following Transferor’s delivery of a notice of proposed adjustments to Issuer, Transferor or Issuer, as applicable, shall give Issuer or Transferor, as applicable, and each of their respective Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of Transferor or Issuer, as applicable, (including senior finance and accounting personnel and their accountants) to the extent reasonably required to permit Issuer or Transferor to evaluate the proposed adjustments.

(c) Transferor and Issuer shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Statement during the 30 days following Issuer’s receipt of the proposed adjustments. If Transferor and Issuer are unable to resolve such dispute within such 30-day period, then, at the written request of either such party (the “Dispute Resolution Request”), each such party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters. Transferor and Issuer intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. Such negotiations shall take place during the 30-day period following the date of the Dispute Resolution Request. If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the Closing Statement, as revised by such negotiations, written agreement or the final decision of the accounting firm referred to below, the “Final Closing Statement”). If the business representatives do not resolve the dispute during the periods described above, then Issuer and Transferor shall jointly engage PricewaterhouseCoopers LLP (the “Accountant”) to arbitrate and resolve such disputes, which resolution shall be final, binding and enforceable in accordance with Section 10.13. If PricewaterhouseCoopers LLP is unable or unwilling to act as the Accountant, a nationally recognized accounting firm shall be selected by lot from the remaining nationally recognized accounting firms that are not the regular independent auditor firm of Issuer or Transferor, and in such event references herein to the Accountant shall be deemed to refer to such replacement accounting firm. The Accountant shall be instructed to, within the 30-day period following its engagement, arbitrate and resolve such dispute based solely on the written submission provided by Transferor and Issuer and to consider only whether the Closing Statement (and each component thereof) was prepared in accordance with this Agreement and (only with respect to disputed matters submitted to the accounting firm) whether and to what extent the Closing Statement requires adjustment. In resolving any disputed matter, the Accountant shall be instructed to (i) adhere to the definitions contained in this Agreement and the guidelines and principles of this Section 2.4 and (ii) not assign a value to any item higher than the highest value for such item claimed by either of Transferor or Issuer or lower than the lowest value claimed by either such party; provided, however, that to the extent the determination of value of any disputed item affects any other item used in calculating the Working Capital Adjustment, such effect may be taken into account by the Accountant. The fees and expenses of the Accountant shall be shared by Issuer and Transferor in inverse proportion to the relative amounts of the disputed amount determined in favor of Issuer and Transferor, respectively.

(d) Upon final determination of the Final Closing Statement pursuant to this Section 2.4, the following payments (if any) shall be made in accordance with Section 2.4(e): (i) if (x) the Working Capital Adjustment, as set forth in the Final Closing Statement, plus (y) the Pension Credit is a positive number, Issuer shall pay to Transferor an amount equal to such excess and (ii) if (x) the Working Capital Adjustment, as set forth in the Final Closing Statement, plus (y) the Pension Credit is a negative number, Transferor shall pay to Issuer an amount equal to such deficit; provided, however, that the Working Capital Adjustment shall be deemed to be zero for the purpose of this sentence if the Closing Date Working Capital is equal to or greater than $324,000,000 and less than or equal to $330,000,000.

(e) Any amount payable pursuant to Section 2.4(d) shall be made via wire transfer of immediately available funds within five Business Days after the date upon which the Closing Statement becomes a Final Closing Statement.

Section 2.5 Delayed Transfers; Misallocated Assets and Liabilities.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any Asset or assume any Liability if, but solely to the extent, an attempted direct or indirect assignment or assumption thereof, without the consent of a third party or approval of a Governmental Authority, would constitute a breach, default, violation or other contravention of the rights of such third party or Governmental Authority or of applicable Law until such time as the necessary consent or approval is obtained. If any direct or indirect transfer or assignment by Transferor to Issuer or GPI of any interest in, or Liability, obligation or commitment under, any Transferred Asset or Assumed Liability as contemplated by this Agreement requires the consent of a third party or approval of a Governmental Authority, then (subject to Section 2.5(c) in the case of Leased Real Property) such transfer or assignment or assumption shall be made subject to such consent of a third party or approval of a Governmental Authority being obtained. For the avoidance of doubt, Transferor shall use its reasonable best efforts to obtain any third-party consent or approval of a Governmental Authority that is required in order to effect the Transactions; provided that, in connection with obtaining any such third-party consent or approval of a Governmental Authority, Transferor shall not enter into or otherwise agree to any modification of the terms of any Contract or License that is required in order to effect the Transactions that would adversely affect the Transferred Business (including due to an increase in payment or other incremental cost to the Transferred Business under such Contract or License) without the prior written consent of Issuer or GPI.

(b) If any third-party consent or approval of a Governmental Authority referred to in this Section 2.5 is not obtained prior to the Closing Date, the Closing shall, subject to the satisfaction of the conditions set forth in ARTICLE VII, nonetheless take place on the terms set forth herein and, thereafter, Transferor shall use reasonable best efforts (and Issuer and GPI shall cooperate with Transferor) to establish arrangements under which, following the Closing Date, (i) GPI shall obtain (without infringing upon the legal rights of any third party or Governmental Authority or violating any applicable Law) the economic claims, rights and benefits under the Transferred Asset or Assumed Liability with respect to which the third-party consent or approval of a Governmental Authority has not been obtained in accordance with this Agreement and (ii) from and after the Closing Date, GPI shall assume the economic burden with respect to the Transferred Asset or Assumed Liability with respect to which the third-party consent or approval of a Governmental Authority has not been obtained in accordance with this Agreement, in each case, as closely as possible with the use of reasonable best efforts to that which would be applicable to GPI if the consent had been obtained and the Transferred Asset or Assumed Liability had been transferred.

(c) Notwithstanding the foregoing, and solely with respect to the Leased Real Property, Transferor shall use reasonable best efforts to obtain from the applicable Third-Party Landlords their respective consents to an assignment from Transferor to GPI of each lease, sublease or other agreement governing such Leased Real Property (each, a “Lease”) to the extent such Lease requires such consent. For each Lease with respect to which such Third-Party Landlord consent to assignment is granted on or prior to the Closing Date or is not required, the applicable Leased Real Property shall be assigned from Transferor to GPI on the Closing Date pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit K-2, with such changes as may be reasonably requested by such Third-Party Landlord and approved by GPI, and if such changes adversely affect Transferor, approved by Transferor. For each Lease with respect to which such landlord consent for an assignment is required but not obtained on or prior to the Closing Date, Transferor shall use reasonable best efforts to obtain from the applicable Third-Party Landlord its consent to a sublease of the applicable Leased Real Property to the extent such Lease requires such consent. For each Lease with respect to which such Third-Party Landlord consent for a sublease is granted on or prior to the Closing Date or is not required, the applicable Leased Real Property shall be subleased from Transferor to GPI on the Closing Date pursuant to a Sublease Agreement substantially in the form attached hereto as Exhibit K-1, with such changes as may be reasonably requested by the Third-Party Landlord and approved by Issuer or GPI, and if such changes adversely affect Transferor, approved by Transferor. For each Lease with respect to which the Third-Party Landlord does not consent to either an assignment or sublease on or prior to the Closing Date but such consents are required, Section 2.5(b) shall govern the arrangements with respect to the applicable Leased Real Property from and after the Closing Date (which shall include, with respect to Leased Real Property, Transferor’s continuing reasonable best efforts (and GPI’s cooperation with Transferor) to obtain the applicable Third-Party Landlord consent to an assignment and, if assignment is not achieved using reasonable best efforts, a sublease). For any Leased Real Property for which a sublease is executed between Transferor and GPI, Section 2.5(d) shall apply from and after the Closing Date, such that upon obtaining any Third-Party Landlord consent to an assignment of a Lease and effectuating such assignment pursuant to an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit K-2, with such changes as may be reasonably requested by the Third-Party Landlord and approved by GPI, and if such changes adversely affect Transferor, approved by Transferor, the corresponding sublease shall be terminated.

(d) If and when any such third-party consent or approval of a Governmental Authority is obtained after the Closing, the assignment of the Transferred Asset or assumption of the Assumed Liability to which such third-party consent or approval of a Governmental Authority relates shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration. Transferor shall, and shall cause its respective Subsidiaries to, use reasonable best efforts (and Issuer shall, and shall cause its respective Subsidiaries to, cooperate with Transferor) to obtain such third-party consents and/or approvals of Governmental Authorities as promptly as practicable; provided that, in connection with obtaining any such third-party consent or approval of a Governmental Authority, none of Transferor, Issuer or GPI shall enter into or otherwise agree to any modification of the terms of any Contract or License that is required in order to effect the Transactions that would adversely affect the Transferred Business (including due to an increase in payment or other incremental cost to the Transferred Business under such Contract or License) without the prior written consent of GPI. Transferor shall bear any and all third-party fees and out-of-pocket expenses (including attorneys’ fees) that may be reasonably required in connection with obtaining, whether before or after the Closing, any such third-party consents and approvals of Governmental Authorities. The Parties shall use their respective reasonable best efforts to cooperate in minimizing all such fees and expenses.

(e) In the event that at any time prior to three years following the Closing, Transferor becomes aware (including by request of Issuer or GPI) that it possesses any Transferred Asset or Assumed Liability, (a) Transferor shall cause the prompt transfer of such Transferred Asset to Issuer or assumption of such Assumed Liability by Issuer, and Issuer shall accept and assume such Transferred Asset or Assumed Liability (except as otherwise contemplated by the Transaction Agreements), in each case, without further consideration and (b) Issuer shall cause the prompt transfer of such Transferred Asset to GPI or assumption of such Assumed Liability by GPI, and GPI shall accept and assume such Transferred Asset or Assumed Liability (except as otherwise contemplated by the

Transaction Agreements), in each case, without further consideration. Prior to any such transfer, Transferor shall hold such Transferred Asset in trust for Issuer and pay over to Issuer as promptly as practicable any amounts or benefits received by Transferor with respect to such Transferred Asset following the Closing Date, and Issuer shall pay such amounts to GPI. In the event that at any time prior to three years following the Closing, Issuer or GPI becomes aware that it possesses any Excluded Asset or Excluded Liability (except as otherwise contemplated by the Transaction Agreements), Issuer shall cause the prompt transfer of such Excluded Asset to Transferor or assumption of such Excluded Liability by Transferor, and Transferor shall accept and assume such Excluded Asset (including any Cash and Cash Equivalents) or Excluded Liability, in each case, without further consideration. Prior to any such transfer, Issuer or GPI shall hold such Excluded Asset in trust for Transferor and pay over to Transferor as promptly as practicable any amounts or benefits received with respect to such Excluded Asset following the Closing Date.

Section 2.6 Conveyancing and Assumption Agreements. In connection with the transfer of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this ARTICLE II, Transferor, Issuer and GPI shall execute, or cause to be executed by the appropriate entities, notices and conveyancing and assumption instruments as are reasonably necessary and customary (including the Form of Assignment and Assumption Agreement attached hereto as Exhibit K-2 (with respect to Leased Real Property that is being assigned), the form of sublease attached hereto as Exhibit K-1 (with respect to Leased Real Property that is not being assigned and for which a sublease is permitted), in each case in accordance with the terms and conditions of Section 2.5; provided that such instruments shall not impose obligations on either Transferor, Issuer or GPI or grant rights, through representations or otherwise, beyond those set forth in this Agreement (but shall merely implement the obligations herein), other than customary obligations, if any, with respect to due execution, title and similar matters. With respect to each parcel of Owned Real Property, at Closing, Transferor shall deliver or cause to be delivered to Issuer, in each case in form and substance reasonably satisfactory to Issuer, (i) a customary deed (but not a general warranty deed), duly executed by the record owner of such parcel of Owned Real Property, together with duly executed transfer tax returns required by any applicable Laws, conveying to Issuer or GPI (or such other party designated by Issuer) all of such party’s right, title and interest in and to such parcel of Owned Real Property; and (ii) an affidavit of title in the form reasonably required by Issuer’s or GPI’s title company in order to issue its extended coverage owner’s policy of title insurance for such parcel of Owned Real Property without exception for mechanic’s, materialmen’s or other statutory liens, for unrecorded easements or for other unrecorded rights of parties in possession, and any additional documents that said title company may reasonably require for the proper consummation of the transactions contemplated by this Agreement.

Section 2.7 Shared Contracts. Transferor will use its reasonable best efforts (and Issuer and GPI will cooperate with Transferor) to separate the Shared Contracts into separate Contracts effective as of the Closing so that, from and after the Closing, GPI will have the sole benefit and Liabilities with respect to each Shared Contract to the extent relating to the Transferred Business and Transferor will have the sole benefit and Liabilities with respect to each Shared Contract to the extent not relating to the Transferred Business. Upon such separation of a Shared Contract, the separated Contract that is relating to the Transferred Business will be a Transferred Asset and the other separated Contract will be an Excluded Asset. The obligations to separate any Shared Contracts set forth in this Section 2.7 will terminate on the date that is twelve months following the Closing Date. If any Shared Contract is not separated prior to the Closing Date, then such Shared Contract shall be governed under this Section 2.7, including Transferor agreeing to use reasonable best efforts (and Issuer and GPI agreeing to cooperate with Transferor) to establish arrangements under which GPI shall continue to receive the benefits and assume the obligations, in each case, that it received or assumed prior to the Closing Date, until such Shared Contract expires in accordance with its terms. Transferor shall bear any and all third party fees and out-of-pocket expenses (including attorneys’ and other third party fees) that may be reasonably required in connection with obtaining, whether before or after the Closing, any such separation of a Shared Contract.

Section 2.8 Pre-Closing Restructuring.

(a) Reorganization. Prior to the Closing, Parent shall cause the Parent Reorganization to occur. If Parent determines that it intends to undertake the Parent Reorganization in a manner other than as previously identified and agreed by the parties, Parent shall give prior notice to Transferor and consult with Transferor regarding the proposed change. If any such change would have an adverse impact on Transferor or Issuer (or any Subsidiary of Issuer), Parent shall not make such change without Transferor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Change in Tax Classification of Certain Parent Subsidiaries. Prior to the Closing Date, Parent, Issuer and GPI shall cause (i) Issuer and GPI each to be treated as a disregarded entity for U.S. federal income tax purposes and (ii) each domestic entity directly or indirectly owned by Issuer that is currently treated as a corporation for U.S. federal income tax purposes to be treated as a disregarded entity for U.S. federal income tax purposes, including by filing any necessary elections or by converting such entities into limited liability companies, and, thereafter, Parent, Issuer and GPI shall not take, or permit such entities to take, any action inconsistent with such treatment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Except as set forth in the Transferor Disclosure Schedules (regardless of whether or not the relevant Section hereof refers to the Transferor Disclosure Schedules), it being understood and agreed that each disclosure set forth in the Transferor Disclosure Schedules shall qualify or modify each of the representations and warranties set forth in this ARTICLE III to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made, Transferor hereby represents and warrants as of the date hereof and as of the Closing to Parent, Issuer and GPI as follows:

Section 3.1 Due Organization, Good Standing, Corporate Power and Subsidiaries.

(a) Transferor is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Transferor and the Purchased Entity have all requisite corporate or limited liability power and authority to own, lease and operate their properties and assets that constitute the Transferred Business and to carry on the Transferred Business as it is now being conducted. Each of Transferor and the Purchased Entity is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by the Transferred Business or the nature of the Transferred Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Purchased Entity is a limited company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. IP UK owns all of the Purchased Entity Shares free and clear of all Encumbrances. All of the Purchased Entity Shares have been duly authorized, are validly issued, fully paid and non-assessable and free of any pre-emptive or other similar rights created by statute, the organizational documents of the Purchased Entity, any Contract by which the Purchased Entity or Transferor is bound or otherwise. The Purchased Entity Shares constitute all of the issued and outstanding capital stock of the Purchased Entity. There are not outstanding: (i) any options, warrants or other rights to purchase or acquire from the Purchased Entity any capital stock of the Purchased Entity; (ii) any securities convertible into or exchangeable for shares of capital stock of the Purchased Entity or other securities of the Purchased Entity; (iii) any calls, subscriptions, pre-emptive rights, Contracts or other commitments of any kind for the purchase or issuance of additional shares of capital stock or options, warrants or other securities of the Purchased Entity or (iv) any “phantom stock” or similar obligations of the Purchased Entity. All of the Purchased Entity Shares were issued in compliance with applicable Laws. None of the Purchased

Entity Shares were issued in violation of any agreement, arrangement or commitment or in violation of any preemptive or similar rights of any Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which Transferor, IP UK or the Purchased Entity is party, or by which Transferor, IP UK or the Purchased Entity is bound, with respect to the voting or transfer of any of the Shares or any of the shares of capital stock of the Purchased Entity. The Purchased Entity does not own any shares of capital stock, partnership (limited or general) interest, membership interest or other form of investment (either debt or equity) in any Person.

(c) As of the Closing, the Contributed Entity will be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. As of the Closing, the Contributed Entity will have all requisite limited liability power and authority to own, lease and operate its properties. As of the Closing, the only assets of the Contributed Entity will be the Taxable Augusta Bonds and there will be no liabilities. As of the Closing, the Contributed Entity will be duly qualified or licensed to do business and will be in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by the Contributed Entity or the nature of the Contributed Entity conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. As of the Closing, Transferor will own all of the membership interests of the Contributed Entity (the “Contributed Entity Interest”) free and clear of all Encumbrances. As of the Closing, there will not be outstanding: (i) any options, warrants or other rights to purchase or acquire from the Contributed Entity any equity interests of the Contributed Entity; (ii) any securities convertible into or exchangeable for shares of equity interests of Contributed Entity or other securities of the Contributed Entity; (iii) any calls, subscriptions, pre-emptive rights, Contracts or other commitments of any kind for the purchase or issuance of additional equity or options, warrants or other securities of the Contributed Entity or (iv) any “phantom stock” or similar obligations of the Contributed Entity. As of the Closing, the Contributed Entity Interests will have been issued in compliance with applicable Laws and the Contributed Entity Interests will not have been issued in violation of any agreement, arrangement or commitment or in violation of any preemptive or similar rights of any Person. As of the Closing, there will be no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which Transferor or the Contributed Entity will be party, or by which Transferor or the Contributed Entity will be bound, with respect to the voting or transfer of any of the Contributed Entity Interests. As of the Closing, the Contributed Entity will not own any shares of capital stock, partnership (limited or general) interest, membership interest or other form of investment (either debt or equity) in any Person.

Section 3.2 Authorization and Validity of Agreement. Transferor has all necessary corporate power and authority to execute and deliver this Agreement and each

Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Agreements by Transferor, and the consummation by it of the Transactions, have been duly and validly authorized by the Transferor Board of Directors, and no other corporate or other action on the part of Transferor or the Purchased Entity is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements or the consummation of the Transactions. This Agreement has been, and as of the Closing, the Transaction Agreements will be, duly and validly executed and delivered by Transferor and, to the extent it is a party thereto, assuming due and valid authorization, execution and delivery hereof and thereof by each of Parent, Issuer and GPI, as applicable, this Agreement is, and as of the Closing each of the Transaction Agreements will be, a valid and binding obligation of Transferor against Transferor in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation. Assuming (a) the filings required under the HSR Act and any other applicable Competition Laws are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the approvals set forth in Section 3.3 of the Transferor Disclosure Schedules have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met and (d) the requirements under any applicable state securities or blue sky Laws are met, the execution and delivery of this Agreement and the Transaction Agreements by Transferor, the performance of the Transferor’s obligations hereunder or thereunder, and the consummation by Transferor of the Transactions, do not and will not: (w) conflict with or result in a breach of any provision of its certificate of incorporation or bylaws or the governing documents of Transferor or the Purchased Entity; (x) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to Transferor or the Purchased Entity or by which any of the Assets of the Transferred Business may be bound; (y) require any filing with, or License, consent or approval of, or the giving of any notice to, any Governmental Authority (including any consent or approval with respect to a License), the failure of which to file or receive would be material; or (z) require any notice or consent to be given under, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties or assets of the Transferred Business or give rise to any obligation, right of termination, cancellation, revocation, withdrawal, suspension, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Material Contract to which Transferor or the Purchased Entity is a party, excluding in the case of clause (z) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

Section 3.4 Affiliate Transactions. Except for (a) transactions under or in connection with this Agreement or the other Transaction Agreements of the types described in the Supply Agreements Framework, (b) immaterial commercial transactions entered into in the ordinary course that are limited to customary purchase, commercial service and supply arrangements on quantity, pricing, payment and other material terms consistent with past practice prior to September 30, 2017 and entered into without any intent to manipulate working capital or the other assets or liabilities of the Transferred Business in a manner favorable to Transferor and (c) as set forth in Section 3.4 of the Transferor Disclosure Schedules, as of the date hereof, there are no transactions or Contracts between or among (i) the Transferred Business or the Purchased Entity, on the one hand, and (ii) Transferor or any of its Subsidiaries, on the other hand, of the type that would be required to be disclosed if the Transferred Business were a company subject to Item 404 of Regulation S-K promulgated under the Securities Act and that will remain in effect or result in Liability for or impose obligations on Issuer following the Closing. With respect to the Transferred Business, since September 30, 2017 to the date hereof, other than as required to effect the Transactions described herein or in the other Transaction Agreements or as set forth in Section 3.4 of the Transferor Disclosure Schedules or transactions of the type described in the Supply Agreements Framework, neither Transferor nor the Purchased Entity has entered into or amended any Contract or arrangement with any of their respective Affiliates, except for immaterial commercial transactions entered into in the ordinary course that are limited to customary purchase, commercial service and supply arrangements on quantity, pricing, payment and other material terms consistent with past practice prior to September 30, 2017 and entered into without any intent to manipulate working capital or the other assets or liabilities of the Transferred Business in a manner favorable to Transferor.

Section 3.5 Summary of Financial Information.

(a) Attached as Section 3.5(a) of the Transferor Disclosure Schedules are the summary unaudited financial statements with respect to the Transferred Business consisting of an unaudited consolidated balance sheet as of June 30, 2017 and the related unaudited consolidated statements of operations, for the six months ended June 30, 2017 (the “Transferred Business Summary Financial Statements”).

(b) The Transferred Business Summary Financial Statements (1) were prepared from the books and records of the Transferred Business, Transferor and the Purchased Entity in accordance with GAAP, consistently applied, except for (i) the exceptions described in Section 3.5(b) of the Transferor Disclosure Schedules and (ii) the absence of footnotes and provided that the Transferred Business Summary Financial Statements were prepared in accordance with GAAP for reporting of the Transferred

Business as a financial reporting segment of Transferor, and in accordance with Transferor’s policies therefor, and do not have the carve-out adjustments that would be required to prepare audited financial statements, and (2) present fairly, in all material respects, the financial position of the Transferred Business as of the dates thereof and the results of its operations or other information included therein for the periods or as of the dates then ended, in each case, and subject, where appropriate, to normal year-end audit adjustments, as of the dates thereof and for the periods covered thereby.

(c) Undisclosed Liabilities. Except as recorded as a Liability or otherwise reserved against in the Transferred Business Summary Financial Statements, the Assumed Liabilities do not include any Liability of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Transferred Business), other than (i) Liabilities incurred in the ordinary course of business since June 30, 2017, (ii) Liabilities incurred under or in accordance with this Agreement or in connection with the Transactions and (iii) Liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for Liabilities reflected in the Transferred Business Summary Financial Statements, the Transferred Business does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

Section 3.6 Transferor SEC Reports.

(a) Transferor has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2015 (the forms, statements, reports and documents filed with or furnished to the SEC since January 1, 2015 and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Transferor SEC Reports”). Each of the Transferor SEC Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Transferor SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Transferor SEC Reports did not, and any Transferor SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Transferor has timely responded to all comment letters from the Staff of the SEC relating to the Transferor SEC Reports, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the

Transferor SEC Reports filed on or prior to the date hereof is, to the Knowledge of Transferor, subject to ongoing SEC review or investigation, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Transferor.

(c) Transferor is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Transferor has established and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Transferor in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Transferor’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Transferor has established and maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Transferor and its Subsidiaries are being made only in accordance with authorizations of management and the directors of Transferor and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Transferor’s and its Subsidiaries’ assets that could have a material effect on Transferor’s financial statements. Transferor has disclosed, based on the most recent evaluation of its management prior to the date of this Agreement, to Transferor’s auditors and the audit committee of Transferor’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Transferor’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Transferor’s internal control over financial reporting. Transferor has made available prior to the date of this Agreement to Parent (A) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of Transferor to its auditors and audit committee relating to the Transferred Business on or after January 1, 2015 and prior to the date of this Agreement and (B) any material communication on or after January 1, 2015 and prior to the date of this Agreement relating to the Transferred Business made by management of Transferor or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2015, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from employees of Transferor and its Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of Transferor, been received by Transferor.

Section 3.7 Assets.

(a) Except for any Delayed Transfer Assets, after giving effect to the Transactions (including as permitted pursuant to Section 5.1) and the Transaction Agreements, the Transferred Assets, when taken together with the assets of the Purchased Entity and the services being provided under the Transition Services Agreement, will, at the Closing, constitute those Assets necessary to operate the Transferred Business in all material respects as it is currently conducted and as it has been conducted from January 1, 2017 through the date hereof (except with respect to changes in the conduct of the Transferred Business as a result of the Transactions, and other changes in the ordinary course, in each case not implemented with the intent of manipulating the assets or liabilities that would be transferred to Issuer in connection with the Transactions).

(b) Each of Transferor and the Purchased Entity has good and valid title to all of the Assets owned by Transferor that are Transferred Assets or owned by the Purchased Entity, as applicable, or valid and subsisting leases with respect to all of the Assets leased by Transferor that are Transferred Assets or leased by the Purchased Entity, except where the failure to have such good and valid title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to be materially adverse to Issuer or GPI, in each case subject to no Encumbrances, except for (i) Encumbrances expressly noted in the Transferred Business Summary Financial Statements; (ii) Encumbrances consisting of zoning or planning restrictions, (iii) Encumbrances consisting of easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used in connection with the Transferred Business; (iv) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP are reflected in the Transferred Business Summary Financial Statements; (v) mechanic’s, materialmen’s and similar Encumbrances arising in the ordinary course of business or by operation of Law; and (vi) any conditions that are shown on the surveys, title policies, deeds or other such documents delivered by Transferor to Parent or on any Title Commitments or Surveys obtained by Issuer or GPI as set forth in Section 5.7(a) with respect to such real property prior to the date hereof (collectively, the “Permitted Encumbrances”).

(c) Except for (i) those real property leases or subleases set forth in Section 3.20(c) of the Transferor Disclosure Schedules and (ii) licenses or arrangements with suppliers pursuant to which suppliers have access to the Transferred Real Property, Transferor, with respect to the Transferred Business, has not leased or otherwise granted to any Person the right to use or occupy the Transferred Real Property or any material portion thereof.

(d) The tangible personal property owned, leased or used in the Transferred Business that constitutes a Transferred Asset or an asset owned, leased or used by the Purchased Entity is, individually and in the aggregate, in all material respects, in good repair and operating condition, except for ordinary wear and tear and ordinary course maintenance and repair requirements.

(e) Except for the matters that are the subject of the capital expenditures contemplated by Section 3.7(e) of the Transferor Disclosure Schedules, the buildings, plants, facilities and other improvements which are located on the Transferred Real Property (i) have been maintained in accordance with the policies used by Transferor generally in the conduct of its businesses with respect to such maintenance, (ii) are individually and in the aggregate, in all material respects, in reasonable operating condition, except for ordinary wear and tear and ordinary course maintenance and repair requirements, in accordance with Transferor’s policies with respect to such operating condition used by Transferor generally in the conduct of its businesses and (iii) to the Knowledge of Transferor, there is no material defect in such buildings, plants, facilities and other improvements (including the structural elements thereof, the mechanical systems therein, the utility systems serving such premises or the roofs thereof).

Section 3.8 Absence of Certain Changes or Events. Except as specifically contemplated or expressly permitted by this Agreement or the Transaction Agreements, since June 30, 2017 and through the date of this Agreement, (a) the Transferred Business has been conducted, in all material respects, in the ordinary course consistent with past practice, (b) there has not been any event (including any damage, destruction or loss, whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) neither Transferor nor the Purchased Entity has taken any action that if taken after the date hereof without consent of Parent, Issuer or GPI would result in a breach or violation of Section 5.1.

Section 3.9 Actions; Litigation.

(a) No material Action against Transferor or any of its Subsidiaries relating to the Transferred Business, the Purchased Entity or any of their respective Assets is, or in the past three years has been, pending or, to the Knowledge of Transferor, threatened.

(b) There is no, and during the past three years there has been no, material Order against Transferor, the Purchased Entity, the Transferred Business or any of their respective Assets or otherwise.

Section 3.10 Compliance with Laws; Certain Licenses.

(a) Except with respect to matters that are addressed in Section 3.11, Section 3.12, Section 3.13, Section 3.14 and Section 3.15, the Transferred Business is, and has been since January 1, 2015, in compliance with all Laws and Orders of any Governmental Authority applicable to it or its operations, except to the extent that such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Transferor or the Purchased Entity directly or indirectly holds all material Licenses that are required for the conduct of the Transferred Business as currently conducted and is in compliance in all material respects with the terms of all such Licenses so held.

Section 3.11 Environmental Matters.

(a) The Transferred Business has obtained all material Licenses under Environmental Laws required for the conduct and operation of its business and for the past three years has been and is in compliance, in all material respects, with (i) the terms and conditions contained therein and (ii) with all applicable Environmental Laws, except for such failure to obtain or comply as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) There are no Environmental Claims pending or, to the Knowledge of Transferor, threatened with respect to the Transferred Business which, if adversely resolved, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Hazardous Materials have not been released on, at or under any real property currently or formerly owned, leased or used by Transferor or the Purchased Entity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Transferor has made available to Parent all Phase I and Phase II environmental site assessments and environmental compliance audits prepared within the last three years that are in the Transferor’s possession, custody or control and which identify liabilities that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Since January 1, 2015, no Action has been received by Transferor alleging that any of the Transferred Business or any of its Subsidiaries or the Transferred Real Property has actual or potential Liability under any Environmental Laws, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) To the Knowledge of Transferor, the Transferred Business and its Subsidiaries have not been identified as “potentially responsible parties” under CERCLA or any analogous state Law in connection with the transportation, storage, treatment or disposal of Hazardous Materials at any third party property, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) To the Knowledge of Transferor, in connection with the Transferred Business, neither Transferor nor any of its Subsidiaries sells or has in the past sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in such products.

(h) The representations and warranties contained in this Section 3.11 constitute the sole and exclusive representations and warranties of Transferor and its Subsidiaries with respect to environmental matters.

Section 3.12 Tax Matters.

(a) Each material Tax Return required to be filed in respect of the Transferred Business, the Contributed Entity, and the Purchased Entity has been timely filed and each such Tax Return is true, correct and complete in all material respects as it relates to the Transferred Business or the Purchased Entity.

(b) All material Taxes required to be paid in respect of the Transferred Business, the Contributed Entity, or the Purchased Entity have been timely paid (whether or not shown on any Tax Return) other than Taxes being contested in good faith and for which appropriate reserves have been recorded in the Transferred Business Summary Financial Statements in accordance with GAAP.

(c) There is no audit, examination or other administrative or court Action relating to material Taxes or material Tax Returns in respect of the Transferred Business, the Contributed Entity, or the Purchased Entity in progress or pending, or threatened in writing, nor has a Taxing Authority asserted in writing any deficiency or claim for such Taxes or any adjustment to such Taxes, in each case unless such audit, examination, other administrative or court Action, deficiency or claim has been resolved.

(d) All material Taxes required to be withheld in respect of the Transferred Business, the Contributed Entity, or the Purchased Entity have been withheld and properly remitted to the appropriate Taxing Authority (or properly set aside in accounts for such purpose), including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) There are no material Encumbrances for Taxes on any of the Transferred Assets or the assets of the Purchased Entity or the Contributed Entity other than Taxes that are not yet due and payable or that are being contested in good faith with adequate reserves maintained in accordance with GAAP as reflected in the Transferred Business Summary Financial Statements.

(f) The Purchased Entity does not have and the Contributed Entity, as of the Closing, will not have liability for Taxes of another Person (whether under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law as a transferee or a successor, pursuant to any tax sharing or indemnity agreement or other contractual agreement, or otherwise).

(g) The Contributed Entity will at all times during its existence as of the Closing be properly classified as a disregarded entity for U.S. federal income tax purposes.

Section 3.13 Employee Benefits.

(a) Section 3.13(a) of the Transferor Disclosure Schedules lists each Transferor Benefit Plan, any Multiemployer Plan identified on Section 3.13 of the Transferor Disclosure Schedules and each Government Plan in which any Business Employee participates in respect of employment for the Business Employees. Transferor has heretofore delivered to Parent, or made available in the Dataroom, true and complete copies of each Transferor Benefit Plan (or, if any such Transferor Benefit Plan is not written, a summary thereof), any related trust or other funding vehicle, the most recent annual reports or summaries, if any, required to be prepared or filed under ERISA or the Code and the most recent determination letter received from the IRS with respect to each such plan intended to qualify under Section 401 of the Code.

(b) Except as set forth on Section 3.13(b) of the Transferor Disclosure Schedules, the consummation of the Transactions shall not result, by itself or in conjunction with any other event, in the payment or acceleration of any amount, the acceleration of any benefit or any increase in any vested interest or entitlement to any benefit or payment by any Business Employee other than as would not reasonably be expected to become a Liability of Issuer or its Subsidiaries.

(c) No Business Employee is a participant in any Multiemployer Plan. Transferor and its Subsidiaries have no Liability under section 4062, 4063 or 4064 of, and none of the Transferred Assets is subject to any lien under section 4068 of, Title IV or Section 302 of ERISA or under Section 412 or 430 of the Code (including on account of any ERISA Affiliate) that is due and owing as of the date hereof, and to the Knowledge of Transferor, no condition exists that would reasonably be expected to result in any such Liability becoming a payment obligation of Issuer or GPI following the Closing.

(d) Each Transferor Benefit Plan has been administered and operated in material respects in compliance with the applicable requirements of ERISA, the applicable provisions of the Code and with any other applicable Law.

(e) Each Transferor Benefit Plan that is intended to comply with Section 401(a) of the Code has obtained a current, favorable determination letter issued by the Internal Revenue Service and no event has occurred with respect to any Transferor Benefit Plan which will or could give rise to disqualification of any such plan.

Section 3.14 Labor and Employment Matters.

(a) The Transferred Business is not a party to, or bound by, and no Business Employee is subject to, any (i) collective bargaining agreement (including any amendments or side letters), other than those set forth on Section 3.14(a) of the Transferor Disclosure Schedules, or (ii) other Contract with a labor union, labor organization, works council or trade association, nor is any such Contract presently being negotiated. Transferor represents that it has provided Parent true and complete copies of the collective bargaining agreements listed on Section 3.14(a) of the Transferor Disclosure Schedules. Except as set forth on Section 3.14(a) of the Transferor Disclosure Schedules, (i) no Business Employee is represented by any labor union, labor organization, works council, or trade association with respect to his or her employment with Transferor or the Purchased Entity and (ii) no labor union, labor organization, works council, trade association, or group of Business Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) Except as set forth in Section 3.14(b) of the Transferor Disclosure Schedules, neither Transferor nor the Purchased Entity is, or during the prior two year period has been, the subject of any Action asserting that such Person has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor, to the Knowledge of Transferor, is any such Action threatened.

(c) With respect to the Business Employees, Transferor and the Purchased Entity are in compliance, in all material respects, with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”)and all similar Laws and all other notification and bargaining obligations arising under any collective bargaining agreement, Law or otherwise.

(d) No strike, work stoppage, lockout or other material labor dispute involving any Business Employee has occurred during the prior two year period, is pending or, to the Knowledge of Transferor, threatened.

(e) To the Knowledge of Transferor, there have been no petitions or campaigns being conducted to solicit cards initiated by any labor union, labor organization, works council or trade association to represent any Business Employees not currently represented by a labor union, labor organization, works council, trade association, or employee representative within the past three years, nor, to the Knowledge of Transferor, are there any campaigns being conducted to solicit cards from employees to authorize representation by any labor union, labor organization, works council or trade association.

(f) With respect to the Business Employees, each of Transferor and the Purchased Entity is in material compliance with all applicable Laws and Contracts relating to employment practices, terms and conditions of employment, and the employment of former, current and prospective employees and engagement of independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code), including all such Laws and Contracts relating to wages; hours; overtime classification; overtime payment; meal and rest breaks; labor relations; collective bargaining; discrimination or harassment in employment; terms and conditions of employment; termination of employment; immigration and employment eligibility verification; disability; civil rights; human rights; fair labor standards; occupational safety and health; workers’ compensation; employee whistle-blowing; employee privacy; background checks and other consumer reports regarding employees and applicants; affirmative action and other employment-related obligations on federal contractors and subcontractors and suppliers; classification of employees, consultants and independent contractors; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; pay equity; and wrongful discharge.

(g) Neither Transferor nor the Purchased Entity is in material breach of any collective bargaining agreement that applies to any Business Employee nor, to the Knowledge of Transferor, is any labor union or labor organization that is party to any such collective bargaining agreement in material default thereunder.

(h) To the Knowledge of Transferor, no Business Employee that is an executive officer or Key Business Employee has expressed to Transferor any present intention to terminate his/her employment with Transferor (other than, for the avoidance of doubt, those employees who shall terminate employment with Transferor in connection with the Transactions), nor does Transferor have a present intention to terminate the employment of any Business Employee that is an executive officer or Key Business Employee.

(i) Attached as Section 3.14(i) of the Transferor Disclosure Schedules (the “Business Employee List”) is a true, correct and complete listing, as of the date specified therein, of the annual base salary or hourly wage, position or function, and location of the persons who are Business Employees (without identifying them by name). Except as set forth in Section 3.14(i) of the Transferor Disclosure Schedules and subject to the provisions of any applicable collective bargaining agreement or the requirements of applicable Law, each Business Employee is terminable at will and no non-bargaining unit Business Employee is party to an employment agreement or other contract or arrangement restricting the right of the Transferor or the Purchased Entity to terminate the employment of such employee or require the payment of severance pay or benefits (other than benefits otherwise required to be provided by Law) upon termination of such employee’s employment.

(j) Except as set forth in Section 3.14(j) of the Transferor Disclosure Schedules, there are no, and in the past four years there have been no, pending, or to the Knowledge of Transferor, threatened investigations or audits by any Governmental Authority relating to the employment practices of the Transferor or Purchased Entity, including investigations or audits relating to discrimination or harassment in employment; affirmative action or equal employment opportunity compliance; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; or classification of employees, consultants and independent contractors.

(k) Except as set forth in Schedule 3.14(k) of the Transferor Disclosure Schedules, neither the Transferor nor the Purchased Entity is subject to any ongoing Conciliation Agreement or related obligations or any ongoing Compliance Review with the Office of Federal Contract Compliance Programs “OFCCP” or has any ongoing violations of Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, or their related regulations.

Section 3.15 Intellectual Property.

(a) Set forth on Section 3.15(a) of the Transferor Disclosure Schedules is a list of all (i) Transferred Patents, (ii) Transferred Trademarks and (iii) Transferred Intellectual Property that are registrations for copyrights and Internet domain names.

(b) Transferor or the Purchased Entity exclusively owns, and following the Closing, Issuer or GPI will exclusively own, all right, title and interest in and to the Intellectual Property Assets, in each case free of all Encumbrances, except for non-exclusive licenses to Intellectual Property Assets granted in the ordinary course of business to third parties. Transferor or the Purchased Entity has the valid right to use all Intellectual Property and Internet domain names listed in Section 3.15(a) of the Transferor Disclosure Schedules other than those owned by Transferor or the Purchased Entity, free of all Encumbrances. The Intellectual Property listed on Section 3.15(a) of the Transferor Disclosure Schedules (other than applications for registration) are valid and enforceable and have been obtained and maintained in material compliance with all applicable Laws. To the Knowledge of Transferor, no current or former employee or independent contractor has any rights, title or interest in or to any part of the Intellectual Property Assets.

(c) No Action or Order is pending nor, to the Knowledge of Transferor, threatened, (i) alleging that the operation of the Transferred Business, infringes, misappropriates, dilutes or otherwise violates (“Infringes”) the Intellectual Property rights of third parties or (ii) challenging the ownership, validity, patentability, enforceability, registerability or use of any Intellectual Property listed on Section 3.15(a) of the Transferor Disclosure Schedules. With respect to the Transferred Business, (x) neither Transferor nor the Purchased Entity is subject to any outstanding Order or material dispute involving any third-party Intellectual Property and (y) to the Knowledge of Transferor, no such Order or dispute is threatened, in each case of (x) and (y), that has or would have a material effect on the Transferred Business.

(d) To the Knowledge of Transferor, (i) the operation of the Transferred Business (including the products manufactured by the Transferred Business) as currently conducted does not Infringe the Intellectual Property rights of another Person in any manner that would have a material effect on the Transferred Business and (ii) no Person is Infringing any of the Intellectual Property Assets that are material to the Transferred Business.

(e) Transferor and the Purchased Entity have taken commercially reasonable actions to maintain the Intellectual Property Assets and to protect the confidentiality of the trade secrets owned by any of them, in each case that are material to the conduct of the Transferred Business as currently conducted. To the Knowledge of Transferor, no Intellectual Property Assets that constitute a trade secret and are material to the Transferred Business have been disclosed to any third party other than pursuant to a valid written agreement to protect the confidentiality of such trade secret.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Transferor Disclosure Schedules sets forth each of the following with respect to the Transferred Business that is in effect as of the date hereof:

(i) any non-competition agreements or any other Contract that materially limits Transferor or the Purchased Entity or will materially limit Issuer or GPI in its conduct of any line of business, in any location or with any Person or contains exclusivity, requirements, take or pay, output, or non-solicitation provisions that materially limit Transferor or the Purchased Entity or would materially limit Issuer or GPI in its conduct of any line of business, in any location or with any Person, or is otherwise a Material Contract and contains “most favored nation” provisions;

(ii) any Contract with respect to any partnerships, joint ventures or strategic alliances involving the Transferred Business;

(iii) any Contract pursuant to which the Transferred Business has or will incur Indebtedness;

(iv) any Contract that provides or is reasonably expected to provide for annual payments in excess of $5,000,000 by, or in excess of $10,000,000 to, the Transferred Business (other than leases set forth on Section 3.7(c) of the Transferor Disclosure Schedules);

(v) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Transferred Business will be required after the date of this Agreement to pay consideration in excess of $1,000,000;

(vi) any Contract for the employment or engagement of any Business Employee or other individual providing services to the Transferred Business on a full-time, part-time, or consulting basis and providing for base salary and target incentive compensation in excess of $250,000 but excluding offer letters with non-binding compensation terms that (A) permit discretionary periodic adjustments to the base rate of compensation and incentive compensation payable thereunder, (B) do not commit to any severance obligations, other than under the generally applicable Transferor severance policy and (C) do not contain any other material elements of compensation or benefits thereunder other than participation in the applicable Transferor benefits programs on the same terms as other similarly situated employees;

(vii) any Contract providing for severance or change of control related benefits to any person who is a Business Employee on the date hereof;

(viii) any license agreement or Contract that is material and primarily relating to the Transferred Business under which Transferor or the Purchased Entity is a licensee or licensor of any Intellectual Property or that is a settlement, royalty, covenant not to sue, consent, concurrent use or other agreement with respect to any Intellectual Property that is material and primarily relating to the Transferred Business (in each case other than non-disclosure agreements entered into in the ordinary course of business and licenses and related service agreements for any item of commercially available, unmodified software with an annualized license fee of less than $1,000,000);

(ix) any Contract with any U.S. federal Governmental Authority providing for annual payments in excess of $250,000;

(x) any Contract relating to capital expenditures and involving payments in excess of $5,000,000 individually or $20,000,000 in the aggregate; or

(xi) any Contract under which Transferor or the Purchased Entity is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $1,000,000 annually and that cannot be terminated by Transferor or the Purchased Entity without penalty upon thirty (30) days’ notice or less.

The Contracts required to be set forth on Section 3.16(a) of the Transferor Disclosure Schedules, the collective bargaining agreements set forth on Section 3.14(a) of the Transferor Disclosure Schedules, (and any other such Contracts entered into in the ordinary course of business prior to the Closing) and real property leases for facilities in excess of 100,000 rentable square feet (it being understood that such leases as are in effect as of the date hereof are set forth on Section 3.7(c) of the Transferor Disclosure Schedules and are marked with an asterisk) are referred to herein as the “Material Contracts”. Except with respect to contracts indicated with an asterisk (*) on Section 3.16(a) of the Transferor Disclosure Schedules, Transferor has provided Parent with a correct and complete copy of all Material Contracts in effect as of the date hereof.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Material Contracts is valid and in full force and effect, against Transferor or the Purchased Entity, as applicable, and, to the Knowledge of Transferor, the counterparty thereto, and constitute legal, valid and binding obligations of Transferor or the Purchased Entity, as applicable, and, to the Knowledge of Transferor, the counterparty thereto, enforceable by Transferor or the Purchased Entity, as applicable, in accordance with their terms except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) or (ii) Laws relating to the enforcement of employee restrictive covenants.

(c) Neither Transferor nor the Purchased Entity, without giving effect to the Closing, is in material breach or default under (and no event has occurred, and neither Transferor nor the Purchased Entity has violated any provisions of, or committed or failed to perform any act that, with notice or the passage of time or both would constitute a material breach or default under) any Material Contract nor, to the Knowledge of Transferor, is any other party to any Material Contract in material default thereunder.

Section 3.17 Board Approval; No Vote Required.

(a) Board Approval. The Transferor Board of Directors has (i) determined that this Agreement, the Transaction Agreements and the Transactions, taken together, are advisable, fair and in the best interest of Transferor and its stockholders and (ii) approved this Agreement, the Transaction Agreements and the Transactions.

(b) No Vote Required. No approvals or consents of the holders of any class or series of capital stock of Transferor are necessary to adopt this Agreement and the Transaction Agreements and to approve the Transactions. No other corporate or other proceedings are necessary to adopt or approve this Agreement, the Transaction Agreements or to consummate the Transactions.

Section 3.18 Brokers or Finders; Transaction Bonuses. Except as set forth in Section 3.18 of the Transferor Disclosure Schedules, neither Transferor nor the Purchased Entity has employed any investment banker, broker, finder or intermediary in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions, and any such fee or commission, and any costs or expenses incurred in connection therewith shall be borne solely by Transferor. Except as set forth in Section 3.18 of the Transferor Disclosure Schedules, there are no special bonuses or other similar compensation payable to any Business Employee or any other employee of the Transferred Business in connection with the Transactions that would reasonably be expected to become a Liability of Issuer or its Subsidiaries. Transferor has provided to Parent true and complete copies of any agreements set forth in Section 3.18 of the Transferor Disclosure Schedules to the extent that Issuer will have any Liability thereunder.

Section 3.19 Certain Payments.

(a) To the Knowledge of Transferor, since January 1, 2014, neither Transferor nor the Purchased Entity nor any of their officers, directors, agents, employees or other Persons acting on behalf of Transferor or the Purchased Entity (including any Person to whom Transferor or the Purchased Entity has paid or is obligated to pay any referral fees) has, directly or indirectly, with respect to the Transferred Business, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, whether directly or indirectly, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or Prevention of Corruption Acts of 1889 and 1916, or any other equivalent Applicable Law that prohibits bribery or corruption (collectively the “FCPA”), (iv) made, offered or authorized any bribe or unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, whether directly or indirectly, or (v) has been investigated by any Governmental Authority, or been the subject of any allegation, with respect to any conduct within the scope of subsections (i) through (iv) above. The Purchased Entity has established internal controls and procedures designed to ensure compliance with the FCPA that are reasonable for similarly situated companies.

(b) To the Knowledge of Transferor, neither Transferor nor the Purchased Entity nor any of their officers, directors, agents, employees or other Persons acting on behalf of Transferor or the Purchased Entity (including any Person to whom Transferor or the Purchased Entity has paid or is obligated to pay any referral fees) is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority.

(c) To the Knowledge of Transferor, since January 1, 2014, Transferor and the Purchased Entity have conducted the Transferred Business in material compliance with the applicable anti-money laundering statutes of all jurisdictions where the Transferred Business conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Body (collectively, the “Anti-Money Laundering Laws”); and no Action by or before any court or Governmental Authority or any arbitrator involving the Transferred Business with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Transferor, threatened.

Section 3.20 Real Property.

(a) Owned Real Property. Section 3.20(a) of the Transferor Disclosure Schedules contains a true and complete list of each parcel of Owned Real Property. Transferor has good and valid fee simple title to each parcel of Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances. The interest of Transferor in the applicable Owned Real Property has not been conveyed, leased (except for (i) those real property leases and subleases set forth in Section 3.20(c) of the Transferor Disclosure Schedules and (ii) licenses or arrangements with suppliers pursuant to which suppliers have access to the Transferred Real Property), pledged, or otherwise transferred or encumbered, whether in whole or in part, except for Permitted Encumbrances. Transferor is not in material default or material violation with respect to any Laws relating to any parcel of Owned Real Property. Except as set forth in Section 3.20(a) of the Transferor Disclosure Schedules, there are no outstanding options or rights of first refusal or other agreements granting to any Person any right to purchase or lease any parcel of Owned Real Property, or any portion thereof or interest therein. Transferor has not received any written notice of any contemplated or actual reassessment of any parcel of Owned Real Property or any portion thereof for general real estate tax purposes.

(b) Leased Real Property (Tenant). Section 3.20(b) of the Transferor Disclosure Schedules contains a true and complete list of the Lease for each parcel of Leased Real Property and all amendments thereto. Transferor is the tenant under each of the Leases and has performed all of the material obligations required to be performed by the tenant thereunder. Transferor has not received written notice of any material default or event of default of Transferor, as tenant under any Lease, which has not been cured and there is not, under any Lease, any material existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) of Transferor, as tenant thereunder, or to the Knowledge of Transferor, any other party thereto. To the Knowledge of Transferor, each Lease is in full force and effect, and is valid and enforceable in accordance with its terms. No Lease has been amended or modified except as set forth in Section 3.20(b) of the Transferor Disclosure Schedules.

(c) Leased Real Property (Landlord). Section 3.20(c) of the Transferor Disclosure Schedules contains a true and complete list of each real property lease and sublease pursuant to which Transferor or any of its Subsidiaries, with respect to the Transferred Business, has leased the Transferred Real Property or any material portion thereof. Transferor or its Subsidiary, as applicable, has performed all material obligations required to be performed by the lessor thereunder. To the Knowledge of Transferor, there is not, under any such agreement, any material existing default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) of Transferor or its Subsidiary, as applicable, thereunder, or to the Knowledge of Transferor, any other party thereto.

(d) Transferred Real Property Generally. , There are no pending or, to the Knowledge of Transferor, threatened condemnation, assessment, annexation or similar proceedings affecting or relating to the Transferred Real Property, or any portion thereof. To the Knowledge of Transferor, Transferor has not received any written notice that any buildings, plants, facilities or other improvements which are located on the Transferred Real Property violate in any material respect any use or occupancy restrictions, any covenant of record or any zoning or building Laws.

Section 3.21 Financing Matters. Transferor has furnished Parent, Issuer and GPI with true, correct and complete copies of the executed debt commitment letter, dated as of the date hereof, among Transferor, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas and BNP Paribas Securities Corp. with respect to $660,000,000 of indebtedness described therein (the “Assumed Financing”) and all contracts, fee letters, engagement letters and other arrangements associated therewith (provided, however, that provisions in the fee or engagement letter relating solely to fees and economic terms (other than covenants) agreed to by the parties may be redacted (none of which redacted provisions will adversely affect the availability of, or impose additional conditions on, the availability of the Assumed Financing)) (such commitment letter and related term sheets, including all exhibits, schedules and annexes, and each such fee letter and engagement letter, as amended, restated, supplemented or modified from time to time, collectively, the “Assumed Financing Commitment Letter”. As of the date hereof, the Assumed Financing Commitment Letter has not been amended, restated, supplemented or modified since the delivery of the executed Assumed Financing Commitment Letter to the Transferor. There are no side letters or other Contracts related to the Assumed Financing, other than as expressly set forth therein. The Assumed Financing Commitment Letter is not subject to any conditions or other similar contingencies other than those set forth therein, and is in full force and effect. All commitments and other fees required to be paid under the Assumed Financing Commitment Letter prior to the date hereof have been paid in full. The conditions to the availability of the Assumed Financing are set forth in the Assumed Financing Commitment Letter. Assuming the conditions set forth in the Assumed Financing Commitment Letter are satisfied at the Closing, Transferor does not have Knowledge, as of the date hereof, that any of the conditions to the Assumed Financing will not be satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, ISSUER AND GPI

Except as set forth in the Parent Disclosure Schedules (regardless of whether or not the relevant Section hereof refers to the Parent Disclosure Schedules), it being understood and agreed that each disclosure set forth in the Parent Disclosure Schedules shall qualify or modify each of the representations and warranties set forth in this ARTICLE IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made, Parent, Issuer and GPI hereby represent and warrant to Transferor as follows:

Section 4.1 Due Organization, Good Standing, Corporate Power and Subsidiaries.

(a) Each of Parent and, as of the date hereof, GPI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Issuer and, as of the Closing, GPI is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Parent and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent have been duly authorized and validly issued and are fully paid and non-assessable and are owned directly or indirectly by Parent, free and clear of all Encumbrances.

(c) Parent is a holding company that does not, and during the periods covered by the Parent Financial Statements did not, directly own any assets or properties other than the equity interests in Issuer and does not, and during the periods covered by the Parent Financial Statements did not, directly conduct any business. Issuer directly or indirectly owns all Assets and directly or indirectly conducts all of the business of Parent and its Subsidiaries.

(d) The Common Units of Issuer issued to Transferor at the Closing will be duly authorized by all necessary limited liability company action on the part of Issuer, and will be validly issued, fully paid and non-assessable, and the issuance of such Common Units will not be subject to preemptive rights.

Section 4.2 Authorization and Validity of Agreement. Each of Parent, Issuer and GPI has all necessary corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Agreements by Parent and its Subsidiaries and the consummation by Parent and its Subsidiaries of the Transactions, have been duly and validly authorized and unanimously approved by the Parent Board of Directors, and no other corporate or other action on the part of Parent, Issuer or GPI is necessary to authorize the execution, delivery and performance of this Agreement and the Transaction Agreements or the consummation of the Transactions. This Agreement has been, and as of the Closing the Transaction Agreements will be, duly and validly executed and delivered by Parent, Issuer and GPI and, assuming due and valid authorization, execution and delivery hereof and thereof by Transferor, this Agreement is, and as of the Closing each of the Transaction Agreements will be, a valid and binding obligation of Parent, Issuer and GPI and enforceable against Parent, Issuer and GPI in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation. Assuming (a) the filings required under the HSR Act and any other applicable Competition Laws are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the approvals set forth in Section 4.3 of the Parent Disclosure Schedules have been obtained, (c) the applicable requirements of the Securities Act and the Exchange Act are met and (d) the requirements under any applicable state securities or blue sky Laws are met, the execution and delivery of this Agreement and the Transaction Agreements by Parent, Issuer and GPI, the performance of Parent’s and Issuer’s obligations hereunder and thereunder, and the consummation by Parent, Issuer and GPI of the Transactions, do not and will not: (i) conflict with or result in a breach of any provision of their respective certificates of incorporation or bylaws; (ii) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to Parent, Issuer or GPI; (iii) require any filing with, or License, consent or approval of, or the giving of any notice to, any Governmental Authority; or (iv) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, revocation, withdrawal, suspension or acceleration of any of the terms, conditions or provisions of any material Contract to which Parent, Issuer or GPI is a party or by which the Assets of Parent, Issuer or any of their Subsidiaries may be bound, or result in the creation of any Encumbrance upon any of the Assets of Parent, Issuer or any of their Subsidiaries, excluding in the case of clause (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions

Section 4.4 Parent Financial Statements.

(a) The financial statements of Parent consist of:

(i) the audited consolidated balance sheet at December 31, 2016 (the “Parent Audited Balance Sheet”) and December 31, 2015, and the related audited consolidated statement of comprehensive income, consolidated statement of cash flows and consolidated statement of shareholders’ equity for the years ended December 31, 2016, December 31, 2015 and December 31, 2014, including the notes thereto, in each case, audited by Ernst & Young LLP (collectively, the “Parent Audited Financial Statements”); and

(ii) the unaudited condensed consolidated balance sheet at June 30, 2016 and June 30, 2017, and the related unaudited condensed consolidated statement of comprehensive income and unaudited condensed consolidated statement of cash flows, as reported for the 6 months ended June 30, 2016 and 2017 (collectively, the “Parent Interim Financial Statements” and together with the Parent Audited Financial Statements, the “Parent Financial Statements”).

(b) The Parent Financial Statements were prepared from the books and records of Parent in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position of Parent and its Subsidiaries as of the dates thereof and the results of its operations and changes in cash flows or other information included therein for the periods or as of the dates then ended, in each case, and subject, where appropriate, to normal year-end audit adjustments, as of the dates thereof and for the periods covered thereby and subject, with respect to the Parent Interim Financial Statements, to the absence of footnotes.

(c) Undisclosed Liabilities. Except as recorded as a Liability or otherwise reserved against in the Parent Audited Balance Sheet, Parent and its Subsidiaries do not

have any Liability of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent and its Subsidiaries), other than (i) Liabilities incurred in the ordinary course of business since the date of the Parent Audited Balance Sheet, (ii) Liabilities incurred under or in accordance with this Agreement or in connection with the Transactions and (iii) Liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole.

Section 4.5 Parent SEC Reports.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2015 (the forms, statements, reports and documents filed with or furnished to the SEC since January 1, 2015 and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent SEC Reports”). Each of the Parent SEC Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent SEC Reports did not, and any Parent SEC Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Parent has timely responded to all comment letters from the Staff of the SEC relating to the Parent SEC Reports, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Parent SEC Reports filed on or prior to the date hereof is, to the Knowledge of Parent, subject to ongoing SEC review or investigation, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

(c) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Parent has established and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent has established and maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the directors of Parent and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements. Parent has disclosed, based on the most recent evaluation of its management prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available prior to the date of this Agreement to Transferor (A) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of Parent to its auditors and audit committee on or after January 1, 2015 and prior to the date of this Agreement and (B) any material communication on or after January 1, 2015 and prior to the date of this Agreement made by management of Parent or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2015, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from employees of Parent and its Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of Parent, been received by Parent.

Section 4.6 Absence of Certain Changes or Events. Except as specifically contemplated or expressly permitted by this Agreement or the Transaction Agreements, since June 30, 2017 and through the date of this Agreement, (i) the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and (ii) there has not been any event (including any damage, destruction or loss, whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Actions; Litigation.

(a) No Action against Parent, any of its Subsidiaries, their business or any of their respective properties is, or in the past three years has been, pending or, to the Knowledge of Parent, threatened, except with respect to such Actions the outcome of which has not or would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the consummation of the Transactions.

(b) There is no, and during the past three years there has been no, Order against Parent, any of its Subsidiaries, its business or its Assets that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the consummation of the Transactions.

Section 4.8 Compliance with Laws; Certain Licenses.

(a) Parent and its Subsidiaries are, and have been since January 1, 2015, in compliance with all Laws and Orders of any Governmental Authority applicable to any of them or their respective operations, except to the extent that such noncompliance would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b) Parent and its Subsidiaries hold all material Licenses that are required for the conduct of their business as currently conducted and are in compliance with the terms of all such Licenses so held, except, in the case of each of the foregoing, as would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

Section 4.9 Board Approval; No Vote Required.

(a) Board Approval. The Parent Board of Directors has unanimously (i) determined that this Agreement, the Transaction Agreements and the Transactions, taken together, are advisable, fair and in the best interest of Parent and its stockholders and (ii) approved this Agreement, the Transaction Agreements and the Transactions.

(b) No Vote Required. No approvals or consents of the holders of any class or series of capital stock of Parent are necessary to adopt this Agreement and the Transaction Agreements and to approve the Transactions. No other corporate proceedings are necessary to adopt or approve this Agreement, the Transaction Agreements or to consummate the Transactions.

Section 4.10 Brokers or Finders; Transaction Bonuses. Except as set forth in Section 4.10 of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Transactions and any such fee or commission and any costs or expenses incurred in connection therewith shall be borne solely by Parent.

Section 4.11 Tax Matters.

(a) Each material Tax Return required to be filed by or in respect of Parent, Issuer or GPI and its Subsidiaries or the Graphic Business has been timely filed and each such Tax Return is true, correct and complete in all material respects.

(b) All material Taxes required to be paid by or in respect of Parent, Issuer or GPI and its Subsidiaries or the Graphic Business have been timely paid (whether or not shown on any Tax Return) other than Taxes being contested in good faith and for which appropriate reserves have been recorded in the Parent Financial Statements in accordance with GAAP.

(c) There is no audit, examination or other administrative or court Action relating to material Taxes or material Tax Returns of Parent, Issuer or GPI or any of their Subsidiaries or in respect of the Graphic Business in progress or pending, or threatened in writing, nor has a Taxing Authority asserted in writing any deficiency or claim for such Taxes or any adjustment to such Taxes, in each case unless such audit, examination, other administrative or court Action, deficiency or claim has been resolved.

(d) All material Taxes required to be withheld by Parent, Issuer or GPI or any of their Subsidiaries or in respect of the Graphic Business have been withheld and properly remitted to the appropriate Taxing Authority (or properly set aside in accounts for such purpose), including in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) There are no material Encumbrances for Taxes on any of the assets of Parent, Issuer or GPI and its Subsidiaries other than Taxes that are not yet due and payable or that are being contested in good faith with adequate reserves maintained in accordance with GAAP as reflected in the Parent Financial Statements.

(f) Neither Parent nor Issuer nor any of its Subsidiaries has liability for the Taxes of another Person (whether under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a transferee or a successor, pursuant to any tax sharing or indemnity agreement or other contractual agreement, or otherwise).

Section 4.12 Certain Payments.

(a) To the Knowledge of Parent, since January 1, 2014, neither Parent nor its Subsidiaries nor any of their officers, directors, agents, employees or other Persons acting on behalf of Parent or its Subsidiaries (including any Person to whom Parent or its Subsidiaries has paid or is obligated to pay any referral fees) has, directly or indirectly,

(i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, whether directly or indirectly, (iii) violated any provision of the FCPA, (iv) made, offered or authorized any bribe or unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, whether directly or indirectly, or (v) has been investigated by any Governmental Authority, or been the subject of any allegation, with respect to any conduct within the scope of subsections (i) through (iv) above. Parent and each of its Subsidiaries has established internal controls and procedures designed to ensure compliance with the FCPA that are reasonable for similarly situated companies.

(b) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries nor any of their officers, directors, agents, employees or other Persons acting on behalf of Parent or its Subsidiaries (including any Person to whom Parent or its Subsidiaries has paid or is obligated to pay any referral fees) is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, or other relevant sanctions authority.

(c) To the Knowledge of Parent, since January 1, 2014, Parent and its Subsidiaries have conducted business in material compliance with the Anti-Money Laundering Laws; and no Action by or before any court or Governmental Authority or any arbitrator involving the Parent or its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

Section 4.13 Financing Matters. GPI and certain of its Subsidiaries are party to the Existing Credit Agreement. GPI furnished the Transferor with true, correct and complete copies of the executed commitment letter, dated as of the date hereof, with respect to certain amendments to the Existing Credit Agreement as described therein (the “Amendment”) and all contracts, fee letters, engagement letters and other arrangements associated therewith (provided, however, that provisions in the fee or engagement letter relating solely to fees and economic terms (other than covenants) agreed to by the parties may be redacted (none of which redacted provisions will adversely affect the availability of, or impose additional conditions on, the availability of the Amendment at the Closing)) (such commitment letter and related term sheets, including all exhibits, schedules and annexes, and each such fee letter and engagement letter, as amended, restated, supplemented or modified from time to time, collectively, the “Amendment Commitment Letter” and, together with the Existing Credit Agreement, the “Financing Documents”). As of the date hereof, the Financing Documents have not been amended, restated, supplemented or modified since the delivery of the executed Amendment Commitment

Letter to Transferor. There are no side letters or other Contracts related to the Financing Documents, other than as expressly set forth therein. The Amendment Commitment Letter is not subject to any conditions or other similar contingencies other than those set forth therein, and is in full force and effect. All commitment and other fees required to be paid under the Financing Documents prior to the date hereof have been paid in full. After giving effect to the Amendment, the execution and delivery of this Agreement and the Transaction Agreements by the Parent, Issuer and GPI and the performance of Parent, Issuer and GPI’s obligations hereunder and thereunder, and the consummation by Parent, Issuer and GPI of the Transactions will not result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any of the terms, conditions or provisions of any of the Existing Credit Agreement and the GPI Indentures. Parent does not have Knowledge, as of the date hereof, that any of the conditions to the Amendment as set forth in the Amendment Commitment Letter will not be satisfied.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Transferred Business Pending the Closing. Following the date of this Agreement and until the earlier of the Closing or the termination of this Agreement, except as contemplated or permitted by this Agreement or the Transaction Agreements or described in Section 5.1 of the Transferor Disclosure Schedules or to the extent that Parent shall otherwise previously consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Transferor agrees, as to itself and the Purchased Entity, as applicable:

(a) Ordinary Course. Transferor shall, and shall cause the Purchased Entity to, conduct the Transferred Business in, and shall not take any action with respect to the Transferred Business except in the ordinary course of business consistent with past practice and, with respect to the Transferred Business, shall use reasonable best efforts to preserve intact its current business organization, maintain its Assets, material rights and Licenses, keep available the services of its current officers and Key Business Employees and preserve its relationships with its employees, customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Closing. Transferor shall, and shall cause its Subsidiaries to, operate their respective businesses (other than the Transferred Business) in the ordinary course of business in their dealings with, and otherwise in respect of, the Transferred Business (including its customers and continuing in the ordinary course the ongoing capital expenditures that are the subject of Section 3.7(e) of the Transferor Disclosure Schedules).

(b) Acquisitions. Transferor shall not, and shall cause the Purchased Entity not to, with respect to the Transferred Business, in a single transaction or a series of transactions, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

(c) Dispositions. Transferor shall not, and shall cause the Purchased Entity not to, with respect to the Transferred Business, enter into a single transaction or a series of related transactions, sell, lease, pledge, encumber, transfer, license or otherwise dispose of, or agree to sell, lease, pledge, encumber, transfer, license or otherwise dispose of, any of its assets (other than Contracts, which are governed by Section 5.1(f)) (excluding the disposition of (i) Inventory in the ordinary course of business for fair market value and (ii) assets having a fair market value not exceeding $5,000,000 in the aggregate in the ordinary course of business for fair market value).

(d) Indebtedness. Transferor shall not, and shall cause the Purchased Entity not to, with respect to the Transferred Business:

(i) incur any Indebtedness (including indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others) other than the incurrence of Indebtedness pursuant to the Assumed Financing, or enter into (or amend) any material real property lease;

(ii) make any loans, advances, capital contributions to or investments in any other Person except as required by binding Contracts in effect as of the date hereof set forth in Section 5.1(d)(ii) of the Transferor Disclosure Schedules;

(iii) commit to any capital expenditures, except (x) pursuant to ordinary course maintenance or repair activities or (y) that are the subject of the capital expenditures contemplated by Section 3.7(e) of the Transferor Disclosure Schedules; or

(iv) authorize or incur Liabilities secured by an Encumbrance on its Assets other than in the ordinary course of business or pursuant to the Assumed Financing;

which, in the case of clauses (i), (ii), (iii) or (iv) above, would obligate Issuer or its Subsidiaries to pay any amounts, or assume any obligations to be performed by Issuer or its Subsidiaries, at or after the Closing.

(e) Employee Arrangements. Except as set forth on Section 5.1(e) of the Transferor Disclosure Schedules, pursuant to the terms of any collective bargaining agreements in effect as of the date hereof and disclosed on Section 3.14(a) of the Transferor Disclosure Schedules, as contemplated by this Agreement or as otherwise required by applicable Law, Transferor shall not, and shall cause the Purchased Entity not to, with respect to the Transferred Business:

(i) unless permitted by Section 5.1(e)(iii), grant any material increases in the compensation (including bonus and incentive compensation) or fringe benefits of any Business Employee;

(ii) unless permitted by Section 5.1(e)(iii), pay or agree to pay to any Business Employee any pension, retirement allowance, severance benefit or other material employee benefit not required by any of the existing Transferor Benefit Plans as in effect on the date hereof, except (A) as would not reasonably be expected to result in a Liability of Issuer or its Subsidiaries or (B) in connection with an Approved Offer;

(iii) except to the extent agreed by Parent in connection with an Approved Offer, enter into any new, or terminate or materially amend any existing collective bargaining agreement or relationship, or any employment, severance or termination Contract with any Business Employee or his or her representative;

(iv) (A) become obligated under any new pension plan, welfare plan, employee benefit plan (including any equity incentive plan), severance plan, benefit arrangement or similar plan or arrangement sponsored or maintained by the Transferred Business that was not in existence on the date hereof or (B) amend any such plan or arrangement in existence on the date hereof, except in the case of this clause (B), as would not result in an increase in the annual aggregate cost to the Transferred Business (based on Transferor’s historical annual aggregate cost) of maintaining such pension plan, welfare plan, employee benefit plan, severance plan, trust, fund, policy or arrangement in excess of $2,500,000;

(v) except to the extent agreed by Parent in connection with an Approved Offer, make any offer for the employment or engagement of any Business Employee or other individual on a full-time, part-time, or consulting basis providing for annual base salary and target incentive compensation in excess of $250,000;

(vi) either (x) transfer any Business Employee with annual base salary and target incentive compensation in excess of $250,000 from the Transferred Business to the Transferor Business or (y) change the employment duties of any individual who is a Business Employee with annual base salary and target incentive compensation in excess of $250,000 as of the date hereof such that they are no longer a Business Employee;

(vii) implement any distribution center, facility, warehouse or business unit closing or mass layoff that could implicate WARN; or

(viii) make any loan to (x) any director, officer or member of senior management of the Transferred Business or (y) except in the ordinary course of business and in compliance with applicable Law, to any other Business Employee.

(f) Contracts. Transferor shall not, and cause the Purchased Entity not to, with respect to the Transferred Business, except in the ordinary course of business, modify, amend, terminate or enter into any Material Contract with a third party, or waive, release or assign any material rights or claims of the Transferred Business thereunder.

(g) Settlement of Litigation. Transferor shall not, and shall not permit the Purchased Entity to, with respect to the Transferred Business, discharge, satisfy or settle any Action (absolute, accrued, asserted or unasserted, contingent or otherwise) if such payment, discharge, satisfaction or settlement would (i) require any payment by the Transferred Business prior to, or Issuer or its Subsidiaries following, the Closing in excess of $1,000,000 or (ii) restrict Issuer or any of its Subsidiaries from operating the Transferred Business in any material respect following the Closing.

(h) Restrictive Agreements. Transferor shall not, and shall not permit the Purchased Entity to, with respect to the Transferred Business, enter into any Contract or arrangement that would reasonably be expected to, following the Closing, limit or restrict Issuer or its Subsidiaries from engaging in any line of business, in any location or with any Person.

(i) Intellectual Property. Transferor shall not, and shall not permit the Purchased Entity to, with respect to the Transferred Business, sell, transfer, license, provide a covenant not to sue with respect to, abandon, let lapse, encumber or otherwise dispose of any Transferred Intellectual Property, Transferred Patents or Transferred Trademarks, except, in each case, in the ordinary course of business.

(j) Transferred Real Property. Transferor shall not create any new Encumbrance (other than Permitted Encumbrances) affecting any parcel of Transferred Real Property that is not being contested in good faith or will not be removed prior to Closing. Transferor shall not demolish or remove any existing material improvements, or erect new material improvements on any parcel of Transferred Real Property or any portion thereof, except in the ordinary course.

(k) Foregoing Actions. Transferor shall not agree or commit, and shall not permit the Purchased Entity or the Contributed Entity to agree or commit, to do any of the actions described in clauses (a) through (j) above or to make or change any material Tax election with respect to the Transferred Business, the Purchased Entity or the Contributed Entity.

Section 5.2 Conduct of Parent’s Business Pending the Closing. Parent shall, and shall cause its Subsidiaries, to conduct its business in, and shall not take any action with respect to its business except in, the ordinary course of business, consistent with past practice and shall use reasonable best efforts to preserve intact its current business organization, maintain its material rights and Licenses, keep available the services of its current officers and preserve its relationships with its customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the Closing. Parent shall not, and shall cause its Subsidiaries not to, declare, set aside or pay any dividends on or make other distributions in respect of any shares of the capital stock or partnership or equity interests of Parent or any of its Subsidiaries (whether in cash, securities, property or any combination thereof), except for (i) normal quarterly cash dividends on Parent’s common stock as described in Section 5.2 of the Parent Disclosure Schedules and (ii) the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership or equity interests, all of which shares of capital stock or partnership or equity interests, as applicable, of the applicable corporation, partnership or other entity are owned directly or indirectly by Parent. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Parent shall not (a) in any manner effect any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the shares of common stock of Parent, (b) permit the Issuer to in any manner effect any subdivision (by any unit split, unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units of Issuer or (c) other than (x) shares of common stock of Parent or (y) common stock equivalents (including stock options, restricted stock units, or other securities convertible into or exchangeable for shares of Parent common stock) in the case of clause (y), issued as incentive compensation, issue any equity interests, securities or interests convertible or exchangeable into equity interests, or warrants, options or other rights to purchase equity interests, in Parent. This Section 5.2 shall not apply to the issuance, distribution or exercise of preferred stock purchase rights or similar rights pursuant to the Rights Agreement, dated as of March 10, 2008, by and between Parent and Wells Fargo Bank, N.A. as Rights Agent; provided, that the number of Common Units issued to Transferor shall be adjusted to offset the effect thereof.

Section 5.3 Cooperation and Efforts. The parties hereto shall use their reasonable best efforts to, together or pursuant to the allocation of responsibility set forth below or otherwise to be agreed upon between them take, or cause to be taken, the following actions:

(a) Further Assistance. The parties hereto shall use their reasonable best efforts to provide such further assistance as any of the other parties hereto may reasonably request and as may be reasonably necessary or appropriate in connection with the foregoing and in effectuating the provisions of this Agreement or as may reasonably be required to enable Transferor to meet its obligations to the Transferred Employees under the Transferor Benefits Plans.

(b) Cooperation of Third Parties. Where the cooperation of any third parties, such as insurers or trustees, would be necessary in order for any party hereto to completely fulfill its obligations under this Agreement or any Transaction Agreement, such party will use its reasonable best efforts to seek the cooperation of such third parties.

(c) Efforts. Subject to Section 5.4, prior to the Closing Date, each of Transferor and Parent shall use its reasonable best efforts to obtain any third-party consent or approval of a Governmental Authority required in connection with the Transactions.

Section 5.4 Competition Approvals. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable federal, state or foreign antitrust or fair trade Laws (“Competition Laws”) to consummate and make effective the Transactions, including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Transactions, as promptly as practicable, and to use its reasonable best efforts to take all other actions necessary to consummate the Transactions contemplated hereby in a manner consistent with applicable Law. Without limiting the generality of the foregoing, Transferor, Parent, Issuer and GPI agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances required to consummate the Transactions under Competition Laws (including making all necessary filings for government clearances as soon as practicable as agreed by the parties), to respond to any government requests for information, and to contest, resist and litigate any Action, and to have vacated, lifted, reversed or overturned any Order, that restricts, prevents or prohibits the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal. The parties hereto will consult and cooperate with one another (including by permitting the other parties to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, any Governmental Authority), and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Competition Laws, and will provide one another with copies of all material communications from and filings with, any Governmental Authorities relating to Competition Laws with the Transactions contemplated hereby. Any filing fees required to be paid by the parties hereto under any filing with any Governmental Authority shall be borne one-half by Transferor and one-half by Parent. Notwithstanding anything to the contrary in this Agreement, none of Transferor, Parent, Issuer or any of their respective Affiliates will be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing any assets, Licenses, operations, rights, product lines, business or interests therein of Transferor or Parent or any of their respective Affiliates or agree to make any material changes or restriction on, or other impairment of Transferor’s, Parent’s or either of their respective Affiliates’ ability to own, operate or exercise rights in respect of such assets, Licenses, operations, rights, product lines, business or interests therein.

Section 5.5 Access.

(a) Subject to Section 6.4 hereof, upon reasonable notice, each of Transferor, with respect to the Transferred Business, and Parent shall, throughout the period prior to the earlier of the Closing or the termination of this Agreement, afford to each other and each other’s respective Representatives, reasonable access to its Representatives and, during normal business hours, in a manner that does not unreasonably interfere with business and operations, to its and its Subsidiaries’ officers, properties, Contracts, commitments, books, records (including Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities Laws, and shall use their respective reasonable best efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as the other or its duly authorized representatives, as the case may be, may reasonably request, and instruct its employees, legal counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with the other in such other party’s investigation provided, however, that the foregoing shall not permit any party hereto to conduct any invasive or destructive environmental sampling, testing or analysis (including any of the nature commonly referred to as a Phase II environmental assessment) on the other party’s property.

(b) For the purposes of this Section 5.5, all communications, including requests for information or access, pursuant to this Section 5.5, shall only be made by and among representatives of each of Transferor and Parent, each of whom shall initially be designated in writing by each of Transferor and Parent, respectively, and may be replaced with a substitute representative by Transferor or Parent from time to time upon reasonable written notice to the other parties hereto.

(c) Notwithstanding the foregoing, none of Transferor, with respect to the Transferred Business, Parent or their respective Subsidiaries, as applicable, shall be required to provide any information to the extent that such information or to the extent that such access would jeopardize the attorney-client privilege or contravene any applicable Law or confidentiality obligation; provided that the parties hereto shall have notified the other party of any information subject to such restriction and used reasonable best efforts to make such disclosure or in a form or manner that would not jeopardize such privilege or violate such Law or confidentiality obligation (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege or entering into a joint defense agreement). Each of Transferor and Parent will hold, and will cause their respective Subsidiaries to hold, and will direct its and their Representatives to hold, any and all information received from any of the parties hereto, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and Section 6.4.

(d) Except as provided in Section 5.20, Transferor shall not be required to provide a copy of (or access to) any information with respect to any business conducted by Transferor, other than the Transferred Business.

Section 5.6 Exclusivity. From the date hereof through the Closing or earlier termination of this Agreement, none of Transferor or its Subsidiaries or their respective officers, directors, managers, employees, counsel, accountants, agents, financial advisers and consultants shall, directly or indirectly, enter into, engage in, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any of the Transferred Assets (other than as specifically permitted by Section 5.1(c)) or any conversion, merger, consolidation, liquidation, dissolution or similar transaction involving the Transferred Business other than with Parent, Issuer and GPI.

Section 5.7 Real Property Matters.

(a) Transferor shall provide Issuer with copies of any existing title insurance commitments or policies and surveys for each parcel of Owned Real Property. Issuer or GPI may, at its sole cost and expense through a national title company mutually agreed-upon with Transferor, obtain a preliminary title report and any applicable supporting documents, along with a commitment for an owner’s policy of title insurance with respect to each parcel of Owned Real Property (“Title Commitments”). If Issuer or GPI is not satisfied with the existing surveys produced or wishes to obtain a new survey for any parcel of Owned Real Property for any reason, Issuer or GPI may obtain updated ALTA surveys for one or more of the parcels of the Owned Real Property (“Surveys”) at its sole cost and expense. Upon receipt of any Title Commitments or Surveys, Issuer or GPI shall promptly furnish Transferor with a copy of the same. After Issuer’s review of the Title Commitments and Surveys (collectively, “Title Evidence”), Issuer shall have the right to deliver to Transferor written notice of any objections Issuer may have to matters shown on the Title Evidence that are materially adverse to the Transferred Business and are not Permitted Encumbrances, and the parties shall thereafter reasonably cooperate to satisfy any such objections, it being understood that if such objections are not satisfied prior to the Closing Date, the Closing shall nonetheless take place on the terms set forth herein and the parties thereafter shall continue to reasonably cooperate to satisfy any such objections.

(b) Notwithstanding anything herein to the contrary, but only to the extent Issuer or GPI provides Transferor with written notice of its objection to the same, at or prior to the Closing, Transferor shall be required to cure and remove the following items encumbering any parcel of Owned Real Property: (i) any mortgages, deeds of trust or other Indebtedness, (ii) any mechanics’ or materialmen’s liens, (iii) any Tax liens, (iv) any financing statements, and (v) any monetary fine attached to any notice of violation posted by a Governmental Authority.

Section 5.8 Public Announcements. Transferor and Parent shall consult with each other prior to making any press release or public announcement relating to the Transactions and shall not issue any such press release or make any such public announcement prior to such consultation and without the consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned, except as (i) may be required by applicable Law, Order or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with, and accept reasonable comment from, the other party a reasonable time before issuing any such press release or making any such public announcement or (ii) is substantially similar in content to previous written press releases, public disclosures or public statements made jointly by the parties hereto or in investor conference calls, SEC filings, Q&As or other documents approved by the parties hereto.

Section 5.9 Defense of Litigation. Each of Transferor and Parent shall use its reasonable best efforts to defend against all Actions in which such Party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions or seek damages with respect to the Transactions. Neither of Transferor or Parent shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such party therein without having previously consulted with the other parties hereto; provided that no party hereto shall settle any such Action without the prior written consent of the other parties if (a) settlement of such Action involves agreement to injunctive or equitable relief or (b) a settlement of such Action would impose Liability on the Transferred Business, Parent or any of its Subsidiaries. Each Transferor and Parent shall use its reasonable best efforts to cause each of its Affiliates, directors and officers to use its reasonable best efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 5.9 to the same extent as if such Person was a party hereto.

Section 5.10 Notification of Certain Events. Each of the parties hereto shall promptly notify the other parties of: (a) the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which could reasonably be expected to cause any representation or warranty of such notifying party in this Agreement to be untrue or inaccurate if the effect thereof would be that the condition to Closing set forth in Section 7.2(a)(i) or (ii) or Section 7.3(a)(i) or (ii) hereof, as applicable, would be incapable of being fulfilled as of the Closing Date; (b) the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which has caused or would reasonably be expected to cause a Material Adverse Effect (when Transferor is notifying Party) or Parent Material Adverse Effect (when Parent, Issuer or GPI is notifying Party); (c) the breach by such party of any covenant or agreement set forth in this Agreement to be performed or complied with by such notifying party prior to the Closing and, as a result thereof, the condition set forth in Section 7.2(a)(iii) or Section 7.3(a)(iii) hereof, as applicable, would be incapable of being fulfilled as of the Closing Date; and (d) any Action in which such notifying party is named as a defendant that challenges or otherwise seeks to enjoin, restrain or prohibit the Transactions; provided, however, that the failure of a party to provide notification relating to a matter upon which a representation or warranty claim could be predicated shall not be considered a breach of any covenant or agreement for purposes of ARTICLE VIII.

Section 5.11 Control of Other Party’s Business. Nothing contained in this Agreement shall give Transferor, directly or indirectly, the right to control or direct Parent’s operations prior to the Closing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Transferor’s operations prior to the Closing. Prior to the Closing, each of Transferor and Parent shall exercise and be responsible for, consistent with the terms and conditions of this Agreement and applicable Law (including the HSR Act and other Competition Laws), complete control and supervision over their respective operations, including, in the case of Transferor, complete control and supervision of all programs, employees, finances and policies of the Transferred Business.

Section 5.12 Post-Closing Access; Preservation of Records. From and after the Closing (a) upon reasonable written notice, Transferor and Parent will make or cause to be made available to the other, as applicable, and their respective Representatives during regular business hours all information and assistance as is necessary for any reasonable business purpose relating to the Transferred Business, including financial reporting and accounting matters and in connection with any disclosure obligation or the defense of any Action and (b) upon reasonable written notice, Transferor shall (provided Parent reimburses Transferor for any reasonable out-of-pocket costs) use reasonable best efforts to provide, and shall cause its Affiliates and their respective Representatives to provide, all required financial statement information for any period prior to the Closing Date, in form reasonably requested by Parent, in connection with any financial reporting requirements which Parent or any of its Affiliates is or may subsequently become subject to, including comparative interim financial statements for each of the completed quarters prior to the Closing Date and the partial quarter ending on the Closing Date reviewed by Transferor’s independent accountant and required financial information supporting any SEC filing, including selected historical financial data, MD&A, guarantor and non-guarantor footnote presentation and segment reporting. Each of Transferor and Parent shall, and shall cause each of their respective Subsidiaries, successors and assigns to, retain, maintain and preserve all such books, records and other documents (including personnel files) that relate to the Transferred Business for periods prior to the Closing Date for the greater of (i) five years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the other party at the end of any such period by providing the other party with not less than 20 days’ written notice of its intention to destroy or dispose of such records so that such other party may exercise its rights to obtain such records within such 20 day period.

Section 5.13 Financial Statements. As soon as available, and in any event not less than five (5) Business Days prior to the Closing, Transferor shall deliver, or cause to be delivered, to Parent an unaudited consolidated balance sheet of the Transferred Business as of September 30, 2017 and the related unaudited consolidated statements of operations, for the nine months ended September 30, 2017 (the “Transferred Business Nine-Month Unaudited Financial Statements”). Not more than thirty days after the Closing, Transferor shall deliver, or cause to be delivered, to Parent an audited consolidated balance sheet of the Transferred Business as of September 30, 2017 and the related audited consolidated statements of operations, comprehensive income, cash flows and changes in parent company equity for the nine months ended September 30, 2017, including the notes thereto, in each case, audited by Deloitte & Touche LLP (the “Transferred Business Nine-Month Audited Financial Statements”). As soon as practicable after Closing, but no later than January 31, 2018, Transferor shall deliver, or cause to be delivered, to Parent an unaudited consolidated balance sheet of the Transferred Business as of December 31, 2017 and the related unaudited consolidated statements of operations for the year ended December 31, 2017 (the “Transferred Business Year-End Unaudited Financial Statements” and together with the Transferred Business Nine-Month Unaudited Financial Statements, the “Transferred Business Unaudited Financial Statements”). As soon as practicable after Closing, but no later than March 31, 2018, Transferor shall deliver, or cause to be delivered, to Parent an audited consolidated balance sheet of the Transferred Business as of December 31, 2017 and the related audited consolidated statements of operations, comprehensive income, cash flows and changes in parent company equity for the year ended December 31, 2017, including the notes thereto, in each case, audited by Deloitte & Touche LLP (the “Transferred Business Year-End Audited Financial Statements” and, together with the Transferred

Business Nine-Month Audited Financial Statements, the “Transferred Business Audited Financial Statements”). The Transferred Business Unaudited Financial Statements will have been prepared from the books and records of the Transferred Business, Transferor and the Purchased Entity in accordance with GAAP, consistently applied, except for (i) the exceptions described in Section 5.13 of the Transferor Disclosure Schedules and (ii) the absence of footnotes and taking into account that the Transferred Business is part of Transferor’s ongoing business (and, therefore, include estimated allocations of corporate expenses, debt and income taxes, as applicable), and present fairly, in all material respects, the financial position of the Transferred Business as of the dates thereof and the results of its operations or other information included therein for the periods or as of the dates then ended, in each case, and subject, where appropriate, to normal year-end audit adjustments, as of the dates thereof and for the periods covered thereby. The Transferred Business Audited Financial Statements shall (i) contain an unqualified report from Deloitte & Touche LLP; (ii) comply as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect to Item 9.01(a)(2) of Form 8-K; (iii) be prepared from, and be in accordance with and accurately reflect the books and records of the Transferred Business; (iv) be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) in all material respects and (v) fairly present in all material respects the financial position of the Transferred Business as of the dates thereof and the results of operations and changes in cash flows, as the case may be, of the Transferred Business for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved (except in each case as may be noted therein). From and after the Closing, Parent and Issuer will make or cause to be made available to Transferor and its Representatives all information and assistance as is reasonably necessary for the preparation of the Transferred Business Audited Financial Statements.

Section 5.14 Employment Terms for Business Employees.

(a) Except as otherwise provided herein, Issuer shall employ each bargaining unit Business Employee and make a conditional offer of employment to each other Business Employee, other than those listed in Section 5.14 of the Transferor Disclosure Schedules (the “Excluded Employees List”), effective at the Closing or, with respect to any Inactive Business Employee, at the Deferred Employment Date; provided, however, that (x) Issuer’s obligations to employ any non-bargaining unit employees shall be subject to the applicable Business Employee successfully completing I-9 verification and (y) Transferor shall ensure that wages and benefits are maintained as appropriate for any Inactive Business Employee from Closing until such Deferred Employment Date. Prior to the Closing Date, the Excluded Employees List may be amended by mutual written consent of Transferor and Issuer. Where required by applicable Law, Issuer shall document its offer of employment to any Business Employee in writing at such times and in such manner as is required by applicable Law. Subject to his or her continued

employment with Issuer, each Business Employee shall receive through December 31, 2018 (i) at least the same rate of base pay or wage rate as was provided to such Business Employee by Transferor and its Affiliates immediately prior to the Closing; (ii) incentive compensation opportunities (including short-term cash incentive compensation and performance-based equity incentive compensation) that are at least reasonably comparable to such Business Employee as were provided by Transferor and its Affiliates immediately prior to the Closing; and (iii) participation in employee benefit plans, programs and arrangements that, in the discretion of the Issuer, (A) are substantially comparable to those made available to such Business Employees by Transferor immediately prior to the Closing Date or (B) Issuer makes available to its similarly situated employees (other than pension or retiree medical plans or programs), except that, in all events, a Transferred Employee must receive employee benefit plans, programs and arrangements that satisfy the requirements of applicable Law, provided that the parties agree, promptly following the execution hereof, to use their good faith, reasonable commercial efforts to identify and implement a mutually acceptable method to facilitate Issuer’s satisfaction of its obligations under subclause (iii) of the immediately preceding sentence, with the understanding that no such mutually acceptable method will require the delay of the Closing Date. If more than one practical alternative approach to continuing such coverage is available, the parties shall mutually agree on the alternative transition assistance. If no other practical alternative is reasonably available, then for a period of 90 days (or such greater period as the parties shall mutually agree or such lesser period as Issuer shall request) following the Closing Date Transferor will administer coverage for medical, dental, and prescription drug benefits for Transferred Employees and their qualified beneficiaries in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) in accordance with the provisions of COBRA, with Issuer paying Transferor the actual costs (including premium amounts and other costs and expenses) associated with providing Transferred Employees and their qualified beneficiaries with COBRA coverage. Notwithstanding anything herein to the contrary, Issuer shall not be obligated to employ any Business Employee who terminates employment with the Transferred Business for any reason prior to the Closing. Transferor shall deliver to Issuer an update to the Business Employee List at a reasonable time prior to the Closing Date. Notwithstanding the foregoing, except as may be required pursuant to any applicable collective bargaining agreement, nothing contemplated by this Agreement shall be construed as requiring Issuer to be obligated to continue the employment of any Transferred Employee for any period after the Closing Date; provided that Issuer shall provide such Transferred Employee with pay and benefits in accordance with any such termination of employment to the extent required pursuant to Section 5.14(d); provided, further, that with respect to any Business Employee who is the subject of any collective bargaining agreement, the compensation and benefits for such Business Employee shall be subject to the terms of such collective bargaining agreement and, effective as of the Closing Date, Issuer shall assume all future obligations under the collective bargaining agreement with respect to compensation and benefits thereunder, but Issuer shall not assume any Liabilities of Transferor and its Affiliates arising out of any collective bargaining agreement for periods prior to the Closing Date, including with respect to any withdrawal liability (as such term is defined under Title IV of ERISA) relating to any Multiemployer Plans.

(b) Retirement Subsidies. Prior to the Closing Date, Transferor shall amend any of Transferor’s tax-qualified defined benefit pension plans in which any hourly Business Employee (including bargaining unit employees) participates to provide that, solely for purpose of determining any such individual’s eligibility for early retirement subsidies under the applicable plan, the service of an hourly Transferred Employee for Issuer or any of its Affiliates following the Closing and prior to the commencement of benefits under such defined benefit plan shall be taken into account. Following the Closing, Issuer shall notify Transferor or one of its Affiliates in writing of the service completed with Issuer or any of its Affiliates following the Closing by any Transferred Employee who may be eligible to receive additional benefits under any Transferor Benefit Plan by reason of such service within fifteen (15) Business Days following either the month in which (i) such Transferred Employee’s separation of service with the Issuer or any of its Affiliates occurs or (ii) any written request is received for such service from Transferor for the purpose of determining the eligibility of such Transferred Employee for such additional benefits.

(c) Issuer’s Benefit Plans; Service Credit; Waiver of Limitations and Credit for Deductibles. Issuer shall permit eligible Transferred Employees to participate in 401(k) plans that it offers its similarly situated employees as of the Closing Date and will provide pension benefits only as required by applicable collective bargaining agreements for future service beginning on January 1, 2018. At such time that Issuer, in its sole discretion, but no later than April 1, 2018, determines it is administratively feasible, Issuer will transfer all Transferred Employees to the same health and welfare plans that it offers to similarly-situated employees. Such benefit plans, programs, and arrangements must satisfy the requirements of applicable law. Issuer shall credit each Transferred Employee with service for his or her service with Transferor and its affiliates prior to the Closing for all purposes under any employee benefit plan, program or arrangement made available to such Transferred Employee by Issuer following the Closing; provided that, no service credit need be provided to any such Transferred Employee (i) for benefit accrual purposes under any defined benefit plan or (ii) to the extent it would result in the Transferred Employee being entitled to receive benefits under any Issuer plan that are duplicative of any vested benefits that such Transferred Employee is entitled to receive under any Transferor Employee Plan. Issuer shall (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under any welfare benefit plans made available to such Transferred Employees following the Closing and (B) Issuer shall (I) provide each Transferred Employee and his or her eligible dependents and beneficiaries with credit under Issuer’s medical benefit plans, programs and arrangements that it generally makes available to its own similarly situated employees (“Issuer’s Standard Medical Plans”) for any co-payments, other out-of-pocket expenses and deductibles with respect to claims that were reported under the medical benefits plan made available to such Transferred Employees from and after January 1 of the year in which the Closing Date occurs and through and including the date prior to the date the Transferred Employees become participants in the Issuer’s Standard Medical Plans (the “Medical Transition Date”), and use reasonable commercial efforts without undue administrative burden to provide such credit for any such expenses reported after the Medical Transition Date for purposes of satisfying any applicable deductible, co-insurance or out-of-pocket requirements (and any annual and lifetime maximums) under any such Issuer welfare benefit plan in which such Transferred Employee participates, and (II) reduce ratably each Transferred Employee’s portion of the Transferred Employee’s otherwise applicable health coverage premium under Issuer’s Standard Medical Plans to reflect that such Transferred Employee did not participate in such Issuer’s Standard Medical Plans during the period between the Closing Date and the Medical Transition Date (e.g., if a Transferred Employee’s Medical Transition Date is April 1, 2018, such Transferred Employee’s portion of the health coverage premium will be reduced by 25%).

(d) Severance Benefits. Without limiting the generality of the foregoing provisions of this Section 5.14, in the event that any Transferred Employee’s employment with Issuer is terminated on or prior to December 31, 2018 other than due to the Transferred Employee’s death, disability or voluntary termination of employment, Issuer shall provide such non-union hourly employees with severance and termination benefits similar to those provided to Issuer’s other non-union hourly employees and shall provide salaried Transferred Employee with severance and other termination benefits that are no less favorable than the severance and other termination benefits the Transferred Employee would have received under the Transferor Employee Plans in respect of a similar termination. For clarity, nothing in this Agreement shall require Issuer to pay severance to any Business Employee who voluntarily declines to become a Transferred Employee or any non-bargaining unit Business Employee who fails to satisfy the conditions of the employment offer under Section 5.14(a).

(e) Post-Closing Annual Incentive Compensation. Without limiting the generality of the foregoing, Issuer shall pay each Transferred Employee in respect of services provided to the Transferred Business from the Closing Date to the last day of the calendar year in which the Closing Date occurs, an amount of incentive compensation at least equal to the amount that would have been payable to such Transferred Employee for such services under any applicable Transferor Benefit Plan that is an annual incentive plan for service from the Closing Date (but treating service with Issuer following the Closing if it were continuing service with Transferor for purposes of determining any Transferred Employee’s right to receive payment in accordance with such applicable

Transferor Benefit Plan) based on target performance during this timeframe. Any amount payable pursuant to the immediately preceding sentence shall be payable to an eligible Transferred Employee at the same time and subject to the same conditions (including continued employment) as would have applied under the applicable corresponding Issuer plan.

(f) Outstanding Transferor Performance-Based Equity Incentive Compensation. As of the Closing Date, Transferor shall determine the value (such value, the “Outstanding Grant Value”) of each outstanding performance-based equity incentive compensation award relating to Transferor’s equity (each, a “Transferor Equity Award”) held at the Closing Date by any Transferred Employee. As of the Closing Date, Transferor shall also determine the value of the forfeited portion (such value, the “Forfeited Value”) of each Transferor Equity Award, which is a pro-rated amount equal to the product of (i) the Outstanding Grant Value and (ii) a fraction, the numerator of which is the number of days from and after the Closing Date to and including the date such Transferor Equity Award would have vested in full in accordance with its terms solely on the basis of the passage of time if the Transferred Employee had continued employment with the Transferor (the “Transferor Equity Award Vesting Date”) and the denominator of which is the number of days from and after the date such Transferor Equity Award was granted to and including the Transferor Equity Award Vesting Date. With respect to each Transferor Equity Award, as soon as practical following the Closing Date, but effective as of the Closing Date, Parent shall grant each Transferred Employee a restricted stock unit award in respect of Parent’s common stock (rounded to the nearest whole share) (the “Parent Replacement Award”), which may be settled in cash or shares of Parent common stock, at Parent’s discretion. The value of each Parent Replacement Award shall be at least equal to the Forfeited Value of the Transferor Equity Award it replaces. Each Parent Replacement Award shall have terms and conditions, including with respect to vesting, that are substantially comparable to the terms and conditions applicable to the Transferor Equity Award which it replaces; provided, however, that to the extent that any such Transferor Equity Award was subject to the achievement of performance conditions to receive payment, any such performance condition shall be deemed waived. In determining the Outstanding Grant Value, Transferor shall assume that any applicable performance goals and conditions have been achieved at target performance levels.

(g) Accrued Vacation.

(i) For any non-bargaining unit Transferred Employee who works in a location other than California, Transferor shall pay such Transferred Employee promptly, but in no event more than 30 days following the Closing Date, for any vacation days and paid time off days accrued but not yet taken by the Transferred Employee as of the Closing Date (the “Accrued Vacation Days”) that is in excess of such Transferred Employee’s Annual Vacation Accrual.

(ii) For any Transferred Employee who works in California, Transferor shall pay such Transferred Employee for any Accrued Vacation Days.

(iii) As of the Closing, Issuer shall provide each Transferred Employees with all the Accrued Vacation Days for which payout is not made pursuant to this Section 5.14(g) to the extent the associated accruals with respect to such amounts are included in the calculation of the Closing Date Working Capital.

(h) Collective Bargaining Agreements.

(i) Parent shall, or shall cause its subsidiaries and affiliates to, adopt or assume all unexpired collective bargaining agreements listed in Section 5.14(h) of the Transferor Disclosure Schedules as in effect immediately prior to the Closing Date (each, a “CBA”). Parent shall, or shall cause its subsidiaries and affiliates to, recognize the unions listed in Section 5.14(h) of the Transferor Disclosure Schedules as the sole and exclusive collective bargaining agents as of the Closing Date and immediately thereafter for the Transferred Employees represented by such unions immediately prior to the Closing Date. Parent acknowledges and agrees that all grievances, references and arbitrations under the CBAs that are made, filed, commenced or instituted after the Closing Date, including those based substantially on events or circumstances that occurred, existed or were initiated before the Closing Date, will be the sole responsibility of Parent, Issuer and their respective subsidiaries and affiliates, provided that Transferor shall reimburse Issuer for monetary awards related to any back pay or other compensation due for lost wages for periods that occurred prior to the Closing Date. Parent further agrees that the provisions of this Section 5.14 shall be subject to any applicable provision of a CBA in respect of Transferred Employees, to the extent such provision is inconsistent with or otherwise in conflict with the provisions of any such CBA.

(ii) Without limiting the generality of Section 5.14(h)(i) and in reliance on the accuracy of the Transferor’s representation as to the provision of true and complete copies of the collective bargaining agreements reference in Section 3.14(a) of the Transferor Disclosure, Issuer acknowledges its receipt of copies of the CBAs and its understanding that the CBAs are applicable to the Augusta, Georgia Paper Mill and Texarkana, Texas Paper Mill (the “CBA Facilities”) that are related to the Transferred Business and included as part of the Transferred Assets. With respect to the CBA Facilities, Issuer agrees to (A) recognize USW or IBEW as the sole and exclusive collective bargaining agent for the applicable employees of the CBA Facilities as of the Closing Date, (B) assume all the obligations of the CBAs until the expiration thereof, provided that Issuer shall not be obligated to participate in or maintain any Transferor Benefits Plan referenced therein, but shall instead maintain its own employee benefit plans providing substantially similar benefits, and (C) treat the employees of the CBA Facilities as of the Closing Date in accordance with the terms of the applicable CBA. Issuer or the relevant affiliate of Parent may change the number of bargaining unit employees, or make changes in benefit plans for bargaining unit employees, only as provided for in the applicable CBA. The parties agree the USW and IBEW will be a third party beneficiary of the provisions of this Section 5.14(h)(ii).

(iii) For avoidance of doubt, Issuer will assume any non-monetary liability and all other responsibility with respect to any pending union grievance or arbitration pending after Closing at the CBA Facilities.

(i) Flexible Spending Accounts. Effective no later than the Closing Date, Parent shall, or shall cause its Subsidiaries to, have in effect flexible spending arrangements under a cafeteria plan qualifying under Section 125 of the Code (the “Parent Flexible Spending Account Plan”). From and after the Closing Date, Parent shall be liable for all Liabilities and account balances of the Transferor flexible spending account plan maintained with respect to Business Employees who become Transferred Employees and their dependents (the “Transferor Flexible Spending Account Plan”), and all claims for reimbursement which have not been paid as of the Closing Date shall be paid pursuant to and under the terms of the Parent Flexible Spending Account Plan. As soon as practicable following the Closing Date, (i) Transferor shall transfer to Parent an amount in cash equal to the excess, if any, of the aggregate contributions to the Transferor Flexible Spending Account Plan made by Transferred Employees prior to the Closing Date for the plan year in which the Closing Date occurs over the aggregate reimbursement payouts made to Transferred Employees prior to the Closing Date for such year from such plan and (ii) Parent shall cause such amounts to be credited to each such Transferred Employee’s accounts under the Parent Flexible Spending Account Plan. In connection with such transfer, Parent shall deem that such employees’ deferral elections made under the Transferor Flexible Spending Account Plan for the plan year in which the Closing Date occurs shall continue in effect under the Parent Flexible Spending Account Plan for the remainder of the plan year in which the Closing Date occurs. If the aggregate reimbursement payouts made to Transferred Employees from the Transferor Flexible Spending Account Plan prior to the Closing for the plan year in which the Closing Date occurs exceed the aggregate accumulated contributions made by the Transferred Employees to such plan prior to the Closing Date for such plan year, Parent shall make a payment equal to the value of such excess (or the portion thereof able to be funded from such additional contributions) to Transferor as soon as practicable following Parent’s receipt of additional contributions from the applicable Transferred Employee.

(j) WARN. Issuer shall be responsible for providing any required notice under WARN or any similar federal, state or local Law or regulation and for any other actions required to comply with WARN and any other similar Law or regulation, in each case with respect to any “plant closing” or “mass layoff” (as defined in WARN) or group termination or similar event affecting Transferred Employees and occurring on and after the Closing Date. None of Issuer or any of its Affiliates shall take any action after the Closing that would cause any termination of employment of any Business Employees that occurs before the Closing to constitute a “plant closing” or “mass layoff” or group termination under WARN or any similar federal, state or local Law or regulation, or to create any liability or penalty to Transferor for any employment terminations under applicable Law. On the Closing Date, Transferor shall notify Issuer of any employment losses (as defined in WARN) of any Business Employees in the 90-day period prior to the Closing. Transferor shall provide any required notices under WARN with respect to any “plant closing” or “mass layoff” that occurs prior to the Closing Date, and shall provide Issuer at Closing with the number and location(s) of employment of any Business Employees who incurred an “employment loss” (as defined in WARN) within six months prior to the Closing Date.

(k) Retained Employment Liabilities. Notwithstanding anything else in this Agreement to the contrary, the Liabilities listed in Section 5.14(k) of the Transferor Disclosure Schedules (the “Retained Employment Liabilities”) shall be Excluded Liabilities.

Section 5.15 Assignment of Employee Restrictive Covenant Agreements. Prior to the Closing Date and upon Issuer’s request, Transferor shall execute a form of global assignment reasonably satisfactory to Parent with respect to the assignment to Issuer or any of its Subsidiaries designated by Parent of all of the agreements to which a Business Employee is a party and that may be assigned in accordance with its terms or pursuant to applicable Law and that contain restrictive covenants relating to confidentiality, ownership of intellectual property, non-competition or non-solicitation (each, a “Restrictive Covenant Agreement”), which form of global assignment will provide that (a) all references to the assigning party under each Restrictive Covenant Agreement shall be deemed to be references to the assignee and (b) the assigning party waives any and all rights it may have against the Business Employee that are subject to such Restrictive Covenant Agreement.

Section 5.16 Guarantee Obligations and Liens.

(a) Transferor and Issuer shall, upon Transferor’s request, cooperate, and shall cause their respective Subsidiaries to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause Issuer or an appropriate Subsidiary of Issuer, to be substituted in all respects for Transferor or its applicable Subsidiary in respect of, all obligations of Transferor or any of its Subsidiaries under the Assumed Liabilities set forth on Section 5.16(a) of the Transferor Disclosure Schedule, or entered into after the date of this Agreement and prior to the Closing in the ordinary course consistent with the types of arrangements set forth on Section 5.16(a) of the Transferor Disclosure Schedule, for which Transferor or such Subsidiary of Transferor may be liable, as guarantor, original tenant, primary obligor or otherwise (“Transferor Guarantees”), and (y) terminate, or to cause reasonably comparable substitute Transferred Assets to be substituted in all respects for any Excluded Assets in respect of, any liens or Encumbrances identified by Transferor on Excluded Assets which are securing any Assumed Liabilities. If such a termination or substitution is not effected by the Closing Date, without the prior written consent of Transferor, from and after the Closing Date, Issuer shall not, and shall not permit any of its Subsidiaries to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which Transferor or any of its Subsidiaries is or may be liable or for which any Excluded Asset is or may be encumbered unless all obligations of Transferor and its Subsidiaries and all Encumbrances on any Excluded Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Transferor. Notwithstanding anything to the contrary herein, any action contemplated by this Section 5.16(a) and taken at Transferor’s request, shall be taken at Transferor’s sole cost and expense and Transferor shall reimburse Issuer or GPI, as appropriate, for any reasonable out-of-pocket costs and expenses incurred by it or any of its Subsidiaries following the Closing in connection with the release of Transferor Guarantees contemplated by this Section 5.16(a). GPI further agrees that to the extent Transferor or any of its Affiliates incurs any Losses in connection with such Transferor Guarantees on or after the Closing Date, GPI shall indemnify, defend and hold harmless Transferor against, and reimburse Transferor for, any and all Losses, including costs or expenses in connection with such Transferor Guarantees, including Transferor’s expenses in maintaining such Transferor Guarantees, whether or not any such Transferor Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Transferor to the extent any Transferor Guarantee is called upon and Transferor or any of its Affiliates incurs any Losses in connection with the Transferor Guarantees; provided that, the foregoing indemnity shall not apply with respect to any out-of-pocket cost or expense to be borne by Transferor, as described in this Section 5.16(a).

(b) Transferor and Issuer shall, upon Issuer’s or Parent’s request, cooperate, and shall cause their respective Subsidiaries to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause Transferor or its appropriate Subsidiary to be substituted in all respects for Issuer or its applicable Subsidiary in respect of, all obligations of Issuer or any of its Subsidiaries under any Excluded Liabilities for which Issuer or such Subsidiary of Issuer may be liable, as guarantor, original tenant, primary obligor or otherwise (including Excluded Liabilities under any Financial Instrument) (“Transferred Business Guarantees”), and (y) terminate, or to cause reasonably comparable substitute Excluded Assets to be substituted in all respects for any Transferred Assets in respect of, any liens or Encumbrances on Transferred Assets which are securing any Excluded Liabilities. Notwithstanding anything to the contrary herein, all actions contemplated by this Section 5.16(b) shall be taken at Transferor’s sole cost and expense. Transferor further agrees that to the extent Issuer or any of its Affiliates incurs any Losses in connection with such Transferred Business Guarantees on or after the Closing, Transferor shall indemnify, defend and hold harmless Issuer or such Affiliate against, and reimburse Issuer or such Affiliate for, any and all Losses, and shall in any event promptly reimburse Issuer or such Affiliate to the extent any Transferred Business Guarantee is called upon and Issuer or any of its Affiliates incurs any Losses in connection with the Transferred Business Guarantees.

(c) Following the date hereof, (i) Transferor will use its reasonable best efforts to identify to Parent any items described in clauses (x) and (y) of each of Section 5.16(a) and Section 5.16(b) for purposes of termination or substitution of such items, and (ii) Transferor shall not, and shall cause each of its Subsidiaries not to, enter into any additional Transferor Guarantees or Transferred Business Guarantees, in each case, without Parent’s prior written consent, after disclosure of the terms and conditions thereof to Parent, and provided that any such Transferor Guarantees or Transferred Business Guarantees shall be subject to the terms of this Section 5.16; provided, however, that the foregoing prohibition shall not apply to any new Lease or any amendment or modification of any existing Lease entered into following the date hereof in accordance with the terms of this Agreement.

Section 5.17 Insurance. In the event that, prior to the Closing Date, any Transferred Asset that is covered under a third-party Policy suffers any damage, destruction or other loss, Transferor shall surrender to Issuer or GPI after the Closing Date any insurance proceeds received by Transferor under any third-party Policy with respect to such damage, destruction or loss, less any proceeds applied by Transferor to the physical restoration of such asset or to otherwise respond to such loss. Until the third anniversary of the Closing Date, Transferor shall make available to GPI the rights and benefits of any third-party Policy (so long as Transferor or its Subsidiaries are not directly or indirectly providing such insurance) covering the Transferred Business, including the Transferred Assets and Assumed Liabilities, with respect to insured events or occurrences prior to the Closing Date (whether or not claims relating to such events or occurrences are made prior to or after the Closing Date); provided, however, that the benefits of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions or any payment or reimbursement obligations of Transferor in respect thereof. At the request of GPI, Transferor shall (x) use reasonable best efforts to pursue claims, or (y) enable GPI to pursue claims and assist GPI in pursuing claims, under the applicable third-party Policies with respect to any such injury, damage, destruction or other loss occurring prior to or on the Closing Date.

Section 5.18 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement (including all actions contemplated to be taken from time to time after the Closing Date, which shall be taken at the expense of the party taking such action and for no further consideration from any other party or its Affiliates (except as otherwise expressly provided in this Agreement)). Without limiting the foregoing, the parties hereto shall cooperate with the other parties, and execute and deliver, or use their respective reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as a party (as the case may be) may reasonably be requested to take by another party from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement, including, in the case of (a), at the expense of Transferor, and in the case of (b), (c) and (d), at the expense of GPI: (a) to evidence the assignment of all right, title, and interest in and to Intellectual Property Assets to Issuer or its Subsidiaries, as appropriate, in a recordable form for filing with any Governmental Authority and otherwise reasonably acceptable to GPI; (b) to assist in the preparation and prosecution of any application for registration, or any application for renewal of a registration, relating to any of the Intellectual Property Assets; (c) to assist in the prosecution or defense of any interference, opposition, infringement, or other proceedings that may arise in connection with any of the Intellectual Property Assets; and (d) to assist Issuer or its Subsidiaries, as appropriate, in obtaining any additional protection relating to Intellectual Property Assets that Issuer or its Subsidiaries may reasonably deem appropriate that may be secured under applicable Laws.

Section 5.19 No Use of Certain Retained Names. Issuer and Parent shall, and shall cause its Affiliates (including, after the Closing, the Purchased Entity) to, promptly, and in any event within sixty days after the Closing Date, (a) make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, (b) revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) change signage and stationery and otherwise discontinue use of the Retained Names, except with respect to any Inventory that is a Transferred Asset; provided that the foregoing period shall be six months (or a longer period, if agreed by the parties) with respect to the manufacture and sale of cup lids bearing the Retained Names, recognizing that it may take a longer period of time to remake molds for the manufacture of cup lids so as to remove the Retained Names. In no event shall Parent, Issuer or GPI or any of their Subsidiaries (including, after the Closing, the Purchased Entity) use any Retained Names more than sixty days after the Closing in any manner or after the Closing for any purpose different from the use of such Retained Names by Transferor and its Subsidiaries during the ninety-day period preceding the Closing Date. With respect to any Inventory that is a Transferred Asset, Parent, Issuer or GPI or their Subsidiaries may continue to sell such inventory, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names, for a period of time after the Closing not to exceed six months. None of the foregoing provisions of this Section 5.19 shall be construed to obligate Parent, Issuer or GPI or any of their Subsidiaries (including, after the Closing, the Purchased Entity) to require any wholesaler, distributor, retailer or other merchant or customer of the Transferred Business to conduct itself in accordance therewith. After the Closing Date, Parent, Issuer, GPI and their Subsidiaries (including, after the Closing, the Purchased Entity) shall file applications to amend or terminate any certificate of assumed name or d/b/a filings, within thirty days after Parent, Issuer or GPI or any of their Subsidiaries (including, after the Closing, the Purchased Entity) shall have become aware of such assumed name or d/b/a filing so as to eliminate the right of Parent, Issuer or GPI and their Subsidiaries (including, after the Closing, the Purchased Entity) to use the Retained Names in such assumed name or d/b/a filing.

Section 5.20 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax, for the avoidance of doubt, excluding any income taxes described in Section 5.20(e)) (“Transfer Taxes”) shall be borne 50% by Transferor and 50% by GPI; provided, however, that (i) GPI’s aggregate liability for Transfer Taxes with respect to the transfer of Transferred Assets and the assumption of the Assumed Liabilities contemplated by ARTICLE II shall be limited to $1,000,000 and (ii) Transferor’s liability for Transfer Taxes with respect to Parent and its Subsidiaries (other than Transfer Taxes described in clause (i) above) shall be limited to $1,000,000. Each party will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and fees, and, if required by applicable law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties hereto will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes, including if the transactions shall be exempt from Transfer Taxes upon the filing or receipt by one party of an appropriate certificate or other evidence of exemption (including a sales and use tax resale/exemption certificate), by timely furnishing to the other party such certificate or evidence. For the avoidance of doubt, at the Closing Date, Issuer shall provide Transferor with valid sales and use tax exemption certificates applicable for all states in which Inventory for resale is located to the extent Issuer is permitted by local law to register for and obtain applicable sales tax registration number(s) prior to the Closing Date.

(b) Subject to the final sentence of this Section 5.20(b), Issuer shall prepare (or cause to be prepared) all Tax Returns with respect to the Transferred Business and Transferred Assets (including any Tax Return with respect to the Contributed Entity or the Purchased Entity) required to be filed after the Closing Date for any Pre-Closing Tax

Period on a basis consistent with past practice, except to the extent otherwise required by Law. Reasonably in advance of filing any such Tax Return (which in the case of a Tax Return that relates to income taxes, shall not be later than 30 days prior to such filing), Issuer shall deliver (or cause to be delivered) a copy of such Tax Return, together with all supporting documents and work-papers, to Transferor for its review and reasonable comment. Issuer will cause such Tax Return (as revised to incorporate Transferor’s reasonable comments) to be timely filed and will provide a copy to Issuer. Transferor and its Affiliates shall have the sole control of all income Tax Returns of Transferor and all consolidated, combined, unitary, affiliated or similar Tax Returns that include Transferor, and this Agreement shall not provide Issuer with any rights with respect to such Tax Returns.

(c) With respect to any Straddle Period, Tax items shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion beginning the day after the Closing Date in the following manner: (i) in the case of a real property, property, intangibles or other similar ad valorem Tax, the amount of such Tax allocable to each portion of such Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of all other Taxes, such Taxes shall be allocated to each portion of such Straddle Period based on an interim closing of the books at the close of business on the Closing Date. For the avoidance of doubt, liabilities for Tax apportioned to the Pre-Closing Tax Period shall be Excluded Liabilities.

(d) Parent, Issuer and Transferor shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information pertaining to the Transferred Business, the Transferred Assets and the Purchased Entity which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. To the extent practicable, Transferor shall be permitted to control any audit or examination of any Tax Return to the extent it relates to Taxes with respect to the Transferred Business, the Transferred Assets or the Purchased Entity for a Pre-Closing Tax Period and, if not practicable, Issuer will allow Transferor to participate in such audit or examination to the extent practicable and shall consult with Transferor regarding such audit or examination and adopt Transferor’s reasonable comments and directions.

(e) Each of Transferor, on the one hand, and Parent and its Affiliates other than Issuer and its Subsidiaries, on the other, will bear any federal or state and local income tax liability imposed on it as a direct or indirect result of its recognition of gain or income resulting from engaging in the transactions contemplated by this Agreement (including the transfers provided for in Section 2.2 and the Parent Reorganization).

(f) For U.S. federal income tax and applicable state and local income tax purposes, Parent, Issuer, GPI and Transferor agree that they will treat the transactions undertaken pursuant to this Agreement (other than the purchase and sale of the Purchased Entity Shares) as (i) a contribution of the Transferred Assets and the Assets comprising the Graphic Business to Issuer in a transaction to which Section 721(a) of the Code applies and a transaction described in Situation 2 of Revenue Ruling 99-5, 1991-1 C.B. 434, and (ii) to the extent applicable, an assumption by Issuer of the Assumed Liabilities and the Liabilities of the Graphic Business to which Treasury Regulations Sections 1.707-5(a)(1) (first sentence) and 1.707-5(a)(4) apply. To the extent permissible under applicable law , Parent, Issuer, GPI and Transferor also agree that, for U.S. federal income tax and applicable state and local income tax purposes, they will (x) treat all Assumed Liabilities (other than the Assumed Financing) and the Liabilities of the Graphic Business as “qualified liabilities” as such term is defined in Treasury Regulations Section 1.707-5(a)(6) and (y) to the extent Transferor is otherwise treated as having sold Transferred Assets to Issuer pursuant to Treasury Regulation Sections 1.707-3 and 1.707-5, treat the consideration deemed to be transferred to Transferor as a reimbursement of preformation expenditures pursuant to Treasury Regulations Section 1.707-4(d).

Section 5.21 Cooperation with Financing Transactions.

(a) Each of Parent, Issuer and GPI agrees to use, prior to the Springing Date, unless otherwise specified below, its reasonable best efforts to provide, and will cause its Subsidiaries and its and their officers, directors and employees to use their respective reasonable best efforts to provide, and will use its reasonable best efforts to direct its and their Representatives to provide to Transferor, in each case, at their sole expense, all customary cooperation reasonably requested by Transferor in connection with the Assumed Financing, the assumption of the Assumed Financing by GPI on the Closing Date and the release of the guarantee by Transferor of the Assumed Financing on the Springing Date, including: (i) delivering to Transferor financial and other pertinent information regarding each of Parent, Issuer and GPI and each of its Subsidiaries as may be reasonably requested by Transferor and that is customarily required for financings of the type contemplated by the Assumed Financing Commitment Letter, including, prior to the Funding Date, the pro forma financial statements referred to in paragraph 3 of Annex IV(a) to the Assumed Financing Commitment Letter and providing a reasonable opportunity to discuss such information with each of the Parent, Issuer and GPI; (ii) informing Transferor if any of Parent, Issuer and GPI or any of their Subsidiaries shall have knowledge of any facts that would likely require the restatement of any financial statements of Parent in order for such financial statements to comply with

GAAP; (iii) using reasonable best efforts, to the extent customarily required for financings of the type contemplated by the Assumed Financing Commitment Letter, to make appropriate officers available to participate in a reasonable number of due diligence sessions and marketing efforts; (iv) cooperating with any customary due diligence requests by Transferor, the Persons providing the Assumed Financing (the “Assumed Financing Parties”) and their respective legal counsel; (v) using reasonable best efforts to provide reasonable and customary representations and authorization letters to Transferor or the Assumed Financing Parties in connection with the preparation of customary bank confidential information memoranda and road show materials, rating agency materials and other similar documents necessary in connection with the Assumed Financing; (vi) if reasonably requested in writing at least ten (10) days prior to the Closing Date by the Assumed Financing Parties, furnish to such Assumed Financing Parties at least three (3) Business Days prior to the Closing Date all information regarding Parent, Issuer and GPI and their Subsidiaries that is required in connection with the Assumed Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering Laws, including the Patriot Act; (vii) causing each of Parent, Issuer and GPI’s legal counsel to provide any legal opinions that may be required in connection with the assumption of the Assumed Financing by GPI on the Closing Date and the release of the guarantee of the Assumed Financing by Transferor on the Springing Date, including customary opinions as to the absence of conflict with existing indebtedness and other material agreements of Parent, Issuer and GPI; (viii) executing an assumption agreement and customary certificates and closing documentation, security documents and an intercreditor agreement (which security documents and intercreditor agreement shall be effective on the Springing Date (as defined in the Assumed Financing Commitment Letter) as may be required by the Assumed Financing Commitment Letter in connection with the assumption of the Assumed Financing (and obligations under related fee letters) by GPI on the Closing Date, including a solvency certificate in the form attached to the Assumed Financing Commitment Letter; (ix) executing additional security documents (and taking actions necessary or advisable to perfect the liens created by the security documents) and customary certificates (including representation bring down certificate) as may be required by the Assumed Financing Commitment Letter in connection with the release of the guarantee of the Assumed Financing by Transferor on the Springing Date, including a solvency certificate in the form attached to the Assumed Financing Commitment letter; and (x) complying, and causing its Subsidiaries to comply, with the clear market provisions of the Assumed Financing Commitment Letter and the Amendment Commitment Letter applicable to Parent and its Subsidiaries. Notwithstanding the foregoing: (A) such requested cooperation will not require taking any action that would: (1) unreasonably disrupt the operations of the Parent, Issuer or their Subsidiaries; or (2) cause significant competitive harm to the Transferor or its Subsidiaries if the Transactions are not consummated; (B) nothing in this Section 5.21 will require cooperation to the extent that it would: (y) cause any condition to the Closing set forth in Section 7.1 or 7.3 to not be satisfied; or (z) cause any breach of this Agreement; (C) neither Parent, Issuer nor any of their Subsidiaries will be required to:

(I) pay any commitment or other similar fee; (II) incur or assume any liability in connection with the Assumed Financing prior to the Closing; (III) provide access to or disclose information that would contravene any applicable Law or Contract; or (IV) waive or amend any terms of this Agreement or any other Contract to which Parent, Issuer or any of their Subsidiaries is party; and (D) none of the directors of Parent, Issuer or GPI, acting in such capacity, will be required to execute, deliver or enter into or perform any Contract with respect to the Assumed Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Assumed Financing is obtained which would be effective prior to Closing.

(b) Transferor agrees to use, prior to the Closing, its reasonable best efforts to provide, and will cause its Subsidiaries and its and their officers, directors and employees to use their respective reasonable best efforts to provide, and will use its reasonable best efforts to direct its and their Representatives to provide, in each case, at their sole expense, such cooperation as may be reasonably requested by Parent or Issuer in connection with the arrangement of the Amendment (or any Replacement Facility (as defined in the Amendment Commitment Letter)) including such cooperation of the type set forth in Section 5.21(a) above for the Assumed Financing (to the extent applicable and required in connection with the arrangement of the Amendment). Notwithstanding the foregoing: (A) such requested cooperation will not require taking any action that would: (1) unreasonably disrupt the operations of Transferor or its Subsidiaries; or (2) cause significant competitive harm to Transferor or its Subsidiaries if the Transactions are not consummated; (B) nothing in this Section 5.21 Section 5.20(f)will require cooperation to the extent that it would: (y) cause any condition to the Closing set forth in Section 7.1 or 7.2 to not be satisfied; or (z) cause any breach of this Agreement; (C) neither Transferor or its Subsidiaries will be required to: (I) pay any commitment or other similar fee; (II) incur or assume any liability in connection with the Amendment; (III) provide access to or disclose information that would contravene any applicable Law or Contract; or (IV) waive or amend any terms of this Agreement or any other Contract to which Transferor or any of its Subsidiaries is party; and (D) none of the directors of Transferor, acting in such capacity, will be required to execute, deliver or enter into or perform any Contract with respect to the Amendment or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Amendment is obtained.

Section 5.22 GPI Credit Agreement.

(a) Each of Parent, Issuer and GPI will: (i) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Amendment on the terms and conditions described in the Amendment Commitment Letter as promptly as practicable, including using reasonable best efforts to: (A) maintain in full force and effect the Amendment Commitment Letter and the Financing Documents until consummation of the Transactions; (B) negotiate and execute definitive agreements with respect to the Amendment on the terms and conditions described in the Amendment Commitment Letter (such definitive agreements, the “Definitive Amended Financing Agreements”); and (C) on a timely basis, satisfy, or obtain the waiver of, all conditions and covenants applicable to Parent, Issuer and GPI in the Amendment Commitment Letter, the Existing Credit Agreement, the Definitive Amended Financing Agreements or other alternative financing documents that are to be satisfied by Parent, Issuer or GPI, and to consummate the Amendment at or prior to the Closing; and (ii) comply with their obligations under the Amendment Commitment Letter, the Definitive Amended Financing Agreements and the Existing Credit Agreement. Notwithstanding anything in this Section 5.22 or elsewhere in this Agreement to the contrary, in no event shall the “reasonable best efforts” of Parent, Issuer or GPI be deemed or be construed to require Parent or Issuer to, and none of Parent, Issuer and GPI shall be required to: (i) seek equity financing from any source; (ii) pay any interest, fees or other compensation in the aggregate in excess of those contemplated by the Amendment Commitment Letter (including any contingent fees described therein and any “market flex” provisions contained therein) or (iii) agree to conditionality or economic terms that are less favorable than those contemplated by the Amendment Commitment Letters (including any “market flex” provisions contained therein).

(b) Notwithstanding Section 5.22(a), Parent, Issuer and GPI may enter into any amendment, extension, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, the Existing Credit Agreement (including with new or different lenders or arrangers and which may, in the case of an amendment extension, restatement, supplement to the Existing Credit Agreement, incorporate the terms of the Amendment to the extent necessary to consummate the Transactions)) so long as such amendment, extension, restatement, supplement, termination, modification or waiver would not: (A) change, expand or impose additional conditions precedent to the effectiveness of the Amendment from those set forth in the Amendment Commitment Letter on the date of this Agreement; (B) extend the date of the effectiveness of the Amendment thereunder; (C) be reasonably expected to impair, delay or prevent the effectiveness of the Amendment or the consummation of the Transactions; (D) otherwise adversely affect the ability of the Parent or Issuer to enforce their rights under the Amendment Commitment Letter or the Existing Credit Agreement or to consummate the Transactions or the timing of the Closing, including by making the effectiveness of the Amendment less likely to occur; (E) result in any early termination of the Amendment Commitment Letter or Existing Credit Agreement; or (F) change, impair or prevent the ability to implement the Required Amendments. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent or Issuer that speak as of the date hereof), references to the “Amendment Commitment Letter” and the “Existing Credit Agreement” will include such document as permitted or required by this Section 5.22 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case, from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(c) Parent will keep the Transferor informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Amendment.

(d) If the Amendment becomes unavailable on the terms and conditions contemplated in the Financing Documents, each of Parent, Issuer and GPI will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to refinance or replace the Existing Credit Facility in a manner that does not adversely affect the ability of Parent, Issuer and GPI to consummate the Transactions and which implements the Required Amendments.

(e) Parent will promptly (and, in any event, within one (1) Business Day) notify the Transferor in writing of the occurrence of any of the following: (i) termination or expiration of the Amendment Commitment Letter, any Definitive Amended Financing Agreement or the Existing Credit Agreement; (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) under the Amendment Commitment Letter, any Definitive Amended Financing Agreement or the Existing Credit Agreement by Parent, Issuer or GPI or, to the Knowledge of Parent, any other party to the Amendment Commitment Letter, such Definitive Amended Financing Agreement or the Existing Credit Agreement that would adversely affect the ability of Parent, Issuer and GPI to consummate the Transactions; (iii) receipt by any of Parent, Issuer or any of their respective Affiliates or Representatives of any notice or other communication with respect to any: (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Amendment Commitment Letter, any Definitive Amended Financing Agreement or the Existing Credit Agreement of any provision of any such document (including any proposal to withdraw, terminate or make a material change in the terms of the Amendment Commitment Letter); or (B) material dispute or disagreement between or among any parties to the Amendment Commitment Letter, any Definitive Amended Financing Agreement or the Existing Credit Agreement; or (iv) the good faith belief by Parent, Issuer or GPI that there is (or there is reasonably likely to be) a material dispute or disagreement between or among any parties to the Amendment Commitment Letter, any Definitive Amended Financing Agreement or the Existing Credit Agreement.

Section 5.23 Assumed Financing. If Transferor consummates the Assumed Financing, Transferor will do so on the terms and conditions described in the Assumed Financing Commitment Letter as in effect on the date hereof (including the exercise of so-called “flex” provisions in the related fee letter, if any). Transferor will keep Parent informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Assumed Financing. Each party affirms that it is not a condition to the Closing or to any obligations under this Agreement that Transferor obtains the Assumed Financing. The parties agree that if the Assumed Financing is not consummated prior to the Closing and all conditions to Closing herein have been satisfied, the Closing shall occur as set forth herein. Further, the failure of Transferor to consummate the Assumed Financing shall in no way affect the consideration payable under Section 2.3 of this Agreement and shall not require Parent, Issuer or GPI to provide any substitute consideration for the Assumed Financing.

Section 5.24 Contributed Entity. Prior to the Closing, Transferor shall cause the Augusta Taxable Bonds to be transferred, as an asset, to a newly formed Delaware limited liability company (the “Contributed Entity”).

Section 5.25 Transition Services Agreement. Prior to the Closing, GPI by delivering notice to Transferor may elect as Services under the Transition Services Agreement any Potential TSA Services, and upon such election such Potential TSA Services shall be deemed included on Schedule I to the Transition Services Agreement except to the extent such notice is revoked by GPI prior to Closing. The applicable Service Fees for such elected Services shall be negotiated in good faith between the parties and shall be consistent with the fees and costs associated with the provision of such Services by Transferor to the Transferor Business during the 12-month period prior to the date hereof. If the parties are unable to agree on the applicable Service Fees for such elected Services prior to the Closing, the obligations with respect to such Services shall nevertheless be binding on the parties and, unless otherwise agreed between the parties, the parties shall submit the pricing for such Services to arbitration under the Transition Services Agreement. “Potential TSA Services” means services provided by Transferor to the Transferred Business and allocated, directly or indirectly, as overhead to the Transferred Business, including the services set forth on Section 3.17 of the Disclosure Schedules but excluding the services set forth on Section 5.25 of the Transferor Disclosure Schedules.

Section 5.26 Licensed Patents. Prior to the Closing, Transferor shall use commercially reasonable efforts to provide GPI with a list of all Licensed Patents (as defined in the Retained Intellectual Property License Agreement).

Section 5.27 Transferred Intellectual Property License Agreement. Transferor and GPI shall negotiate the Transferred Intellectual Property License Agreement in good faith. Such agreement shall be in both form and substance consistent with the Retained Intellectual Property License Agreement in the form attached as Exhibit H hereto, with such modifications as may be required to account for the license thereby of one or more Transferred Trademarks in the Transferor Business.

ARTICLE VI

ACCESS TO INFORMATION

Section 6.1 Provision of Information. Notwithstanding anything herein to the contrary, the parties hereto agree that the obligation of Transferor to deliver Information that is part of the Transferred Assets to Issuer and its Subsidiaries from and after the Closing will be governed by this ARTICLE VI. Subject to the terms of this ARTICLE VI:

(a) Prior to or as promptly as practicable following the Closing Date, Transferor shall deliver to Issuer and its Subsidiaries at the address specified for notices to Parent in Section 10.1 below (or to such other address in the continental United States as may be designated by Parent to Transferor no less than ten days prior to the Closing Date), (i) complete copies of the Information constituting Transferred Assets that are continuing property records and (ii) accurate copies of the Information constituting Transferred Assets that is contained in the Dataroom and which Parent has had access prior to the date hereof, together with such other information to be made available between the date hereof and the Closing Date in the Dataroom, and such additional Information constituting Transferred Assets that is in the same general categories as the existing Information in such Dataroom and is added to the Dataroom by Transferor (using reasonable best efforts to do so) immediately prior to the Closing Date.

(b) Following the Closing Date until the sixth anniversary thereof and except in connection with any dispute among Transferor and any of its Subsidiaries, on the one hand, and Issuer and any of its Subsidiaries, on the other hand (which shall be governed by such discovery rules as may be applicable thereto), Transferor shall deliver or make available to Issuer and its Subsidiaries from time to time, upon the request of Issuer or its Subsidiaries, Information in Transferor’s possession and not provided pursuant to Section 6.1(a) relating directly or primarily to the Transferred Assets, the Transferred Business, or the Assumed Liabilities including, in each case, all: (i) Contracts, (ii) litigation files and (iii) all other Information that constitutes Transferred Assets or relates directly to any Assumed Liability, in each case to the extent they are material to the conduct of the Transferred Business following the Closing Date. Transferor also will cooperate with Issuer to accommodate Issuer’s reasonable requests from time to time following the Closing Date for other Information relating directly or primarily to the Transferred Assets, the Transferred Business or the Assumed Liabilities that has not been provided to Issuer previously. Subject to Section 6.4, Transferor may retain complete and accurate copies of such Information. Transferor shall maintain all such Information consistently with Transferor’s ordinary course document retention policies except to the extent that any such Information has already been provided to Issuer or has been offered to and declined by Issuer or GPI and in accordance with Section 6.3 following the Closing Date. The out of pocket costs and expenses incurred in the identification, isolation and provision of Information to Issuer (and in the case of any Information provided pursuant to the second sentence of this paragraph, a reasonable internal cost allocation) shall be paid for (i) by GPI if incurred after the Closing and (ii) by Transferor if incurred prior to the Closing. Information shall be provided as promptly as practicable upon request, with due regard for other commitments of Transferor personnel and the materiality of the information to Issuer (including the need to comply with any legal or regulatory requirement of any Governmental Authority).

Section 6.2 Privileged Information.

(a) Each party hereto acknowledges that: (i) each of Transferor and Issuer (and their respective Subsidiaries) has or may obtain Privileged Information; (ii) there are or may be a number of Litigation Matters affecting each or both of Transferor and Issuer (and their respective Subsidiaries); (iii) both Transferor and Issuer have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Closing Transferred Business or Transferor Business or, in the case of the Transferred Business, relating to or arising in connection with the relationship among Transferor and its Subsidiaries on or prior to the Closing Date; and (iv) both Transferor and Issuer intend that the Transactions and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b) Each of Transferor and Issuer agrees, on behalf of itself and each of its Subsidiaries, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Closing Transferred Business or Transferor Business, as applicable, or, in the case of the Transferred Business, relating to or arising in connection with the relationship among Transferor and its Subsidiaries on or prior to the Closing Date, without providing prompt written notice to and obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other party certifies that such disclosure is to be made in response to a likely threat of sanctions, suspension or debarment or similar action; provided that Transferor and Issuer shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Closing Transferor Business or Transferred Business, respectively. In the event of a disagreement between Transferor and Issuer concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this paragraph.

(c) Upon Transferor, Issuer or any of their respective Subsidiaries receiving any subpoena or other compulsory disclosure notice from a court or other Governmental Authority which requests disclosure of Privileged Information, in each case relating to pre-Closing Transferor Business or Transferred Business, as applicable, or, in the case of the Transferred Business, relating to or arising in connection with the relationship among Transferor and its Subsidiaries on or prior to the Closing Date, the recipient of the notice shall (to the extent consent is required in connection with the disclosure of such Privileged Information under Section 6.2(b)) as promptly as practicable provide to the other party (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other party that might be disclosed and the proposed date of disclosure. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 6.2(b), the parties hereto shall cooperate to assert all defenses to disclosure claimed by either such party, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

Section 6.3 Retention of Information. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Transferor and Issuer shall, and shall cause each of its respective Subsidiaries to, retain all Information (including any Confidential Information) in such party’s possession or under its control, relating directly or primarily to the pre-Closing business, Assets or Liabilities of the other party (such information “Retained Information”) for so long as such Information is retained pursuant to such party’s ordinary course document retention policies as of such time or such later date as may be required by Law, except that if, prior to the expiration of such period, either party wishes to destroy or dispose of any such Retained Information that is at least five years old, prior to destroying or disposing of any of such Retained Information, (a) the party that is proposing to dispose of or destroy any such Retained Information shall provide no less than 30 days’ prior written notice to the other party, specifying the Retained Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Retained Information proposed to be destroyed or disposed of be delivered to such other party, the party that is proposing to dispose of or destroy such Retained Information promptly shall arrange for the delivery of the requested Retained Information to a location specified by, and at the expense of, the requesting party.

Section 6.4 Confidentiality.

(a) The parties hereto acknowledge that in connection with the Transactions, the parties hereto have disclosed and will continue to disclose to each other Information, including Confidential Information.

(b) Subject to Section 6.2, which shall govern Privileged Information, the parties hereto shall hold, and shall cause each of their respective Affiliates that receive Confidential Information or are controlled by the applicable party to hold, and each of the foregoing shall cause their respective Representatives to hold, in strict confidence, and not to disclose to any other Person (including by issuing a press release or otherwise making any public statement), use, for any purpose other than as expressly permitted pursuant to this Agreement or the other Transaction Agreements, without the prior written consent of the other party, any and all Confidential Information concerning the other party or such party’s Subsidiaries; provided that the parties hereto may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, the applicable party will be responsible, (ii) if the parties hereto or any of their respective Affiliates that receive Confidential Information or are controlled by the applicable party are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one party against any other party or (iv) as necessary in order to permit a party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Each party hereto further agrees to take all reasonable best efforts (and to cause each of its Affiliates that receive Confidential Information or are controlled by the applicable party to take all reasonable best efforts) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each party hereto, as applicable, shall provide the other with prompt written notice of any such request or requirement so that the other party has an opportunity to seek a protective order or other appropriate remedy, which such parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the party whose Confidential Information is required to be disclosed shall or shall cause the other applicable party or parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is in the opinion of outside counsel necessary to be disclosed and shall use its reasonable best efforts to ensure confidential treatment is accorded to such disclosed information. For the avoidance of doubt, upon the Closing, Confidential Information included within Transferred Intellectual Property shall be considered solely Confidential Information of Issuer (and its Subsidiaries) and shall not be considered Confidential Information of Transferor or its Subsidiaries.

(c) Each party hereto acknowledges that it and its Affiliates may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements or agreements containing confidentiality or non-disclosure provisions that the other party or its Affiliates entered into with a third party prior to the Closing. Such party will hold, and will cause its Affiliates and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any of its respective Affiliates has had access, in accordance with the terms of such agreements entered into prior to the Closing or, if more restrictive, the terms set forth herein.

(d) If the Transactions are not consummated, the other party shall promptly (i) deliver or cause to be delivered to such requesting party (and if in electronic format, delete or destroy or cause to be deleted or destroyed) all Confidential Information furnished to it or to any of its Affiliates and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law. Upon the written request of such requesting party, the other party shall cause one of its duly authorized officers to certify promptly in writing to such requesting party that all Confidential Information has been returned, destroyed or deleted as required by the preceding sentence.

(e) Transferor and Parent acknowledge that they have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and that the provisions of this Section 6.4 are in furtherance of, and do not limit the obligations of, Transferor and Parent under the Confidentiality Agreement. If the Closing occurs, this Section 6.4 shall terminate on the two year anniversary of the Closing Date other than with respect to Confidential Information that is a trade secret under applicable Law, in which case the obligations in this Section 6.4 shall continue with respect to such information for so long as it remains a trade secret under applicable Law.

Section 6.5 Cooperation with Respect to Government Reports and Filings. Transferor, on behalf of itself and its Subsidiaries, agrees to provide Issuer and its Subsidiaries, and Issuer, on behalf of itself and its Subsidiaries, agrees to provide Transferor and its Subsidiaries, with such cooperation and Information (in each case, with respect to the Transferred Business only) as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting or responding to any other government proceeding relating to the pre-Closing Transferor Business or the Transferred Business or relating to or in connection with the relationship between Transferor and the Transferred Business on or prior to the Closing Date. Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any Governmental Authority that relate to Transferor and its Subsidiaries, in the case of Issuer and its Subsidiaries, or Issuer and its Subsidiaries, in the case of Transferor and its Subsidiaries. All cooperation provided under this Section 6.5 shall be provided at the expense of the party requesting such cooperation. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Transactions are subject to the satisfaction as of the Closing of the following conditions, any or all of which may be waived, in whole or in part, by each party to the extent permitted by applicable Law:

(a) All consents, approvals and authorizations of any Governmental Authority required for the consummation of the Transactions (including under Competition Laws other than under the HSR Act) shall have been obtained and shall be in full force and effect at the Closing;

(b) Any applicable waiting period under the HSR Act or any other applicable Competition Law relating to the Transactions shall have expired or been terminated; and

(c) No Order issued by any Governmental Authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Transactions shall be in effect.

Section 7.2 Additional Conditions to the Obligations of Transferor. The obligations of Transferor to consummate the Transactions are subject to the satisfaction as of the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Transferor to the extent permitted by applicable Law:

(a) (i) The representations and warranties of Parent, Issuer and GPI contained in this Agreement (other than the Parent Fundamental Representations) (disregarding all materiality and Parent Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not been or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (ii) the Parent Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date); and (iii) Parent, Issuer and GPI shall have performed in all material respects each of their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Closing;

(b) Parent shall have delivered to Transferor a certificate, dated as of the Closing Date, of an executive officer of Parent (on Parent’s behalf and without any personal liability) certifying the satisfaction by Parent, Issuer and GPI of the conditions set forth in Section 7.2(a);

(c) Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred;

(d) Parent and its Subsidiaries, as applicable, shall have entered into and delivered to Transferor the Transaction Agreements to which it or any of their respective Subsidiaries is a party and such agreements shall be in full force and effect and no default thereunder;

(e) Parent and its Subsidiaries shall have consummated the Parent Reorganization contemplated by Section 2.8 in accordance with its terms;

(f) Parent shall have furnished to Transferor a certification in form and substance reasonably acceptable to Transferor and in accordance with Treasury Regulations Section 1.1445-2(b) certifying that Parent is not a “foreign person”;

(g) the Amendment (including the Required Amendments) shall have become effective; and

(h) if the Assumed Financing shall have been consummated by Transferor prior to the Closing Date, GPI shall have assumed the Assumed Financing in accordance with the terms thereof.

Section 7.3 Additional Conditions to the Obligations of Parent, Issuer and GPI. The obligations of Parent, Issuer and GPI to consummate the Transactions are subject to the satisfaction as of the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Parent to the extent permitted by applicable Law:

(a) (i) The representations and warranties of Transferor contained in this Agreement (other than the Transferor Fundamental Representations) (disregarding all materiality and Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the Transferor Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date); and (iii) Transferor shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed at or prior to the Closing;

(b) Transferor shall have delivered to Parent a certificate, dated as of the Closing Date, of an executive officer of Transferor (on Transferor’s behalf and without any personal liability) certifying the satisfaction by Transferor of the conditions applicable to it set forth in Section 7.3(a);

(c) Since the date of this Agreement, no Material Adverse Effect shall have occurred;

(d) Transferor or its applicable Subsidiaries shall have entered into and delivered the applicable Transaction Agreements and such agreements shall be in full force and effect and no default thereunder; and

(e) Transferor shall have furnished to Issuer a certification in form and substance reasonably acceptable to Transferor and in accordance with Treasury Regulations Section 1.1445-2(b) certifying that Parent is not a “foreign person”.

Section 7.4 Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival; Exclusive Remedy. The representations and warranties of Transferor contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (other than the Transaction Agreements) shall survive the Closing until the later of (x) the first anniversary of the Closing Date and (y) sixty days following receipt by Issuer of its consolidated audit with respect to the business of Issuer and its Subsidiaries for the year ending December 31, 2018, except that (i) the Transferor Fundamental Representations shall survive indefinitely or until the latest date permitted by Law and (ii) the representations and warranties contained in Section 3.11 shall survive until the third anniversary of the Closing Date. The covenants, obligations and agreements contained herein to be performed (a) prior to the Closing shall survive for, and a claim may be brought with respect to any breach thereof any time prior to the later of (x) the first anniversary of the Closing Date and (y) sixty days following receipt by Issuer of its consolidated audit with respect to the business of Issuer and its Subsidiaries for the year ending December 31, 2018 and (b) following the Closing shall survive, and a claim may be brought with respect to any breach thereof, after the Closing in accordance with their respective terms, if specified, and otherwise, indefinitely. The indemnity contained in Section 8.2(b)(iv) shall survive until the fifth anniversary of the Closing Date. The parties hereby agree that the sole and exclusive remedy for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of this Agreement (other than with respect to any claim arising as a result of common law fraud) shall be asserted pursuant to this ARTICLE VIII, Section 10.13 or, with respect to Losses incurred in connection with any Transferred Business Guarantees or Transferor Guarantees (as the case may be) on or after the Closing Date, Section 5.16; provided that, the parties shall not be entitled to indemnity under this ARTICLE VIII with respect to any Current Assets and Current Liabilities solely to the extent of the amount of such items as were expressly and specifically included in Closing Date Working Capital. After the end of the applicable period set forth in this Section 8.1, no claim for breach of such representations, warranties, covenants, obligations or agreements may be brought, and no action with respect thereto may be commenced, and no party shall have any liability or obligation with respect thereto, unless the Indemnitee gave written notice to the Indemnifying Party, specifying in reasonable detail to the extent known the breach of the representation, warranty, covenant, obligation or agreement claimed, on or before the expiration of such period, as applicable, in which case the right of the party providing such written notice to assert its right to indemnification as to the matters so noticed shall not expire until the dispute is fully resolved and/or any applicable obligation to remedy such breach has been fully satisfied.

Section 8.2 Indemnification.

(a) From and after the Closing, GPI shall indemnify, defend and hold harmless the Transferor Indemnitees from and against all Indemnifiable Losses relating to or arising from (i) the Assumed Liabilities (including, subject to Section 2.5(e), any Delayed Transfer Liabilities that would otherwise be Assumed Liabilities if transferred on the Closing Date) and (ii) any breach by Parent, Issuer or GPI or any or their Subsidiaries of any obligations, covenants or agreements to be performed by Parent or its Subsidiaries pursuant to this Agreement prior to and/or subsequent to Closing in accordance with the applicable survival period(s) set forth therein.

(b) From and after the Closing, Transferor shall indemnify, defend and hold harmless the Issuer Indemnitees from and against all Indemnifiable Losses relating to or arising from (i) the Excluded Liabilities, (ii) any breach or inaccuracy of any representation or warranty made by Transferor contained in this Agreement, (iii) any breach by Transferor or any of its Subsidiaries of any obligations, covenants or agreements to be performed by such Persons pursuant to this Agreement prior to and/or subsequent to the Closing in accordance with the applicable survival period(s) set forth therein or (iv) the Pre-Closing Environmental Liabilities.

(c) Transferor’s obligations pursuant to Section 8.2(b) are subject to the following limitations:

(i) The Issuer Indemnities shall not be entitled to recover under Section 8.2(b)(ii) (except with respect to breaches or inaccuracies of the Transferor Fundamental Representations) and Section 8.2(b)(iv) on any individual claim unless the Indemnifiable Losses associated with such claim or series of related claims exceed $25,000, and such items shall not be aggregated for purposes of clause (ii) of this Section 8.2(c).

(ii) The Issuer Indemnitees shall not be entitled to recover under Section 8.2(b)(ii) (except with respect to breaches or inaccuracies of the Transferor Fundamental Representations, breaches or inaccuracies of the representations and warranties set forth in Section 3.4 (Affiliate Transactions) and Section 3.7(a) (Sufficiency of Assets)) and Section 8.2(b)(iv) (except concerning violations of Environmental Law existing on or before the Closing Date) unless the aggregate amount of all Indemnifiable Losses exceeds on a cumulative basis $5,000,000, and then only to the extent of such excess.

(iii) The Issuer Indemnitees shall not be entitled to recover under Section 8.2(b)(ii) (except with respect to breaches or inaccuracies of the Transferor Fundamental Representations or Section 3.07(b), Section 3.15(b) Section 3.22(a)(first sentence) and Section 3.22(b)(final sentence)) and Section 8.2(b)(iv) for an aggregate amount of Indemnifiable Losses in excess of $250,000,000.

(d) For purposes of this ARTICLE VIII only, any breach or inaccuracy in any representation or warranty contained in this Agreement and any determination of Indemnifiable Losses resulting therefrom, shall be determined without regard to any materiality, “Material Adverse Effect” or similar qualification contained in or otherwise applicable to such representation or warranty.

(e) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between Transferor or any of its Subsidiaries and the Transferred Business for the provision after the Closing of goods and services in the ordinary course (including under the Supply Agreements) shall be governed by the terms of such arrangements and not by this Section 8.2 or as otherwise set forth in this Agreement and the other Transaction Agreements.

Section 8.3 Procedures for Indemnification of Third-Party Claims.

(a) Transferor shall, and shall cause the other Transferor Indemnitees to, notify GPI in writing promptly after learning of any Third-Party Claim for which any Transferor Indemnitee intends to seek indemnification from GPI under this Agreement. Issuer shall, and shall cause the other Issuer Indemnitees to, notify Transferor in writing promptly after learning of any Third-Party Claim for which any Issuer Indemnitee intends to seek indemnification from Transferor under this Agreement. The failure of any

Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this ARTICLE VIII, except to the extent (and only to the extent) that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall (i) describe such Third-Party Claim in reasonable detail considering the information provided to the Indemnitee, (ii) indicate, to the extent determinable, the estimated amount of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee and the nature of the claim and (iii) contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) Except as otherwise provided in Section 8.3(c), an Indemnifying Party may, by notice to the Indemnitee within 30 days after receipt by such Indemnifying Party of such Indemnitee’s notice of a Third-Party Claim, undertake (itself or through one of its Subsidiaries) the defense or settlement of such Third-Party Claim, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee shall be entitled to have sole control over the defense and settlement of any Third-Party Claim (i) seeking an injunction or other equitable relief against the Indemnitee, (ii) involving any criminal or quasi-criminal Litigation Matter, allegation or indictment to which the Indemnitee is a party, (iii) which the Indemnifying Party has failed or, in the reasonable determination of the Indemnitee, is failing to defend or otherwise prosecute diligently or (iv) involving a material supplier, material customer or other material business relationship of the Indemnitee or any of its Affiliates, in the case of each of clauses (i) through (iii), at the cost and expense of the Indemnifying Party. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party. In any event, the Indemnifying Party shall not (x) require any Indemnitee, without Indemnitee’s prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement or refrain from doing so, that would be in violation of Law, or (y) without the prior written consent of the Indemnitee and of Transferor, if the Indemnitee is a Transferor Indemnitee, or the Indemnitee and of Issuer, if the Indemnitee is an Issuer Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from Liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified by the Indemnifying Party under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder and any fees and expenses of the Indemnitee that are incurred in connection therewith prior to the date the Indemnifying Party has undertaken the defense shall be borne by the Indemnifying Party.

(c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim, and counsel for the Indemnifying Party shall be entitled to conduct the defense or settlement of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one separate firm of attorneys (in addition to reasonably necessary local counsel(s), if any) reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such Third-Party Claim as efficiently as possible.

(d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one separate firm of attorneys for all Indemnitees (in addition to reasonably necessary local counsel(s) and its own counsel, if any) in connection with any one Litigation Matter, or separate but similar or related Litigation Matters, in the same jurisdiction arising out of the same general allegations or circumstances.

(e) If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, (i) the Indemnifying Party shall keep the Indemnitee reasonably informed of the status of, and all material developments relating to or in connection with, such Third-Party Claim and shall provide the Indemnitee with reasonable access to all written, and summaries of all oral, correspondence, drafts of settlements agreements, court filings and all other notices and documents received or transmitted by the Indemnifying Party relating to such Third-Party Claim and (ii) the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement. In the event the Indemnitee is undertaking the defense or settlement of a Third-Party Claim, the Indemnifying Party shall make available to the Indemnitee and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

(f) Environmental Limitations. Notwithstanding any provision to the contrary in this Agreement, with respect to any Losses arising from Retained Environmental Liabilities, Pre-Closing Environmental Liabilities or with respect to breaches of the representations and warranties contained in Section 3.11 (Environmental Matters): (x) Transferor shall have satisfied its obligations with respect to any remedial action to the extent such remedial action is conducted to standards applicable to industrial properties, including the use of risk-based cleanup standards, natural attenuation, and deed restrictions so long as such use is not prohibited by the Governmental Authority overseeing such remedial action and (y) Transferor shall not be required to indemnify any Issuer Indemnitees for any such Losses (i) except to the extent such Losses are required to comply with Environmental Law in force and in effect on the Closing Date; (ii) to the extent Issuer Indemnitees exacerbate any such Losses after the Closing Date (excluding exacerbation arising from post-Closing activities by Issuer Indemnitees that conform to pre-Closing activities by Transferor in connection with the Transferred Business as a result of which any representation or warranty in Section 3.11 was inaccurate, until such time as Issuer Indemnitees know such activities caused such representation or warranty to be inaccurate); and (iii) resulting or arising from any investigation, removal or remediation of any presence or Release of Hazardous Materials except to the extent such presence or Release existed at concentrations in soil, groundwater or other environmental media on the Closing Date such that the failure to remove or remediate such presence or Release, if known on the Closing Date, would have constituted a violation of or non-compliance with Environmental Law in force and in effect on the Closing Date.

Section 8.4 Reductions for Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this ARTICLE VIII shall be reduced (retroactively or prospectively, as applicable) by any insurance proceeds in respect of the related Indemnifiable Losses (net of all costs of recovery, including deductibles, co-payments or other payment obligations) solely to the extent actually received by the Indemnitee. The existence of a claim or a potential claim by an Indemnitee for insurance in respect of any Indemnifiable Loss shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer shall be (x) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (y) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds actually received (net of all costs of recovery, including deductibles, co-payments or other payment obligations and without interest), up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

Section 8.5 Direct Claims. Any claim on account of an Indemnifiable Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make such payment. If such Indemnifying Party does not respond in such 30-day period or rejects such claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Agreements.

Section 8.6 Joint Defense and Cooperation. With respect to any Third-Party Claim in which both Transferor and Issuer (or any of Issuer’s Subsidiaries) are, or reasonably may be expected to be, named as parties, or that otherwise implicates both Transferor and Issuer (or any of Issuer’s Subsidiaries) in a material fashion, the parties hereto shall reasonably cooperate with respect to such Third-Party Claim and if the parties agree, maintain a joint defense in a manner that will preserve applicable privileges.

Section 8.7 Environmental Access, Control and Cooperation. With respect to any claim for indemnification by Issuer Indemnitees for any Pre-Closing Environmental Liability or any breach of the representations and warranties contained in Section 3.11 (“Environmental Indemnity Claims”):

(a) Notwithstanding any provision to the contrary, (i) Transferor shall have the right to assume the control and/or performance of, and shall have the right to make all final decisions with respect to, any investigation, cleanup or other corrective or responsive action (“Responsive Action”) relating to any Environmental Indemnity Claim; provided, however, that, with respect to any Responsive Action controlled and/or performed by Transferor pursuant to this Agreement, to the extent reasonably practicable from an economic and engineering standpoint, Transferor shall not conduct or agree to conduct any Responsive Action in a manner that unreasonably interferes with the operations of the Transferred Business at any relevant Transferred Real Property; and (ii) Issuer shall (or shall cause its Subsidiaries to) provide Transferor, at reasonable times and after reasonable notice, access to the Transferred Real Property and Transferred Business records and employees in connection with any such control and/or performance by Transferor.

(b) The party that controls and/or performs any Responsive Action relating to any Environmental Indemnity Claim under this Agreement (the “Controlling Party”) shall (i) reasonably consult with the other party (the “Non-Controlling Party”) regarding any such Responsive Action, including the selection of any environmental consultants and the selection of, and development of any scope of work for, any Responsive Action; (ii) provide the Non-Controlling Party with an opportunity to review and comment on any submission to any Governmental Authority reasonably in advance of such submission and shall consider such comments in good faith; and (iii) provide the Non-Controlling Party with an opportunity to (A) attend any meetings with any Governmental

Authority; (B) review any documents or records relating to such Responsive Action in the Controlling Party’s control that the Non-Controlling Party may reasonably request; and (C) monitor the performance of such Responsive Action and, in the case of any intrusive investigation or cleanup, and at Non-Controlling Party’s reasonable request and expense, take split samples; provided, however, that, if Issuer or GPI is the Controlling Party, with respect to any such Environmental Indemnity Claim, Issuer or GPI shall not, except as required by Law, conduct, agree to, or enter any settlement or order or make any reporting to any Governmental Authority with respect to any Responsive Action (including the selection of consultants, development and selection of a scope of work, any submissions to any Governmental Authority) without the prior written consent of Transferor, which shall not be unreasonably withheld or delayed.

(c) Any Responsive Action taken in connection with any Environmental Indemnity Claim shall be conducted in a workmanlike manner, using commercially reasonable and cost effective practices, standards and methods from an engineering standpoint.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

(a) by the mutual written consent of Transferor and Parent;

(b) by either Transferor or Parent if the Closing shall not have occurred on or before June 30, 2018 (the “Termination Date”), unless the failure of the Closing to have occurred by the Termination Date shall be due to the failure of the party seeking to terminate this Agreement pursuant to this Section 9.1(b) to perform or otherwise comply with in all material respects the covenants and agreements of such party set forth herein;

(c) by Parent (so long as Parent is not then in material breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the Closing conditions of Transferor not to be satisfied if the Closing were to occur at the time of termination), if there has been a breach by Transferor of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, in either case such that Section 7.3(a) hereof would be incapable of being satisfied, and such breach or condition has not been cured within 30 Business Days following receipt by Transferor of notice of such breach;

(d) by Transferor (so long as Transferor is not then in material breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the Closing conditions of Parent, Issuer or GPI not to be satisfied if the Closing were to occur at the time of termination), if there has been a breach by Parent, Issuer or GPI of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue in any material respect, in either case such that Section 7.2(a) hereof would be incapable of being satisfied, and such breach or condition has not been cured within 30 Business Days following receipt by Parent, Issuer or GPI of notice of such breach; or

(e) by either Transferor or Issuer if any Law or Order by any Governmental Authority preventing or prohibiting consummation of the Transactions shall have become final and nonappealable.

The party desiring to terminate this Agreement pursuant to this Section 9.1 will give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effected.

Section 9.2 Effect of Termination. If this Agreement is terminated by Transferor or Parent pursuant to Section 9.1, then this Agreement shall become void and have no effect with no Liability on the part of the parties hereto, except to the extent that such termination results from the intentional breach by a party of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of the Confidentiality Agreement, this Section 9.2, Section 9.3 and ARTICLE X shall remain in full force and effect and shall survive any termination of this Agreement.

Section 9.3 Fees and Expenses. Except as otherwise provided in this Agreement or any other Transaction Agreement, or unless otherwise mutually agreed to by Transferor and Parent in writing, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(a)	if to Transferor, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention:	General Counsel
E-Mail:	sharon.ryan@ipaper.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Jeffrey J. Rosen
Michael A. Diz
E-Mail:	jrosen@debevoise.com
madiz@debevoise.com

(b)	if to Parent, Issuer or GPI, to:

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA. 30328

Attention:	Lauren Tashma
E-Mail:	lauren.tashma@graphicpkg.com

with a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attention:	W. Scott Ortwein
E-Mail:	scott.ortwein@alston.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.2 Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.3 No Third Party Beneficiaries. Except as otherwise expressly provided in Section 5.14(h) with respect to the USW and IBEW, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Transferor, Parent, Issuer and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person shall be deemed a third party beneficiary under or by reason of this Agreement. In addition, and without limiting the generality of the foregoing, nothing contained in any provision of this Agreement (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement or (ii) create any third-party beneficiary rights or obligations in any Business Employee or former employee of the Transferred Business, including with respect to (x) any right to employment or continued employment or to a particular term or condition of employment or (y) the ability of Transferor, Parent, Issuer or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them. Notwithstanding the foregoing, the Lenders shall be express third party beneficiaries of and shall be entitled to rely upon this Section 10.3, Section 10.6, Section 10.11 and Section 10.17, and each Lender may enforce such provisions.

Section 10.4 Entire Agreement. This Agreement, the Exhibits, the Transferor Disclosure Schedules and the Parent Disclosure Schedules hereto, the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 10.5 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any purported assignment without such consent shall be null and void; provided that Transferor may, by written notice, assign any and all of its rights and obligations under this Agreement to an Affiliate (but no such assignment shall relieve Transferor of any of its duties or obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 10.6 Governing Law; WAIVER OF JURY TRIAL.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules and

Exhibits hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply. Notwithstanding anything to the contrary contained elsewhere herein, the parties hereby further agree (i) that no party will bring any legal action or proceeding against the Lenders in any way relating to this Agreement, the Assumed Financing, the Amendment or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Assumed Financing Commitment Letter, the Amendment Commitment Letter or any other letter or agreement related to the Assumed Financing, the Amendment, the Assumed Financing Commitment Letter, the Amendment Commitment Letter or the performance of either thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) that any claims brought against the Lenders will be governed by the Laws of the State of New York, without regard to the conflict of laws provisions thereof that would cause the laws of another state to apply.

(b) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUUNTERCLAIM AGAINST ANY LENDER) OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT (INCLUDING ANY ACTIONS, PROCEEDING OR COUNTERCLAIM AGAINST ANY LENDER) SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.7 Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND

OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 10.7, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 10.7 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.8 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the parties hereto.

Section 10.9 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the parties hereto only, and will be given no substantive or interpretive effect whatsoever.

Section 10.10 Attorneys’ Fees. If any Action at law or equity, including an Action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 10.11 Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. To the extent any amendment or waiver to Section 10.3, Section 10.6, this Section 10.11 and Section 10.17 is sought which is adverse to the rights of the Lenders, the prior written consent of such party shall be required before such amendment is rendered effective.

Section 10.12 Extension; Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of the first sentence of Section 10.1, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.13 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

Section 10.14 Damages Waiver. No party shall be liable to another party or any of its Affiliates (or any of their respective present, former and future Representatives and each of their respective heirs, executors, successors and assigns) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party or Governmental Authority pursuant to a Third-Party Claim).

Section 10.15 Reference to Time. All references in this Agreement to times of the day shall be to New York City time.

Section 10.16 No Representations or Warranties.

(a) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, TRANSFEROR (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES THAT NONE OF PARENT, GPI, ISSUER OR ANY OF THEIR SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, TRANSFEROR (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT PARENT, GPI, ISSUER OR ANY OF THEIR SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NEITHER TRANSFEROR NOR ANY OF ITS SUBSIDIARIES HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, EACH OF PARENT, ISSUER AND GPI (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) ACKNOWLEDGES THAT NONE OF TRANSFEROR OR ANY OF ITS SUBSIDIARIES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, EACH OF PARENT, ISSUER AND GPI (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT TRANSFEROR OR ANY OF ITS SUBSIDIARIES GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NONE OF PARENT, ISSUER OR GPI OR ANY OF THEIR SUBSIDIARIES HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

Section 10.17 No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the Persons that are expressly identified as parties to this Agreement in their capacities as such, and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of, and any lender to, any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of, and any lender to (including the Lenders), any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[SIGNATURE PAGE FOLLOWS]

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
	Name:	C. Cato Ealy
	Title:	Senior Vice President Corporate Development

[Signature Page to Transaction Agreement]

GRAPHIC PACKAGING HOLDING COMPANY

By:	/s/ Michael P. Doss
	Name:	Michael P. Doss
	Title:	President and Chief Executive Officer

GAZELLE NEWCO LLC

By:	/s/ Michael P. Doss
	Name:	Michael P. Doss
	Title:	President and Chief Executive Officer

GRAPHIC PACKAGING INTERNATIONAL, INC.

By:	/s/ Michael P. Doss
	Name:	Michael P. Doss
	Title:	President and Chief Executive Officer

[Signature Page to Transaction Agreement]

Exhibit A

GAZELLE NEWCO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2018

THE COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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GAZELLE NEWCO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [•], 2018, is entered into by and among Gazelle Newco LLC, a Delaware limited liability company (the “Company”), its Members (as defined herein) and each other Person who at any time after the date hereof becomes a Member in accordance with the terms of this Agreement and the DLLCA (as defined herein) and, solely for purposes of the Parent Sections, Gazelle Holding Company, a Delaware corporation (“Parent”).

WHEREAS, pursuant to that certain Transaction Agreement, dated as of October 23, 2017, (the “Transaction Agreement”), among Parent, Company, Gazelle Holdco (as defined below) and International Paper Company (“Impala”) (the “Transaction Agreement Parties”), Impala has agreed to contribute the Transferred Business (as defined in the Transaction Agreement) to the Company and the Transaction Agreement Parties have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);

WHEREAS, Parent has caused the Company to become formed and has caused [Gazelle Intermediate Entity], a Delaware limited liability company and wholly owned subsidiary of Parent (“Gazelle Holdco”) to own all of the limited liability company interests of the Company and execute a Limited Liability Company Agreement dated as of [•], 2017 (the “Formation Date”) in accordance with the DLLCA (the “Original LLC Agreement”);

WHEREAS, the parties hereto desire to continue the Company and to amend and restate the Original LLC Agreement in its entirety and enter into this Agreement in order to, inter alia, (i) reflect the addition of Impala as a Member of the Company, (ii) provide for the management, operation and governance of the Company, and (iii) set forth their respective rights and obligations as Members in the Company generally.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following definitions shall be applied to the terms used in this Agreement for all purposes.

“Additional Member” has the meaning set forth in Section 11.02.

“Adjusted Capital Account Balance” means with respect to each Member the balance in such Member’s Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments: (i) decrease such Capital Account by the adjustments, allocations and

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distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member; and (ii) increase such Capital Account by such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Member is obligated (or deemed to be obligated) to restore pursuant to any provision of this Agreement or by applicable Law.

“Admission Date” has the meaning set forth in Section 10.07.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Sale” has the meaning set forth in Section 10.05(a).

“Applicable Sale Notice” has the meaning set forth in Section 10.05(b).

“Appraisers” has the meaning set forth in Section 14.02.

“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to ARTICLE XI.

“Book Value” means, with respect to any Obligation of the Company, such Obligation’s adjusted issue price for U.S. federal income tax purposes, except that (i) the initial Book Value of any Obligation assumed, or taken subject to, by the Company from a Member in connection with a contribution to the Company subject to Code Section 721 shall be the Gross Liability Value of such Obligation as determined by the Managing Member as of the date of such assumption or taking subject to; (ii) the Book Value of any Obligation of the Company that is assumed, or taken subject to, by a Member in connection with a distribution of property to the Member in a transaction subject to Code Section 731 shall be adjusted immediately prior thereto to equal the Gross Liability Value of such Obligation as of the date it is assumed or taken subject to by such Member; (iii) the Book Value of each Obligation of the Company shall be adjusted to equal the Obligation’s Gross Liability Value as determined by the Managing Member at such times as an adjustment to the Gross Asset Value of property of the Company is made pursuant to clause (iii) of (iv) of the definition of “Gross Asset Value”; and (iv) if the Book Value of an Obligation of the Company has been determined or adjusted pursuant to clauses (ii) or (iii) of this definition of Book Value, such Book Value shall thereafter be adjusted based on the method adopted pursuant to the last sentence of the definition of “Profits” or “Losses”, as applicable, to determine the extent to which the Book Value of such Obligation is treated as satisfied or otherwise taken into account.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

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“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Gross Asset Value of other property that such Member contributes (or is deemed to contribute) to the capital of the Company.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware on the Formation Date.

“Closing Date” has the meaning ascribed to it in the Transaction Agreement.

“Closing Price” has the meaning ascribed to it in Section 3.05(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Common Unit” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Common Units in this Agreement, but does not include any Junior Unit, Preferred Unit or any other Unit specified in a Unit Designation as being other than a Common Unit.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means the interest of a Member in Profits, Losses and Distributions.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) for the phrase “partnership minimum gain.” The amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Period shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).

“Credit Agreement” means the Second Amended and Restated Credit Agreement effective October 2, 2014, among Graphic Packaging International and certain of its Subsidiaries, as Borrowers; Bank of America, N.A. as Administrative Agent, L/C Issuer, Swing Line Lender, Swing Line Euro Tranche Lender and Alternative Currency Funding Fronting Lender; and the other agents named therein and several lenders from time to time parties thereto.

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, shall not be a Distribution.

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq.

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“Drag-Along Right” has the meaning set forth in Section 10.05(a).

“Equity Securities” means, with respect to any Person, (a) units or other equity interests in such Person (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by such Person), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any of the foregoing, and (c) warrants, options or other rights to purchase or otherwise acquire from such Person any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, among Impala, Gazelle Holdco, Parent and the Company.

“Exchange Rate” has the meaning set forth in the Exchange Agreement.

“Excluded Securities” has the meaning set forth in Section 3.04.

“Exercise Notice” has the meaning set forth in Section 3.05(c).

“Fair Market Value” means, with respect to any asset, except as otherwise provided in this Agreement, its fair market value determined according to ARTICLE XIV.

“Fiscal Period” means the Fiscal Year or any interim accounting period within a Fiscal Year established by the Company and which is permitted or required by Section 706 of the Code, including at such times as the Gross Asset Values of assets are adjusted pursuant to clause (iii) of the definition of “Gross Asset Value” in this Section 1.01.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Formation Date” has the meaning set forth in the recitals to this Agreement.

“Gazelle Holdco” has the meaning set forth in the recitals to this Agreement.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, between Impala and Parent.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Graphic Packaging International” means Graphic Packaging International, Inc., a Delaware corporation.

“Gross Asset Value” with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that (i) the initial Gross Asset Value of any asset contributed or

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deemed contributed by a Member to the Company shall be the gross Fair Market Value of such asset, provided that the initial Fair Market Values of the assets contributed (or deemed contributed) to the Company on the Closing Date shall be determined by the Managing Member in consultation with Impala and if the Managing Member and Impala are unable to agree as to the determination of the initial Fair Market Values of the assets, the dispute shall be resolved pursuant to the dispute resolution process set forth in Section 14.02; (ii) the Gross Asset Value of any property of the Company distributed to any Member shall be adjusted to equal the gross Fair Market Value of such property on the date of Distribution as determined by the Managing Member; (iii) the Gross Asset Values of all assets of the Company shall be increased (or decreased) to equal the gross Fair Market Value at any other time permitted by Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5) unless the Managing Member determines reasonably and in good faith that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members; and (iv) the Gross Asset Values of all assets of the Company will be adjusted upon the occurrence of any other event to the extent determined by the Managing Member to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q).

“Gross Liability Value” means, with respect to any Obligation of the Company, the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Holder” means either (a) a Member or (b) an Assignee that owns a Unit.

“Incentive Plan” means any equity incentive or similar plan or agreement under which Parent may issue shares of Common Stock or warrants, options, restricted share award or other rights to purchase or otherwise acquire shares of Common Stock to existing and former directors, officers, employees and other Persons providing services to Parent, the Company and their Subsidiaries from time to time.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“Impala” has the meaning set forth in the recitals to this Agreement.

“Impala Holder” means Impala or any Permitted Transferee of Impala.

“Intermediate Entity” means any Subsidiary of Parent that, directly or indirectly, owns an equity interest in Gazelle Holdco.

“Issuance Notice” has the meaning set forth in Section 3.05(b).

“Junior Unit” means a Unit representing a fractional part of the Company Interests of the Members that the Managing Member has authorized pursuant to Section 3.02 that has distribution rights that are inferior or junior to the Common Units.

“Law” means any United States federal, state or local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

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“Losses” means the net loss the Company generates with respect to a Fiscal Period, as determined for U.S. federal income tax purposes; provided, however, that such loss (i) shall be decreased by the amount of all income during such period that is exempt from U.S. federal income tax, (ii) shall be increased by the amount of all expenditures that the Company makes during such period that are not deductible for U.S. federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to Section 5.03. If the Gross Asset Value of an asset of the Company differs from its adjusted basis for U.S. federal, state, or local income tax purposes, the amount of depreciation, amortization, and other cost recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to clauses (ii) or (iii) of the definition of Gross Asset Value, the adjustment amount shall be treated as gain or loss from the disposition of the asset. In the event the Book Value of any Obligation is adjusted pursuant to clause (ii) or (iii) of the definition of “Book Value” in Section 1.01, the amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Book Value of such Liability of the Company) or of gain (if the adjustment decreases the Book Value of such Liability of the Company). In determining Losses, income, gain, deduction or loss resulting from the satisfaction of, or accrual for federal income tax purposes of items with respect to, an Obligation of the Company with a Book Value that differs from its adjusted issue price (if any) shall be computed by reference to the Book Value of such Obligation, with the extent to which the Book Value of such Obligation is treated as satisfied or otherwise taken into account being determined under any reasonable method adopted by the Managing Member.

“Majority Members” means the Members (including the Managing Member) holding a majority of the Voting Units then outstanding.

“Managing Member” means Gazelle Holdco, or any of its successors or assigns, or any, in its capacity as the managing member of the Company.

“Member” means, as of any date of determination, (a) Impala and the Managing Member and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with ARTICLE XI, but in each case only so long as such Person is shown on the Schedule of Members as a Member, in each case, that has not ceased to be a member of the Company pursuant to the Act and this Agreement, in such Person’s capacity as a member of the Company.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” that is set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” that is set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” that is set forth in Treasury Regulations Section 1.704-2(i)(1) and (2).

“Member Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

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“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Obligation” has the meaning assigned to that term in Treasury Regulations Section 1.752-1(a)(4)(ii).

“Officer” has the meaning set forth in Section 6.01(b).

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Representative” has the meaning set forth in Section 9.02.

“Parent” has the meaning set forth in the preamble to this Agreement, together with its successors and assigns.

“Parent Sections” means Sections 3.03, 3.04, 3.05(g), 3.11 and 3.12.

“Parent Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Percentage Interest” means, with respect to each Member, as to any class or series of Units, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Units of such class or series held by such Member and the denominator of which is the total number of Units of such class or series held by all Members. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Units.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Preferred Unit” means a Unit representing a fractional part of the Company Interests of the Members that the Managing Member has authorized pursuant to Section 3.02 that has distribution rights that are superior or prior to the Common Units.

“Proceeding” has the meaning set forth in Section 7.04(a).

“Profits” means, for each Fiscal Period, the net income of the Company, as determined for U.S. federal income tax purposes; provided, however, that such income (i) shall be increased by the amount of all income during such period that is exempt from U.S. federal income tax, (ii) shall be decreased by the amount of all expenditures that the Company makes during such period that are not deductible for U.S. federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to Section 5.03. If the Gross Asset Value of an asset of the Company differs from its adjusted basis for U.S. federal, state, or local income tax purposes, the amount of depreciation, amortization, and other

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cost recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to clauses (ii) or (iii) of the definition of Gross Asset Value, the adjustment amount shall be treated as gain or loss from the disposition of the asset. In the event the Book Value of any Obligation is adjusted pursuant to clause (ii) or (iii) of the definition of “Book Value” in Section 1.01, the amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Book Value of such Liability of the Company) or gain (if the adjustment decreases the Book Value of such Liability of the Company). In determining Profits, income, gain, deduction or loss resulting from the satisfaction of, or accrual for federal income tax purposes of items with respect to, an Obligation of the Company with a Book Value that differs from its adjusted issue price (if any) shall be computed by reference to the Book Value of such Obligation, with the extent to which the Book Value of such Obligation is treated as satisfied or otherwise taken into account being determined under any reasonable method adopted by the Managing Member.

“Pro Rata Portion” means, with respect to an Impala Holder, on any issuance date for Equity Securities of Parent, the number of Equity Securities of Parent equal to the product of (i) the total number of Equity Securities proposed to be issued by Parent on such date (without giving effect to any reduction in such number of Equity Securities pursuant to Section 3.05(d)) and (ii) the fraction determined by dividing (x) the number of shares of Common Stock owned by such Impala Holder immediately prior to such issuance by (y) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance in each case (x) and (y), on an as-exchanged or as-converted basis (assuming solely for this purpose any such exchange or conversion is not settled in cash) with respect to any Equity Securities of Parent owned by the Impala Holders.

“Purchase Right” has the meaning set forth in Section 3.05(a).

“Qualifying Financing” means any incurrence of indebtedness in an original principal amount equal to or in excess of $75,000,000 incurred by Parent, the Company or any Subsidiary thereof that does not contain provisions restricting the ability of the Company to make dividends or distributions that are not, taken as a whole, more restrictive than the most restrictive of such provisions contained in a Specified Contract as of the date of this Agreement.

“Qualifying Issuance” has the meaning set forth in Section 3.05(a).

“Qualifying Refinancing” means any refinancing, replacement, renewal, modification, restatement, substitution, supplement, reissuance, resale or extension of any Specified Contract that does not contain provisions restricting the ability of the Company to make dividends or distributions that are not, taken as a whole, more restrictive than the most restrictive of such provisions contained in a Specified Contract as of the date of this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between Impala and Parent.

“Regulatory Allocations” has the meaning set forth in Section 5.03(h).

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“Schedule of Members” has the meaning set forth in Section 3.01(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Specified Contract” means each of (i) the Indenture, dated as of September 29, 2010, among Graphic Packaging International and Parent and the other note guarantors party thereto, and U.S. Bank National Association, as Trustee; (ii) the Supplemental Indenture, dated as of April 2, 2013, among Graphic Packaging International, the guarantors named therein and the Trustee; (iii) the Indenture dated as of November 6, 2014, by and among Graphic Packaging International, the guarantors named therein and the Trustee; (iv) the First Supplemental Indenture dated as of November 6, 2014 by and among Graphic Packaging International the guarantors named therein and the Trustee; (v) the Second Supplemental Indenture dated as of August 11, 2016 by and among Gazelle International, Parent, the other guarantors named therein and the Trustee, (vi) the Credit Agreement, (vii) any agreement, document, indenture, instrument, note or other similar contract relating to a Qualifying Financing and (viii) any agreement, document, indenture, instrument, note or other similar contract relating to a Qualifying Refinancing.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the gains, losses or equity interests of which), or to direct the management or policies, is owned or controlled directly or indirectly by such first Person (or one or more of the other Subsidiaries of such Person or a combination thereof).

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 11.01.

“Tag-Along Right” has the meaning set forth in Section 10.05(c).

“Tag-Along Sale” has the meaning set forth in Section 10.05(c).

“Tax Distribution Date” has the meaning set forth in Section 4.01(b)(i).

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as the date hereof, between Parent and Impala.

“Threshold Percentage” means 5% of the Units.

“Transaction Agreement” has the meaning ascribed to it in the recitals to this Agreement.

“Transaction Agreement Parties” has the meaning ascribed to it in the recitals to this Agreement.

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“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, exchange, hypothecation, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities (including, as applicable, Units) or (b) any equity or other interest (legal or beneficial) in any Member if a majority of the assets held, directly or indirectly, by such Member consist of Units.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees as may be established by the Managing Member from time to time in accordance with Section 3.02; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Unit Designation” shall have the meaning ascribed to it in Section 3.02(b).

“Unwinding Event” shall have the meaning ascribed to it in Section 10.02.

“Voting Units” means (a) the Common Units and (b) any other Units other than Units that by their express terms do not entitle the record holder thereof to vote on any matter presented to the Members generally under this Agreement for approval; provided that (i) no vote by Voting Units shall have the power to override any action taken by the Managing Member or to remove or replace the Managing Member, (ii) the Voting Units have no ability to take part in the conduct or control of the Company’s business and (iii) notwithstanding any vote by Voting Units hereunder, the Managing Member shall retain exclusive management power over the business and affairs of the Company in accordance with Section 6.01(a).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01 Formation of Company. Pursuant to the Transactions (as defined in the Transaction Agreement), the Company was formed on the Formation Date pursuant to the provisions of the DLLCA.

Section 2.02 Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of governing the affairs of the Company and the conduct of its business in accordance with the provisions of the DLLCA. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the DLLCA) of the Company effective as of the date set forth above. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the DLLCA. On any matter upon which this Agreement is silent, the DLLCA shall control. No provision of this Agreement shall be in violation of the DLLCA and to the extent any provision of this Agreement is in violation of the DLLCA, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided,

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however, that where the DLLCA provides that a provision of the DLLCA shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control. Notwithstanding any provision of this Agreement to the contrary, no Holder shall be entitled to appraisal or dissenters’ rights under any circumstances and no appraisal or dissenters’ rights may be granted under Section 18-210 of the DLLCA or otherwise.

Section 2.03 Name. The name of the Company shall be “Gazelle Newco LLC.” The Managing Member in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Managing Member.

Section 2.04 Purpose. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the DLLCA and determined from time to time by the Managing Member in accordance with the terms and conditions of this Agreement.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be at such place as the Managing Member may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, Wilmington, DE 19808 and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the Corporation Service Company. The Managing Member may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the DLLCA and shall continue in existence until dissolution of the Company in accordance with the provisions of ARTICLE XIII.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership, and that no Member be a partner of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

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ARTICLE III

MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) Impala is hereby admitted as an additional Member of the Company effective as of the completion of the Closing Date. The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members; and (iv) the Fair Market Value of any Capital Contributions other than cash that has been made by the Members (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”).

(b) The applicable Schedule of Members in effect immediately following the admission of Impala as a Member of the Company is set forth as Schedule 1 to this Agreement. The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the DLLCA.

(c) No Member shall be required or, except as contemplated by the Transaction Agreement or as approved by the Managing Member pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to contribute or loan any money or property to the Company or borrow any money or property from the Company.

Section 3.02 Units. Company Interests shall be represented by Units, or other securities of the Company, in each case as issued by the Company as the Managing Member may establish in its discretion in accordance with the terms and subject to the restrictions hereof.

(a) Immediately after the execution hereof, the Units will be comprised of Common Units. Common Units shall, for all purposes hereunder, vote together as a single class.

(b) Subject to the provisions of this Agreement, the Managing Member is hereby authorized to cause the Company to issue additional Company Interests for any Company purpose (including if the Managing Member determines that the Company requires additional funds), at any time or from time to time, to the Members (including the Managing Member) or to other Persons, and to admit such Persons as Additional Members, for such consideration and on such terms and conditions as shall be established by the Managing Member, all without the approval of any Member or any other Person. Without limiting the foregoing, the Managing Member is expressly authorized to cause the Company to issue Units (i) upon the conversion, redemption or exchange of any debt, Units or other securities issued by the Company, (ii) for less than Fair Market Value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Company, or (v) upon the contribution of property or assets to the Company. Any

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additional Company Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Company Interests) as shall be determined by the Managing Member, in its sole and absolute discretion and without the approval of any other Member or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Unit Designation”) without the approval of any other Member or any other Person. Without limiting the generality of the foregoing, the Managing Member shall have authority to specify, in its sole and absolute discretion: (A) the allocations of items of Company income, gain, loss, deduction and credit to each such class or series of Company Interests; (B) the right of each such class or series of Company Interests to share (on a pari passu, junior or preferred basis) in Distributions; (C) the rights of each such class or series of Company Interests upon dissolution and liquidation of the Company; (D) the voting rights, if any, of each such class or series of Company Interests; and (E) the conversion, redemption or exchange rights applicable to each such class or series of Company Interests. Except to the extent specifically set forth in any Unit Designation, a Company Interest of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Company Interest, the Managing Member shall update the Schedule of Members and the books and records of the Company as appropriate to reflect such issuance.

(c) No additional Units shall be issued to Gazelle Holdco or any of its Affiliates unless (i) the additional Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units, (ii)(a) the additional Units are (x) Common Units issued in connection with an issuance of Common Stock, or (y) Units (other than Common Units) issued in connection with an issuance of Equity Securities of Parent or other interests in Parent (other than Common Stock), and (b) Gazelle Holdco contributes to the Company the cash proceeds or other consideration received in connection with the issuance of such Common Stock or other Equity Securities or other interests in Parent, (iii) the additional Units are issued upon the conversion, redemption or exchange of Units issued by the Company or (iv) the additional Units are issued pursuant to Section 3.03, Section 3.04, or Section 3.12.

Section 3.03 Incentive Plans. If at any time Parent issues a share of Common Stock under an Incentive Plan whether by the exercise of a stock option (or the exercise of any other instrument that entitles the holder thereof to purchase a share of Common Stock) the grant of a restricted share award, the settlement of a restricted stock unit award or otherwise, the following will occur:

(a) the net proceeds (including the amount of the exercise price paid by the owner or the promissory note representing any loan made by Parent to the owner with respect to a stock purchase award, which promissory note will be deemed to have a Fair Market Value equal to the original principal balance of the promissory note), if any, received by Parent with respect to the share of Common Stock will be paid or transferred by Parent to Gazelle Holdco (including through Intermediate Entities, if applicable) and from Gazelle Holdco to the Company, which amounts will be treated for U.S. federal income tax purposes as having been paid to the Company by the person to whom the share of Common Stock is issued;

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(b) Gazelle Holdco will be deemed to make an additional Capital Contribution to the Company of an amount of cash equal to:

(i) the Closing Price on the date the share is issued (or, if earlier, the date the related option or other instrument is exercised), reduced by

(ii) the amount paid to the Company as described under subsection (a) above, if any;

(c) Parent will be deemed to sell to Gazelle Holdco (including through Intermediate Entities, if applicable) and Gazelle Holdco will be deemed to sell to the Company a share of Common Stock for an amount of cash equal to the sum of:

(i) the additional deemed Capital Contribution made by Gazelle Holdco to the Company in subsection (b) above, and

(ii) the amount paid to the Company as described under subsection (a) above, if any,

and to deliver such share of Common Stock to its owner under the Incentive Plan (the parties acknowledging that the deemed purchase will not cause the Company to own the shares of Common Stock for any purpose, including for the purpose of determining stockholders entitled to receive dividends or vote);

(d) in exchange for the payment by Gazelle Holdco to the Company described in subsection (a) above and the deemed Capital Contribution by Gazelle Holdco to the Company described in subsection (b) above (which aggregate amount will be credited to the Capital Account of Gazelle Holdco), the Company will issue to Gazelle Holdco a number of Common Units equal to the inverse of the Exchange Rate registered in the name of Gazelle Holdco for each share of Common Stock issued by Parent under the Incentive Plan;

(e) the Company will claim any compensation deductions attributable to the issuance or vesting, as the case may be, of shares of Common Stock and any other deductions available by reason of shares issued pursuant to an Incentive Plan (including, as applicable, as a result of an election under Code Section 83(b)), which deductions will be allocated among the Members in accordance with ARTICLE V;

(f) if the owner of any share of Common Stock issued pursuant to an Incentive Plan has timely made an election under Code Section 83(b) with respect to that share of Common Stock and the share of Common Stock is subsequently forfeited, then each of the actual and deemed steps described in subsections (a) through (e) above with respect to that share of Common Stock will be reversed including the reversion of that share of Common Stock to Parent, the cancellation of the Common Unit issued to Parent and the reversal, if and to the extent required by Treasury Regulations Section 1.83-6(c) or other applicable Tax Law, of any compensation deductions previously allocated to the Members; and

(g) if a share of Common Stock issued under an Incentive Plan is subject to a substantial risk of forfeiture and is not transferable for purposes of Code Section 83, and if a valid

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election under Code Section 83(b) has not been made with respect to such share of Common Stock, the foregoing transactions shall be deemed to occur for U.S. federal income tax purposes when such share of Common Stock is either transferable or no longer subject to a substantial risk of forfeiture for purposes of Code Section 83. Until such time, for U.S. federal income tax purposes (including for purposes of maintaining Capital Accounts and computing Profits, Losses and related items), such share of Common Stock shall not be deemed to have been issued and any distributions with respect to such share of Common Stock shall for such purposes be treated as compensation paid to the holder thereof by the Company.

Section 3.04 Common Stock and Other Issuances. If at any time Parent issues a share of Common Stock or any other class or series of Equity Securities of Parent (other than shares of Common Stock under an Incentive Plan), (i) the net proceeds received by Parent with respect to the share of Common Stock or such other Equity Securities, if any, will be paid or transferred by Parent through Intermediate Entities (if applicable) and through Gazelle Holdco to the Company, and (ii) the Company shall issue to Gazelle Holdco a number of Common Units equal to the inverse of the Exchange Rate registered in the name of Gazelle Holdco for each share of Common Stock (or, with respect to any issuance by Parent of Equity Securities other than Common Stock, one Unit that is substantially equivalent to the Equity Securities issued by Parent as determined by the Managing Member) issued by Parent pursuant to the foregoing clause (i); provided, however, that (i) if Parent issues any Equity Securities in order to purchase or fund the purchase of Units by Parent or its wholly-owned direct or indirect subsidiaries from another Member, then the Company shall not issue any new Units in connection therewith and Parent through Intermediate Entities (if applicable) and Gazelle Holdco shall not transfer such net proceeds to the Company (it being understood that such net proceeds shall be transferred to such other Member as consideration for such purchase), (ii) if Parent issues any Common Stock in order to fund any payment by Parent or Gazelle Holdco under the Tax Receivable Agreement, then the Company shall not issue any new Units in connection therewith, Parent through Intermediate Entities (if applicable) and Gazelle Holdco shall not transfer such net proceeds to the Company (it being understood that such net proceeds shall be used to fund such payment) and the Company shall not make any Tax Distribution in order to fund such payment, and (iii) notwithstanding anything herein to the contrary, Parent may issue Common Stock or other Equity Securities in connection with (A) an acquisition from a Person that is not an Affiliate of Parent of Units or a business, property or other asset to be owned, directly or indirectly, by the Company (and which is contributed to the Company or one of its Subsidiaries), (B) a dividend or distribution (including any stock split) of Common Stock or other Equity Securities of Parent, (C) upon a conversion, redemption or exchange of other Equity Securities of Parent, (D) upon a conversion, redemption, exchange of any Debt incurred by or on behalf of Parent, Gazelle Holdco or the Issuer into Common Stock or other Equity Securities of Parent if the proceeds of such Debt are or have previously been provided to the Company, (E) in connection with an acquisition of Units, (F) any recapitalization of Parent, or (G) any merger, consolidation, reorganization or other combination of the Company with or into another entity that is not an Affiliate of Parent, and any Common Stock or Equity Securities issued in connection with the foregoing clauses (A) through (G) shall constitute “Excluded Securities”. This Section 3.04 shall not apply to the issuance and distribution to holders of shares of Parent common stock or rights to purchase Equity Securities of Parent under a “poison pill” or similar shareholder rights plan (it being understood that upon exchange for Common Stock pursuant to the Exchange Agreement, such Common Stock would be issued together with a corresponding right), but shall apply to the issuance of Common Stock in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

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Section 3.05 Acquisition of Units.

(a) The Company hereby grants to each Impala Holder the right (the “Purchase Right”) to purchase up to its Pro Rata Portion of any Units that are proposed to be issued to Gazelle Holdco pursuant to Section 3.04 (other than any Units issuable in respect of any Excluded Securities or shares of Common Stock or other Equity Securities of Parent issued pursuant to Section 3.03), provided that solely with respect to any issuance of Common Units with respect to the issuance by Parent of shares of Common Stock, such right shall terminate automatically if Impala (i) exchanges any Common Units pursuant to the Exchange Agreement or (ii) otherwise Transfers any Common Units to any Person other than to a Permitted Transferee.

(b) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 3.05(a) to each Impala Holder no less than ten (10) Business Days prior to the date of the proposed issuance or sale of any Equity Securities of Parent to which the Purchase Right would be applicable. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number and class of Parent Equity Securities and associated Units to be issued;

(ii) if the Units to be issued are not Common Units, a description of the material terms and conditions of such Units;

(iii) the proposed issuance date; and

(iv) the proposed purchase price per Unit (or equivalent purchase price per Equity Security), or a statement that Units are to be issued on account of Equity Securities of Parent to be issued in an underwritten offering.

(c) Subject to Section 3.05(d), each Holder shall for a period of ten (10) Business Days following the receipt of an Issuance Notice have the right to elect irrevocably to purchase up to its Pro Rata Portion of the Units proposed to be issued to Gazelle Holdco by delivering a written notice to Parent (an “Exercise Notice”). If, at the termination of such ten (10) Business Day period, a Holder shall not have delivered an Exercise Notice to Parent, such Holder shall be deemed to have waived all of its rights under this Section 3.05 with respect to the purchase of such Equity Securities of Parent.

(d) The purchase price for each Unit as to which an Exercise Notice is delivered shall be the purchase price set forth in the Issuance Notice, provided that in the case of an underwritten offering the purchase price for each such Unit shall equal the purchase price payable by investors for each such Equity Security in such underwritten offering, without deduction for any underwriting discount or commission. To the extent an Exercise Notice has been delivered, (i) Parent shall reduce the number of Equity Securities offered by the number of Equity Securities with respect to which an Exercise Notice has been received and (ii) the applicable Impala Holder shall be entitled to purchase from the Company a number of Units (including, if applicable,

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Common Units) equal to the number of Equity Securities as to which such Impala Holder has delivered an Exercise Notice, with such Units being substantially equivalent to the Equity Securities issued by Parent. Parent shall use commercially reasonable efforts to notify each Impala Holder of any change in the number of Equity Securities proposed to be issued in an underwritten offering, and Parent and such Impala Holder shall make equitable adjustments to the Pro Rata Portion applicable to each Impala Holder that are consistent with the purposes of this Section 3.05.

(e) The closing of any purchase by the Impala Holders who have delivered an Exercise Notice shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by a Holder may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to obtain any required approval or consent of a governmental authority or any other third party (and Parent and the Impala Holders shall use their respective reasonable best efforts to obtain such approvals).

(f) Upon the expiration of the ten (10) Business Day period described in Section 3.05(c), Parent shall be free to sell such Equity Securities that the Impala Holders have not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to the Holders in the Issuance Notice delivered in accordance with Section 3.05(b).

(g) For the avoidance of doubt, the Purchase Right and the other provisions of this Section 3.05 shall be applicable to any issuance of Equity Securities by Parent, mutatis mutandis, in which case the Exercise Notice delivered by an Impala Holder may elect, other than with respect to an offering of shares of Common Stock (for which the Purchase Right may only be exercised to purchase Common Units), that the Purchase Right is to be exercised by purchasing such Equity Securities of Parent, and upon such an election Section 3.05(d)(ii) shall be inapplicable with respect to such exercise.

Section 3.06 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Managing Member. If the Managing Member determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer and any other Officer designated by the Managing Member, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Managing Member may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The Managing Member agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b) If Units are certificated, the Managing Member may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Managing Member of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Managing

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Member may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Managing Member may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09 Loans from Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01, the amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.10 Repurchase or Redemption of Parent Equity Securities If at any time any Equity Securities of Parent are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any Incentive Plan, automatically or by means of any other arrangement) by Parent, then the Managing Member shall cause the Company, immediately prior to such redemption, repurchase or acquisition, to redeem, repurchase or acquire a corresponding number of the Units held by Gazelle Holdco that correspond to such Equity Securities multiplied by the inverse of the Exchange Rate, at an aggregate repurchase or redemption price equal to the aggregate repurchase or redemption price of the Equity Securities being redeemed, repurchased or acquired (plus any expenses related thereto) and upon such other terms as are the same for the Equity Securities being redeemed, repurchased or acquired.

Section 3.11 Parent Right to Purchase Company Interests. Notwithstanding any other provision of this Agreement, on and for 90 days after the date on which the aggregate Percentage Interests of Impala and its Affiliates are less than the Threshold Percentage for more than a calendar quarter, Parent, directly or through one or more Subsidiaries (including Gazelle Holdco or Intermediate Entities), shall have the right, but not the obligation, to purchase all, but not less than all, of the outstanding Common Units held by Impala and its Affiliates by treating each of Impala and its Affiliates as a party who has delivered a Notice of Exchange (as defined in the Exchange Agreement) pursuant to Section 2.02 of the Exchange Agreement in respect of all of Impala and its Affiliate’s Units, by notice to Impala and its Affiliates, as applicable, that Parent has elected to exercise its rights under this Section 3.11 and that Gazelle Holdco has elected to provide

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a Call Election Notice (as defined in the Exchange Agreement) in respect of a Cash Election Payment (as defined in the Exchange Agreement) for all of the outstanding Common Units held by Impala and its Affiliates. Such notice given by Parent to Impala or any of its Affiliates, as applicable, pursuant to this Section 3.11 shall be treated as (i) a Call Election Notice delivered in response to a Notice of Exchange delivered to Parent and the Company by Impala and its Affiliates (ii) a Call Election Notice in respect of a Cash Election Payment (as defined in the Exchange Agreement) in respect of all of the outstanding Common Units held by Impala and its Affiliates and (iii) waiver by Parent and the Company of all requirements or limitations in Section 2.01(a) of the Exchange Agreement in respect to an exchange thereunder. Such notice given by Parent shall specify an Exchange Date (as defined in the Exchange Agreement) in respect of an exchange pursuant to this Section 3.11 that is no later than ten (10) Business Days following the date of such notice. For purposes of this Section 3.11, Section 2.02 (other than Section 2.02(c)) of the Exchange Agreement shall apply, mutatis mutandis.

Section 3.12 Dividend Reinvestment Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts retained or deemed received by Parent in respect of any dividend reinvestment plan, stock incentive or other stock or subscription plan or agreement, shall either (a) be utilized by Parent to effect open market purchases of its capital stock or (b) be contributed by Parent through Gazelle Holdco and through, if applicable, Intermediate Entities, to Company in exchange for additional Common Units and, upon such contribution, the Company will issue to Gazelle Holdco a number of Common Units equal to the number of newly issued shares of Common Stock, divided by the Exchange Rate then in effect without any further act, approval or vote of any Member or any other Person.

ARTICLE IV

DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributions. To the extent permitted by applicable Law and hereunder, the Managing Member may declare Distributions out of funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Managing Member shall determine using such record date as the Managing Member may designate, and any such Distributions shall be made to the Members in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make Distributions as set forth in Section 4.01(b) and Section 13.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to the extent such Distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Managing Member shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to cause the Company to make Distributions to the Members pursuant to this Section 4.01(a) in such amounts as shall enable Parent to pay dividends or to meet its obligations.

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(b) Tax Distributions.

(i) On or about each date (a “Tax Distribution Date”) that is five (5) Business Days prior to each due date for a tax return of Parent, as determined without regard to extensions, or other date on which Parent is required to satisfy a tax liability (including as a result of any audit or other proceeding or pursuant to the Tax Receivable Agreement) or on which Gazelle Holdco is required to make a payment pursuant to the Tax Receivable Agreement, the Company shall be required to (x) make a Distribution through Gazelle Holdco and, if applicable, Intermediate Entities, to Parent such that Parent receives the amount required to enable Parent to meet its tax obligations, and to enable Gazelle Holdco to meet its obligations pursuant to the Tax Receivable Agreement, due on such date (a “Parent Tax Distribution”) and (y) make a Distribution to each other Member so that the Distributions made to Gazelle Holdco under clause (i) and the Distributions made to each other Member under this clause (ii) are in accordance with the Members’ respective Percentage Interests on the applicable Tax Distribution Date (a “Member Tax Distribution” and, together with Parent Tax Distributions, “Tax Distributions”).

(ii) The amount of any Tax Distribution to a Member pursuant to this Section 4.01(b) shall be treated as having been made pursuant to Section 4.01(a) and shall reduce on a dollar-for-dollar basis the amounts that otherwise would be distributed to the Members pursuant to Section 4.01(a).

Section 4.02 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution if such Distribution when made in accordance with the other provisions of this Agreement would violate any applicable Law or cause a breach or default under any Specified Contract.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) A separate capital account (“Capital Account”) shall be maintained for each Member in accordance with Section 704(b) of the Code, and the Treasury Regulations promulgated thereunder including Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Member as of the date hereof shall be the dollar value set forth opposite the Member’s name on the Schedule of Members.

(b) Subject to the provisions of Section 5.01(a) the Capital Account for each Member shall consist of the Member’s initial Capital Contribution (actual or deemed), increased by any additional Capital Contributions made by the Member, by the Member’s distributive share of Profits allocated pursuant to Section 5.02 and any items in the nature of income or gain which are specially allocated pursuant to Section 5.03, and by the Gross Liability Value of any Obligations which the Member assumes or is deemed to assume or which are secured by any Company property distributed to the Member, and decreased by the Member’s distributive share of Losses allocated pursuant to Section 5.02 and any items in the nature of loss or deduction which are specially allocated pursuant to Section 5.03, by any Distributions to the Member, and by the Gross

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Liability Value of any Obligations of the Member which the Company assumes or is deemed to assume or which are secured by property contributed by the Member to the Company. A transferee of a Member’s Interest in the Company (or a portion thereof) shall succeed to the Capital Account of such Member (or the pro rata or other appropriate portion thereof, as applicable).

(c) No interest shall be paid on the initial Capital Contributions or on any subsequent Capital Contributions. No amount distributed pursuant to Section 4.01 of this Agreement shall constitute a payment under Code Section 707(a) or Section 707(c).

Section 5.02 Allocations. After giving effect to the allocations set forth in Section 5.03, Profits or Losses shall be allocated to the Members in accordance with each Member’s Percentage Interest.

Section 5.03 Regulatory Allocations. Notwithstanding anything to the contrary in Section 5.02, the following special allocations will apply.

(a) Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE V, if there is a net decrease in Company Minimum Gain during any Fiscal Period, each Member shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount that equals such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to such sentence. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(a) is intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith.

(b) Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Period, each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount that equals such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain that is attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to such sentence. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(b) is intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith.

(c) In accordance with Treasury Regulations Section 1.704-2(b)(1), any Nonrecourse Deductions for any Fiscal Period shall be specially allocated among the Members in accordance with the Members’ respective Percentage Interests.

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(d) Any Member Nonrecourse Deductions for any Fiscal Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1) and (2).

(e) If any Member unexpectedly received any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.03(e) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this ARTICLE V have been tentatively made as if this Section 5.03(e) were not in this Agreement. This Section 5.03(e) is intended to be a “qualified income offset” provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(f) If any Member has a deficit Capital Account at the end of any Fiscal Period which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.03(f) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE V have been tentatively made as if Section 5.03(e) and this Section 5.03(f) were not in this Agreement.

(g) Pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner that is consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations.

(h) The allocations set forth in Section 5.03(a)-(g), inclusive (the “Regulatory Allocations”), are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.03. Therefore, notwithstanding any other provision of this Section 5.03 (other than the Regulatory Allocations) to the contrary, the Managing Member shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion, pursuant to this Section 5.03(h), the Managing Member will take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

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Section 5.04 Tax Allocations.

(a) Except as otherwise provided in Section 5.04(b), as of the end of each Fiscal Period, items of Company income, gain, loss, deduction, and expense shall be allocated for U.S. federal, state, and local income tax purposes among the Members in the same manner as the income, gain, loss, deduction, and expense of which such items are components were allocated to Capital Accounts pursuant to this ARTICLE V.

(b) In accordance with the principles of Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder, Company income, gains, deductions, and losses with respect to any property contributed to the capital of the Company or Obligations of the Company shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Fair Market Value or the adjusted issue price of such Obligation and its Book Value, using the “remedial method” described in Treasury Regulations Section 1.704-3(d) to the maximum extent permissible under Code Section 704(c) and the Treasury Regulations promulgated thereunder. If Company property is revalued in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at any time (and the Book Value of the Obligations of the Company are adjusted at the time of such revaluation), subsequent allocations of Company income, gains, deductions and losses with respect to such property’s revaluation and its adjusted basis (and the adjustment of such Obligation’s Gross Liability Value) for U.S. federal income tax purposes in the same manner as the variation is taken into consideration under Code Section 704(c) and the Treasury Regulations thereunder.

(c) The Managing Member agrees to allocate the “nonrecourse liabilities” of the Company for purposes of Treasury Regulations Section 1.752-3(a) in a manner that avoids the recognition by the Members of gain pursuant to Code Section 731(a) or reduces the aggregate recognition of such gain by the Members for the relevant Fiscal Period, provided that such allocation shall be subject to the approval of the Impala Holder, such approval not to be unreasonably withheld, conditioned or delayed.

Section 5.05 Indemnification and Reimbursement for Payments on Behalf of a Member. Except as otherwise provided in Section 5.20(e) of the Transaction Agreement, if the Company or any of its Subsidiaries is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including U.S. federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company or any of its Subsidiaries on behalf of any Member based upon such Member’s status as an employee of the Company or any of its Subsidiaries), then such Member shall indemnify the Company or its Subsidiary in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company or its Subsidiary under this Section 5.05. A Member’s obligation to make contributions to the Company or any of its Subsidiaries under this

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Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Company and its Subsidiaries, and for purposes of this Section 5.05, the Company and its Subsidiaries shall be treated as continuing in existence. Each Member hereby agrees to furnish to the Company or its Subsidiaries such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. For the avoidance of doubt, if for any reason the Company or any of its Subsidiaries pays any amount pursuant to Section 6225 of the Code, or any corresponding provision of state or local law, the Member to which such payment is attributable shall be subject to the indemnification obligations of this Section 5.05.

ARTICLE VI

MANAGEMENT

Section 6.01 Authority of Managing Member.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Managing Member and (ii) the Managing Member shall conduct, direct and exercise full control over all activities of the Company. The Managing Member shall be the “Manager” of the Company for the purposes of the DLLCA. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on the Members by the DLLCA with respect to the management and control of the Company. Any vacancies in the position of Managing Member shall be filled in accordance with Section 6.04.

(b) The day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Managing Member. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Managing Member and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member. The authority and responsibility of the Officers shall include such duties as the Managing Member may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. The initial officers of the Company shall be those persons appointed and designated by the Managing Member on the date hereof. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Managing Member.

(c) The Managing Member shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

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Section 6.02 Actions of the Managing Member. The Managing Member may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03 Resignation; No Removal. The Managing Member may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members (other than Gazelle Holdco) have no right under this Agreement to remove or replace the Managing Member.

Section 6.04 Vacancies. Vacancies in the position of Managing Member occurring for any reason shall be filled by Gazelle Holdco (or, if Gazelle Holdco has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of Gazelle Holdco immediately prior to such cessation). For the avoidance of doubt, the Members (other than Gazelle Holdco) have no right under this Agreement to fill any vacancy in the position of Managing Member.

Section 6.05 Transactions between the Company, the Managing Member and Affiliates. The Managing Member may cause the Company to contract and deal with any Subsidiary of the Company on such terms as the Managing Member, the Company or such Subsidiary, as applicable, shall determine. Except as expressly contemplated by this Agreement, the Managing Member shall not permit the Company or any of its Subsidiaries to contract or deal with any Affiliate of the Managing Member which is not a Subsidiary of the Company.

Section 6.06 Reimbursement for Expenses. The Managing Member shall not be compensated for its services as Managing Member of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that Parent’s Common Stock will be publicly traded and therefore Parent will have access to the public capital markets and that such status and the services performed by Gazelle Holdco, the Intermediate Entities and/or Parent will inure to the benefit of the Company and all Members; therefore, Gazelle Holdco, the Intermediate Entities and/or Parent shall be reimbursed by the Company for any expenses of Parent being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, board fees, transfer agent fees, SEC and FINRA filing fees and offering expenses (but not underwriter discounts, commissions or similar costs)) and maintaining its corporate existence, but excluding any liabilities for taxes. To the extent practicable, expenses incurred by Gazelle Holdco, the Intermediate Entities or Parent on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to Gazelle Holdco, the Intermediate Entities or Parent by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by Parent on behalf of the Company), such amounts shall be treated as “guaranteed payments” to Gazelle Holdco within the meaning of Section 707(c) of the Code and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.

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Section 6.07 Delegation of Authority. The Managing Member (a) may, from time to time, delegate to one or more Persons such authority and duties as the Managing Member may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated, supplemented and/or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Managing Member, subject to the other provisions in this Agreement.

Section 6.08 Limitation of Liability of Managing Member.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Managing Member nor any of the Managing Member’s Affiliates (including Parent and Intermediate Entities) shall be liable to the Company or to any Member that is not the Managing Member for any act or omission performed or omitted by the Managing Member in its capacity as the sole managing member of the Company pursuant to authority granted to the Managing Member by this Agreement or the DLLCA; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Managing Member’s gross negligence, willful misconduct, bad faith or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by the Managing Member or its Affiliates contained herein or in the other agreements with the Company. The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member to liability to the Company or any Member that is not the Managing Member.

(b) Whenever in this Agreement the Managing Member is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or other Members (provided that, for the avoidance of doubt, nothing in this Section 6.08(b) shall limit or otherwise affect the obligations of the parties under the Governance Agreement).

(c) Whenever in this Agreement the Managing Member is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Managing Member shall act under such express standard and, to the extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Managing Member acts in good faith, the resolution, action or terms so made, taken or provided by the Managing Member shall not constitute a breach of this Agreement

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or impose liability upon the Managing Member or any of the Managing Member’s Affiliates (provided that, for the avoidance of doubt, nothing in this Section 6.08(c) shall limit or otherwise affect the obligations of the parties under the Governance Agreement).

Section 6.09 Investment Company Act. The Members shall use their respective best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.10 Outside Activities of the Managing Member. The Managing Member shall not, directly or indirectly, enter into or conduct any business or operations, or own any assets or incur any liabilities, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Managing Member as a reporting company with a class (or classes) of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing raised by Parent, Intermediate Entities, the Managing Member or any of their Affiliates pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, in the same form and on terms no less favorable to the Company than the terms on which such financing was obtained by Parent, Intermediate Entities, the Managing Member or their applicable Affiliate.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.01 Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the DLLCA, no Member (including the Managing Member) shall be obligated personally for any debts, obligation or liability solely by reason of being a Member or acting as the Managing Member of the Company. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the DLLCA shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the DLLCA and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. To the extent that a Member may be obligated under the DLLCA or other Delaware law to return to or for the benefit of the Company any Distribution made by the Company to or for the benefit of such Member, to the fullest extent permitted by Law, such obligation shall be deemed to be compromised within the meaning of Section 18-502(b) of the DLLCA so that, except as required by Law, the Members to whom money or property is distributed shall not be obligated to return such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

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Section 7.02 Lack of Authority. No Member, other than the Managing Member or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Managing Member and the Officers of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Member, other than the Managing Member, shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification.

(a) Generally. The Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding including any appeal therefrom (a “Proceeding”), whether civil, criminal, administrative or investigative, whether brought in the name of the Company or otherwise, by reason of the fact that he or she is or was or has agreed to become a manager, officer or employee of the Company, or while a manager, officer or employee of the Company is or was serving or has agreed to serve at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, not-for-profit entity, joint venture, trust or other enterprise including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity or (in the case of a present or former manager, officer, employee or agent) in any other capacity while serving as a manager, officer, employee or agent, and may indemnify any Person who was or is a party or is threatened to be made a party to such a Proceeding by reason of the fact that he or she is or was or has agreed to become an agent of the Company, or while an agent of the Company is or was serving or has agreed to serve at the request of the Company as a manager, officer, employee or agent of another corporation, partnership, limited liability company, not-for-profit entity, joint venture, trust or other enterprise including service with respect to an employee benefit plan, against expenses (including attorneys’ fees), liabilities, loss, ERISA excise taxes or penalties, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment). Notwithstanding the foregoing, but subject to Section 7.04(e), the Company shall not be obligated to indemnify a manager, officer or employee of the Company in respect of a Proceeding (or part thereof) instituted by such Person, unless such Proceeding (or part thereof) has been authorized by the Managing Member.

(b) Successful Defense. To the extent that a present or former manager, officer or employee of the Company has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 7.04(a) hereof or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

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(c) Determination that Indemnification is Proper. Any indemnification of a present or former manager, officer or employee of the Company under Section 7.04(a) hereof (unless ordered by a court) shall be made by the Company upon a determination that indemnification of the present or former manager, officer or employee is proper in the circumstances because he or she has met the applicable standard of conduct required by Delaware law to be indemnified. Any indemnification of a present or former agent of the Company under Section 7.04(a) hereof (unless ordered by a court) may be made by the Company upon a determination that indemnification of the present or former agent is proper in the circumstances because he or she has met the applicable standard of conduct required by Delaware law to be indemnified. Any such determination shall be made, with respect to a Person who is a manager or officer at the time of such determination by the Managing Member.

(d) Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by a current or former manager or officer in defending any civil, criminal, administrative or investigative Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding; provided, however, that an advancement of expenses incurred by a current manager or officer in his or her capacity as a manager or officer (and not in any other capacity in which service was rendered by such manager or officer) shall be made only upon delivery to the Company of an undertaking by or on behalf of such manager or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such manager or officer is not entitled to be indemnified for such expenses under this Section 7.04(d) or otherwise. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The Managing Member may authorize the Company’s counsel to represent such manager, officer, employee or agent in any Proceeding, whether or not the Company is a party to such Proceeding.

(e) Procedure for Indemnification. Any indemnification of a manager, officer or employee under Sections 7.04(a) and (b), or advance of costs, charges and expenses to a present or former manager or officer under Section 7.04(d), shall be made promptly, and in any event within thirty (30) days, upon the written request of such Person. If the Company denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Section 7.04 shall be enforceable by the manager, officer or employee in any court of competent jurisdiction. Such Person’s costs and expenses (a) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such Proceeding, or (b) incurred in connection with successfully defending, in whole or in part, a suit brought by the Company to recover an advancement of expenses pursuant to an undertaking, shall also be indemnified by the Company. (i) It shall be a defense to any such Proceeding brought by a Person seeking to enforce his or her right to indemnification (but shall not be a defense in an action brought to enforce a claim for the advancement of costs, charges and expenses under Section 7.04(d) where the required undertaking, if any, has been received by the Company), and (ii) the Company shall be entitled to recover an advancement of expenses pursuant to an undertaking upon a final adjudication of an action for such recovery, that the claimant has not met the standard of conduct required by Delaware law to be indemnified, but the burden of proving the failure to meet such standard of conduct shall be on the Company. Neither the failure of the Company (including its mangers, its independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the

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circumstances because he or she has met the applicable standard of conduct required by Delaware law to be indemnified, nor the fact that there has been an actual determination by the Company (including its managers, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

(f) Survival; Preservation of Other Rights. The foregoing indemnification and advancement provisions shall be deemed to be a contract between the Company and each Person who is or was or has agreed to become a manager, officer or employee who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DLLCA are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such manager, officer or employee.

The indemnification and advancement of expenses provided by this Section 7.04 shall not be deemed exclusive of any other rights to which those indemnified or advanced expenses may be entitled under any agreement, vote of Members or managers or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a manager, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such Person.

(g) Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was or has agreed to become a manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person or on such Person’s behalf in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Section 7.04.

(h) Severability. If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each manager, officer or employee and may indemnify each agent of the Company as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to a Proceeding, whether civil, criminal, administrative or investigative, including a Proceeding by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable law

Section 7.05 Members Right to Act. For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the Voting Units (which shall in all cases include the Managing Member)

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voting together as a single class, shall be the acts of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another Person or Persons to act for it by proxy. An electronic mail or similar transmission by the Member, or a photographic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Managing Member or by the Members holding a majority of the Voting Units entitled to vote on such matter on at least five (5) Business Days’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

Section 7.06 Inspection Rights. The Managing Member may, but shall not be required to, permit any Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, or (iii) consult with the Managing Members, Officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries. The presentation of an executed written consent of the Managing Member by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives. No Member, unless permitted by the Managing Member, shall have any inspection rights under Section 18-305 of the DLLCA.

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ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to ARTICLE III and ARTICLE IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Managing Member.

ARTICLE IX

TAX MATTERS

Section 9.01 Preparation of Tax Returns.

(a) The Managing Member shall be responsible for the preparation and timely filing of all tax returns required to be filed by the Company, including arranging for the preparation of such tax return by an accounting firm or other qualified adviser. The cost of such preparation and filing shall be borne by the Company.

(b) Except as explicitly set forth in this Agreement, the Managing Member shall make any decisions with respect to tax elections or other decisions relating to taxes of the Company; provided that the Managing Member shall ensure that, effective with respect to the first Exchange (as defined in the Exchange Agreement) and continuing throughout the term of this Agreement, the Company and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law); and provided, further, however, that in the case of any election that could reasonably be expected to have an adverse effect on Impala that is material and disproportionate as to its effect on Impala (as compared to its effect on Parent), such election shall not be made without the consent of Impala, which consent shall not be unreasonably withheld or delayed. The Managing Member shall cause the Company to furnish to each Member (i) as soon as reasonably practicable after the close of each Fiscal Year such information concerning the Company as is reasonably required for the preparation of such Member’s income tax returns and (ii) as soon as reasonably practicable after the close of each of the Company’s first three fiscal quarters of each Fiscal Year, such information concerning the Company as is reasonably required to enable the Member to calculate and pay estimated taxes, and (iii) information (including a Schedule K-1 and any comparable foreign, state

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and local tax forms, and book and tax basis information for the Company’s assets sufficient to allow such Member to satisfy its own obligations and make its own computations, allocations and adjustments under Sections 704(b), 704(c) and 754 of the Code) as shall be necessary to enable each Member to prepare its income tax returns and shall provide such information no later than five Business Days after the filing of the Company’s appropriate tax returns.

Section 9.02 Tax Controversies. The Managing Member is hereby designated as the “partnership representative” of the Company (the “Partnership Representative”) for purposes of Section 6223 of the Code and all applicable non-U.S. tax purposes. The Partnership Representative shall have the right to designate the individual or individuals through whom the Partnership Representative will act. In the event of any examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, the Managing Member shall control the conduct of such examinations at the Company’s expense and shall expend Company funds for professional services reasonably incurred in connection therewith; provided, that the Managing Member shall promptly provide each other Member a written notice informing the Members that the Company or any of its Subsidiaries, as applicable, is the subject of an examination by a tax authority with respect to a material tax return or that could result in a material amount of taxes (including taxes imposed on Members), shall keep each other Member reasonably informed of material developments relating to such examination and not settle such examination, to the extent relating to a matter that could reasonably be expected to have an adverse effect on any Member that is material and disproportionate as to its effect on other Members or their Affiliates, without the consent of such adversely affected Member, which consent shall not be unreasonably withheld or delayed; provided that in no event shall the Partnership Representative settle any examination without the consent of Impala if such settlement relates to the treatment of Impala’s transfer of assets and liabilities to the Company. Unless otherwise approved by all Members, in the event of an audit by the IRS, the Partnership Representative shall make, on a timely basis, the election provided by Section 6226(a) of the Code, and any corresponding elections applicable for state and local tax purposes, to treat a “partnership adjustment” as an adjustment to be taken into account by each Member in accordance with Section 6226(b) of the Code. For the avoidance of doubt, it is the intent of the Members that the Company be required to pay no amount pursuant to Section 6225 of the Code, or pursuant to any corresponding provision of state or local Law, but if the Company does pay such an amount then the provisions of Section 5.05 shall apply.

Section 9.03 Member Tax Matters. Each Member agrees that such Member shall not, except as otherwise required by applicable Law, treat, on such Member’s separate income tax returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected in the Form K-1 or other information statement furnished by the Company to such Member pursuant to Section 9.01.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS

Section 10.01 Transfers by Members. No Holder may Transfer or permit the Transfer of any interest in any Units, except Transfers (a) pursuant to and in accordance with the Exchange Agreement, (b) pursuant to and in accordance with Section 10.02, or (c) approved in writing by the

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Managing Member provided that the Managing Member shall not approve a Transfer by itself or any of its Affiliates (other than pursuant to the Drag-Along Right) for consideration other than cash. Notwithstanding the foregoing, “Transfer” shall not include (A) an event that terminates the existence of a Member for income tax purposes (including a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Section 708(b)(1)(B) of the Code, a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not in each case terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member), (B) transfers of publicly-traded Equity Securities of Parent by holders of such Equity Securities, or (C) transfers of publicly-traded Equity Securities of Impala by holders of such Equity Securities.

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, together with any Transfer pursuant to and in accordance with the Exchange Agreement, a “Permitted Transfer”) pursuant to (i) a Transfer by a Member to Parent or any of its Subsidiaries, (ii) Section 10.05 or (iii) a Transfer to an Affiliate of such Member for so long as the transferee remains an Affiliate of such Member; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (B) in the case of the foregoing clause (iii), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and the Exchange Agreement, the transferor will deliver a written notice to the Company and the Members, which will disclose in reasonable detail the identity of the proposed transferee. If a Member Transfers Units pursuant to the foregoing clause (iii) and, while the Transferee continues to hold any Units, such Permitted Transferee ceases to qualify as an Affiliate in relation to the initial Transferor Member from which such Permitted Transferee received such Units (directly or indirectly through a series of Transfers) pursuant to such clause (iii)) (an “Unwinding Event”), then the relevant initial Transferor shall (1) promptly notify the other Members and the Company of the pending occurrence of such Unwinding Event and (2) Transfer of all of the Units held by the relevant Permitted Transferee either back to such initial Transferor or to another Person who qualifies as an Affiliate of such initial Transferring, in each case subject to Section 10.04. A “Permitted Transferee” is a Transferee of a Permitted Transfer contemplated by clauses (i) and (iii) of the first sentence of this Section 10.02.

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold or transferred except pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [•], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR

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TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF GAZELLE NEWCO LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND GAZELLE NEWCO LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY GAZELLE NEWCO LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units (other than Transfers to the Company pursuant to the Exchange Agreement or Transfers pursuant to Section 10.05), the Transferring Holder shall cause the prospective Transferee to be bound by this Agreement as provided in Section 10.02 and any other agreements (including the Exchange Agreement, the Registration Rights Agreement and the Governance Agreement) executed by the Holders and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective Transferee to execute and deliver to the Company and the other Holders counterparts of this Agreement and any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported Transferee of such Units as the owner of such securities for any purpose.

Section 10.05 Drag Along Rights and Tag Along Rights.

(a) If at any time the Managing Member and/or its Affiliates desire to Transfer in one or a series of related transactions all of its and their Company Interests (an “Applicable Sale”), the Managing Member may require each Holder to sell all of its Company Interests on the same terms and conditions (“Drag-Along Right”) in such Applicable Sale, provided that if any of the consideration to be received in such Applicable Sale is not cash, each Holder will have the right to elect to receive cash consideration for each of its Company Interests equal to the Fair Market Value of the consideration payable to the Managing Member for each such Company Interest. The Managing Member may in its sole discretion elect to cause the Managing Member and/or the Company to structure the Applicable Sale as a merger, share exchange, consolidation or other combination of the Company with or into another entity, including involving the Parent or an Intermediate Entity, or as a sale of the Company’s assets. Each Holder agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the Managing Member of its Drag-Along Right pursuant to this Section 10.05, each Holder shall take all reasonably necessary and desirable actions approved by the Managing Member in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to

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such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Holders shall not be required to give disproportionately greater representations, warranties, indemnities or covenants than the Managing Member or its Affiliates, (B) such Holders shall not be obligated to bear any share of the out-of-pocket expenses, costs or fees (including attorneys’ fees) incurred by the Company or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs and fees were incurred for the benefit of the Company or all of its Holders, (C) such Holders shall not be obligated or otherwise responsible for more than their proportionate share of any indemnities or other liabilities incurred by the Company and the Holders as sellers in respect of such Applicable Sale, (D) any indemnities or other liabilities approved by the Managing Member shall be limited, in respect of each Holder, to such Holder’s share of the proceeds from the Applicable Sale, and (E) such Holders shall not be required to agree to any non-competition or non-solicitation covenants.

(b) At least five (5) Business Days before consummation of an Applicable Sale, the Managing Member shall (i) provide the Holders written notice (the “Applicable Sale Notice”) of such Applicable Sale, which notice shall contain (A) the name and address of the third party purchaser, (B) the proposed purchase price, terms of payment and other material terms and conditions of such purchaser’s offer, together with a copy of any binding agreement with respect to such Applicable Sale and (C) notification of whether or not the Managing Member has elected to exercise its Drag-Along Right and (ii) promptly notify the Members and Assignees of all proposed changes to such material terms and keep the Holders reasonably informed as to all material terms relating to such sale or contribution, and promptly deliver to the Holders copies of all final material agreements relating thereto not already provided in according with this Section 10.05(b) or otherwise. The Managing Member shall provide the Holders written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

(c) If at any time the Managing Member and/or its Affiliates desire to Transfer in one or more transactions any portion of its and/or their Company Interests (a “Tag-Along Sale”), each Holder may sell the same ratable share of its Company Interests as is being sold by the Managing Member and such Affiliates (based upon the total Company Interests held by the Managing Member and its Affiliates at such time) on the same terms and conditions (“Tag-Along Right”) in such Tag-Along Sale. In the event of the exercise by any Holder of its Tag-Along Right pursuant to this Section 10.05(c), the Managing Member shall take all reasonably necessary and desirable actions in connection with the consummation of the Tag-Along Sale to allow such Holders to exercise their Tag-Along Rights. The procedures with respect to a Tag-Along Sale shall be the same as those set forth in Section 10.05(b).

Section 10.06 Assignee’s Rights.

(a) The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Section 706 of the Code, using any permissible method as determined in the reasonable discretion of the Managing Member. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

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(b) Unless and until an Assignee becomes a Member pursuant to ARTICLE XI, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.07, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

Section 10.07 Assignor’s Rights and Obligations. Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.07, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 6.08 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of ARTICLE XI (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Managing Member may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the DLLCA and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

Section 10.08 Overriding Provisions.

(a) Any Transfer in violation of this ARTICLE X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this ARTICLE X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Managing Member shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this ARTICLE X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and ARTICLE XI), in no event shall any Member Transfer any Units to the extent such Transfer would:

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(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) cause the Company to fail to qualify as a partnership or disregarded entity for U.S. federal income tax purposes or, without limiting the generality of the foregoing, such Transfer was effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Section 1.7704-1 of the Treasury Regulations;

(iv) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provision of the Code; or

(v) result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE XI

ADMISSION OF MEMBERS

Section 11.01 Substituted Members. Subject to the provisions of ARTICLE X hereof, in connection with the Permitted Transfer of a Company Interest hereunder, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the Schedule of Members.

Section 11.02 Additional Members. Subject to the provisions of ARTICLE X hereof, any Person may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Managing Member (a) counterparts of this Agreement and any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Managing Member may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Managing Member determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the Schedule of Members.

ARTICLE XII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 12.01 Withdrawal and Resignation of Members. No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to ARTICLE XIII. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Managing Member upon or following the dissolution and winding up of the Company pursuant to ARTICLE XIII, but prior to such Member receiving the full amount of

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Distributions from the Company to which such Member is entitled pursuant to ARTICLE XIII, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.07, such Member shall cease to be a Member.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

Section 13.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, only upon:

(a) the unanimous decision of the Managing Member together with the Members that then hold Voting Units to dissolve the Company;

(b) a dissolution of the Company under Section 18-801(a)(4) of the DLLCA, unless the Company is continued without dissolution as permitted under Section 18-801(a)(4) of the DLLCA; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the DLLCA.

Except as otherwise set forth in this ARTICLE XIII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 13.02 Liquidation and Termination. On dissolution of the Company, the Managing Member shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the DLLCA. The costs of liquidation shall be borne as a Company expense. Until termination of the Company, the liquidators shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and

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(c) by the end of the Fiscal Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation) all remaining assets of the Company shall be distributed to the Members in proportion to their positive Capital Accounts, after giving effect to all adjustments attributable to Company transactions prior to any such distribution and any amounts debited or credited to the Capital Accounts of the Members..

Section 13.03 Distribution in Kind. Subject to the order of priorities set forth in Section 13.02, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 13.02(c), (b) as tenants in common and in accordance with the provisions of Section 13.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with ARTICLE V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in ARTICLE XIV.

Section 13.04 Cancellation of Certificate. On completion of the winding up and liquidation of the Company as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the DLLCA may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.04.

Section 13.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.02 and Section 13.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 13.06 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from and to the extent of Company assets available therefor).

ARTICLE XIV

VALUATION

Section 14.01 Determination. “Fair Market Value” of a specific asset will mean the amount which the seller would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party buyer, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale. Notwithstanding the foregoing, in the

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event all the assets of the of the Company are adjusted to equal their respective Fair Market Values, pursuant to clause (iii) or (iv) of the definition of “Gross Asset Value” in Section 1.01, the aggregate Fair Market Value of all the assets will be computed with reference to, and consistent, with, the then trading price of Parent’s Common Stock (as defined in the Exchange Agreement), and the Managing Member shall prepare an allocation of such aggregate Fair Market Value among each separate property in proportion to their Fair Market Values and present such allocation to Impala for its approval and consent.

Section 14.02 Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value or the allocation of such Fair Market Value among the assets of the Company in accordance with Section 14.01, and the Managing Member and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company or the allocation of such Fair Market Value among the assets of the Company, the Managing Member and such Member(s) shall each select a nationally recognized valuation firm experienced in valuing assets or securities of similarly situated companies in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) or the allocation of such Fair Market Value among the assets of the Company in accordance with the provisions of Section 14.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) or the allocation of such Fair Market Value among the assets of the Company within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Managing Member and such Member(s) do not otherwise agree on a Fair Market Value or allocation of such Fair Market Value among the assets of the Company, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, whose determination shall be binding. If Fair Market Value as determined by an Appraiser selected by the Members is within 10% of the Fair Market Value as determined by the other such Appraiser (but not identical), and the Managing Member and such Member(s) do not otherwise agree on a Fair Market Value or allocation of such Fair Market Value among the assets of the Company, the Managing Member shall select the Fair Market Value or allocation of such Fair Market Value of one of such Appraisers. The fees and expenses of the Appraisers shall be borne equally by Gazelle Holdco and Impala.

ARTICLE XV

GENERAL PROVISIONS

Section 15.01 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Managing Member (or each liquidator, if applicable) with full power of substitution, as its, his or her true and lawful agent and attorney-in-fact, with full power and authority in its, his or her name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all

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other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to ARTICLE XI or ARTICLE XII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the Transfer of all or any portion of its, his or her Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02 Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.03 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(a)	if to [Impala], to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention:	General Counsel
E-Mail:	sharon.ryan@ipaper.com

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with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Attention: Jeffrey J. Rosen
Michael A. Diz
E-Mail: jrosen@debevoise.com
madiz@debevoise.com

(b)	if to Parent or the Company, to:

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA 30328

Attention: Lauren Tashma
E-Mail: lauren.tashma@graphicpkg.com

with a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, NW
Atlanta, GA 30309
Attention: William Scott Ortwein
E-Mail: scott.ortwein@alston.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 15.04 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 15.05 Governing Law; Jurisdiction.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules and Exhibits hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other

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than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 15.06 Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RE-SPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 15.06, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 15.06 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE

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OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 15.07 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the parties hereto.

Section 15.08 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the parties hereto only, and will be given no substantive or interpretive effect whatsoever.

Section 15.09 Amendment. This Agreement may be amended or modified upon the consent of the Majority Members, Impala and the Managing Member. Notwithstanding the foregoing, no amendment or modification (a) to this Section 15.09 may be made without the prior written consent of the Managing Member and each of the Members, (b) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter, and (c) to any of the terms and conditions of Article VI or Section 13.01 may be made without the prior written consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole discretion.

Section 15.10 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estopped with respect to, any subsequent or other failure.

Section 15.11 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

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Section 15.12 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 15.13 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 15.14 Entire Agreement. This Agreement, the Transaction Agreement and, as applicable, the other Transaction Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person.

Section 15.15 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 15.16 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 15.17 Right of Offset. Whenever the Company is to pay any sum (other than pursuant to ARTICLE IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment; provided that distribution of Units to Gazelle Holdco shall not be subject to this Section 15.17.

Section 15.18 Descriptive Headings; Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents

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to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time. References to any Law or statute shall be deemed to refer to such Law or statute, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

COMPANY

GAZELLE NEWCO LLC

By:	[ ], its Managing Member

By:
Name:
Title:

MEMBER

[ ]

By:
Name:
Title:

MEMBER

[ ]

By:
Name:
Title:

PARENT

[ ]

By:
Name:
Title:

48

Exhibit B

EXCHANGE AGREEMENT

dated as of [●], 2018

among

GRAPHIC PACKAGING HOLDING COMPANY,

[GAZELLE INTERMEDIATE ENTITY],

INTERNATIONAL PAPER COMPANY,

and

GAZELLE NEWCO LLC

ii

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 2018, by and among Gazelle Newco LLC, a Delaware limited liability company (the “Company”), Graphic Packaging Holding Company, a Delaware corporation (“Parent”), [Gazelle Intermediate Entity], a Delaware limited liability company and wholly owned indirect Subsidiary of Parent (“Gazelle Holdco”), and International Paper Company, a New York corporation, as a holder of Common Units (as defined below) (“Impala”).

W I T N E S S E T H:

WHERES, pursuant to that certain Transaction Agreement, dated October 23, 2017, among Parent, the Company, Gazelle Holdco and Impala (the “Transaction Agreement”), Impala has agreed to contribute the Transferred Business (as defined in the Transaction Agreement) to the Company in exchange for Common Units, and the parties to the Transaction Agreement have effected or agreed to effect the Transactions (as defined in the Transaction Agreement); and

WHEREAS, the parties hereto desire to provide for the exchange of Common Units for shares of Common Stock (as defined below) or cash, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Board” means the board of directors of Parent.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

“Cap” means [    ]1 shares of Common Stock, subject to adjustment pursuant to Section 2.03.

“Cash Exchange Payment” means an amount in cash (i) in the case of Common Units as to which an Election Notice is (or is deemed to be) given, equal to the product of (A) the number of shares of Common Stock into which the surrendered Common Units are exchangeable and (B) the

[1]	NTD: to be equal to 19.9% of Parent’s outstanding shares pre-transaction.

VWAP of the Common Stock for the ten consecutive Trading Days immediately prior to the date of delivery of the relevant Notice of Exchange or (ii) in the case of a Parent Offer or Parent Change of Control, as determined pursuant to Section 2.04.

“Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

“Code” means the United States Internal Revenue Code of 1986.

“Common Unit” has the meaning assigned to it in the LLC Agreement.

“Credit Agreement” means the Second Amended and Restated Credit Agreement effective October 2, 2014, among Graphic Packaging International and certain of its Subsidiaries, as Borrowers; Bank of America, N.A. as Administrative Agent, L/C Issuer, Swing Line Lender, Swing Line Euro Tranche Lender and Alternative Currency Funding Fronting Lender; and the other agents named therein and several lenders from time to time parties thereto.

“Deliverable Common Stock” means Common Stock, if any, to be delivered pursuant to an Exchange.

“Disqualified Purchaser” means a Person who (i) is or would be the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of five percent (5%) or more of the outstanding Common Stock after giving effect to any purchases of Deliverable Common Stock from Holder in connection with an Exchange or (ii) is listed on Schedule A to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Date” means the latest of (i) five (5) Business Days after the end of the Election Period without delivery of an Election Notice or a Call Election Notice (or such later date as is specified in the Notice of Exchange), (ii) if an Election Notice is delivered during the Election Period, a date specified by the Company or Gazelle Holdco, as applicable, that is not more than ten (10) Business Days following the date such Election Notice is delivered (or such later date as is specified in the Notice of Exchange), or (iii) two (2) Business Days after the date upon which Holder certifies in writing to Parent that all of the contingencies described in Section 2.02(d)(i) and all other contingencies described in such Notice of Exchange are satisfied or will be satisfied concurrently upon the effectiveness of such Exchange; provided, that the Exchange Date in respect of any Parent Offer shall mean the earlier of (x) the date and time immediately prior to the consummation of such Parent Offer and (y) the date specified in an Election Notice in respect of a Cash Exchange Payment made pursuant to Section 2.04; provided, further, that the Exchange Date in respect of any Exchange effected in connection with a Piggyback Registration (as defined in the Registration Rights Agreement) shall be the date and time immediately prior to the consummation of any such sale by a Holder pursuant to such Piggyback Registration.

“Exchange Rate” means the number of shares of Common Stock for which one Common Unit is entitled to be Exchanged under this Agreement. On the date of this Agreement, the Exchange Rate is one (1), subject to adjustment pursuant to Section 2.03.

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“Fair Market Value” means, as of any date, (i) in the case of publicly-traded securities, the VWAP of such publicly-traded securities for the ten consecutive Trading Days ending on such date and (ii) in the case of any other property, the “Fair Market Value” of such property, as such term is defined in and determined in accordance with the LLC Agreement.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, between Impala and Parent.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Graphic Packaging International” means Graphic Packaging International, Inc., a Delaware corporation.

“Holder” means Impala or any Permitted Transferee.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, among the Company, Gazelle Holdco, Impala, and each other Person who at any time after the date hereof becomes a Member in accordance with the terms thereof and the Delaware Limited Liability Company Act and to the extent specified therein, Parent.

“Managing Member” has the meaning assigned to it in the LLC Agreement.

“Maximum Amount” means the lesser of (i) a number of Common Units equal to twenty-five percent (25%) of the Common Units owned by Holder as of the date of this Agreement (subject to adjustment pursuant to Section 2.03) or (ii) Common Units exchangeable for a Cash Exchange Payment (regardless of whether Parent elects or is permitted to make a Cash Exchange Payment) equal to or greater than $250,000,000, provided that in no event shall the Maximum Amount be less than the Minimum Amount.

“Minimum Amount” means the lowest of (i) a number of Common Units equal to ten percent (10%) of the Common Units owned by Holder as of the date of this Agreement (subject to adjustment pursuant to Section 2.03), (ii) a number of Common Units exchangeable for a Cash Exchange Payment (regardless of whether Parent elects or is permitted to make a Cash Exchange Payment) equal to or greater than $100,000,000 or (iii) all of the Common Units owned by a Holder and its Affiliates, provided that in no event shall the Minimum Amount exceed the Maximum Amount.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or Governmental Entity.

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“Qualifying Financing” means any incurrence of indebtedness in an original principal amount equal to or in excess of $75,000,000 incurred by Parent, the Company or any Subsidiary thereof that does not contain provisions restricting the ability of Parent or the Company to effect an Exchange by the making of a Cash Exchange Payment that are not, taken as a whole, more restrictive than the most restrictive of such provisions contained in a Specified Contract as of the Effective Date.

“Qualifying Refinancing” means any refinancing, replacement, renewal, modification, restatement, substitution, supplement, reissuance, resale or extension of any Specified Contract that does not contain provisions restricting the ability of Parent or the Company to effect an Exchange by the making of a Cash Exchange Payment that are not, taken as a whole, more restrictive than the most restrictive of such provisions contained in a Specified Contract as of the Effective Date.

“Parent Change of Control Transaction” means

(a) a merger or consolidation in which (i) Parent is a constituent party or (ii) a Subsidiary of Parent is a constituent party and Parent issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Parent or a Subsidiary of Parent in which the holders of shares of capital stock of Parent outstanding immediately prior to such merger or consolidation continue to hold, or whose shares of capital stock of Parent are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or other entity or (B) if the surviving or resulting corporation or other entity is a wholly-owned Subsidiary of another corporation or other entity immediately following such merger or consolidation, the parent corporation or other entity of such surviving or resulting corporation or other entity,

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Parent or any Subsidiary of Parent of all or substantially all the assets of Parent and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of Parent if substantially all of the assets of Parent and its Subsidiaries taken as a whole are held by such Subsidiary, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned Subsidiary of Parent or

(c) the acquisition by any Person (other than Impala or Affiliate thereof) of a majority of the outstanding Equity Securities (as defined in the LLC Agreement) of Parent entitled to vote generally in the election of directors to the Board.

“Parent Parties” means, collectively, Parent, Gazelle Holdco and the Company.

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“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between Impala and Parent.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933.

“Specified Contract” means each of (i) the Indenture, dated as of September 29, 2010, among Graphic Packaging International and Parent and the other note guarantors party thereto, and U.S. Bank National Association, as Trustee; (ii) the Supplemental Indenture, dated as of April 2, 2013, among Graphic Packaging International, the guarantors named therein and the Trustee; (iii) the Indenture dated as of November 6, 2014, by and among Graphic Packaging International, the guarantors named therein and the Trustee; (iv) the First Supplemental Indenture dated as of November 6, 2014 by and among Graphic Packaging International the guarantors named therein and the Trustee; (v) the Second Supplemental Indenture dated as of August 11, 2016 by and among Gazelle International, Parent, the other guarantors named therein and the Trustee, (vi) the Credit Agreement, (vii) any agreement, document, indenture, instrument, note or other similar contract relating to a Qualifying Financing and (viii) any agreement, document, indenture, instrument, note or other similar contract relating to a Qualifying Refinancing.

“Stockholder Approval” means the approval of Parent’s stockholders to issue shares of Common Stock in an amount greater than the Cap in exchange for Common Units, as contemplated by Rule 312.03 of the New York Stock Exchange.

“Tax Receivable Agreement” has the meaning assigned to it in the LLC Agreement.

“Trading Day” means any Business Day on which the Common Stock is traded, or able to be traded, on the principal U.S. national securities exchange on which the Common Stock is listed or admitted to trading, provided that a Trading Day shall not include any day (i) on which there is a failure by the primary exchange on which the Common Stock trades to open for trading during its regular trading session or (ii) there occurs, prior to 1:00 p.m., New York City time an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock.

“Trustee” means U.S. Bank, national association.

“VWAP” means, for any specified period, with respect to a share of Common Stock, a price per share equal to the volume-weighted average of the trading prices of such stock, as reported by Bloomberg L.P., or its successor, for such period (without regard to pre-open or after hours trading outside of any regular trading session during such period) on the principal U.S. securities exchange on which the Common Stock is listed or admitted to trading, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock.

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(b) Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the LLC Agreement.

(c) Each of the following terms is defined in the Section set forth on the page indicated:

Term	Page
Agreement	3
Call Election Notice	11
Call Right	11
Company	3
Election Notice	10
Election Period	10
Exchange	9
Exchange Agent	10
Exchanging Holder	9

Term	Page
Gazelle Holdco	3
Impala	3
Notice of Exchange	10
Parent	3
Parent Offer	14
Permitted Transferee	17
Resale Condition	11
Transaction Agreement	3

Section 1.02 Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article, Exhibit and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has

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consented in writing to such amendment or modification. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to any Law shall be deemed to refer to such Law, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto. References to any Person shall be deemed to refer to that Person’s successors and permitted assigns.

ARTICLE II

EXCHANGE

Section 2.01 Exchange of Common Units.

(a) Subject to any restrictions set forth in the Governance Agreement and Section 2.01(b), each Holder shall be entitled from time to time after the second anniversary of this Agreement and upon the terms and subject to the conditions hereof, to surrender Common Units to the Company in exchange (such exchange, an “Exchange” and such Holder, an “Exchanging Holder”) for the delivery by the Company to the Exchanging Holder at the option of the Company of either (i) a number of shares of Common Stock that is equal to the product of the number of Common Units to be Exchanged multiplied by the Exchange Rate, (ii) a Cash Exchange Payment or (iii) a combination of shares of Common Stock and a Cash Exchange Payment; provided that, notwithstanding anything herein to the contrary and subject to Section 2.01(b), each Holder (with a Holder and its Affiliates being treated as a single Holder) shall not be entitled to effect an Exchange (x) upon more than one occasion during any one-hundred-eighty (180) consecutive day period, (y) with respect to fewer than the Minimum Amount of Common Units or (z) with respect to more than the Maximum Amount of Common Units. Simultaneous with any such Exchange (without duplication of any Units otherwise issued in connection with contributions under the LLC Agreement not being conducted under this Agreement), the Company shall issue a number of Common Units to Gazelle Holdco equal to the number of Common Units surrendered in such Exchange.

(b) Notwithstanding anything herein to the contrary (i) prior to obtaining the Stockholder Approval, neither the Company nor any Parent Party may effect any Exchange by delivery of shares of Common Stock pursuant to Section 2.01(a)(i), to the extent such Exchange, together with all other Exchanges pursuant to this Agreement, would result in Parent issuing a number of shares of Common Stock in excess of the Cap; provided that, in such event, the Company or Gazelle Holdco, as applicable, shall be deemed to have provided an Election Notice with respect to (and shall make a Cash Exchange Payment for) the number of Common Units the exchange of which would result in Parent issuing shares of Common Stock in excess of the Cap, (ii) neither the Company nor any Parent Party shall be obligated to effect any Exchange for a Cash Exchange Payment in the circumstances described in Section 2.01(b)(i) to the extent that such exchange would constitute a breach or default under a Specified Contract; provided that in such event, interest shall accrue at a per annum rate equal to the Base Rate (as such term in defined in the Existing Credit Agreement) beginning on the date such Case Exchange Payment would have been made had such Cash Exchange Payment not constituted a breach or default under a Specified Contract, (iii) neither the Company nor any Parent Party shall be obligated to effect any Exchange

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to the extent that such Exchange would constitute a violation of applicable Law; provided that, in such event, the Company or Gazelle Holdco, as applicable, shall be deemed to have provided an Election Notice with respect to (and shall make a Cash Exchange Payment for) the Common Units to the extent doing so would not constitute a violation of applicable Law, and (iv) neither the Company nor any Parent Party shall be obligated to effect any Exchange during any period of time during which Parent is permitted not to facilitate the registration and resale of Deliverable Common Stock pursuant to Section 2.1.6 of the Registration Rights Agreement. For the avoidance of doubt, any decision to seek the Stockholder Approval shall be in all respects at Parent’s sole discretion.

Section 2.02 Exchange Procedures; Notices and Revocations.

(a) An Exchanging Holder may exercise the right to effect an Exchange as set forth in Section 2.01 by delivering a written notice of exchange in respect of the Common Units to be Exchanged substantially in the form of Exhibit A hereto (the “Notice of Exchange”), duly executed by such Exchanging Holder, to Parent, Gazelle Holdco and the Company at the address set forth in Section 4.03 during normal business hours on any Business Day, or if any agent for the Exchange is duly appointed and acting (an “Exchange Agent”), to the office of the Exchange Agent during normal business hours on any Business Day. If Common Units are then represented by certificates, certificates representing at least the number of Common Units being exchanged, with instruments of transfer reasonably acceptable to the Company and executed in blank, shall be delivered by the Exchanging Holder to the Company with the Notice of Exchange. If such certificates have been lost, the Exchanging Holder may deliver, in lieu of such certificates, an affidavit of lost certificates.

(b) Upon receipt of a Notice of Exchange, the Company or Gazelle Holdco (if Gazelle Holdco has delivered a Call Election Notice pursuant to paragraph (c)), as applicable, may deliver to the Exchanging Holder a notice (an “Election Notice”) within three (3) Business Days after receipt by Parent and the Company of such Notice of Exchange (the “Election Period”), in which the Company (or Gazelle Holdco) may elect in whole or in part for a Cash Exchange Payment to be provided in an Exchange pursuant to Section 2.01, except to the extent that a Cash Exchange Payment would be prohibited by Section 2.01(b). If no Election Notice is given before the end of the Election Period, the Company or Gazelle Holdco, as applicable, shall be deemed not to have elected for a Cash Exchange Payment to be provided in the applicable Exchange and shall be required to deliver Common Stock as provided herein, provided that to the extent that Section 2.01(b)(i) would prohibit the delivery of Common Stock for all Common Units being Exchanged, the Company or Gazelle Holdco, as applicable, shall be deemed as of the end of the Election Period to have given a timely Election Notice with respect to any Common Units that otherwise would be Exchanged for a number of shares of Common Stock in excess of the Cap.

(c) If a Holder has delivered a Notice of Exchange, Gazelle Holdco may, in its sole discretion, by means of delivery of a written notice (a “Call Election Notice”) to the Company and the Exchanging Holder prior to the end of the Election Period and subject to the terms of this Section 2.02(c), elect to purchase directly and acquire such Common Units as to which the Holder’s Notice of Exchange remains in effect on the Exchange Date by paying to the Exchanging

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Holder at the election of Gazelle Holdco as specified in the Call Election Notice either (i) a number of shares of Common Stock that is equal to the product of the number of Common Units to be Exchanged multiplied by the Exchange Rate, (ii) a Cash Exchange Payment or (iii) a combination of shares of Common Stock and a Cash Exchange Payment (the “Call Right”), whereupon Gazelle Holdco shall acquire the Common Units offered for exchange by the Exchanging Holder. For the avoidance of doubt, any Call Election Notice delivered pursuant to this Section 2.02(c) shall supersede any Election Notice. Except as otherwise provided by this Section 2.02(c), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if Gazelle Holdco had not delivered a Call Election Notice.

(d) Contingent Notice of Exchange and Revocation by Holder.

(i) Except to the extent that the Company (or Gazelle Holdco) elects to complete an Exchange by delivery of a Cash Exchange Payment, Holder shall timely consummate within ten (10) Business Days after the completion of an Exchange, and such Exchange shall be conditioned on, the purchase of all of the shares of any Deliverable Common Stock delivered in such Exchange (whether in a tender or exchange offer, an underwritten offering or otherwise) by another Person or Persons whom, except in the case of a sale by the Exchanging Holder in an underwritten offering or bona fide block trade, such Exchanging Holder reasonably does not believe to be a Disqualified Purchaser (the “Resale Condition”). In addition, an Exchanging Holder may provide in a Notice of Exchange that such Exchange is contingent (including as to the timing) upon the occurrence of one or more events and/or effective upon a specified future date, subject to the waiver of such contingencies by the Exchanging Holder. To the extent that the Exchanging Holder fails to timely satisfy the Resale Condition with respect to an Exchange, such Exchange shall be automatically rescinded and void ab initio with respect to any shares of Deliverable Common Stock as to which the Resale Condition is not timely satisfied, provided that (x) if the managing underwriter for an offering of the Deliverable Common Stock that was to be delivered in such Exchange advises the Company and the Holder in writing that 50% or more of the shares of Deliverable Common Stock could have been sold without an Adverse Effect (as defined in the Registration Rights Agreement) the Holder shall be deemed to have effected an Exchange for purposes of Section 2.01(a)(x) and (y) if the managing underwriter for an offering of the Deliverable Common Stock that was to be delivered in such Exchange advises the Company and the Holder in writing that less than 50% or more of the shares of Deliverable Common Stock could not have been sold without an Adverse Effect the Holder shall be deemed not to have effected an Exchange for purposes of Section 2.01(a)(x). In no event shall an Exchange be rescinded with respect to any shares of Deliverable Common Stock as to which the Resale Condition has been satisfied, regardless of whether the Minimum Amount would remain satisfied with respect to such Exchange. Notwithstanding anything to the contrary in this Agreement, no Holder shall be permitted to effect an Exchange if any Holder continues to hold Common Stock with respect to any previously consummated Exchange.

(ii) Notwithstanding anything herein to the contrary, but subject to Section 2.02(d)(i), an Exchanging Holder may withdraw or amend a Notice of Exchange, in whole

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or in part, by delivery of a written notice of withdrawal to Parent and the Company or the Exchange Agent, specifying (1) the number of withdrawn Common Units, (2) if any, the number of Common Units as to which the Notice of Exchange remains in effect and confirmation that such number of Common Units as to which the Notice of Exchange remains in effect would not be less than the Minimum Amount and (3) if the Exchanging Holder so specifies, a new Exchange Date or any other new or revised information permitted in the Notice of Exchange (which new Exchange Date shall not be earlier than the date that is three (3) Business Days after the date such notice of withdrawal or amendment is received by Parent and the Company). To be effective, such notice of withdrawal or amendment must be delivered prior to the effectiveness of the Exchange and if an Election Notice has been delivered (or deemed delivered) with respect to a Cash Exchange Payment, within two (2) Business Days of the delivery (or deemed delivery) of such Election Notice.

(e) Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date, and the Exchanging Holder (or other Persons whose names in which any Deliverable Common Stock is to be issued) shall be deemed to be a holder of any Deliverable Common Stock from and after the effectiveness of the Exchange. On or prior to the Exchange Date (unless the Call Right has been exercised), (i) when a Common Unit is to be Exchanged for shares of Deliverable Common Stock, Parent shall take all such action as may be required in order to issue such shares of Deliverable Common Stock and to sell, transfer, contribute or otherwise transfer to the Company such shares of Deliverable Common Stock for subsequent delivery to the Exchanging Holder in Exchange for such Common Unit, and (ii) when a Common Unit is to be Exchanged for a Cash Exchange Payment, Gazelle Holdco shall contribute or otherwise transfer to the Company the cash required to effect such Cash Exchange Payment, provided that Gazelle Holdco shall not be required to make any such contribution or transfer with respect to an Exchange that results in no Holder continuing to own any Common Units.

(f) On the Exchange Date, the Company (or Gazelle Holdco if the Call Right is exercised) shall deliver or cause to be delivered to the Exchanging Holder (or other Persons whose names in which any Deliverable Common Stock is to be issued) any Cash Exchange Payment payable in such Exchange or, if applicable, the number of shares of any Deliverable Common Stock deliverable in such Exchange, registered in the name of the Exchanging Holder (or other Persons whose names in which any Deliverable Common Stock is to be issued), and such Exchanging Holder shall deliver to the Company (or Gazelle Holdco) the Common Units to be Exchanged together with such instruments of transfer reasonably acceptable to Parent; provided that any delivery of Deliverable Common Stock pursuant to this sentence shall occur prior to 9:00 a.m., New York City time, on the Exchange Date.

(g) The shares of any Deliverable Common Stock, other than any such shares issued in an Exchange that has been registered under the Securities Act, shall bear a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER

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JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(h) If (i) any shares of Deliverable Common Stock may be sold pursuant to a registration statement that has been declared effective by the SEC or (ii) all of the applicable conditions of Rule 144 under the Securities Act are met, Parent, upon the written request of the Holder, shall promptly, and in any event within two (2) Business Days, provide Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates (or evidence of book-entry shares) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, Holder shall provide Parent with such information in its possession as Parent may reasonably request in connection with the removal of any such legend.

(i) Subject to the Registration Rights Agreement, Parent, the Company and Holder shall bear their own respective expenses in connection with the consummation of any Exchange by Holder, whether or not any such Exchange is ultimately consummated; provided, however, that Company will pay any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, further, that if any shares of Deliverable Common Stock are to be delivered in a name other than that of Holder (or the Depository Trust Company or its nominee for the account of a participant of the Depository Trust Company that will hold the shares for the account of such Holder or its Permitted Transferee), then Holder and/or the Person in whose name such shares are to be delivered shall pay to Parent or the Company, as applicable the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of Parent and the Company that such tax has been paid or is not payable.

Section 2.03 Adjustment.

(a) The Exchange Rate shall be adjusted proportionately if there is any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units that is not accompanied by a substantively identical subdivision or combination of the Common Stock. Unless a corresponding dividend or distribution has been paid with respect to the Common Units not owned by Gazelle Holdco, the Exchange Rate shall be adjusted equitably if there is a dividend or distribution paid with respect to the Common Stock other than with proceeds paid from a dividend or distribution with respect to the Common Units. The Exchange Rate shall be adjusted proportionately to reflect the increased number of shares of Common Stock outstanding following any issuance of Common Stock in order to fund payments under the Tax Receivable Agreement in accordance with section 3.04 of the LLC Agreement, provided that such an adjustment shall not result in any adjustment to the Cap.

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(b) The Cap, the Minimum Amount and the Maximum Amount (in each case to the extent set forth in the definition thereof) shall be adjusted proportionately if there is any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Stock regardless of whether such subdivision or combination is accompanied by a substantively identical subdivision or combination of the Common Units. In the event that additional Common Units are issued pursuant to the exercise of any Holder’s rights pursuant to Section 3.05 of the LLC Agreement, the Cap shall be increased by one share of Common Stock multiplied by the Exchange Rate for each such additional Common Unit, to the fullest extent permitted by NYSE rules.

(c) If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction and prior to the effectiveness of the Exchange. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Stock is converted or changed into another security, securities or other property, this Section 2.03(c) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Common Units” shall be deemed to include, any security, securities or other property which may be issued in respect of, in exchange for or in substitution of Common Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

(d) This Agreement shall apply to the Common Units held by Impala and its Permitted Transferees as of the date hereof, as well as any Common Units hereafter acquired by Impala and its Permitted Transferees.

Section 2.04 Tender Offers and Other Events with Respect to Parent.

(a) Notwithstanding the restrictions set forth in the Governance Agreement, which shall not apply to any matter described in this Section 2.04, in the event that a tender offer, share exchange offer, issuer bid, merger, recapitalization or similar transaction with respect to Common Stock (a “Parent Offer”) is proposed by Parent or is proposed to Parent or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, each Holder of Common Units shall be permitted (and, in the case of a Parent Change of Control Transaction required, subject to Section 2.04(d)) to participate in such

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Parent Offer by delivery of a Notice of Exchange (which Notice of Exchange shall, in the case of a Parent Change of Control Transaction be deemed delivered to the Company and Parent without any action by Holder, and an Election Notice shall be deemed to be delivered by the Company without any action by the Company immediately following such Notice of Exchange, in each case with respect to all Common Units held by any Holder, and in any case shall be effective immediately prior to the consummation of such Parent Offer (and, for the avoidance of doubt, shall be contingent upon such Parent Offer and not be effective if such Parent Offer is not consummated)).

(b) In the case of a Parent Offer proposed by Parent, Parent and each Holder will use their respective reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit Holder to participate in such Parent Offer to the same extent or on an economically equivalent basis (taking into account the then-current Exchange Rate) as the holders of shares of Common Stock without discrimination; provided, however, that (x) without limiting the generality of this sentence (and without limiting the ability of each Holder to Exchange Common Units pursuant to the terms of this Agreement), Parent will, other than in the case of a Parent Change of Control Transaction, use its reasonable best efforts to ensure that Holder may participate in each such Parent Offer without first being required to Exchange Common Units and (y) the Company (or Gazelle Holdco), may deliver (or may be deemed to have delivered) an Election Notice to the extent necessary to comply with the Cap, in which case such Cash Exchange Payment shall equal the Fair Market Value of the consideration payable in the Parent Offer for the number of shares of Common Stock into which the Common Units are exchangeable for such Cash Exchange Payment.

(c) Notwithstanding anything to the contrary contained herein, if Parent, or the Company on behalf of Parent, delivers (or is deemed to deliver) an Election Notice in connection with any Exchange made to participate in a Parent Offer, the Cash Exchange Payment shall equal the Fair Market Value of the consideration payable in the Parent Offer for the number of shares of Common Stock into which the Common Units are exchangeable for such Cash Exchange Payment.

(d) In the event a Parent Change of Control Transaction is approved by the Board and, to the extent required by applicable Law or the certificate of incorporation of Parent, the holders of Parent’s common stock, each Holder shall take all action reasonably necessary or appropriate to cause all Common Units to be Exchanged prior to (but which Exchange may be contingent on) the consummation of such Parent Change of Control Transaction, and Parent, or the Company on behalf of Parent, shall deliver (or be deemed to have delivered) an Election Notice to make a Cash Exchange Payment with respect to all Common Units held by any Holder, which Cash Exchange Payment shall equal the Fair Market Value of the consideration payable in the Parent Offer for the number of shares of Common Stock into which the Common Units are exchangeable for such Cash Exchange Payment.

Section 2.05 Listing of Deliverable Common Stock. Parent shall use its reasonable best efforts to cause all Deliverable Common Stock to be listed on the same national securities exchange upon which the outstanding Common Stock may be listed or admitted to trading at the time of such issuance.

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Section 2.06 Deliverable Common Stock to be Issued; Capital Structure.

(a) Parent shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Deliverable Common Stock as shall be deliverable upon Exchange of all then-outstanding Common Units and shall take such other actions as are necessary to preserve the one-to-one ratio between the number of Common Units owned by Parent and its Subsidiaries in the aggregate and the number of shares of Common Stock then-outstanding; provided, however, that nothing contained herein shall be construed to preclude Parent, Gazelle Holdco or the Company from satisfying their respective obligations in respect of an Exchange by delivery of shares of Deliverable Common Stock that are held in the treasury of Parent or any of its Subsidiaries or by delivery of purchased shares of Deliverable Common Stock (which may or may not be held in the treasury of Parent or any Subsidiary thereof). Parent, Gazelle Holdco and the Company represent, warrant and covenant that all shares of Deliverable Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.

(b) Parent, Gazelle Holdco and the Company shall take all actions necessary so that, for so long as this Agreement is in effect, subject to Section 2.03, the number of Common Units owned by Parent and its Subsidiaries in the aggregate equals the aggregate number of shares of Common Stock outstanding. Parent shall not in any manner effect any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the shares of Common Stock, unless the Company simultaneously effects a subdivision or combination of the Common Units with an identical ratio. The Company shall not in any manner effect any subdivision (by any unit split, unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units, unless Parent simultaneously effects a subdivision or combination of the shares of Common Stock with an identical ratio.

Section 2.07 Distributions. No Exchange shall impair the right of an Exchanging Holder to receive any distributions payable on the Common Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. No adjustments in respect of distributions on any Common Unit will be made on the Exchange of any Common Unit, and if the Exchange Date with respect to a Common Unit occurs after the record date for the payment of a distribution on Common Units but before the date of the payment, then the registered Holder of the Common Unit at the close of business on the record date will be entitled to receive the distribution payable on the Common Unit on the payment date notwithstanding the Exchange of the Common Units or a default in payment of the distribution due on the Exchange Date, and, for the avoidance of doubt, no Exchanging Holder shall have the right to receive any distributions (including tax distributions) on any exchanged Common Unit with a record date that occurs from and after any Exchange Date. For the avoidance of doubt, an Exchanging Holder shall not be entitled to receive, in respect of a single record date, distributions or dividends both on Common Units exchanged by such Exchanging Holder and on shares of Deliverable Common Stock received by such Exchanging Holder in such Exchange.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Parent Parties.

(a) Each of the Parent Parties represents and warrants that (i) it is a corporation or limited liability company duly incorporated or formed, as applicable, and is existing in good standing under the laws of the State of Delaware, (ii) it has all requisite corporate or limited liability company power, as applicable, and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and, in the case of Parent, to issue the Deliverable Common Stock in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby (including, in the case of Parent, the issuance of the Deliverable Common Stock) have been duly authorized by all necessary corporate or limited liability company action on its part, as applicable, and (iv) this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Each of the Parent Parties represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except for a Specified Contract or as otherwise expressly permitted by this Agreement, the LLC Agreement or the Governance Agreement, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 3.02 Representations and Warranties of Impala. Impala represents and warrants that (i) it is duly incorporated and is in good standing under the laws of the State of New York, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Impala and (iv) this Agreement constitutes a legal, valid and binding obligation of Impala enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Additional Holders. To the extent that Impala validly transfers any or all of its Common Units to another Person in a transaction in accordance with, and not in contravention

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of, the LLC Agreement, the Governance Agreement or the Registration Rights Agreement, as applicable, then such transferee (each, a “Permitted Transferee”) shall have the right, in connection with such transaction, to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Holder hereunder.

Section 4.02 Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 4.03 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(a)	if to any Parent Party to:

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA 30328

Attention:	Lauren Tashma
E-Mail:	lauren.tashma@graphicpkg.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention: William Scott Ortwein

Email: scott.ortwein@alston.com

(b)	if to Impala, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention:	General Counsel
E-Mail:	sharon.ryan@ipaper.com

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with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Jeffrey J. Rosen
Michael A. Diz
Email:	jrosen@debevoise.com
madiz@debevoise.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 4.04 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 4.05 Governing Law; WAIVER OF JURY TRIAL Jurisdiction; Specific Performance.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR

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PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(c) ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 4.05, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 4.05 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 4.03, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(d) In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The

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parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

Section 4.06 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 4.07 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that the Agreement shall be assigned (in whole or in part, as applicable) to any Permitted Transferee to whom Common Units are transferred in accordance with the LLC Agreement and the Governance Agreement in compliance with Section 4.01.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 4.08 Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 4.09 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 4.10 Entire Agreement. This Agreement and, as applicable, the other Transaction Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

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Section 4.11 Amendment. This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by (i) each of the Parent Parties and (ii) the Holders of a majority of the outstanding Common Units entitled to be Exchanged pursuant to this Agreement.

Section 4.12 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Section 4.13 Tax Treatment. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. Unless otherwise required by applicable Law, the parties shall report an Exchange consummated hereunder as a taxable sale of the Common Units by Holder to Gazelle Holdco, and no party shall take a contrary position on any income tax return or amendment thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

GRAPHIC PACKAGING HOLDING COMPANY
By:
Name:
Title:

[GAZELLE INTERMEDIATE ENTITY], LLC

By:
Name:
Title:

GAZELLE NEWCO LLC

By:
Name:
Title:

[Signature Page to Exchange Agreement]

INTERNATIONAL PAPER COMPANY
By:
Name:
Title:

[Signature Page to Exchange Agreement]

SCHEDULE A

WestRock Company

EXHIBIT A

FORM OF NOTICE OF EXCHANGE

To: Gazelle Newco LLC

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA 30328

The undersigned Holder hereby elects to Exchange                  Common Units in Gazelle Newco LLC, a Delaware limited liability company (the “Company”), in accordance with the terms of the Exchange Agreement, dated as of             , 2018, by and among the Company, Graphic Packaging Holding Company, a Delaware corporation (“Parent”), [Gazelle Intermediate Entity], a Delaware limited liability company (“Gazelle Holdco”), and International Paper Company, a New York corporation (the “Exchange Agreement”) and the Exchange rights referred to therein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them by the Exchange Agreement.

The undersigned Holder undertakes (i) to surrender such Common Units and any certificate therefor at the closing of the Exchange and (ii) to furnish to the Company, prior to the Exchange Date, the documentation, instruments and information required pursuant to the Exchange Agreement.

Dated:

Name of Holder:

(Signature)

(Street Address)

(City) (State) (Zip Code)

Exhibit C

GOVERNANCE AGREEMENT

dated as of

[●], 2018

among

GRAPHIC PACKAGING HOLDING COMPANY,

GAZELLE NEWCO LLC

AND

INTERNATIONAL PAPER COMPANY

i

GOVERNANCE AGREEMENT

GOVERNANCE AGREEMENT (this “Agreement”), dated as of [●], 2018, by and among Graphic Packaging Holding Company, a Delaware corporation (“Parent”), Gazelle Newco LLC, a Delaware limited liability company (“Issuer”), and International Paper Company, a New York corporation (“Impala”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Transaction Agreement, dated October 23, 2017 (the “Transaction Agreement”), by and among Impala, Parent, Issuer and Graphic Packaging International, Inc., a Delaware corporation (“GPI”), Impala and Parent have agreed to combine the Transferred Business (as defined in the Transaction Agreement) with the business of GPI and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);

WHEREAS, as a material inducement to the parties hereto entering into the Transaction Agreement, such parties shall enter into this Agreement at the Closing of the Transactions contemplated by the Transaction Agreement, to govern certain of their rights, duties and obligations following the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement. The following terms shall have the meanings set forth in this Section 1.01:

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that in no event shall Parent, the Company, any of their respective Subsidiaries, or any of their other controlled Affiliates be deemed to be Affiliates of Impala for purposes of this Agreement. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

‘‘Board” means the Board of Directors of Parent.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

“Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

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“Common Unit(s)” shall have the meaning ascribed to such term in the LLC Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among Issuer, [Gazelle Intermediate Entity] LLC, a Delaware limited liability company, Parent and Impala.

“Holder” means Impala or any Permitted Transferee.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, stock exchange rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement dated as of [●], 2018, by and among Issuer, its Members (as defined therein) and each other Person who at any time becomes a Member in accordance with the terms of the agreement and the DLLCA (as defined therein) and, solely for purposes of certain sections, Parent.

“Parent Securities” means (i) the Common Stock, (ii) any preferred stock of Parent, (iii) any other common stock issued by Parent and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock or any other common or preferred stock issued by Parent.“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between Impala and Parent.

“Representative” shall mean, with respect to any Person, any of such Person’s Affiliates, directors, managers or persons acting in a similar capacity with such Person’s approval on its behalf, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Securities Act” means the Securities Act of 1933.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in (x) the equity or (y) the interest in the capital or profits thereof, (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

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“Transaction Agreements” shall have the meaning of such term as defined in the Transaction Agreement.

Section 1.02 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the section or agreement indicated.

Term	Page
Agreement	1
Confidential Information	7
GPI	1
Impala	1
Impala Filings	5
Impala Financing	6

Term	Page
Issuer	1
Issuer Information	5
Parent	1
Permitted Transferee	9
Standstill Period	4
Transaction Agreement	1

Section 1.03 Rules of Construction. When a reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article, Exhibit and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. As used herein, “to the extent” means “to the degree of” and not “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to any Law shall be deemed to refer to such Law, together with the rules and regulations

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promulgated thereunder, in each case as may be amended from time to time and any successor thereto. References to any Person shall be deemed to refer to that Person’s successors and permitted assigns.

ARTICLE II

STANDSTILL

Section 2.01 Standstill Agreement. Each Holder agrees that, except as provided in this Agreement or any other Transaction Agreement, during the Standstill Period, neither such Holder nor any of such Holder’s controlled Affiliates will, unless specifically invited in writing by Parent, directly or indirectly, alone or in concert with any other person: (i) acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities or any rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of Parent or any of its Subsidiaries; (ii) make or otherwise become a “participant” in any “solicitation” of “proxies” to vote (as such terms are used in the Exchange Act), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Parent; (iii) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Parent; (iv) publicly offer, seek, or propose to acquire, outside the ordinary course of business, any of the assets of Parent or any of its Subsidiaries, (v) otherwise propose or participate in a proposal to Parent or any of its Affiliates or any other Person with respect to any merger, business combination, consolidation, sale, restructuring, reorganization, recapitalization, extraordinary dividend, or other transaction involving Parent or any of its Subsidiaries; (vi) otherwise seek to control, change or influence the management or Board of Parent or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of Parent or any of its Affiliates; or (vii) announce an intention to take, or enter into any arrangement or understanding with others to take, any of the actions restricted or prohibited under clauses (i) through (vii) of this Section 2.01, or take any action that would result in Parent having to make a public announcement regarding any of the matters referred to in clauses (i) through (vii) of this Section 2.01. Impala may make any request or proposal (but only privately to Parent or the Board of Parent and not publicly) to amend, waive or terminate any provision of this Section 2.01. “Standstill Period” means the five (5) year period beginning on the date hereof. Notwithstanding the foregoing, the restrictions contained in this Section 2.01 shall cease immediately if (x) Parent enters into a definitive agreement to engage in, or makes a public announcement of an intention to engage in, a business combination, recapitalization or other transaction that would result in an acquisition, directly or indirectly, by any other Person or group of a majority of the voting securities or assets of Parent or (y) any tender offer or exchange offer has been commenced for at least a majority of Parent’s voting securities; provided that, in the event that such business combination, recapitalization or other transaction or tender or exchange offer is withdrawn, terminated or otherwise not consummated, each Holder will thereafter be subject to the restrictions contained in this Section 2.01 until the end of the Standstill Period, except with respect to any transaction that has been proposed by any Holder prior to the time such business combination, recapitalization or other transaction or tender or exchange offer is withdrawn, terminated or otherwise not consummated. Notwithstanding the foregoing, no Holder shall be prohibited from making any confidential, non-public proposal to

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Parent, provided that such proposal is communicated solely to the Board of Directors, or a committee thereof, of Parent, is not reasonably intended to require Parent to make public disclosure with respect to such proposal and is otherwise held confidential, and distribution thereof is restricted by such Holder and its Representatives in accordance with the terms of this Agreement as Confidential Information pursuant to Section 3.03.

ARTICLE III

OTHER COVENANTS AND AGREEMENTS

Section 3.01 Access to Information. From and after the date of this Agreement, and for so long as Impala has one or more classes of securities registered pursuant to the Exchange Act, the Issuer shall deliver to Impala all information or documentation of the Issuer and its Subsidiaries as may be reasonably requested by Impala for any purpose related to its investment in the Issuer (including, without limitation, to comply with Rules 3-09 and 4-08(g) of Regulation S-X) (such information and documentation, collectively, “Issuer Information”). In connection with the foregoing, the Issuer shall use its reasonable best efforts to:

(a) provide all Issuer Information requested by Impala pursuant to this Section 3.01 in a timely manner on the dates requested by Impala; provided that where practicable, Impala shall make its request for such information no later than five (5) Business Days prior to the date that Impala expects the Issuer to provide such information;

(b) provide Impala with a reasonable estimate of the net earnings of Issuer and its Subsidiaries no later than four (4) Business Days following the end of each month and any deviations therefrom discovered by Issuer in performing its monthly accounting closing no later than six (6) Business Days following the end of each month;

(c) cooperate with Impala and its Representatives, and shall cause its Representatives to cooperate with Impala and its Representatives, to the extent reasonably requested by Impala and solely to the extent related to the Issuer and its operations and at Impala’s sole cost and expense, in the preparation of Impala’s press releases, public securities filings and related documents required under applicable Law, including the Securities Act or the Exchange Act, as applicable, or other materials used in connection with any Impala Financing (as defined below) (collectively, “Impala Filings”);

(d) cause its independent certified public accountants to consent to any reference to them as experts in any Impala Filings required under any Law;

(e) reasonably cooperate with Impala and its Representatives, and shall cause its Representatives to reasonably cooperate with Impala and its Representatives, and Impala shall, and shall cause its Representatives to, reasonably cooperate with the Issuer and its Representatives, with regard to the timing of Impala Filings that are required to contain financial information of the Issuer; provided that the Issuer shall use its reasonable efforts to deliver to Impala all Issuer Information required to be included in any quarterly or annual filing within 25 days following the end of each fiscal quarter (or 40 days following the end of each fiscal year) and, to the extent Impala and the Issuer cease to report its financial statements using the same fiscal year-end, such dates shall be adjusted accordingly;

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(f) indemnify and reimburse, to the fullest extent permitted by Law, Impala and each of its Affiliates, and each of its and its Affiliates’ employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls (within the meaning of the Securities Act or the Exchange Act) Impala against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Impala Filing or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, relating to Issuer Information furnished in writing to Impala by the Issuer or its Representatives expressly for inclusion therein.

(g) Impala and its Representatives will indemnify and reimburse, to the fullest extent permitted by Law, each of Parent, the Issuer and each of their Affiliates, and each of their and their Affiliates’ employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls (within the meaning of the Securities Act or the Exchange Act) Parent or the Issuer against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any Impala Filing or in connection with any Impala Financing or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading relating to any information included therein except insofar as any such statements are made in reliance upon and in conformity with Issuer Information furnished in writing to Impala by the Issuer for use therein.

Section 3.02 Impala Financing. To the extent that Impala seeks to raise debt or equity financing (“Impala Financing”) during the term of this Agreement and financial, operating or other information of the Issuer is reasonably required in connection therewith, the Issuer agrees to use its reasonable best efforts to provide, and will cause its Subsidiaries and its and their officers, directors and employees to use their respective reasonable efforts to provide, and will use its reasonable efforts to direct its and their Representatives to provide, in each case, at the sole expense of Impala, all customary cooperation reasonably requested by Impala in connection with the arrangement of such Impala Financing. Notwithstanding the foregoing: (a) such requested cooperation will not require taking any action that would: (i) unreasonably disrupt the operations of Parent, Issuer or their Subsidiaries; or (ii) cause significant competitive harm to Parent or Issuer; (b) nothing in this Section 3.02 will require cooperation to the extent that it would cause any breach of this Agreement; (c) neither Parent, Issuer nor any of their Subsidiaries will be required to: (i) pay any commitment or other similar fee; (ii) incur or assume any liability in connection with the Impala Financing; (iii) provide access to or disclose information that would contravene any applicable Law or Contract; or (iv) waive or amend any terms of this Agreement or any other Contract to which Parent, Issuer or any of their Subsidiaries is party; and (d) none of the directors of Parent or Issuer, acting in such capacity, will be required to execute, deliver or enter into or perform any Contract with respect to the Impala Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Impala Financing is obtained.

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Section 3.03 Confidentiality. Impala shall keep confidential any and all confidential, proprietary or non-public information of or concerning the performance, terms, business, operations, activities, personnel, finances, actual or potential investments, plans, compensation, customers or suppliers of the Issuer or any of its Subsidiaries, written or oral, obtained by Impala in connection with its ownership of Common Units and its rights under Section 3.01 of this Agreement (“Confidential Information”) and shall not disclose any such Confidential Information (or use the same except to the extent the use or disclosure of Confidential Information is permitted by this Agreement or any other Transaction Agreement) to unaffiliated Persons, provided that Impala may disclose, or may permit disclosure of, Confidential Information (i) to its Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to Impala and in respect of whose failure to comply with such obligations, Impala will be responsible, (ii) if Impala or any of its Representatives that receive Confidential Information or are controlled by Impala are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by Impala or its Representatives against Parent or its Affiliates or vice versa, (iv) as necessary in order to permit Impala to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange rule or (v) as reasonably necessary to be disclosed in materials used in connection with any Impala Financing; provided that as far in advance as reasonably practicable before making such disclosure, Impala will furnish to Parent and Issuer copies of the portion of any document containing such Confidential Information and prepared to be used in connection therewith, and Parent and Issuer shall have the opportunity reasonably to comment upon, or object to, the information contained therein and Impala will make corrections reasonably requested by Parent and Issuer with respect to such information. Impala further agrees to use (and to cause each of its Representatives that receive Confidential Information and are controlled by Impala to use) at least the same degree of efforts to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft as such Persons apply with respect to their own information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Impala shall provide Issuer with written notice as promptly as practicable of any such request or requirement and Issuer may seek a protective order or other appropriate remedy, which such parties will cooperate in obtaining (at Issuer’s sole cost and expense). In the event that such appropriate protective order or other remedy is not obtained, Impala shall furnish, or cause to be furnished, only that portion of the Confidential Information that is necessary to be disclosed and shall use its reasonable best efforts to cooperate with Issuer to obtain confidential treatment of such disclosed information, at Issuer’s sole cost and expense. Notwithstanding the foregoing, Confidential Information shall not include information that is or was (A) in the public domain through no action of Impala or its Representatives in violation of this Agreement, (B) acquired from other sources by Impala or its Representatives to which it was furnished, (C) independently developed by Impala or its Representatives without reference to the Confidential Information of the Issuer or its Subsidiaries and without a breach of this Agreement or (D) approved for release by written authorization of the Issuer; provided, however, in the case of clause (B) that, to the knowledge of Impala, such sources did not provide such information in

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breach of any confidentiality obligations. The provisions of this Section 3.03 shall survive until one (1) year after such time as Impala and its Affiliates cease to have a right to information under Section 3.01.

Section 3.04 Prohibited Actions. Without the prior written consent of Impala, Parent shall not, and shall cause its Subsidiaries not to:

(a) transfer, sell, assign or otherwise dispose of in a taxable transaction any Transferred Asset (as defined in the Transaction Agreement) prior to the third anniversary of the date of this Agreement (other than (i) sales of Inventory (as defined in the Transaction Agreement) in the ordinary course, (ii) the sale of certain machinery to Impala as contemplated by the Transaction Agreement, (iii) disposal or scrapping of obsolete, damaged or unusable assets; or (iv) immaterial sales);

(b) cause Issuer or any domestic Subsidiary of Issuer that is treated as a partnership or disregarded entity for U.S. federal income tax purposes to elect to be treated as a corporation for U.S. federal income tax purposes, or contribute, convey, assign or transfer any assets of such entity to any Affiliate of Issuer that is treated as a corporation for U.S. federal income tax purposes, until such time as Impala no longer holds any Common Units;

(c) guarantee any indebtedness for money borrowed of Issuer or any of its Subsidiaries (other than existing guarantees under bond indentures and guarantees by Issuer and its Subsidiaries of indebtedness of Issuer and its Subsidiaries), until such time as Impala no longer holds any Common Units;

(d) voluntarily prepay or amend the principal amount or amortization terms of the Assumed Debt prior to the second anniversary of the date of this Agreement (other than, for the avoidance of doubt, the release of Impala’s guarantee of the Assumed Debt); or

(e) agree, resolve or commit to do any of the foregoing.

Section 3.05 Outside Activities of Parent. During the period that Impala holds Common Units, Parent shall not, directly or indirectly, enter into or conduct any business or operations, or own any assets or incur any liabilities, other than in connection with (a) the ownership, acquisition or disposition of Common Units, (b) the management of the business and affairs of the Intermediate Entities (as defined in the LLC Agreement), Issuer and its Subsidiaries, (c) the operation of Parent as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to Issuer, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that except as otherwise provided herein or in the Transaction Agreements, the net proceeds of any financing raised by Parent pursuant to the preceding clauses (d) and (e) shall be made available to Issuer, whether as capital contributions, loans or otherwise, in the same form and on terms no less favorable to Issuer than the terms on which such financing was obtained by Parent. Notwithstanding the foregoing, nothing in this Section 3.05 shall prohibit Parent, directly or indirectly from (i) acquiring businesses, assets, equity, or other property from any

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Person or using Parent Securities, cash or other property as consideration in a merger, purchase or any other form of business combination transaction, so long as such acquired businesses, assets, equity or property are contributed to the Issuer as soon as reasonably practicable, (ii) being involved in a Parent Change of Control Transaction (as defined in the Exchange Agreement) or (iii) such activities as are incidental to the foregoing.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Additional Holders. To the extent that Impala validly transfers any or all of its Common Units to any of its Affiliates in a transaction in accordance with, and not in contravention of, the LLC Agreement, the Exchange Agreement or the Registration Rights Agreement, as applicable, then such Affiliate transferee (each, a “Permitted Transferee”) shall be required, in connection with such transaction, to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit A hereto, whereupon such Permitted Transferee shall become a Holder hereunder.

Section 4.02 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(a)	if to Parent to:

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA 30328

Attention: Lauren Tashma

E-Mail:     lauren.tashma@graphicpkg.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention: William Scott Ortwein

Email: scott.ortwein@alston.com

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(b)	if to Impala, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: General Counsel

E-Mail:     sharon.ryan@ipaper.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Jeffrey J. Rosen
Michael A. Diz
Email:	jrosen@debevoise.com
madiz@debevoise.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 4.03 Authority; No Conflict.

(a) Each of the parties hereto represents to the other that (i) it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

(b) Each of the parties hereto represents to the other that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice decree, statute, law, ordinance, rule or regulation applicable to such party or to such party’s property or assets.

Section 4.04 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

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Section 4.05 Governing Law; WAIVER OF JURY TRIAL; Jurisdiction; Specific Performance.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(c) ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 4.05, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO

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JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 4.05 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 4.02, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(d) In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

Section 4.06 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 4.07 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that the Agreement shall be assigned (in whole or in part, as applicable) to any Permitted Transferee to whom Common Units are transferred in accordance and compliance with the LLC Agreement and the Exchange Agreement.

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(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 4.08 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 4.09 Entire Agreement. This Agreement and, as applicable, the other Transaction Agreements, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 4.10 Amendment. This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by (i) each of Parent and (ii) the Holders of a majority of the outstanding Common Units entitled to be exchanged pursuant to the Exchange Agreement.

Section 4.11 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

GRAPHIC PACKAGING HOLDING COMPANY

By:
Name:
Title:

GAZELLE NEWCO LLC

By:
Name:
Title:

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

Exhibit D

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2018, is entered into between International Paper Company, a New York corporation (“Impala”) and Graphic Packaging Holding Company, a Delaware corporation (“Parent”). Certain terms used in this Agreement are defined in Section 1.01.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Transaction Agreement, dated October 23, 2017 (the “Transaction Agreement”), by and among Impala, Parent, Gazelle Newco LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Newco”), and Graphic Packaging International, Inc., Impala and Parent have agreed to combine the Transferred Business (as defined in the Transaction Agreement) with the business of Newco and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);

WHEREAS, in connection with the Transactions, Impala acquired newly issued membership interests in Newco (the “Common Units”), which Common Units are (subject to certain limitations) exchangeable on a 1:1 basis for Common Stock, $0.01 par value per share, of Parent (the “Common Stock”) or cash, in each case at the option of Parent; and

WHEREAS, Parent wishes to grant certain registration rights with respect to the Common Stock or other Registrable Securities held by Impala or any other Holder, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Impala and Parent, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement. The following terms shall have the meanings set forth in this Section 1.01:

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Agreement” means the Exchange Agreement, of even date herewith, by and among Newco, [Gazelle Intermediate Entity] LLC, a Delaware limited liability company, Parent and Impala.

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“Excluded Registration” means a registration under the Securities Act of (i) Registrable Securities pursuant to one or more Demand Registrations pursuant to Article II hereof, (ii) securities registered on Form S-8 or any successor form, and (iii) securities registered to effect the acquisition of, or combination with, another Person.

“Holder” means (i) Impala and (ii) any direct or indirect transferee of Impala who shall become a party to this Agreement in accordance with Section 2.09 and has agreed in writing to be bound by the terms of this Agreement.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means the Common Stock, including any shares thereof issuable upon or issued upon exercise, conversion or exchange of other securities of Parent or any of its subsidiaries (including Common Units) and any securities issued or issuable directly or indirectly with respect to, in exchange for, upon the conversion of or in replacement of the Common Stock, whether by way of a dividend or distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization, owned by the Holders, whether owned on the date hereof or acquired hereafter; provided, however, that securities that, pursuant to Section 3.01, no longer have registration rights hereunder shall not be considered Registrable Securities.

“Requesting Holder” shall mean any Holder requesting to have its Registrable Securities included in any Demand Registration or Shelf Registration.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

Section 1.02 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the section or agreement indicated.

Term	Page
Adverse Effect	6
Advice	14
Agreement	1
Common Stock	1
Common Units	1
Demand Registration	4

Term	Page
Demand Request	4
FINRA	14
First Registration Date	4
Impala	1
Inspectors	13
LLC Agreement	18

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Newco	1
Parent	1
Piggyback Registration	7
Records	13
Required Filing Date	4

Seller Affiliates	15
Shelf Registration	4
Suspension Notice	14
Transaction Agreement	1

Section 1.03 Rules of Construction. When a reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article, Exhibit and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. As used herein, “to the extent” means “to the degree of” and not “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to any Law shall be deemed to refer to such Law, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto. References to any Person shall be deemed to refer to that Person’s successors and permitted assigns.

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ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Demand Registration.

2.1.1 Request for Registration.

(a) Commencing on the second anniversary hereof (the “First Registrable Date”), subject to any restrictions contained in the Exchange Agreement, any Holder or Holders of Registrable Securities shall have the right to require Parent to file from time to time a registration statement on Form S-1 or S-3 or any other appropriate form under the Securities Act or Exchange Act for a public offering or the listing or trading of all or part of its or their Registrable Securities (including any public offering or listing or trading of securities of Parent) (a “Demand Registration”), by delivering to Parent written notice stating that such right is being exercised, naming, if applicable, the Holders whose Registrable Securities are to be included in such registration, specifying the number of each such Holder’s Registrable Securities to be included in such registration and, subject to Section 2.1.3 hereof, describing the intended method of distribution thereof (a “Demand Request”); provided, that, a Holder may make a Demand Request prior to, but within forty-five (45) days of, the First Registrable Date and in such event Parent shall not be obligated to file the registration statement in respect of such Demand Registration prior to the First Registrable Date. No Demand Registration shall be deemed to have occurred for purposes of the preceding sentence if no Exchange (as defined in the Exchange Agreement) is deemed to have occurred with respect to such registration.

(b) Subject to Section 2.1.6, Parent shall file the registration statement in respect of a Demand Registration as soon as practicable and, in any event, within forty-five (45) days after receiving a Demand Request (the “Required Filing Date”) and shall use reasonable best efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing; provided, however, that:

(i) Parent shall not be obligated to effect a Demand Registration pursuant to Section 2.1.1(a) within one hundred and eighty (180) days after the effective date of a previous Demand Registration, other than a Shelf Registration pursuant to this Article II; and

(ii) Parent shall not be obligated to effect a Demand Registration pursuant to Section 2.1.1(a) unless the Demand Request is for a number of Registrable Securities in excess of the Minimum Amount (as defined in the Exchange Agreement).

2.1.2 Shelf Registration. With respect to any Demand Registration, the Requesting Holders may require Parent to effect a registration of the Registrable Securities under a registration statement pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Shelf Registration”) or any takedown thereunder. To the extent Parent is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act) at the time any Demand Request is submitted, Parent shall file an automatic shelf registration statement (as defined in Rule 405 of the Securities Act) on Form S-3 in accordance with the requirements of the Securities Act, which covers those Registrable Securities requested to be registered and which shall be deemed for all purposes a Shelf Registration. For the avoidance of doubt, the filing of a prospectus supplement to a prospectus included as part of an effective Shelf Registration naming the Holder as a selling stockholder and registering the Registrable Securities specified in the applicable Demand Request shall be deemed to satisfy Parent’s obligations with respect to the filing (and effectiveness in the

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case of an automatic shelf registration statement) of a registration statement pursuant to this Agreement. Any Shelf Registration shall provide for the resale of the Common Stock from time to time in the United States by and pursuant to any method or combination of methods legally available to the Holder (including, without limitation, an underwritten offering, a direct sale to purchasers, a sale to or through brokers, dealers or agents, a sale over the internet, block trades, derivative transactions with third parties, sales in connection with short sales and other hedging transactions). Parent shall comply with the applicable provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration in accordance with the intended methods of disposition by the Holder thereof.

2.1.3 Selection of Underwriters. At the request of the Holders of a majority of the Registrable Securities to be registered, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of a “firm commitment” underwritten offering. The Holders of a majority of the Registrable Securities to be registered in a Demand Registration shall select the investment banking firm or firms to manage the underwritten offering, provided, however, that such selection shall be subject to the consent of Parent, which consent shall not be unreasonably withheld or delayed. No Holder may participate in any registration pursuant to Section 2.1.1 that is to be effected through an underwritten offering unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements described above and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, further, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of his or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Holder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Securities, and the liability of each such Holder will be in proportion thereto, and provided, further, that such liability will be limited to the net amount received by such Holder from the sale of his or its Registrable Securities pursuant to such registration.

2.1.4 Rights of Nonrequesting Holders. Upon receipt of any Demand Request, Parent shall promptly (but in any event within ten (10) days) give written notice of such proposed Demand Registration to all other Holders, who shall have the right, exercisable by written notice to Parent within ten (10) days) of their receipt of Parent’s notice, to elect to include in such Demand Registration such portion of their Registrable Securities as they may request; provided, however, that in connection with any Demand Request in connection with a Shelf Registration, Parent shall give written notice of such proposed Demand Registration to all other Holders within two (2) days of such Demand Request and all other Holders shall have the right, exercisable by written notice to Parent within two (2) days of their receipt of Parent’s notice, to elect to include in such Demand Registration such portion of their Registrable Securities as they may request. All Holders requesting to have their Registrable Securities included in a Demand Registration in accordance with the preceding sentence shall be deemed to be “Requesting Holders” for purposes of this

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Section 2.01. Notwithstanding any other provision of this Agreement, if the demanding Holder wishes to engage in a block sale (including a block sale pursuant to a Shelf Registration, or in connection with the registration of the Holder’s Registrable Securities under an automatic shelf registration statement for purposes of effectuating a block sale), then notwithstanding the foregoing or any other provisions hereunder, no Holder shall be entitled to receive any notice of or have its Registrable Securities included in such block sale.

2.1.5 Priority on Demand Registrations. No securities to be sold for the account of any Person (including Parent) other than a Requesting Holder shall be included in a Demand Registration unless the managing underwriter or underwriters shall advise the Requesting Holders that the inclusion of such securities will not adversely affect the price, timing or distribution of the offering or otherwise adversely affect its success (an “Adverse Effect”). Furthermore, if the managing underwriter or underwriters shall advise the Requesting Holders that, even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such Demand Registration by Requesting Holders is sufficiently large to cause an Adverse Effect, the Registrable Securities of the Requesting Holders to be included in such Demand Registration shall equal the number of shares that the Requesting Holders are so advised can be sold in such offering without an Adverse Effect and such shares shall be included in the Demand Registration in the following order of priority (i) first, the Registrable Securities of Impala or its Affiliates (if Impala or any of its Affiliates is a Requesting Holder), (ii) second, pro rata among the other Requesting Holders on the basis of the number of Registrable Securities owned by each such Requesting Holder and (iii) third, any securities of Parent requested to be included for its own account.

2.1.6 Deferral of Filing. Parent may defer the filing (but not the preparation) of a registration statement or prospectus supplement required by Section 2.01 until a date not later than sixty (60) days after the Required Filing Date and not more than ninety (90) days in the aggregate in any twelve (12)-month period if (a) the Board of Directors of Parent or a committee of the Board of Directors of Parent determines in good faith that such registration would be materially detrimental to Parent and its stockholders; provided, however, that the Board of Directors of Parent or such committee, as applicable, shall, in making such determination, take into consideration the benefit to Parent of completing such registration and the reduction of the ownership of Registrable Securities by the Requesting Holder; provided, further, however, that Parent may not defer a filing pursuant to this clause (a) more than twice in any twelve (12)-month period with respect to a single offering of Registrable Securities, or (b) prior to receiving the Demand Request, Parent had determined to effect a registered underwritten public offering of Parent’s securities for Parent’s account and Parent had taken substantial steps (including, but not limited to, selecting underwriters for such offering) and is proceeding with reasonable diligence to effect such offering provided, however, that Parent may not defer a filing pursuant to this clause (b) more than once in any twelve (12)-month period with respect to a single offering of Registrable Securities. A deferral of the filing of a registration statement pursuant to this Section 2.1.6 shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (a) of the preceding sentence, the Board of Directors or such committee of the Board of Directors determines that such registration would no longer be materially detrimental to Parent and its stockholders, or, in the case of a deferral pursuant to clause (b) of the preceding sentence, the

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proposed registration for Parent’s account is abandoned. In order to defer the filing of a registration statement pursuant to this Section 2.1.6, Parent shall promptly (but in any event within ten (10) days), upon determining to seek such deferral, deliver to each Requesting Holder a certificate signed by an executive officer of Parent stating that Parent is deferring such filing pursuant to this Section 2.1.6 and a general statement of the reason for such deferral and an approximation of the anticipated delay. Within twenty (20) days after receiving such certificate, the holders of a majority of the Registrable Securities held by the Requesting Holders and for which registration was previously requested may withdraw such Demand Request by giving notice to Parent; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement.

2.1.7 Cancellation of a Demand Registration; Withdrawal. Each Holder that submitted a Demand Request pursuant to a particular offering and the Holders of a majority of the Registrable Securities that are to be registered in a particular offering pursuant to Section 2.01 shall have the right, prior to the effectiveness of the registration statement (or the filing of a prospectus supplement, in the case of a Shelf Registration), to notify Parent that it or they, as the case may be, have determined that the Demand Request be abandoned or withdrawn, in which event Parent shall abandon or withdraw such registration statement or prospectus supplement with respect to such Holder. Any Holder of Registrable Securities who has elected to sell Registrable Securities in an underwritten offering pursuant to Section 2.01 (including the Holder who delivered the Demand Request with respect to such registration) shall be permitted to withdraw from such registration by written notice to Parent (i) at least two (2) Business Days prior to the earlier of the effective date of the registration statement filed in connection with such registration (or, if later, the filing of a prospectus supplement to a prospectus included as part of an effective Shelf Registration naming the Holder as a selling stockholder and registering the Registrable Securities requested to be included by such Holder in such Shelf Registration) and the anticipated filing of the “red herring” prospectus, if applicable, or (ii) at any time prior to the pricing of the offering if more than 10% of the Registrable Securities requested by such Holder to be included in such registration are not so included.

Section 2.02 Piggyback Registration.

2.2.1 Right to Piggyback. Each time Parent proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public or sell equity securities pursuant to a previously effective Shelf Registration (whether for the account of Parent or the account of any security holder of Parent) (a “Piggyback Registration”), Parent shall give prompt written notice to each Holder of Registrable Securities (which notice shall be given not less than (x) ten (10) Business Days prior to the anticipated filing date of Parent’s registration statement and (y) not less than five (5) Business Days prior to the filing of a preliminary prospectus supplement in the case of a Shelf Registration), which notice shall offer each such Holder the opportunity to include any or all of its Registrable Securities in such registration statement or Shelf Registration, subject to the limitations contained in Section 2.2.2 hereof. Each such Holder who desires to have its Registrable Securities included in such registration statement or Shelf Registration shall give written notice to Parent (stating the number of shares desired to be registered) within ten (10) Business Days after the date of such notice from

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Parent; provided that such notice shall be given within five (5) Business Days after the date of such notice from Parent in the case of a Shelf Registration. Any notice given by a Holder pursuant to the preceding sentence shall be treated as a Notice of Exchange (as defined in the Exchange Agreement and subject to all of the terms thereof) in respect of all Registrable Securities requested to be included in the Piggyback Registration. Any such Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any registration statement or Shelf Registration pursuant to this Section 2.2.1 by giving written notice to Parent of such withdrawal. Subject to Section 2.2.2 below, Parent shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that Parent may at any time withdraw or cease proceeding with any such registration statement or Shelf Registration if it shall at the same time withdraw or cease proceeding with the registration or sale of all other equity securities originally proposed to be registered. Notwithstanding anything to the contrary in this Section 2.2.1, Parent shall have no obligation to provide notice of or to effect a Piggyback Registration with respect to any Holder of Registrable Securities who at such time is not permitted due to the restrictions set forth in the Exchange Agreement to effect an Exchange (as defined therein); provided, that clause (y) of the proviso in Section 2.01(a) with respect to the Minimum Amount (as defined in the Exchange Agreement) shall not apply to any Exchange to the extent the amount of a Holder’s Registrable Securities included in a Piggyback Registration is reduced pursuant to Section 2.2.2.

2.2.2 Priority on Piggyback Registration.

(a) If a Piggyback Registration is an underwritten offering and was initiated by Parent, and if the managing underwriter advises Parent that the inclusion of Registrable Securities requested to be included in such Piggyback Registration would cause an Adverse Effect, Parent shall include such Registrable Securities in such Piggyback Registration in the following order of priority (i) first, the securities Parent proposes to sell, (ii) second, the Registrable Securities requested to be included in such Piggyback Registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such Holder, and (iii) third, any other securities requested to be included in such Piggyback Registration. If as a result of the provisions of this Section 2.2.2(a) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Piggyback Registration.

(b) If a Piggyback Registration is an underwritten offering and was initiated by a security holder of Parent, and if the managing underwriter advises Parent that the inclusion of Registrable Securities requested to be included in such Piggyback Registration would cause an Adverse Effect, Parent shall include in such Piggyback Registration in the following order of priority (i) first, the securities requested to be included therein by the security holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities owned by each such holder, and (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such Holder, and (iii) third, any other securities requested to be included

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in such registration (including securities to be sold for the account of Parent). If as a result of the provisions of this Section 2.2.2(b) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such Piggyback Registration.

(c) No Holder may participate in any registration in respect of a Piggyback Registration hereunder unless such Holder (x) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by Parent and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to:

(i) such Holder’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims, and encumbrances,

(ii) such Holder’s power and authority to effect such transfer, and

(iii) such matters pertaining to compliance with securities Laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Securities, and the liability of each such Holder will be in proportion to, and such liability will be limited to, the net amount received by such Holder from the sale of his or its Registrable Securities pursuant to such registration.

Section 2.03 SEC Form S-3. Parent shall use its reasonable best efforts to cause Demand Registrations to be registered on Form S-3 (or any successor form), and if Parent is not then eligible under the Securities Act to use Form S-3, Demand Registrations shall be registered on the form for which Parent then qualifies. Parent shall use its commercially reasonable efforts to remain eligible to use Form S-3 (including, if applicable, an automatic shelf registration statement) and shall use its commercially reasonable efforts to remain a well-known seasoned issuer (as defined in Rule 405 of the Securities Act) (and not to become an ineligible issuer (as defined in Rule 405 of the Securities Act)) during the period during which any automatic shelf registration statement is effective.

Section 2.04 Holdback Agreements.

(a) Parent shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the ten (10) days prior to and during the ninety (90)-day period beginning on the effective date of any registration statement in connection with a Demand Registration (other than a Shelf Registration), or in the case of a Shelf Registration, the filing of any prospectus supplement relating to the offer and sale of Registrable Securities, or a Piggyback Registration, except pursuant to any registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.

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(b) If any Holder of Registrable Securities notifies Parent in writing that it intends to effect an underwritten sale registered pursuant to a Shelf Registration pursuant to Article II hereof, Parent shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities, during the ten (10) days prior to and during the ninety (90)-day period beginning on the pricing date for such underwritten offering, except pursuant to registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.

(c) Each Holder agrees, in the event of an underwritten offering by Parent (whether for the account of Parent or otherwise), not to offer, sell, contract to sell or otherwise dispose of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, including any sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten offering), during the ten (10) days prior to, and during the ninety (90)-day period (or such lesser period as the lead or managing underwriters may require) beginning on the effective date of the registration statement for such underwritten offering (or, in the case of an offering pursuant to an effective shelf registration statement pursuant to Rule 415, the pricing date for such underwritten offering); provided, however, that in connection with an underwritten offering that is a block sale, no Holder shall be subject to a holdback period that exceeds sixty (60) days (unless a longer period is requested by the lead or managing underwriters).

Section 2.05 Registration Procedures. Whenever any Holder has requested that any Registrable Securities be registered pursuant to this Agreement, Parent will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto Parent will as expeditiously as possible:

(a) prepare and file with the SEC, pursuant to Section 2.1.1(a) with respect to any Demand Registration, a registration statement on any appropriate form under the Securities Act with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, provided, however, that as far in advance as reasonably practicable before filing such registration statement or any amendment thereto, Parent will furnish to the selling Holders copies of reasonably complete drafts of all such documents prepared to be filed (including exhibits), and any such Holder shall have the opportunity reasonably to comment upon, or object to, the information contained therein and Parent will make corrections reasonably requested by such Holder with respect to such information prior to Parent filing any such registration statement or amendment; provided, further; that Parent shall not file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to a Holder by name, or otherwise identifies the Holder as the holder of any securities of Parent or any of its subsidiaries, without the consent of the Holder, such consent not to be unreasonably withheld or delayed, unless and to the extent such disclosure is required by applicable Law;

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(b) except in the case of a Shelf Registration, prepare and file with the SEC such amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred eighty (180) days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement; provided, that such period shall be extended for a period of time equal to the period the Holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of Parent or an underwriter of Parent pursuant to the provisions of this Agreement;

(c) in the case of a Shelf Registration, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective (including the filing of a new registration statement upon the expiration of a prior one) and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto until the date on which all the Registrable Securities subject thereto have been sold pursuant to such registration statement;

(d) furnish to each seller of Registrable Securities and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any prospectus supplement, any documents incorporated by reference therein, any free writing prospectus and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section 2.06 and the requirements of the Securities Act and applicable state securities laws, Parent consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Securities covered by the registration statement of which such prospectus, amendment or supplement is a part);

(e) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the managing underwriter reasonably requests (or, in the event the registration statement does not relate to an underwritten offering, as the Holders of a majority of such Registrable Securities may reasonably request); use its reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions (provided, however, that Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

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(f) promptly notify each seller and each underwriter in writing (A) when a prospectus, any prospectus supplement, any free writing prospectus or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, and (C) of the happening of any event that makes any statement made in a registration statement (including any document incorporated by reference therein or deemed incorporated by reference therein) or related prospectus or free writing prospectus untrue or that requires the making of any changes in or amendments to such registration statement, prospectus, free writing prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g) make reasonably available members of management of Parent, as selected by the Holders of a majority of the Registrable Securities included in such registration, for assistance in the selling effort relating to the Registrable Securities covered by such registration, including, but not limited to, the participation of such members of Parent’s management in road show presentations;

(h) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, including the Securities Act and the Exchange Act, and make generally available to Parent’s security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12)-month period beginning with the first day of Parent’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said twelve (12)-month period, and which requirement will be deemed to be satisfied if Parent timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(i) if requested by the managing underwriter or any selling Holder, promptly incorporate in a prospectus supplement, free writing prospectus or post-effective amendment such information as the managing underwriter or any such selling Holder reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such selling Holder, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement, free writing prospectus or post-effective amendment;

(j) as promptly as practicable after filing with the SEC of any document that is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each selling Holder, if such document is not otherwise publicly available on the SEC’s EDGAR system (or similar system);

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(k) cooperate with the selling Holders and the managing underwriter to facilitate the timely preparation and delivery of certificates or shares in book-entry form (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to Parent’s transfer agent prior to the effectiveness of such registration statement a supply of any such certificates;

(l) promptly make available for inspection by any selling Holder, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the “Inspectors”) all financial and other records, pertinent corporate documents and properties of Parent (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Parent’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, Parent shall not be required to provide any information under this subparagraph (l) if either (A) Parent has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (B) Parent reasonably determines in good faith that such Records are otherwise confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information such Holder of Registrable Securities requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to Parent and allow Parent, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(m) in the case of an underwritten offering, furnish to each selling Holder and underwriter a signed counterpart of (A) an opinion or opinions of counsel to Parent, and (B) a comfort letter or comfort letters from Parent’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests;

(n) cause the Registrable Securities included in any registration statement to be (A) listed on each securities exchange, if any, on which similar securities issued by Parent are then listed or (B) quoted on any inter-dealer quotation system if similar securities issued by Parent are quoted thereon, and, in each case, to be registered under the Exchange Act;

(o) provide a transfer agent and registrar for all Registrable Securities registered hereunder;

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(p) cooperate with each selling Holder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”);

(q) during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(r) notify each selling Holder of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

(s) enter into such agreements (including underwriting agreements in the managing underwriter’s customary form) as are customary in connection with an underwritten offering, with any representations, warranties, indemnification and other agreements contained therein for the benefit of the underwriters also being for the benefit of the sellers of Registrable Securities, and provide officers’ certificates and other customary closing documents in connection with any underwritten offering;

(t) advise each selling Holder of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

(u) pay any registration fee for any Registrable Securities sold pursuant to an automatic shelf registration statement upon the filing of a final prospectus supplement with respect to such sale in the manner contemplated by Rule 456(b) under the Securities Act; and

(v) permit any Holder which, in Holder’s sole and exclusive judgment, might reasonably be deemed to be an underwriter or a controlling person of Parent, to participate in the preparation of such registration or comparable statement.

Section 2.06 Suspension of Dispositions. Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from Parent of the happening of any event of the kind described in Section 2.05(f)(C), such Holder will forthwith discontinue disposition of Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by Parent that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by Parent, such Holder will deliver to Parent all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event Parent shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Sections 2.05(b) and 2.05(c) hereof shall be

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extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. Parent shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

Section 2.07 Registration Expenses. All reasonable, out-of-pocket fees and expenses incident to any registration hereunder, including, without limitation, Parent’s performance of or compliance with this Article II, all registration and filing fees, all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the reasonable fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 2720, and of its counsel), as may be required by the rules and regulations of FINRA, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities), printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses), messenger and delivery expenses, the fees and expenses incurred in connection with any listing or quotation of the Registrable Securities, fees and expenses of counsel for Parent and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), the fees and expenses of any special experts retained by Parent in connection with such registration, and the fees and expenses of other persons retained by Parent, will be borne by Parent (unless paid by a security holder that is not a Holder for whose account the registration is being effected) whether or not any registration statement becomes effective; provided, however, that any underwriting discounts, commissions, or fees attributable to the sale of the Registrable Securities will be borne by the Holders pro rata on the basis of the number of shares so registered and the fees and expenses of any counsel, accountants, or other persons retained or employed by any Holder will be borne by such Holder.

Section 2.08 Indemnification.

2.8.1 Parent agrees to indemnify and reimburse, to the fullest extent permitted by Law, each seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such seller and any agent or investment advisor thereof (collectively, the “Seller Affiliates”) (a) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.8.3) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement (including any document incorporated by reference therein or deemed incorporated by reference therein), prospectus, preliminary prospectus, free writing prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of,

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related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, (c) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, based upon, arising out of, or relating to or resulting from any violation by Parent of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to Parent and relating to any action or inaction in connection with the related offering of Registrable Securities and (d) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to Parent, to the extent that any such expense or cost is not paid under subparagraph (a), (b) or (c) above; except insofar as any such statements are made in reliance upon and in strict conformity with information furnished in writing to Parent by such seller or any Seller Affiliate for use therein. The reimbursements required by this Section 2.8.1 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred; provided that reimbursements shall not be required to be paid more frequently than once per calendar quarter.

2.8.2 In connection with any registration statement in which a seller of Registrable Securities is participating, each such seller will furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify Parent and each of its employees, advisors, agents, representatives, partners, officers and directors and each Person who controls Parent (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.8.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement (including any document incorporated by reference therein or deemed incorporated by reference therein), prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing to Parent by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided, however, that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to, and will be limited to, the net amount received by such seller from the sale of Registrable Securities pursuant to such registration statement; provided, further, however, that such seller of Registrable Securities shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to Parent information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to Parent.

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2.8.3 Any Person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give such notice shall not limit the rights of such Person, except to the extent the indemnifying party is materially prejudiced by such failure) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party has agreed to pay such fees or expenses, or (ii) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified party. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (A) such settlement or compromise contains a full and unconditional release of the indemnified party or (B) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

2.8.4 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.8.1 or Section 2.8.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions that resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8.4 were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.8.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to

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include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.8.3, defending any such action or claim. Notwithstanding the provisions of this Section 2.8.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages that such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement (including any document incorporated by reference therein or deemed incorporated by reference therein), prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.7.4 to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

If indemnification is available under this Section 2.08, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.8.1 and Section 2.8.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.8.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.8.2.

2.8.5 The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the transfer of securities.

Section 2.09 Transfer of Registration Rights. The rights of each Holder under this Agreement may be assigned to any direct or indirect transferee of a Holder who acquires Registrable Securities in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Newco (the “LLC Agreement”) and who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement.

Section 2.10 Rule 144. Parent will file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if Parent is not required to file such reports, will, upon the request of the Holders, make publicly available other information) and will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Holder, Parent will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Holder, deliver to such Holder a certificate, signed by Parent’s principal financial officer, stating (i) Parent’s name, address and telephone number (including area code), (ii) Parent’s Internal Revenue Service identification number, (iii) Parent’s SEC file number, (iv) the number of shares of each class of capital stock outstanding as shown by the most recent report or statement

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published by Parent, and (v) whether Parent has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

Section 2.11 Hedging Transactions. The parties hereto agree that the provisions of this Agreement relating to the registration, offer and sale of Registrable Securities apply also to (i) any transaction which transfers, directly or indirectly, by sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition, either voluntarily or involuntarily, or by entering into any contract, option or other arrangement with respect to any of the foregoing, some or all of the economic risk of ownership of Registrable Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, margin loan, sale of exchangeable security or similar transaction (including the registration, offer and sale under the Securities Act of Registrable Securities pledged to the counterparty to such transaction or of securities of the same class as the underlying Registrable Securities by the counterparty to such transaction in connection therewith), and that the counterparty to such transaction shall be selected in the sole discretion of the Holders and (ii) any derivative transactions in which a broker-dealer, other financial institution or unaffiliated Person may sell Registrable Securities covered by any prospectus and the applicable prospectus supplement including short sale transactions using Registrable Securities pledged by a Holder or borrowed from the Holder or others and Registrable Securities loaned, pledged or hypothecated to any such party. The prospectus shall permit, in connection with derivative transactions, a broker-dealer, other financial institution or third party to sell shares of the Registrable Securities covered by such prospectus and the applicable prospectus supplement, including in short sale transactions.

Section 2.12 Preservation of Rights. Parent hereby represents and warrants that, as of the date hereof, no registration rights in respect of any securities of Parent (including any securities convertible into securities of Parent) have been granted to any other Person and are currently in effect, or would come into effect due to the passage of time or the occurrence of any event, other than pursuant to this Agreement. Parent will not (a) grant any registration rights to third parties that are more favorable than or inconsistent with the rights granted hereunder or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Holders in this Agreement.

Section 2.13 Other Agreements. Notwithstanding anything else herein to the contrary, nothing in this Agreement shall be construed to permit an Exchange (as defined in the Exchange Agreement) or a Transfer (as defined in the LLC Agreement) by any Holder of Registrable Securities that is prohibited by the terms of the Exchange Agreement or the LLC Agreement, as applicable.

ARTICLE III

TERMINATION

Section 3.01 Termination. The Holders may exercise the registration rights granted hereunder in such manner and proportions as they shall agree among themselves. The registration

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rights hereunder shall cease to apply to any particular Registrable Security when: (a) a registration statement with respect to the sale of such Registrable Security shall have become effective under the Securities Act and such Registrable Security shall have been disposed of in accordance with such registration statement; (b) such Registrable Security shall have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision); (c) such Registrable Security shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Parent and subsequent public distribution of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force; (d) such Registrable Security shall have ceased to be outstanding, (e) in the case of Registrable Securities held by a Holder that is not Impala or any Affiliate thereof, such Holder holds less than five percent (5%) of the then-outstanding Registrable Securities and such Registrable Securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without restriction (including with respect to manner of sale and volume limitations) or (f) in the case of Registrable Securities held by Impala or any Affiliate thereof, such Holder holds less than three percent (3%) of the then-outstanding Registrable Securities and such Registrable Securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without restriction (including with respect to manner of sale and volume limitations). Parent shall promptly upon the request of any Holder furnish to such Holder evidence of the number of Registrable Securities then outstanding.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response or (iv) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(a)	if to Parent to:

Graphic Packaging Holding Company
1500 Riveredge Parkway, NW, Suite 100, 9th Floor
Atlanta, GA 30328
Attention: Law Department
E-mail: lauralynn.church@graphicpkg.com with a copy to (which shall not constitute notice):

Alston & Bird LLP

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One Atlantic Center 1201 West Peachtree Street
Atlanta, GA 30309
Attention: William Scott Ortwein
Email: scott.ortwein@alston.com

(b)	if to Impala, to:
International Paper Company
6420 Poplar Avenue
Memphis, TN 38197
Attention: General Counsel
E-mail: sharon.ryan@ipaper.com with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP 919 Third Avenue
New York, NY 10022
Attention: Jeffrey J. Rosen
Michael A. Diz
E-Mail: jrosen@debevoise.com
madiz@debevoise.com

If to any other Holder, to the address indicated for such Holder in Parent’s stock transfer records with copies, so long as Impala owns any Registrable Securities, to Impala as provided above.

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 4.02 Governing Law; WAIVER OF JURY TRIAL; Jurisdiction; Specific Performance.

4.2.1 This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

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4.2.2 AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

4.2.3 ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 4.02, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 4.02 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 4.01, OR IN SUCH OTHER

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MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

4.2.4 In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

Section 4.03 Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 4.04 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 4.05 Assignment; No Third Party Beneficiaries. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but, except as provided in Section 2.09 hereto, neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 4.06 Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 4.07 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

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Section 4.08 Entire Agreement. This Agreement and, as applicable, the other Transaction Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 4.09 Amendment. This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by Parent and Impala.

Section 4.10 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

GRAPHIC PACKAGING HOLDING COMPANY

By:
Name:
Title:

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Exhibit F

FORM OF

TAX RECEIVABLE AGREEMENT

by and among

[GAZELLE HOLDCO, LLC],

GAZELLE NEWCO LLC,

GRAPHIC PACKAGING HOLDING COMPANY,

and

INTERNATIONAL PAPER COMPANY

DATED AS OF [●], 2018

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2018 (the “Effective Date”) is hereby entered into by and among [GAZELLE HOLDCO, LLC], a Delaware limited liability company (the “Gazelle Member”), GAZELLE NEWCO LLC, a Delaware limited liability company (the “Company”), GRAPHIC PACKAGING HOLDING COMPANY, a Delaware corporation (the “Corporate Taxpayer”), and INTERNATIONAL PAPER COMPANY (“Impala”).

RECITALS

WHEREAS, the Corporate Taxpayer is the common parent of certain Subsidiaries that are members of an affiliated group of corporations filing consolidated U.S. federal income Tax Returns (the “Consolidated Group”);

WHEREAS, the Corporate Taxpayer, indirectly through Subsidiaries that are members of the Consolidated Group, holds 100% of all interests in the Gazelle Member;

WHEREAS, the Gazelle Member is the managing member of the Company, an entity classified as a partnership for U.S. federal income Tax purposes, and holds Units, as defined below;

WHEREAS, the Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986 (the “Code”), for each Taxable Year in which an Exchange occurs, which election is expected to result, with respect to the Consolidated Group, in an adjustment to the Tax basis of the assets owned by the Company and such Subsidiaries;

WHEREAS, Impala currently holds Units and may transfer all or a portion of such Units in one or more Exchanges, and as a result of such Exchanges, the Consolidated Group is expected to obtain or be entitled to certain Tax benefits as further described herein; and

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of certain Tax benefits realized by the Consolidated Group because of Exchanges;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings;

“Accrued Amount” means, with respect to any Tax Benefit Payment or any Early Termination Payment, interest on such Tax Benefit Payment or such Early Termination Payment, as applicable, calculated at the Accrual Rate, from the applicable Exchange Date or date of Early Termination until the date on which such Tax Benefit Payment or such Early Termination Payment, as applicable, is due and payable or, if earlier, made. The Accrued Amount shall be treated as interest rather than as additional consideration for the acquisition of Units in an Exchange unless otherwise required by law.

“Accrual Rate” means a per annum rate equal to the per annum interest rate then in effect under the then Existing Credit Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the Corporate Taxpayer’s weighted average cost of capital, as calculated on the page “WACC” of Bloomberg L.P. or its successor on the Exchange Date (for purposes of calculating a Tax Benefit amount) or on the date on which a Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement is due and payable, as applicable.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assumed Aggregate Tax Rate” means, with respect to any Taxable Year, the sum of (x) the Assumed State and Local Tax Rate for such Taxable Year and (y) the Assumed Federal Rate for such Taxable Year.

“Assumed Federal Rate” means, with respect to any Taxable Year, the highest marginal U.S. federal income Tax rate applicable to the Consolidated Group specified for each such Taxable Year by the Code (as in effect on the applicable Exchange Date or date of Early Termination).

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, (a) the sum of the products of (i) the Consolidated Group’s income and franchise tax apportionment rate(s) for the Taxable Year prior to the Taxable Year including the Exchange for each state and local jurisdiction in which the Company (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity) or the Consolidated Group files an income or franchise tax return for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) (as specified for each such Taxable Year by the applicable law in effect on the applicable Exchange Date or date of Early Termination) for each state and local jurisdiction in which the Company (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity) or the Consolidated Group files an income or franchise tax return for each relevant Taxable Year, reduced by (b) the product of (i) the Assumed Federal Rate for the relevant Taxable Year and (ii) the rate calculated under clause (a).

“Bankruptcy Code” means title 11 of the United States Code.

“Basis Adjustment” means the net adjustment (i.e., considering both increases and decreases) to the Tax basis of the Reference Assets as a result of an Exchange (but not including Tax Benefit Payments or any Accrued Amount paid pursuant to this Agreement with respect to such Exchange), as calculated under Section 2.1 of this Agreement, including, but not limited to the adjustments that arise: (i) under Sections 734(b) and 743(b) of the Code (in situations where, following an Exchange, the Company remains classified as a partnership for U.S. federal income tax purposes); and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes). Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of Units shall be determined without regard to any Pre-Exchange Transfer of such Units, and as if such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by applicable law to close..

“Call Right” has the meaning set forth in Section 2.02(c) of the Exchange Agreement.

“Code” has the meaning set forth in the Recitals to this Agreement (or any successor U.S. federal income Tax statute).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Effective Date.

“Consolidated Group” has the meaning set forth in the Recitals to this Agreement.

“Consolidated Group Return” means the U.S. federal income Tax Return of the Consolidated Group filed with respect to Taxes for any Taxable Year.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Disputing Party” has the meaning set forth in Section 7.10 of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Exchange” means any transfer of Units, pursuant to the Exchange Agreement, by the TRA Holder either to (i) the Company or (ii) the Gazelle Member pursuant to the Call Right.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement by and among the Gazelle Member, the Company, the Corporate Taxpayer and Impala, dated as of the Effective Date.

“Exchange Date” means each date on which an Exchange is consummated or deemed to be consummated pursuant to the terms of the Exchange Agreement.

“Exchange Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of October 1, 2014, as amended, restated, supplemented, replaced, or modified from time to time after the date hereof, among GPI and certain Subsidiaries thereof and the several banks and financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender, Swing Line Euro Tranche Lender, an L/C Issuer and Alternative Currency Funding Fronting Lender.

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to the parties.

“Formation Transactions” means (i) any transactions contemplated by the Transaction Agreement, and (ii) any restructuring transactions in furtherance thereof. For the avoidance of doubt, an Exchange shall not be treated as a Formation Transaction.

“Gazelle Member” has the meaning set forth in the preamble to this Agreement.

“GPI” means Graphic Packaging International, Inc., a Delaware Corporation.

“IRS” means the U.S. Internal Revenue Service.

“Notice of Exchange” has the meaning set forth in Section 2.02 of the Exchange Agreement.

“Objection Notice” has the meaning set forth in Section 2.2 of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 743(b) of the Code applies.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Reference Asset” means, with respect to any Exchange, an asset (other than cash or a cash equivalent) that is held by the Company, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income Tax purposes), at the time of such Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Schedule, (ii) a Tax Benefit Payment Schedule, or (iii) an Early Termination Schedule.

“Shares” means shares of common stock, par value $0.01, of the Corporate Taxpayer.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit” means with respect to each Exchange, for each Taxable Year ending on or after the Taxable Year in which the applicable Exchange has been effected, the present value of the product of (x) the Taxable Year Benefit for such Taxable Year and (y) the Assumed Aggregate Tax Rate for such Taxable Year. For purposes of computing the present value, the Tax Benefit will be discounted from the due date for the Consolidated Group Return for such Taxable Year to the applicable Exchange Date or date of Early Termination at the Agreed Rate.

“Tax Benefit Payment” shall equal 50% of the Total Projected Tax Benefit.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Tax Proceeding” means any audit, examination, or any other administrative or judicial proceeding of the Corporate Taxpayer or its Subsidiaries by a Taxing Authority.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Consolidated Group as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Effective Date.

“Taxable Year Benefit” means, for each Taxable Year and for each Exchange, an amount equal to the product of (x) the quotient of (A) the Basis Adjustment attributable to the applicable Exchange over (B) 84 and (y) the number of months in the applicable Taxable Year (beginning with the month in which such Exchange is made and ending with the month prior to the month which includes the seventh anniversary of such Exchange).

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Taxes.

“Taxing Authority” means the IRS and any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Tax authority, or any other authority exercising Tax regulatory authority.

“Total Projected Tax Benefit” means, with respect to an Exchange, the sum of the Tax Benefits for each Taxable Year.

“TRA Holder” means Impala.

“Transaction Agreement” means the Transaction Agreement, dated October 23, 2017, among the Corporate Taxpayer, the Company, GPI, and Impala.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the Company LLC Agreement.

Section 1.2 Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to any law shall be deemed to refer to such law, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto. References to any Person shall be deemed to refer to that Person’s successors and permitted assigns. References to an Exchange shall be deemed to include references to a deemed Exchange resulting from an Early Termination unless otherwise indicated or required by context.

ARTICLE II

DETERMINATION OF CERTAIN TAX BENEFITS

Section 2.1 Exchange Schedules. Within ninety (90) calendar days of an Exchange Date the Corporate Taxpayer shall deliver to the TRA Holder a schedule (the “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Basis Adjustment with respect to the Reference Assets as a result of such Exchange, (ii) the calculation of the Tax Benefit Payment due to the TRA Holder (a “Tax Benefit Payment Schedule”), (iii) an estimate of the Accrued Amount with respect to any such Tax Benefit Payment, and (iv) any other work papers reasonably requested by the TRA Holder. In addition, the Corporate Taxpayer shall allow the TRA Holder reasonable access, at no cost, to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Tax Benefit Payment Schedule, but with reasonable measures taken to preserve any available evidentiary privileges. A Tax Benefit Payment Schedule will become final as provided in Section 2.2.

Section 2.2 Procedure. A Schedule shall become final and binding on all parties sixty (60) calendar days from the first date on which the TRA Holder has received the Schedule unless the TRA Holder, within sixty (60) calendar days after receiving a Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the Corporate Taxpayer and the TRA Holder, for any reason, are unable to resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 2.3 Section 754 Election. In its capacity as the sole managing member of the Company, the Gazelle Member will ensure that, effective with respect to the first Exchange hereunder and continuing throughout the term of this Agreement, the Company and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) With respect to each Exchange, the Gazelle Member shall pay the Tax Benefit Payment and the Accrued Amount attributable to such Exchange. Such payment shall be due within five (5) Business Days after the applicable Tax Benefit Payment Schedule delivered to the TRA Holder becomes final in accordance with Section 2.2. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Gazelle Member, or as otherwise agreed by the Gazelle Member and the TRA Holder.

(b) Except as otherwise expressly provided in the Transaction Agreement or this Agreement, each party (i) will bear the Taxes imposed on it with respect to any Formation Transaction, (ii) is responsible for its own Taxes attributable to any period, and (iii) retains its own net operating losses, Tax credits, and other Tax attributes. Any refunds with respect to Taxes will be allocable to the party responsible for the underlying Tax, and the parties shall cooperate to mitigate any such Taxes.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement (including provisions relating to Tax Benefit Payments and an Early Termination Payment) will not result in duplicative payment of any amount (including interest). It is also intended that the provisions of this Agreement will result in the TRA Holder being paid both (x) 50% of the Total Projected Tax Benefit for each Exchange and (y) the Accrued Amount with respect to each Tax Benefit Payment. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination at Election of the Gazelle Member. The Gazelle Member may terminate this Agreement at any time by paying to the TRA Holder the Early Termination Payment due to the TRA Holder pursuant to Section 4.5(b) (such termination, an “Early Termination”); provided that the Gazelle Member may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment is required to be paid pursuant to Section 4.5(a). Upon the Exchange or other disposition of all of the TRA Holder’s Units and payment of the Early Termination Payment by the Gazelle Member neither the TRA Holder nor the Gazelle Member shall have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and, except to the extent included in the Early Termination Payment, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of an Early Termination Notice. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2 Breach of Agreement.

(a) In the event that the Gazelle Member breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then if the TRA Holder so elects, such breach shall be treated as an Early Termination; provided that, in all instances, the Gazelle Member shall be given sixty (60) days after notice of such election in which to cure any breach. Upon such election, and the Gazelle Member’s failure to timely cure, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include any Tax Benefit Payment previously due and payable for any Taxable Year but not previously paid. Notwithstanding the foregoing, in the event that the Gazelle Member breaches this Agreement, if the TRA Holder does not elect to treat such breach as an Early Termination pursuant to this Section 4.2(a), the TRA Holder shall be entitled to seek specific performance of the terms hereof.

(b) Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of this Agreement if the Gazelle Member fails to make any Tax Benefit Payment when due to the extent that the Company is unable to make distributions in respect of such Tax Benefit Payment pursuant to Section 4.02 of the Company LLC Agreement; provided that the interest provisions of Section 5.2 shall apply to such late payment; and provided further that it shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property to its stockholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.3 Early Termination upon Exercise of Drag-Along Right or Tag-Along Right.

(a) If the TRA Holder transfers its Units as a result of the Gazelle Member (and/or its Affiliates) exercising its Drag-Along Right (as defined in Section 10.05(a) of the Company LLC Agreement), the transfer shall be treated as an Early Termination occurring on the date the Applicable Sale Notice (as defined in Section 10.05(b) of the Company LLC Agreement) is delivered to the TRA Holder.

(b) If the TRA Holder transfers Units in a Tag-Along Sale (as defined in Section 10.05(c) of the Company LLC Agreement) by exercising its Tag-Along Right (as defined in Section 10.05(c) of the Company LLC Agreement), the transfer of such Units by the TRA Holder shall be treated as an Early Termination occurring on the date the TRA Holder exercises such Tag-Along Right. For the avoidance of doubt, treatment as an Early Termination pursuant to this paragraph shall only apply with respect to the Units actually transferred by the TRA Holder in connection with the Tag-Along Sale.

Section 4.4 Early Termination Notice. If the Gazelle Member chooses to exercise its right of early termination under Section 4.1 above, the Gazelle Member shall deliver to the TRA Holder notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of an Early Termination Notice or the occurrence of an event described in Section 4.2(a), Section 4.3(a), or Section 4.3(b), the Gazelle Member shall have ninety (90) days to deliver to the TRA Holder a Schedule that shows, in reasonably detail necessary to perform the calculations required by this Agreement (i) the Basis Adjustment with respect to the Reference Assets as a result of such Early Termination, (ii) the calculation of the Early Termination Payment due to the TRA Holder (the “Early Termination Schedule”), (iii) an estimate of the Accrued Amount with respect to the Early Termination Payment, and (iv) any other work papers reasonably requested by the TRA Holder. In addition, the Corporate Taxpayer shall allow the TRA Holder reasonable access, at no cost, to the appropriate representatives of the Corporate Taxpayer in connection with a review of the Early Termination Schedule, but with reasonable measures taken to preserve any available evidentiary privileges. An Early Termination Schedule will become final as provided in Section 2.2.

Section 4.5 Payment upon Early Termination.

(a) Within three (3) calendar days after an Early Termination Schedule becomes final and binding on all parties (pursuant to Section 2.2), the Gazelle Member shall pay to the TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Gazelle Member and the TRA Holder.

(b) Except as otherwise provided in Section 4.3(b), in the event of an Early Termination, the TRA Holder shall receive an amount equal to the amount of the Tax Benefit Payment that would be due if any Units that had not been Exchanged by the TRA Holder prior to the date the Early Termination Payment is required to be paid pursuant to paragraph (a) were Exchanged on the date the Early Termination Notice was given (the “Early Termination Payment”).

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment, or any payment pursuant to Section 5.2, shall rank pari passu with all current or future unsecured obligations of the Gazelle Member. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Gazelle Member fails to make any Tax Benefit Payment or other payment under this Agreement when due is governed by Section 4.2. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of Section 4.2 or this Section 5.1 and the terms of the agreements governing secured obligations of the Corporate Taxpayer and its Subsidiaries, such payment obligation nevertheless shall accrue for the benefit of the TRA Holder and the Gazelle Member shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of such obligations.

Section 5.2 Late Payments by the Gazelle Member. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to the TRA Holder when due under the terms of this Agreement, whether as a result of Section 5.1, Section 4.2(b), or otherwise, shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and its Subsidiaries’ Tax Matters. Except as otherwise provided herein or in the Company LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and its Subsidiaries, including the Gazelle Member and the Company, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes.

Section 6.2 Consistency. Unless there is a Determination to the contrary, the Corporate Taxpayer and the TRA Holder agree to report, and to cause their respective Subsidiaries to report, for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Basis Adjustment and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as

“deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the description of any Tax characterization herein and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.2. If the Corporate Taxpayer and the TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and the TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 6.3 Cooperation. The TRA Holder shall (i) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporate Taxpayer to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer shall reimburse the TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3. In the event that there is a change in law that results in a material change to the way the Basis Adjustment is calculated or utilized, rendering the treatment herein unworkable, the parties agree that they will work together in good faith to identify another approach that compensates the TRA Holder for 50% of the present value benefit, if any, that the Consolidated Group realizes as a result of any gain recognized by the TRA Holder on Exchanges of its Units (assuming that the Consolidated Group is able to fully utilize any benefit available).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

If to the Corporate Taxpayer, the Gazelle Member or the Company, to:

Gazelle Packaging International, Inc.

1500 Riveredge Parkway

Suite 100

Law Department - 9th Floor

Atlanta, GA 30328

Attention: Lauren Tashma

Email: lauren.tashma@graphicpkg.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention: Sam Kaywood

Email: scott.ortwein@alston.com

If to Impala, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: General Counsel

E-Mail:     sharon.ryan@ipaper.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:        Jeffrey J. Rosen

Michael A. Diz

Email:     jrosen@debevoise.com

madiz@debevoise.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement and, as applicable, the other Ancillary Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 7.4 Governing Law; WAIVER OF JURY TRIAL Jurisdiction; Specific Performance.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO

ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 7.4(b) (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 4.05 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(c) In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

Section 7.5 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 7.6 Successors; Assignment.

(a) The TRA Holder may not assign this Agreement to any Person without the prior written consent of the Gazelle Member, which consent may be withheld in the sole discretion of the Gazelle Member; provided, however, that the TRA Holder may, without the prior written consent of the Gazelle Member, transfer the TRA Holder’s rights under this Agreement to an Affiliate of the TRA Holder in connection with a transfer of Units to such Affiliate, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement agreeing to become the “TRA Holder” for all purposes of this Agreement; and further provided that the transferee Affiliate and its equity holders agree that equity interests in such transferee Affiliate are subject to the same transfer restrictions as contained in Article X of the Company LLC Agreement, mutatis mutandis. For the avoidance of doubt, if the TRA Holder transfers Units but does not assign to the transferee of such Units the rights of the TRA Holder under this Agreement with respect to such transferred Units, the TRA Holder shall be entitled to receive any Tax Benefit Payments arising in respect of a subsequent Exchange of such Units.

(b) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Gazelle Member and the TRA Holder.

Section 7.8 Waivers. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure

Section 7.9 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally resolved by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The arbitral award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of Section 7.9(a), the Gazelle Member may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Gazelle Member as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT OF THE DISTRICT OF DELAWARE OR THE DELAWARE COURT OF CHANCERY FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10 Reconciliation. In the event that the TRA Holder (the “Disputing Party”) and the Corporate Taxpayer are unable to resolve a disagreement with respect to the calculations required to produce a Schedule (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or Schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve (a) any matter relating to the Exchange Schedule or the Early Termination Schedule within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule within fifteen (15) calendar days, and (c) any matter related to treatment of any

Tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The Corporate Taxpayer and the Disputing Party shall each bear its own costs and expenses of such proceeding, and the costs and fees of the Expert shall be borne equally, unless (i) the Expert adopts such Disputing Party’s position, in which case the Corporate Taxpayer shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case such Disputing Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.11 Withholding. The Gazelle Member shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Gazelle Member is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law; provided that the Gazelle Member shall use commercially reasonable efforts to notify the TRA Holder of its intent to withhold at least ten (10) Business Days prior to withholding such amounts. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Gazelle Member, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Holder. The Gazelle Member shall provide evidence of such payment to the TRA Holder upon the TRA Holder’s written request, to the extent that such evidence is available.

Section 7.12 Confidentiality.

(a) The TRA Holder acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any such information. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, or becomes public knowledge (except as a result of an act of the TRA Holder in violation of this Agreement) and (ii) the disclosure of information (A) as may be proper in the course of performing the TRA Holder’s obligations, or monitoring or enforcing the TRA Holder’s rights, under this Agreement, (B) as part of the TRA Holder’s (or the TRA Holder’s Affiliates’) normal reporting, rating or review procedure (including normal credit rating and pricing process), or to the TRA Holder’s (or the TRA Holder’s Affiliates’) auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of the TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of the TRA Holder, provided that such prospective assignee or merger partner agrees to be bound by the provisions of this Section 7.12, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that the TRA Holder, if required to make any such disclosure, to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or (E) to the extent necessary for the TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns.

(b) If the TRA Holder commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holder and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Expenses. All out-of-pocket expenses incurred by the Company or the Gazelle Member in administering this Agreement, including determining any amounts or preparing any Schedules under this Agreement, shall be borne equally by Impala and the Gazelle Member. The parties shall cooperate in the selection, staffing and terms of engagement of any third parties engaged by the Company (or its Affiliates) or the Corporate Taxpayer (or its Affiliates) in order to assist in administering this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporate Taxpayer, the Gazelle Member, the Company, and the TRA Holder have duly executed this Agreement as of the date first written above.

GRAPHIC PACKAGING HOLDING COMPANY

By:
Name:
Title:

[GAZELLE HOLDCO, LLC]

By:
Name:
Title:

GAZELLE NEWCO LLC

By:
Name:
Title:

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Exhibit G

RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (the “Agreement”), dated as of [●], is entered into by and between International Paper Company, a New York corporation (“Transferor”), and Gazelle Newco LLC, a Delaware limited liability company (“Issuer”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Transaction Agreement (as defined below).

WHEREAS, on October 23, 2017, Transferor, Graphic Packaging Holding Company, a Delaware corporation (“Parent”), Issuer, and Graphic Packaging International, Inc., a Delaware corporation (“GPI”), entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which on the Closing Date Transferor shall contribute, convey, assign, transfer and deliver to Issuer all of Transferor’s right, title and interest in and to the Transferred Assets, and Issuer shall assume, pay, perform, fulfill and discharge all of the Assumed Liabilities, in accordance with and subject to the terms and conditions set forth in the Transaction Agreement; and

WHEREAS, Transferor (i) has established relations and contacts with the principal customers and suppliers of the Transferred Business, which constitute valuable goodwill of the Transferred Business, and (ii) shall receive a direct economic benefit by reason of the consummation of the Transactions.

NOW, THEREFORE, to induce Parent, Issuer and GPI to consummate the Transactions and to preserve the value of the Transferred Business (in particular, the goodwill associated therewith that is being contributed to Issuer pursuant to the Transaction Agreement), and in consideration of the mutual covenants and agreements herein contained, and the consideration that Transferor is to receive in connection with the Transaction Agreement, the parties hereto do hereby agree as follows:

1. Covenant Not to Compete.

(a) During the period commencing on the Closing Date and ending on the later of the third anniversary of the Closing Date and the date that Transferor no longer owns any equity interests in Issuer (the “Restricted Period”), neither Transferor nor any of its Subsidiaries shall, directly or indirectly, either for itself or for any other Person, own or acquire any interest in, operate, manage, control, or engage in, any business or Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which directly or indirectly engages in, any portion of the Restricted Business; provided that (i) nothing set forth in this Section 1 shall prohibit Transferor or its Subsidiaries from acquiring an Acquired Competing Business so long as after such acquisition Transferor complies with Section 1(b); and (ii) this Section 1 shall not apply to any transaction or agreement between Impala and its Affiliates, on the one hand, and Gazelle and its Affiliates, on the other hand.

(b) Acquired Competing Business.

(i) If during the Restricted Period, Transferor or any of its Subsidiaries acquires the assets or capital stock or other equity interests of any other Person engaged in a Restricted Business (an “Acquired Competing Business”), Transferor shall no later than 30 Business Days after such acquisition notify Issuer in writing of such acquisition. Such notice by Transferor to Issuer (the “Proposed Sale Notice”) shall state Transferor’s intention to sell all of the Acquired Competing Business within 12 months of its acquisition (the “Proposed Sale”), the price on a cash free, debt free basis that Transferor proposes to be paid for such Acquired Competing Business (the “Proposed Sale Price”), and the other material terms of the Proposed Sale.

(ii) At any time within 90 days after the date of the receipt by Issuer of the Proposed Sale Notice (the “Acceptance Period”), Issuer shall have the right and option (but not the obligation) to purchase all of the Acquired Competing Business covered by the Proposed Sale Notice at the Proposed Sale Price (or, if the Proposed Sale includes any consideration other than cash, then at the equivalent cash price, determined in good faith by Transferor and Issuer) and on the terms and conditions described in the Proposed Sale Notice, by delivering an irrevocable written notice (the “Acceptance Notice”) to Transferor indicating that Issuer (or designee thereof) shall purchase the Acquired Competing Business being offered in the Proposed Sale and designating a date for the closing that is within 90 days after end of the Acceptance Period (subject to any necessary extensions for regulatory or other required approvals to consummate such closing). Upon delivery of the Acceptance Notice by Issuer, Transferor and Issuer shall be obligated to consummate the Proposed Sale on the terms and conditions set forth in the Acceptance Notice (subject to any necessary extensions for regulatory or other required approvals to consummate such closing).

(iii) During the Acceptance Period, for purposes of evaluating the Proposed Sale, Transferor, with respect to the Acquired Competing Business, shall provide, or cause to be provided to, Issuer and its Representatives reasonable access to the Representatives of Transferor and the Acquired Competing Business during normal business hours and in a manner that does not unreasonably interfere with business and operations of Transferor and the Acquired Competing Business. Such access shall include access to the Acquired Competing Business’ properties, Contracts, commitments, books, records, financial and operating data and other information, including environmental information, papers, plans and drawings and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities Laws.

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Notwithstanding the foregoing, none of Transferor, the Acquired Competing Business or their respective Subsidiaries, as applicable, shall be required to provide any information to the extent that such information or such access thereto would constitute a waiver of the attorney-client privilege or violate any law or Contract. Issuer will hold, and will cause its respective Subsidiaries to hold, and will direct its and their Representatives to hold, any and all information received from Transferor or the Acquired Competing Business, directly or indirectly, in confidence.

(iv) The closing will be effected by delivery by wire transfer of immediately available funds (and any such non-cash consideration to be paid) to Transferor at the principal office of Issuer against delivery of certificates or other instruments representing the Acquired Competing Business so purchased, appropriately endorsed by Transferor (or other conveyance documentation reasonably requested by the purchaser in the case of uncertificated securities or other acquired assets). If at the end of the Acceptance Period Issuer has not delivered an Acceptance Notice, Transferor may, during the 270 days immediately following the Acceptance Period, sell the Acquired Competing Business that is the subject of the Proposed Sale to a transferee for consideration having a value of not less than 100% of the Proposed Sale Price and on other terms not materially less favorable in the aggregate to Transferor than those contained in the Proposed Sale Notice. Promptly after such sale, Transferor shall notify Issuer of the consummation thereof and shall furnish such written evidence of the completion of such sale and of the terms thereof as may reasonably be requested by Issuer. If Transferor is unable to sell the Acquired Competing Business that is the subject of the Proposed Sale during such 270 days in accordance with the terms set forth in this Section 1(b), then Transferor shall again offer to sell such Acquired Competing Business to Issuer. If Issuer elects to purchase such Acquired Competing Business, Issuer shall be obligated to acquire it at a cash free, debt free price determined by an independent valuation firm mutually selected in good faith by Transferor and Issuer. If Issuer does not elect to purchase such Acquired Competing Business, Transferor may continue to own or operate it notwithstanding any other provisions of this Agreement.

(c) For purposes of this Agreement, “Restricted Business” shall mean (i) the manufacturing, distribution or sale of coated paperboard and/or coated paperboard products in North America (it being acknowledged and agreed that Transferor and its Subsidiaries currently engage in, and shall not be prohibited from continuing to engage in, such activities outside of North America) or (ii) the manufacturing, distribution or sale of fiber-based food container or tableware products (including plates and cups) (or lids therefor), or substitutes therefor, in the case of each of clause (i) and (ii) that are the type of products manufactured, distributed or sold by the Transferred Business prior to Closing, anywhere in the world, but not including Transferor’s existing business in

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Colombia, which Transferor will make a good faith effort to exit following the Closing. For the avoidance of doubt, pressed plates and bowls shall be considered within the “type” of product for purposes of the Restricted Business.

2. Non-Solicitation of Employees.

(a) During the period commencing on the Closing Date and ending on the date that is the second anniversary of the Closing Date, Transferor shall not, and shall cause its Subsidiaries not to, without the prior written consent of Issuer, directly or indirectly through another Person (i) solicit, induce or attempt to induce any person who is a Business Employee other than those listed on Section 5.14 of the Transferor Disclosure Schedules to leave the employ of such Person or (ii) hire, employ or enter into a consulting agreement with, any person who is or was a Business Employee other than those listed on Section 5.14 of the Transferor Disclosure Schedules, unless such person ceased to be an employee of Issuer or its Subsidiaries three months prior to, or his or her employment was terminated by Issuer or its Subsidiaries at any time prior to, such action by Transferor or any of its Subsidiaries.

(b) Notwithstanding the restrictions set forth in the foregoing Section 2(a), Transferor may hire any Business Employee (including those listed on Section 5.14 of the Transferor Disclosure Schedules) who responds to general solicitations (such as advertisements or headhunter searches) for employment placed by Transferor or any of its Subsidiaries and not specifically targeted at any Business Employee (other than those listed on Section 5.14 of the Transferor Disclosure Schedules).

3. Acknowledgements.

(a) Transferor hereby acknowledges and agrees that Issuer and the Transferred Business would be irreparably damaged if Transferor or its Subsidiaries were to, directly or indirectly, engage in the Restricted Business and that doing so would result in a significant loss of goodwill and value by Issuer and the Transferred Business.

(b) Transferor and Issuer agree that the covenants included in Section 1 and Section 2 are, taken as a whole, reasonable in their geographic and temporal coverage and are necessary to protect the goodwill of the Transferred Businesses, and no party hereto shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided that if the provisions of Section 1 or Section 2 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem and such provisions shall be enforced with such reforms.

(c) The parties hereto acknowledge and agree that in the event of a breach or threatened breach of the provisions of Section 1 or Section 2, monetary damages shall not

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constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the non-breaching party shall have the right and remedy to have the provisions of Section 1 or Section 2 specifically enforced by a court of competent jurisdiction without the requirement of posting a bond or proving actual damages, it being agreed that any breach or threatened breach of Section 1 or Section 2 would cause irreparable injury to the non-breaching party and that money damages alone would not provide an adequate remedy to the non-breaching party, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the non-breaching party at law or in equity (including, without limitation, awards of monetary damages).

4. Miscellaneous.

(a) Assignment. The rights and obligations of the parties hereto under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and each of their successors and assigns.

(b) Applicable Law; Forum; Waiver of Jury Trial. The provisions of Section 10.6 and Section 10.7 of the Transaction Agreement shall apply to this Agreement mutatis mutandis.

(c) Waiver. At any time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties or (ii) subject to the proviso of the first sentence of Section 4(e), waive compliance with any of the agreements contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(d) Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

if to Transferor, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: General Counsel

E-Mail:     sharon.ryan@ipaper.com

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with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Jeffrey J. Rosen
Michael A. Diz
E-Mail:	jrosen@debevoise.com
madiz@debevoise.com

if to Issuer, to:

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA 30328

Attention:	Lauren Tashma
E-Mail:	lauren.tashma@graphicpkg.com

with a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attention:	W. Scott Ortwein
E-Mail:	scott.ortwein@alston.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

(e) Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

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(f) Contents of Agreement. This Agreement, together with the other Transaction Agreements, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(g) Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(h) Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement by Transferor, Issuer will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

GAZELLE NEWCO LLC

By:
Name:
Title:

Exhibit H

RETAINED INTELLECTUAL PROPERTY

LICENSE AGREEMENT

This Retained Intellectual Property License Agreement (this “Agreement”) dated as of                     , 2018, between International Paper Company, a New York corporation (“Licensor”), and Gazelle Newco LLC, a Delaware limited liability company (“Licensee”).

WHEREAS, Parent, Licensee, GPI and Licensor have entered into a Transaction Agreement dated as of October 23, 2017 (the “Transaction Agreement”), pursuant to which Licensor has agreed to contribute, convey, assign, transfer and deliver to Issuer all of Transferor’s right, title and interest in and to the Transferred Assets, including the Intellectual Property Assets, on the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, this Agreement is the “Retained Intellectual Property License Agreement” contemplated by the Transaction Agreement to be entered as of the Closing;

WHEREAS, the Retained Licensed Intellectual Property (as defined below) is not being transferred to Licensee pursuant to the Transaction Agreement; and

WHEREAS, Licensee wishes to continue to use the Retained Licensed Intellectual Property in its operation of the Transferred Business, and Licensor has agreed to license the Retained Licensed Intellectual Property to Licensee for use exclusively in the Transferred Business, subject to the limitations set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed:

SECTION 1. Definitions.

(a) Capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement.

(b) “Retained Licensed Intellectual Property” means (a) Patents (“Licensed Patents”) and (b) other than Licensed Patents, Intellectual Property owned by Licensor or its Subsidiaries and in each case either used or held for use in the Transferred Business, as conducted at, or any time prior to, the Closing, that do not constitute Transferred Assets; provided, however that Retained Licensed Intellectual Property shall not include Trademarks bearing the “International Paper” names or logos, any other Trademark of Licensor or any derivation thereof.

SECTION 2. License.

(a) Subject to the terms and conditions set forth in this Agreement, Licensor, on behalf of itself and its Subsidiaries, grants to Licensee and its Subsidiaries a fully paid-up, royalty-free, perpetual (subject to Section 4), worldwide, non-assignable (subject to Section 16), non-exclusive license to use (including the right to permit third parties to use) (i) the Licensed Patents solely to conduct the Transferred Business following the Closing as it was conducted at, or any time prior to, the Closing (A) at the Mill Facilities or (B) as needed to conduct the operations of the Mill Facilities and (ii) the Retained Licensed Intellectual Property other than Licensed Patents in the Transferred Business or the business of folding carton grade boxboard and conversion of the same (collectively, the rights granted above will be referred to as the “License”). The grant set forth in this Section 2 shall be effective as of the date first above written.

SECTION 3. Ownership. In the event a party makes, or has a third party make, modifications, enhancements or improvements to, or creates or has a third party create derivative works from, any Retained Licensed Intellectual Property, such party will have sole and exclusive ownership of all rights in Intellectual Property in such modifications, enhancements, improvements and derivative works and no rights thereto are granted by this Agreement.

SECTION 4. Term and Termination. The License shall extend indefinitely and without time limit; provided that, Licensor may, by notice to Licensee, terminate the License with respect to any Retained Licensed Intellectual Property in the event Licensee uses such Retained Licensed Intellectual Property outside the scope of the License in breach of this Agreement and such breach is not cured within ninety (90) days of the receipt of a notice from Licensor. In the event Licensee in good faith disputes that such use constitutes a breach of this Agreement, then, if Licensee commences dispute resolution proceedings (pursuant to Section 15 of this Agreement) within one hundred twenty (120) days of the receipt of such notice, such termination of the License with respect to such Retained Licensed Intellectual Property shall be suspended until and unless such dispute is finally resolved in favor of Licensor.

SECTION 5. No Other Representations and Warranties. ALL OF THE RETAINED LICENSED INTELLECTUAL PROPERTY IS LICENSED ON AN “AS IS, WHERE IS” BASIS. ACCORDINGLY, EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THE TRANSACTION AGREEMENT OR ANY OF THE TRANSACTION AGREEMENTS, (a) LICENSOR EXPRESSLY DISCLAIMS AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY RETAINED LICENSED INTELLECTUAL PROPERTY, INCLUDING AS TO ITS VALIDITY, NON-INFRINGEMENT AND ADEQUACY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OPERATION OR PERFORMANCE THEREOF AND (b) IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY DIRECT DAMAGES, COSTS OR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS WITH RESPECT TO THE RETAINED LICENSED INTELLECTUAL PROPERTY, INCLUDING ANY USE OF LICENSEE THEREOF.

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SECTION 6. Maintenance. If, at any time, any of the Retained Licensed Intellectual Property is a trade secret that has been identified in writing prior to the date hereof, Licensee will use commercially reasonable efforts to protect the confidentiality thereof.

SECTION 7. Confidentiality. The parties hereto shall hold in strict confidence, and not disclose to any other Person (including by issuing a press release or otherwise making any public statement), use, for any purpose other than as expressly permitted pursuant to this Agreement, without the prior written consent of the other party, any and all Confidential Information concerning the other party; provided that the parties hereto may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the parties hereto and in respect of whose failure to comply with such obligations, the applicable party will be responsible, (ii) if the parties hereto are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one party against any other party or (iv) as necessary in order to permit a party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each party hereto, as applicable, shall provide the other with prompt written notice of any such request or requirement so that the other party has an opportunity to seek a protective order or other appropriate remedy, which such parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the party whose Confidential Information is required to be disclosed shall or shall cause the other applicable party or parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is in the opinion of outside counsel necessary to be disclosed and shall use its reasonable best efforts to ensure confidential treatment is accorded to such disclosed information.

SECTION 8. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any other person any legal or equitable rights hereunder.

SECTION 9. Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable

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overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

if to Licensor, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention:    General Counsel

E-Mail:        sharon.ryan@ipaper.com

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:    Jeffrey J. Rosen

                    Michael A. Diz

E-Mail:        jrosen@debevoise.com

                    madiz@debevoise.com

if to Licensee, to:

Gazelle Newco LLC

c/o Graphic Packaging Holding Company

1500 Riveredge Parkway

Suite 100

Law Department-9th Floor

Atlanta, GA 30328

Attention:    Lauren Tashma

E-Mail:        lauren.tashma@graphicpkg.com

with a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attention:    W. Scott Ortwein

E-Mail:        scott.ortwein@alston.com

SECTION 10. Amendments. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 11. Independent Contractors. The parties to this Agreement intend by this Agreement to enter into only a license agreement and this Agreement shall not in any way be deemed to establish any other relation between them. Neither

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Licensee, on the one hand, nor Licensor, on the other hand, shall be considered a partner, joint venturer, agent or other representative of the other for any purpose whatsoever and neither shall hold itself out as such. Neither Licensee, on the one hand, nor Licensor, on the other hand, nor any employee, officer, director or agent of either shall hold themselves out as an agent of the other party. Nothing in this Agreement shall be construed to grant either party any right or authority to assume or create any obligation on behalf or in the name of the other; to accept summons or legal process for the other; or to bind the other in any manner whatsoever.

SECTION 12. Severability; Enforcement. The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

SECTION 13. Integrated Contract. This Agreement, together with the other Transaction Agreements, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Transaction Agreement (including the schedules and exhibits thereto), on the other hand, the provisions of the Transaction Agreement shall control.

SECTION 14. Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

SECTION 15. Applicable Law; Forum; Waiver of Jury Trial. The provisions of Section 10.6 and Section 10.7 of the Transaction Agreement shall apply to this Agreement mutatis mutandis.

SECTION 16. Assignment. Neither this Agreement nor any rights and obligations of Licensee hereunder may be assigned by Licensee; provided, however, that Licensee may, without such consent assign this Agreement, in whole or in part, to an Affiliate of Licensee or a purchaser or transferee of all or part of the Transferred Business, provided further, that in no event may the assignee use any of the Retained Licensed Intellectual Property other than as permitted herein. Any transfer or other disposition by Licensor or any of its Subsidiaries of any Retained Licensed Intellectual Property will be made subject to the terms of this Agreement and the person or entity acquiring such Retained Licensed Intellectual Property from Licensor shall agree to be bound by the terms and conditions of this Agreement by

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executing an acknowledgement in form and substance acceptable to Licensee. Subject to the preceding sentences of this Section 16, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 17. Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Any reference in this Agreement to a “Section” shall be deemed to be a reference to a Section of this Agreement unless otherwise indicated.

SECTION 18. Bankruptcy. All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

LICENSOR,

by
Name: Title:

LICENSEE,

by
Name:
Title:

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Exhibit I

TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of [        ], by and among International Paper Company, a New York corporation (“Transferor”), Gazelle Newco LLC, a Delaware limited liability company (“Issuer”), and Graphic Packaging International, LLC, a Delaware limited liability company (“GPI”).

WHEREAS, Transferor, Issuer, Graphic Packaging Holding Company, a Delaware corporation (“Parent”), and GPI, have entered into the Transaction Agreement, dated as of October 23, 2017 (the “Transaction Agreement”), pursuant to which, among other things, certain assets and liabilities constituting the Transferred Business will be contributed to Issuer;

WHEREAS, the Transferred Business uses certain services provided by Transferor or by third parties under contract to Transferor, and Issuer and GPI desire to obtain the use of these services for the purpose of enabling them to manage an orderly transition;

WHEREAS, Issuer and GPI acknowledge that Transferor is not in the business of providing such services to third parties; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Additional Services” has the meaning set forth in Section 2.10.

“Agreement” has the meaning set forth in the preamble.

“Closing” means the closing of the transactions contemplated by the Transaction Agreement.

“Closing Date” means the date of Closing.

“Excluded Services” are those services set forth on Schedule II hereto.

“First Extension Period” means the period of time from and including the 13th month following the Closing Date through and including the 15th month following the Closing Date.

“Force Majeure Event” has the meaning set forth in Section 9.1.

“GPI” has the meaning set forth in the preamble.

“Intellectual Property” means, collectively, any U.S. and non-U.S. issued, registered, unregistered and pending: (i) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, extensions, provisional and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor; (ii) works of authorship, mask works, copyrights, and copyright and mask work registrations and applications for registration; (iii) trademarks and service marks (including those which are protected without registration due to their well-known status), trade dress, trade names, corporate names, domain names, logos, slogans, taglines, general intangibles of like nature, and other indicia of source, origin, endorsement, sponsorship or certification, designs, industrial designs, product packaging shape, and other elements of product and product packaging appearance together with all registrations and applications for registration of any of the foregoing and all goodwill relating to any of the foregoing; (iv) unpatented inventions (whether or not patentable), trade secrets under applicable law, know-how and confidential or proprietary information, including (in whatever form or medium), discoveries, ideas, compositions, rights in software (including all source and object code related thereto), computer software documentation, database, drawings, designs, plans, proposals, specifications, photographs, samples, models, processes, procedures, data, information, manuals, reports, financial, marketing and business data, pricing and cost information, correspondence and notes; (v) all claims and rights relating to any of the foregoing; and (vi) all other intellectual property or proprietary rights.

“Issuer” has the meaning set forth in the preamble.

“Licensee” has the meaning set forth in Section 16.

“Licensor” has the meaning set forth in Section 16.

“Losses” means any damage, loss, liability, expense, lost profits or diminution in value (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses), but shall not include liability to another Party or any of its Affiliates for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim).

“Materials” has the meaning set forth in Section 15.1.

“Migration” means the transition or migration from the provision of a particular Service by Service Provider to Service Recipient under this Agreement to performance of such Service by Service Recipient or a third party designated by Service Recipient.

“Migration Services” has the meaning set forth in Section 5.2.

“Omitted Services” has the meaning set forth in Section 2.9.

“Parent” has the meaning set forth in the recitals.

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“Party” means Transferor, Issuer or GPI, as the context requires, and “Parties” means all of them, as the context requires.

“Payment Cap” has the meaning set forth in Section 3.12.

“Post-Term Invoice” has the meaning set forth in Section 3.9.

“Project Manager” has the meaning set forth in Section 14.1.

“Providing Party” has the meaning set forth in Section 11.

“Receiving Party” has the meaning set forth in Section 11.

“Reference Period” means the 2017 calendar year.

“Sales and Service Taxes” has the meaning set forth in Section 3.7.

“Second Extension Period” means the period of time from and including the 16th month following the Closing Date through and including the 18th month following the Closing Date.

“Schedules” shall mean Schedule I, Schedule II, Schedule III and any Supplemental Schedule.

“Security Policies” has the meaning set forth in Section 2.5.

“Service” means, as the context requires, one or more Transition Services.

“Service Delivery Environment” means the equipment, software, systems, databases, communications networks and connectivity, and facilities used by Service Provider to provide the Services.

“Service Fees” has the meaning set forth in Section 3.1.

“Service Provider” means Transferor and any of its Affiliates providing Transition Services hereunder.

“Service Provider Fiscal Month” means a month during Service Provider’s fiscal year, as determined by Service Provider for accounting purposes.

“Service Provider Indemnitees” has the meaning set forth in Section 6.2.

“Service Recipient” means Issuer, GPI and any of their Affiliates receiving Transition Services hereunder.

“Service Recipient Data” means all the data owned and provided solely by Service Recipient, or created by Service Provider solely on behalf, or for the benefit, of Service Recipient, that is used by Service Provider solely in relation to the provision of the Services, including employee information, customer information, product details and pricing information.

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“Service Recipient Indemnitees” has the meaning set forth in Section 6.1.

“Supplemental Schedule” has the meaning set forth in Section 2.1.

“Term” has the meaning set forth in Section 2.1.

“Transaction Agreement” has the meaning set forth in the recitals.

“Transferor” has the meaning set forth in the preamble.

“Transition Period” means the period from the Closing Date until all of the Terms for all of the Services have expired or otherwise terminated in accordance with Section 12, and no further Services are being provided in connection with the Migration; provided that in no event shall the Transition Period exceed a period of time of one year or, if extended by Service Recipient pursuant to Section 2.11, up to eighteen months, after the Closing Date.

“Transition Service” means each service specified in Schedule I hereto to be provided by Transferor to Issuer.

1.2 Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context requires otherwise, references to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and by this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires, “or,” “neither,” “nor,” “any,” and “either,” shall not be exclusive. As used herein, “to the extent” means “to the degree of” and not “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. For purposes of this Agreement, the obligation of a Party to use its “reasonable best efforts” to achieve a particular result may require such Party to expend resources, incur costs or expenses, or pay amounts, in each case to the extent such expenditures, costs, expenses or payments, together with all other actions to be taken by such Party in pursuit of such result, would constitute the exercise of such Party’s “reasonable best efforts”.

2.	TERM AND PROVISION OF SERVICES

2.1 Subject to Section 12, the term of this Agreement shall be for the Transition Period. Subject to Section 12, each Service shall be provided for the period of time following the Closing that is indicated on the Schedules for such Service and each Additional Service, Omitted Service or Migration Service, if any, shall be provided for the period of time as

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specified in a supplemental written schedule (i) mutually agreed upon by the Parties acting reasonably and in good faith, in the case of Additional Services or Migration Services, or (ii) subject to prior confirmation in good faith by Service Provider acting reasonably, delivered by Service Recipient, in the case of Omitted Services (each such supplemental written schedule, a “Supplemental Schedule”) setting forth the terms of such Additional Service, Omitted Service or Migration Service to be provided (any such period of time with respect to a Service, an Additional Service, an Omitted Service or a Migration Service, including any extension period agreed to by the Parties pursuant to Section 2.11, a “Term”); provided that in no event shall any Term exceed a period of time of one year or, if extended by Service Recipient pursuant to Section 2.11, up to eighteen months, after the Closing Date.

2.2 During the Transition Period, but subject to Section 12, the applicable Term and the provisions set forth in this Agreement, Service Provider shall provide to Service Recipient (or cause to be provided by its Affiliates or third parties to Service Recipient) each Service set forth on Schedule I hereto, which Schedule I shall also include the scope of such Service and fees associated with such Service. For the avoidance of doubt, any Supplemental Schedule shall be deemed to be part of Schedule I hereto.

2.3 Except as otherwise expressly provided in the Schedules, Service Provider shall provide each Service to Service Recipient (i) in at least substantially the same manner, scope and nature as such Service was provided, or caused to be provided, by Service Provider or any of its Affiliates to the Transferred Business during the Reference Period and (ii) in compliance with all applicable Laws; provided that, in the case of clause (i) above, for the purposes of determining the manner, scope and nature of any Service during the Reference Period, appropriate and reasonable modifications in manner of delivery may be made for security, confidentiality, and data integrity so long as such modifications do not adversely affect the manner, scope and nature of the Services delivered hereunder in any material respect.

2.4 Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, comply with applicable privacy and data security Laws in the provision or receipt of Services.

2.5 Service Recipient shall comply with all of Service Provider’s security policies, procedures and requirements relating to the Service Delivery Environment that have been, from time to time, previously provided in writing to Service Recipient (including those adopted after the date hereof to the extent so provided) in connection with its access and use of the Services (the “Security Policies”), and shall not tamper with, compromise or circumvent any security or audit measures employed by Service Provider.

2.6 Service Provider shall limit access to the Service Delivery Environment to Service Provider personnel who are specifically authorized to have such access, and shall take such measures to prevent unauthorized access, use, destruction, alteration or loss of Transferred Business data and other information contained therein as employed with respect to Transferor Business data. Service Recipient shall access and use only that portion of the Service Delivery Environment for which Service Recipient has been granted the right to access and use; provided, however, that Service Provider shall not unreasonably limit the grant of such access and use by authorized personnel. Neither Party shall establish any type of external network connectivity

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into the other Party’s systems or network, including WAN or Internet connectivity, without the prior written consent of the other Party; provided that if Service Provider requires such external network connectivity into Service Recipient’s systems or network to provide, or for Service Recipient to receive, the Services and Service Recipient declines to provide such consent, Service Provider shall be relieved from any obligation to provide the Services requiring such external network connectivity. Service Recipient shall limit access of its personnel to the Service Delivery Environment to those personnel who are specifically authorized to have such access and shall cause such personnel to comply with the Security Policies in accessing the Service Delivery Environment in accordance with the terms of Section 2.5.

2.7 If, at any time, a Party determines that (i) any of its personnel has sought to circumvent, or has circumvented, the Security Policies, (ii) any unauthorized personnel of such Party has accessed the Service Delivery Environment, or (iii) any of its personnel has engaged in activities that may reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall promptly terminate such personnel’s access to the Service Delivery Environment and promptly notify the other Party in writing. In addition, Service Provider shall have the right to deny personnel of Service Recipient access to the Service Delivery Environment upon at least 24 hours’ written notice to Service Recipient in the event that Service Provider reasonably believes that such personnel have engaged in any of the activities set forth in this Section 2.7 or otherwise pose a security concern. Each Party will reasonably cooperate with the other Party in investigating any apparent unauthorized access to or use of the Service Delivery Environment.

2.8 The Parties acknowledge that, subject to Section 2.3, the manner, means, and resources to provide the Services are in the reasonable discretion of Service Provider; provided that Service Provider shall in good faith discuss and consider any reasonable suggestions of Service Recipient with respect to the foregoing that are consistent with the terms of this Agreement.

2.9 If any services (other than Excluded Services) that were previously provided to or for the benefit of the Transferred Business, or caused to be provided to or for the benefit of the Transferred Business, in each case by Transferor or its Subsidiaries, have been omitted from Schedule I hereto (“Omitted Services”), then at the request of Service Recipient (made within three months after the Closing Date), Service Provider shall provide such services, or cause such services to be provided, as promptly as reasonably practicable, pursuant to a Supplemental Schedule; provided that the obligations of Service Provider to provide any Omitted Services shall be subject to Service Recipient’s use of its reasonable best efforts to cooperate with Service Provider in the provision of such services, and to the extent that changes to the systems, operations or business of Service Recipient implemented in connection with the transactions contemplated by the Transaction Agreement or after the Closing Date require alterations in the means of providing any such service, Service Provider shall be obligated only to use its reasonable best efforts to make such alterations. Service Recipient shall use its reasonable best efforts to cooperate with Service Provider in the provision of such services. Any Omitted Service that is provided or caused to be provided by Service Provider pursuant to this Section 2.9 shall be a “Transition Service” for the purposes of this Agreement (other than as specifically indicated herein).

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Subject to the service level requirements set forth in Section 2.3, Service Provider may use third parties to provide some or all of the Services. Service Provider agrees that, to the extent such third-party Services are provided to Service Recipient pursuant to contracts between Service Provider and the third-party service provider, Service Provider will (i) to the extent such contracts allow Service Provider to take such actions for the benefit of Service Recipient (after the use by Service Provider of its reasonable best efforts to obtain consent to do so, if applicable), pass-through or grant to Service Recipient any license to Intellectual Property granted to Service Provider to the extent such license is necessary for Service Recipient to receive or utilize the Services; and (ii) enforce its rights and remedies, including indemnification obligations and obligations of the third-party service provider to comply with specified service levels and warranties, against any such third parties relating to the Services to the extent it would otherwise enforce such rights and remedies on behalf of itself or any of its Affiliates under similar circumstances relating to similar matters. Any reasonable and out-of-pocket costs incurred by Service Provider in pursuing remedies on Service Recipient’s behalf and at Service Recipient’s direction and request, to the extent associated with a failure to provide Services hereunder, shall be invoiced to Service Recipient as Service Fees. Unless specifically agreed in writing by the Parties, Service Recipient will be responsible for incremental costs incurred and associated with third-party contracts initiated during the Transition Period by Service Provider; provided that Service Provider shall use its reasonable best efforts to minimize such incremental costs. Service Provider will consult with and obtain the prior written consent of (such consent to be provided within five (5) Business Days and not to be unreasonably withheld) Service Recipient prior to retaining any third party to provide Services where such third party (a) is not also providing substantially similar services to Service Provider for Service Provider’s business, or (b) did not provide the Services (or substantially similar services) to the Transferred Business during the Reference Period. Notwithstanding any such use of third parties, Service Provider shall remain fully obligated for the provision of such Services to the Service Recipient in accordance with the terms hereof; provided, however, if (x) Service Provider elects to use a third-party service provider for all or substantially all of its and its Subsidiaries’ requirements and/or needs and (y) Service Provider is able to assign, and has assigned, to Service Recipient, Service Provider’s rights and remedies against such third-party service provider, such that Service Recipient may pursue such rights and remedies directly, Service Provider shall have no liability to Service Recipient in connection with a failure to perform by such third party that is not caused by the action or inaction of Service Provider.

2.10 In the event that Service Recipient requires any additional services (excluding any Excluded Services and other than Omitted Services or Migration Services, which shall be governed by Sections 2.9 and 5.2, respectively) (“Additional Services”), Service Recipient may submit a written request describing such services to Service Provider’s Project Manager, and the Project Managers of each of Service Recipient and Service Provider shall meet to discuss such request. Service Provider shall act reasonably and in good faith in determining whether to provide such additional services. Any Additional Service that is provided or caused to be provided by Service Provider pursuant to this Section 2.10 shall be a “Transition Service” for the purposes of this Agreement (other than as specifically indicated herein).

2.11 In the event that any Service is required beyond its Term, Service Recipient shall provide Service Provider with a written notice of extension no later than forty-five (45) days prior to the expiration of the Term of such Service. Such notice shall indicate the period during

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which Service Recipient wishes to receive such Service after the date of expiration of the Term for such Service; provided that such period shall not extend beyond the date which is eighteen months from the Closing Date. Subject to obtaining any necessary third-party consents, Service Provider shall provide, or cause to be provided, the Service to Service Recipient for such period. Service Recipient will reimburse Service Provider for any reasonable and documented incremental fees charged by third-party service providers in connection with granting any consent or otherwise extending the Service, in each case, solely with respect to an extension beyond the Term.

2.12 Service Provider shall not be required to provide a Service to the extent the provision of such Service by Service Provider conflicts with any contract or agreement to which Service Provider is a party prior to the date hereof or the rights of any third party with respect thereto or violates any applicable Law. Service Provider shall use reasonable best efforts to obtain any consents from third-parties that Service Provider reasonably believes are necessary in order for Service Provider to provide the Services. In the event that Service Provider is unable to obtain any such consent, Service Provider will cooperate with Service Recipient in obtaining an alternative arrangement for the provision of such Services.

2.13 Notwithstanding anything to the contrary that may be set forth or implied elsewhere in this Agreement or in the Transaction Agreement, Service Provider shall not, and shall be under no obligation to, provide any Excluded Services after the Closing Date.

2.14 Unless otherwise provided for in this Agreement, the Parties shall use their reasonable best efforts to cooperate with each other in all matters relating to the provision and receipt of the Transition Services. Such cooperation shall include exchanging information, providing electronic access to systems used in connection with the Transition Services and obtaining all consents, licenses, sublicenses or approvals necessary (including the payment of any reasonable fees or expenses) to permit each Party to perform its obligations hereunder, in each case, subject to the restrictions of Section 11. Each Party shall cooperate with the other Party in determining the extent to which any Tax is due and owing with respect to any of the Transition Services and in providing and making available appropriate documentation or information reasonably requested by the other Party including, but not limited to, applicable resale and/or exemption certificates.

3.	PRICING, BILLING AND PAYMENT

3.1 With respect to each Service, Service Recipient shall pay to Service Provider those amounts determined in accordance with the rates and charges, including any set-up or one-time costs, set forth in the Schedule for such Service, and in addition, Service Recipient shall pay Service Provider all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services, including airfare (coach class), lodging, meals, mileage, parking and ground transportation, in each case in accordance with Service Provider’s standard policies with respect to such incidental costs and expenses (collectively, the “Service Fees”). Service Fees for Migration Services shall be at the rate of $200 per hour, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Migration Services.

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3.2 Service Fees (if any) for Omitted Services and Additional Services shall be developed in good faith by the Parties pursuant to the following guidelines:

(a) with respect to internal resources of Service Provider or its Affiliates used in delivering the Service, together with any third-party products or services used or consumed in the ordinary course of delivering the Service that are not pass-through costs or reimbursable expenses, Service Fees shall be based on a good faith allocation of Service Provider’s centralized costs associated with the Service consistent with Service Provider’s recent historical practices over the Reference Period for allocating such costs among its lines of business, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services; and

(b) with respect to any Services provided by third-party service providers, Service Fees shall be based on the reasonable and documented actual cost paid by Service Provider to the third-party service provider for the products or services furnished by the third-party service provider for the benefit of Service Recipient, plus all reasonable incidental costs and expenses reasonably incurred by Service Provider in providing the Services.

3.3 In the event that any Service is terminated by Service Recipient in accordance with Section 12.3, the Service Fees shall automatically be adjusted downward (by the associated fee for such Service set forth on the respective Schedule from and after the first day of the month following termination of such Service). To the extent that such Service is provided to Service Provider by a third-party service provider, Service Provider may at any time increase the charges for any Service upon written notice to Service Recipient provided such increase is only to the extent of the amount of increase charged by such third-party service provider.

3.4 Not later than twenty-one (21) days after the last day of each calendar month, Service Provider shall provide to Service Recipient an itemized invoice for the preceding month’s Service Fees. The amount stated in such invoice (to the extent such amount is not the subject of a good faith dispute in accordance with the terms set forth in Section 3.10) shall be paid by Service Recipient in full within thirty (30) days of the date of Service Recipient’s receipt of the invoice (or the next Business Day following such date, if such thirtieth (30th) day is not a Business Day) through payment to an account designated by Service Provider. To protect confidential or competitively sensitive information, Service Provider may aggregate the Service Fees with respect to some or all of the Services included in such invoice; provided that Service Provider shall, and shall cause its Affiliates to, cooperate and provide such information as reasonably requested by Service Recipient and provide such back-up therefor as reasonably requested by Service Recipient in connection therewith to the extent reasonably required to permit Service Recipient and its Representatives to review and evaluate the amounts set forth in such invoice and verify such amounts. If any such review reveals any overpayment by Service Recipient, Service Provider shall promptly refund the amount of such overpayment to Service Recipient (including any interest accrued daily on such overpayment at an annual interest rate equal to 6%) and reimburse, to the extent any such review reveals an overpayment of 10% or more, Service Recipient for its reasonable and documented out-of-pocket costs and expenses incurred in connection with such review. Any dispute regarding overpayment shall be resolved by engaging PricewaterhouseCoopers LLP to arbitrate and resolve such dispute, which shall be

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resolved in accordance with the processes and procedures set forth in Section 2.4(c) of the Transaction Agreement. If PricewaterhouseCoopers LLP is unable or unwilling to act as arbitrator, a nationally recognized accounting firm shall be selected by lot from among the remaining nationally recognized firms which are not the regular independent auditor firm of Transferor or the Issuer, and in such event references herein to PricewaterhouseCoopers LLP shall be deemed to refer to such replacement accounting firm.

3.5 Without prejudice to Service Provider’s other rights and remedies, in the event any sum due (other than those subject to dispute in good faith) to Service Provider pursuant to the terms of this Agreement remains unpaid ten (10) Business Days after the applicable due date, interest shall accrue daily, from the due date until the date of actual payment, at an annual interest rate equal to 6%.

3.6 The cost of each Service is a monthly cost, and the full monthly cost of each Service (applying the volume level, if applicable, of such Service at the beginning of a Service Provider Fiscal Month) shall apply in respect of such Service until such Service is terminated in its entirety as provided in Section 12.3.

3.7 All payments due to Service Provider pursuant to the terms of this Agreement shall be exclusive of any sales, service, value-added or other similar Tax or levy imposed upon the Transition Services provided pursuant to this Agreement (“Sales and Service Taxes”), which shall be payable by Service Recipient unless (for the avoidance of doubt) the applicable Law provides that the relevant Sales and Service Taxes are levied directly on the Service Provider; in such case the Service Provider will pay the relevant Sales and Service Tax directly to the Taxing authority in accordance with applicable Law and Service Recipient shall reimburse Service Provider for such relevant Sales and Services Taxes. In connection with the Transition Services provided pursuant to this Agreement, each Party shall be responsible for, and shall withhold or pay or both (or cause to be withheld or paid or both), as may be required by Law, all Taxes pertaining to the employment of its personnel, agents, servants or designees. Each of Service Provider and Service Recipient shall pay and be responsible for their own Taxes based on their own income or profits or assets.

3.8 Payments for Services or other amounts due under this Agreement shall be made net of withholding Taxes; provided, however, that if Service Provider reasonably believes that a reduced rate of withholding Tax applies or Service Provider is exempt from withholding Tax, Service Provider shall provide Service Recipient with appropriate and customary documentation to Service Recipient that Service Provider qualifies for a reduction to or exemption from withholding under applicable Law.

3.9 With respect to any Service Fees that accrue or are incurred by Service Provider or its Affiliates during the Transition Period but that are not billed by Service Provider in a monthly invoice, or of which Service Provider does not become aware until after the Transition Period, Service Provider shall set forth such fees in an invoice or invoices submitted to Service Recipient following the end of the Transition Period (each, a “Post-Term Invoice”). Subject to Section 3.10, and so long as such Post-Term Invoice is received by Service Recipient as promptly as practicable and in any event within one (1) year following the Transition Period, Service Recipient shall remit payment under any such Post-Term Invoice to Service Provider within thirty (30) days after its receipt of such invoice.

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3.10 In connection with Section 3.3 or 3.9, in the event of an invoice dispute of which Service Recipient is aware, Service Recipient shall deliver a written statement to Service Provider no later than ten (10) days prior to the date payment is due on the disputed invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not in dispute amongst the Parties shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.3 or 3.9, as applicable. The Parties shall use their reasonable best efforts to resolve all such other disputes expeditiously and in good faith with Service Provider continuing to perform the Services in accordance with this Agreement pending resolution of any dispute. When the disputed amount has been resolved, either by mutual agreement of the Parties or in accordance with the processes and procedures set forth in Section 2.4(c) of the Transaction Agreement, any Party owing an amount to another Party as a result of such resolution shall pay such amount owed to such other Party within ten (10) Business Days following such resolution. This Section 3.10 (including any resolution of a dispute in accordance with this Section 3.10) shall not relieve Service Provider of its obligations to perform the Services.

3.11 Each of the Parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due or owing) to the other Party, whether under this Agreement, the Transaction Agreement or otherwise, against any other amount owed (or to become due or owing) to it by the other Party.

3.12 Notwithstanding anything herein to the contrary, in no event shall the Service Fees, costs, expenses and Sales and Service Taxes payable by Service Recipient pursuant to this Agreement exceed, in the aggregate, (x) $40,000,000 for the first year following the Closing Date and (y) $3,333,333 per month thereafter (the “Payment Cap”); provided, however, that actual cost of any wood or other raw materials used in production by Service Recipient shall not be subject to the Payment Cap. For the avoidance of doubt, Service Provider shall continue to be obligated to provide all Services (whether Omitted Services, Additional Services or otherwise) in accordance with the terms hereunder once the Payment Cap is hit.

4.	ACCESS

The Service Provider and Service Recipient shall, and shall cause their respective Affiliates to, provide to each other and their respective agents and vendors reasonable access (during normal business hours (when appropriate with respect to physical access), upon reasonable notice and supervised by the appropriate personnel of the Parties or as otherwise agreed by the Parties) to the information, personnel, and systems necessary for the efficient and accurate administration, provision, receipt or use of each of the Services and to avoid the duplication of any expenses or benefits thereunder; provided that all such information shall be shared subject to the confidentiality obligations set forth in Section 11, and any Party or third-party vendor receiving such information shall agree to be bound by such obligations prior to the provision of any such information. All Services provided will be based upon reasonably timely, accurate and complete information from Service Recipient, which Service Recipient shall use its reasonable best efforts to provide, and Service Provider shall be released from its obligations to

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provide or cause to be provided reasonably timely, accurate and complete Services to the extent (but only to the extent) Service Recipient fails to provide timely, accurate and complete information to Service Provider reasonably necessary for the provision of such Services. Service Recipient’s failure to perform or delay in performing any of its obligations hereunder will not constitute grounds for termination by Service Provider of this Agreement except as provided in Section 12.2; provided, however, that Service Provider’s nonperformance of its obligations under this Agreement shall be excused if and to the extent (i) such Service Provider’s nonperformance results from Service Recipient’s failure to perform its obligations hereunder and (ii) Service Provider provides Service Recipient with written notice of such nonperformance.

5.	TRANSITION

5.1 The Parties acknowledge and agree that the Services to be provided hereunder are transitional in nature and are intended to provide Service Recipient with reasonable time to develop the internal resources and capacities (or to arrange for third-party providers) to provide such Services. No later than 90 days after the Closing Date, the Parties shall consult for the purpose of agreeing upon the terms of and a plan for the Migration of all Services. Service Recipient will have the primary responsibility for planning and carrying out the Migration of Services prior to the expiration of the Transition Period. Subject to Section 5.2 below and the other terms of this Agreement, Service Provider will provide reasonable cooperation and assistance as requested to support Service Recipient’s Migration efforts.

5.2 To the extent that Service Recipient requires reasonable support, assistance and other services to effect an orderly Migration without interruption to the Services subject to the Migration (“Migration Services”), Service Recipient shall submit a written request describing such Migration Services to Service Provider’s Project Manager, and upon at least ten (10) days’ written notice to Service Provider, the Parties shall meet to discuss and agree, each Party acting reasonably and in good faith, on the scope of such Migration Services. Service Provider will then provide such Migration Services and assistance on the timing schedule that is reasonably and mutually established by the Parties in good faith; provided that the Parties’ intent is that Migration Services shall include only such services that Service Provider is capable of providing. Service Provider agrees to cooperate with and assist Service Recipient with training of its personnel, including making its personnel and facilities available to train an agreed number of Service Recipient’s personnel in connection with the Migration during the Transition Period to permit Service Recipient to provide the Services for itself after the Transition Period. For any Migration Services, Service Recipient will pay to Service Provider the rate set forth in Section 3.1. Any Migration Service that is provided or caused to be provided by Service Provider pursuant to this Section 5.2 shall be a “Transition Service” for the purposes of this Agreement (other than as specifically indicated herein).

6.	INDEMNITY

6.1 Service Provider shall indemnify Service Recipient and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Recipient Indemnitees”) in respect of, and hold such Service Recipient Indemnitees harmless from and against, any and all Losses incurred or suffered by

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Service Recipient Indemnitees in connection with the receipt of the Services to the extent that such Losses result from (i) the gross negligence or willful misconduct of Service Provider, any of its Affiliates or any of its or their respective officers, directors or employees, (ii) the violation of any applicable Law by Service Provider with respect to this Agreement or (iii) Service Provider’s breach of this Agreement; provided that, notwithstanding anything in this Agreement to the contrary (including the definition of Losses), Service Recipient Indemnitees shall be entitled to indemnification hereunder if, and only to the extent, such negligence, misconduct, violation or breach remains uncured after a twenty (20) calendar day period (a “Notice Period”) following receipt by Service Provider of written notice from the applicable Service Recipient Indemnitee or Service Recipient Indemnitees describing such negligence, misconduct, violation or breach in reasonable detail.

6.2 The Service Recipient shall indemnify Service Provider and its Affiliates and its and their respective officers, directors, employees, partners, managers or persons acting in a similar capacity, agents, consultants, financial and other advisors, accountants, attorneys and other representatives (the “Service Provider Indemnitees”) in respect of, and hold Service Provider Indemnitees harmless from and against, any and all Losses incurred or suffered by Service Provider Indemnitees in connection with the provision of the Services to the extent that such Losses result from (i) the gross negligence or willful misconduct of Service Recipient, any of its Affiliates or any of its or their respective officers, directors or employees, (ii) the violation of any applicable Law by Service Recipient with respect to this Agreement or such Services or (iii) Service Recipient’s breach of this Agreement; provided that, notwithstanding anything in this Agreement to the contrary (including the definition of Losses), Service Provider Indemnitees shall be entitled to indemnification hereunder if, and only to the extent, such negligence, misconduct, violation or breach remains uncured after a Notice Period following receipt by Service Recipient of written notice from the applicable Service Provider Indemnitee or Service Provider Indemnitees describing such negligence, misconduct, violation or breach in reasonable detail.

6.3 Each of the Parties agrees to use its reasonable best efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

6.4 The procedures specified in Article VIII of the Transaction Agreement shall apply with respect to any indemnification claims under this Section 6.

7.	LIMITED WARRANTY; LIMITATION ON DAMAGES

NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, UNLESS EXPRESSLY SET FORTH HEREIN, SERVICE PROVIDER REPRESENTS AND WARRANTS ONLY THAT THE SERVICES SHALL BE IN CONFORMITY WITH THIS AGREEMENT (INCLUDING SECTION 2.3). THE ABOVE-STATED LIMITED WARRANTY IS SERVICE PROVIDER’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO ANY SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DOES NOT MAKE ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY,

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FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR SUCH SERVICES; PROVIDED THAT THIS SECTION 7 SHALL NOT LIMIT, ALTER OR OTHERWISE CHANGE THE RIGHTS AND OBLIGATIONS OF THE PARTIES PURSUANT TO ANY OTHER TRANSACTION AGREEMENT, INCLUDING THE TRANSACTION AGREEMENT. ANY REPRESENTATION OR WARRANTY IN RESPECT OF ANY SUCH SERVICE SHALL BE INCLUDED IN THE WRITTEN AGREEMENT SETTING FORTH THE TERMS OF SUCH SERVICE.

IN NO EVENT SHALL ANY PARTY OR SUCH PARTY’S AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INDIRECT DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE, EXCEPT, IN THE CASE OF CONSEQUENTIAL OR INDIRECT DAMAGES, TO THE EXTENT REASONABLY FORESEEABLE AND ARISING AS A RESULT OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND IN ALL CASES EXCEPT TO THE EXTENT PAYABLE TO A THIRD PARTY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIABILITY OF SERVICE PROVIDER WITH RESPECT TO SERVICES PROVIDED PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE FEES RECEIVED BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT, EXCEPT FOR DAMAGES ARISING AS A RESULT OF SERVICE PROVIDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

8.	OBLIGATION TO PROVIDE SERVICES

Service Provider acknowledges that notwithstanding any delegation of its responsibilities under this Agreement to a third party, except as provided in the proviso in Section 2.10, Service Provider shall remain responsible for the provision of the Services which it is obligated to provide and any third-party’s compliance with the performance and standard of performance set forth herein.

9.	FORCE MAJEURE

9.1 Service Provider shall not be responsible for failure or delay in delivery of any Service that it has responsibility for providing hereunder, if and to the extent caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or disruptions, unusually severe weather or other similar cause beyond the control of Service Provider (a “Force Majeure Event”), provided that Service Provider shall have, promptly after knowledge of the beginning of a Force Majeure Event, notified Service Recipient of such a Force Majeure Event, the reason therefor, and the estimated probable duration and consequence thereof. The Parties acknowledge and agree that such estimation shall not be considered binding in any way, and Service Provider shall not incur liability of any kind if such estimation proves to be inaccurate. Service Provider shall use its reasonable best efforts to restore provision of the Services in accordance with this Agreement as soon as reasonably practicable following the commencement of a Force Majeure Event.

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9.2 In the event that Service Provider is excused from supplying a Service pursuant to this Section 9, Service Recipient shall be free to acquire replacement services from a third party at Service Recipient’s expense, and without liability to Service Provider, for the period and to the extent reasonably necessitated by such non-performance.

10.	INSURANCE

Each Party shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests. To the extent either Party insures, in whole or in part, through a plan of self-insurance, the Parties acknowledge that such self-insurance shall be acceptable for purposes of this Agreement. In the case of any conflict between the terms of this Section 10 and the terms of the Transaction Agreement, the Transaction Agreement shall control.

11.	CONFIDENTIALITY OF INFORMATION

Except as provided below, all data and information disclosed between Service Provider and Service Recipient pursuant to this Agreement, including information relating to or received from third parties and any Service Recipient Data, are deemed Confidential Information (as defined in the Transaction Agreement, subject, for the avoidance of doubt, to the limitations set forth in such definition). A Party receiving Confidential Information (the “Receiving Party”) shall not use such information for any purpose other than for which it was disclosed by the party providing such information (the “Providing Party”) and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement or, with respect to any trade secrets, indefinitely. The obligations of the Receiving Party and the Providing Party with regard to Confidential Information shall be governed by and set forth in Section 6.4 of the Transaction Agreement, which shall be deemed incorporated by reference herein. In addition, nothing herein shall be deemed to limit or restrict a Party from disclosing any Confidential Information in any action or proceeding by such Party to enforce any rights which such Party may have against the other Party; provided, that such Party shall, to the extent reasonable and not prejudicial to such Party’s rights, cooperate with the other Party to protect the confidentiality of such Confidential Information, whether by means of a protective order, production under seal or otherwise.

12.	TERMINATION

12.1 This is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement.

12.2 Upon thirty (30) days’ prior written notice, Service Provider may, at its option, terminate this Agreement with respect to any or all Services it provides hereunder or suspend performance of its obligations with respect thereto, in either case solely in the event of the failure of Service Recipient to pay any invoice within sixty (60) days of the receipt of such invoice, unless Service Recipient is disputing the invoice in good faith pursuant to Section 3.10.

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12.3 If at any time during the applicable Term, Service Recipient wishes to terminate a Transition Service, Service Recipient shall provide a written request of termination to Service Provider at least thirty (30) days prior to the proposed effective date of termination. If Service Provider determines, in good faith, that the termination of such Service will, or is reasonably likely to, result in Service Provider’s inability to provide any remaining Services in accordance with this Agreement (taking into account any interdependencies of the proposed terminated Service and the remaining Services), including with respect to the quality standards, or result in a Party’s inability to maintain the confidentiality of data and information disclosed between Service Provider and Service Recipient pursuant to this Agreement, then Service Provider shall notify Service Recipient thereof in writing and the Parties shall negotiate in good faith to determine an alternative solution to enable Service Provider to maintain the ability to provide all other Services not subject to such written request of termination provided in the first sentence of this Section 12.3; provided that in the event the Parties fail to mutually agree upon an alternative solution, Service Recipient shall have the right, in its sole discretion, to cancel and withdraw all or part of such written request of termination and thereafter such cancelled request shall be of no further force or effect or if Service Recipient does not cancel or withdraw all or part of such request, then such Service shall be terminated effective as of the last day of the month following the thirty (30)-day notice period. Within thirty (30) days after the effective date of termination of the applicable Services and receipt of an invoice, Service Recipient shall pay all accrued, undisputed (any such dispute to be in good faith) and unpaid charges for such Services that are due and payable and set forth in such invoice. Service Recipient will reimburse Service Provider for incremental fees charged by third-party service providers in connection with the termination of Services; provided that Service Provider will use its reasonable best efforts to minimize such incremental fees.

12.4 Upon termination or expiration of this Agreement for any reason, Service Provider shall, upon the written request of Service Recipient, deliver to Service Recipient or destroy (provided such destruction is promptly confirmed in writing by Service Provider if requested by Service Recipient), at Service Provider’s option, all data, records and other information provided to Service Provider by Service Recipient and pertaining to any matters for which Service Provider was providing Transition Services hereunder; provided, however, Service Provider may retain copies of such data, records and information to the extent necessary for accounting, tax reporting, compliance with Service Provider’s document retention policies or other legitimate business purposes, subject to the requirements of Section 11 hereof.

13.	RELATIONSHIP OF PARTIES

In providing the Services, Service Provider is acting as and shall be considered an independent contractor. This Agreement is not intended to create and shall not be construed as creating between Service Provider and Service Recipient any relationship other than an independent contractor and purchaser of contract services. The Parties specifically acknowledge that they are not, and this Agreement is not intended to and shall not be construed to make them, affiliates of one another and that no principal and agent, joint venture, partnership or similar relationship, or any other relationship, that imposes or implies any fiduciary duty, including any duty of care or duty of loyalty exists between the Parties. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other Party without such other Party’s prior written consent.

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14.	PROJECT MANAGERS

14.1 Service Provider and Service Recipient will each assign one person to act as that Party’s project manager (the “Project Manager”) for each service listed on Schedule I hereto (and other categories, as may be agreed by the Parties). The Project Managers will (a) represent and act for their respective Party for matters related to the applicable Service, and (b) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. All disputes or issues arising hereunder will be referred to the applicable Project Managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter will be referred to senior management representatives, with appropriate decision making authority for prompt resolution of the matter. If still not resolved, the issue will be escalated to Service Recipient’s lead representative and Service Provider’s lead representative for resolution. The names and contact information for each of Service Recipient’s and Service Provider’s lead representative with regard to an issue or dispute arising out of or relating to the Transition Services shall be set forth on Schedule III hereto. Either Party may designate a different individual as its lead representative with respect to the Transition Services at any time by delivering prior written notice to the other Party. The foregoing shall not in any way limit the rights of the Parties to pursue any other legal and equitable remedies available to them hereunder in the event of a breach of this Agreement. No Project Manager or lead representative for a Party shall have any authority to amend this Agreement.

14.2 Service Provider will promptly notify Service Recipient of any reassignments or changes in contact information of the Project Manager or other key personnel identified in the Schedules hereto.

14.3 The Parties agree to use good faith efforts to resolve any controversy or claim arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Parties hereunder. In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement or any of its terms which the Parties cannot resolve by themselves amicably, the following provisions shall apply (which provisions shall be in addition to, and not a limitation of, the Parties’ remedies under Section 6, Section 20.6 or, to the extent referred to pursuant to the terms of this Agreement, the dispute resolution mechanisms available under Section 2.4(c) of the Transaction Agreement):

(a) The Parties shall endeavor to resolve the dispute as contemplated in Section 14.1.

(b) If within thirty (30) days after one Party notifies the other in writing of the existence of a dispute, either Party may, at its option, provide written notice of the intent to arbitrate. In the event the Party that is the recipient of such notice agrees to arbitrate, arbitration shall be according to the rules of the American Arbitration Association, except as herein modified by the Parties or otherwise as agreed to by the Parties. Within ten (10) days of the agreement of the Parties to arbitrate, each Party will select an arbitrator, and

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notify the other Party of its selection. Within fifteen (15) days after receipt of such notice, the respective arbitrators will select a third arbitrator. All such arbitrators shall have experience in the respective businesses of the Parties. A hearing by the arbitration panel must be held within thirty (30) days after the selection of a chairman and a majority decision of the panel and resolution must be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final and binding upon the Parties, and judgment may be entered thereon by any court having jurisdiction.

(c) The arbitration proceedings will be held in New York, New York, unless the Parties agree to a different location. All negotiation and arbitration proceedings will be confidential and will be treated as compromise and settlement negotiations for purpose of all rules of evidence. Each Party shall bear its own cost of presenting its case, and one-half of the cost incurred by the arbitration panel, or any mediation or alternative dispute resolution procedure, as the case may be, unless the arbitration panel determines otherwise.

14.4 Nothing in this Section 14 shall supersede the notice/cure and termination rights of the Parties otherwise set forth in this Agreement. This Section 14 shall apply without prejudice to any Party’s right to seek equitable remedies or injunctive relief to which such Party may be entitled at any time.

15.	RECORDS

15.1 Service Provider shall retain, for a period of one (1) year following the Closing Date, all books, records, files, databases or computer software or hardware (including current and archived copies of computer files) (the “Materials”) with respect to matters relating to the Services provided to Service Recipient hereunder that are in a form and contain a level of detail substantially consistent with the records maintained by Service Provider in providing similar services to the Transferred Business prior to the Closing Date (unless any such Materials have previously been delivered to Service Recipient or Service Recipient otherwise other has a copy of such information, in which case Service Provider shall be relieved from such obligation). Each Party agrees to use its reasonable best efforts to provide the other Party with notice of material modifications to its record retention policies in a timely manner. As promptly as practicable following the expiration of the applicable duration (or earlier termination) of each Service, Service Provider will use its reasonable best efforts to (i) furnish to Service Recipient in the form reasonably requested by Service Recipient, and assist in the transition of, the Materials belonging to Service Recipient and relating to such Service as clearly identified by Service Recipient (unless any such Materials have previously been delivered to Service Recipient or Service Recipient otherwise other has a copy of such information, in which case Service Provider shall be relieved from such obligation) and (ii) erase, delete and remove all Materials containing confidential information of Service Recipient from its computer system to the extent possible. If at any time during the one (1) year period following the Closing Date Service Recipient reasonably requests in writing that certain of such Materials be delivered to Service Recipient, Service Provider promptly shall arrange for the delivery of the requested Materials in a form reasonably requested by Service Recipient to a location specified by, and at the expense of, Service Recipient (unless any such Materials have previously been delivered to Service Recipient or Service Recipient otherwise other has a copy of such information, in which case Service Provider shall be relieved from such obligation).

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15.2 The Service Recipient Data shall be and shall remain the property of Service Recipient and, to the extent reasonably practicable, shall be promptly provided to Service Recipient by Service Provider upon Service Recipient’s request. The Service Provider shall use Service Recipient Data solely to provide the Services to Service Recipient as set forth herein and for no other purpose whatsoever.

15.3 Notwithstanding anything herein to the contrary and subject to Section 11, Service Provider may retain copies of the Materials and Service Recipient Data in accordance with policies and procedures implemented by Service Provider in order to comply with applicable Law, professional standards or reasonable business practice, including document retention policies as in effect from time to time and in accordance with past practices.

16.	INTELLECTUAL PROPERTY

Unless otherwise specifically provided herein, this Agreement shall not transfer ownership of any Intellectual Property Assets from either Party to the other Party or to any third party. Ownership of any Intellectual Property Assets created by Service Provider in connection with providing a Service to Service Recipient under this Agreement shall be retained by Service Provider, unless based on Service Recipient’s Confidential Information. If Service Provider creates any Intellectual Property in connection with providing a Service based on Service Recipient’s Confidential Information, then the creation of such Intellectual Property that is primarily related to or arising from the Transferred Business shall be considered a “work made for hire” under applicable Law and shall be owned by Service Recipient. If such creation is not considered a “work made for hire” under applicable Law, then Service Provider hereby irrevocably assigns, and shall assign, to Service Recipient, without further consideration, all of Service Provider’s worldwide right, title, and interest in and to such Intellectual Property. Solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (the “Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other (the “Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable (other than pursuant to Section 17), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the term of this Agreement to use Intellectual Property of the Licensor in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Subject to the rights and licenses granted to Licensee under any other agreement to which the Parties are party, upon the expiration of such term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property will terminate and Licensee shall cease use of such Intellectual Property; provided, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof and upon such expiration or termination, Licensee shall cease use of the Intellectual Property licensed hereunder. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parties or their respective Affiliates.

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17.	ASSIGNMENT AND DELEGATION

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as set forth in Section 2.9, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, in whole or in part, including by operation of law, by any Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement to any of its Affiliates without the consent of the other Party or delegate its rights or obligations hereunder, in whole or in part, to any of its Affiliates. No assignment by any Party shall relieve such Party of any of its obligations hereunder; provided that to the extent full performance or payment is made in full by an Affiliate or Affiliates of Service Provider or Service Recipient with respect to an obligation of Service Provider or Service Recipient, as applicable, hereunder, such obligation shall be in full satisfaction of such obligation of such Person hereunder.

18.	NOTICES

The procedures specified in Section 10.1 (Notices) of the Transaction Agreement shall apply with respect to all notices, requests, claims, demands and other communications under this Agreement.

19.	SURVIVAL

The Parties’ rights and obligations under Sections 3, 6, 7, 8, 11 and 14 through 20 shall survive expiration or termination of this Agreement.

20.	GENERAL PROVISIONS

20.1 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

20.2 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

20.3 Entire Agreement. This Agreement and the Schedules hereto together with the other Transaction Agreements and any schedules and exhibits thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case

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of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement regarding the subject matter hereof, the terms of this Agreement shall control. In the case of any ambiguity between the terms and condition of the main body of this Agreement and a Schedule to this Agreement, or with respect to an Omitted Service or an Additional Service, the terms and conditions of the main body of this Agreement shall control.

20.4 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by both Parties. No failure or delay by either Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

20.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Transferor, Issuer, Parent and GPI and their respective successors and permitted assigns who are express intended third-party beneficiaries) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except with regard to and as provided in Section 6, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

20.6 Specific Performance. Notwithstanding anything to the contrary contained herein or in any other Transaction Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

20.7 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

20.8 Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS

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AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 20.8, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 20.8 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 20.8, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

20.9 Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

20.10 Other Agreements. Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the other Transaction Agreements, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of such agreements, as applicable.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

GAZELLE NEWCO LLC

By:
Name:
Title:

GRAPHIC PACKAGING INTERNATIONAL, LLC

By:
Name:
Title:

Transition Services Agreement – Signature Page

SCHEDULE I – TRANSITION SERVICES

Transition Service Provided by Transferor as Service Provider:

Service Description	Term	Service Fee	Project Manager
[TO BE PROVIDED]	[TO BE PROVIDED]	[TO BE PROVIDED]	[TO BE PROVIDED]

SCHEDULE II – EXCLUDED SERVICES

[TO BE PROVIDED]

SCHEDULE III – LEAD REPRESENTATIVES

[TO BE PROVIDED]

Exhibit K-1

FORM OF SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”) is made this [    ] day of [            ], 2018 between INTERNATIONAL PAPER COMPANY, a New York corporation (“Sublandlord”), and GRAPHIC PACKAGING INTERNATIONAL, LLC, a Delaware limited liability company (“Subtenant”).

R E C I T A L S

[LANDLORD NAME], a [                    ] (“Landlord”), as landlord and Sublandlord, as tenant, did enter into that certain [NAME OF LEASE DOCUMENT] (as amended and modified from time to time, the “Lease”), a copy of which (including all amendments and modifications thereof) is attached hereto as Exhibit A, dated [DATE OF LEASE], for the lease by Sublandlord of certain space located at [SITE ADDRESS], [CITY], County of [COUNTY], [STATE] (“Building”). The space leased by Sublandlord pursuant to the Lease is hereinafter referred to as the “Premises.”

Sublandlord and Subtenant have entered into that certain Transaction Agreement dated as of October 23, 2017 (as amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which, among other things, Sublandlord agreed to enter into a sublease with Subtenant with respect to the Premises. Sublandlord and Subtenant desire to enter into this Sublease, pursuant to the terms of which Subtenant will sublease from Sublandlord and Sublandlord will sublease to Subtenant the Premises.

NOW THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and the mutual covenants and obligations set forth in this Sublease, Sublandlord and Subtenant do hereby agree as follows:

1. Subleased Premises. Sublandlord does hereby sublease to Subtenant, and Subtenant subleases and rents from Sublandlord, the Premises (the “Subleased Premises”).

2. Term.

(a) Subject to the terms below, the term of this Sublease (the “Sublease Term”) shall begin on the Closing Date (as defined in the Transaction Agreement) (hereinafter, “Commencement Date”) and shall expire at 12:00 midnight on [EXPIRATION DATE] (the “Expiration Date”) unless the Lease or this Sublease is sooner terminated or extended in accordance with the terms and conditions set forth therein or herein.

(b) Notwithstanding the foregoing, this Sublease will terminate automatically if the Lease is assigned to Subtenant with Landlord’s consent (if required) pursuant to a written assignment and assumption agreement, executed by Sublandlord and Subtenant.

(c) Subtenant shall have no right to exercise any right of renewal or extension set forth in the Lease, nor shall Subtenant shall have the right or authority to negotiate directly with Landlord for any other extension or renewal of the Lease; provided, however, that nothing contained herein shall be deemed to prevent Subtenant from negotiating directly with Landlord for a new lease of all or any portion of the Subleased Premises.

(d) Subtenant shall use commercially reasonable efforts to deliver at least thirty (30) days’ prior written notice to Sublandlord if Subtenant intends to vacate the Subleased Premises prior to the originally scheduled Expiration Date of the Sublease Term; provided, however, nothing herein shall be deemed to release Subtenant of its obligations hereunder prior to such Expiration Date.

(e) In the event Subtenant remains in possession of the Subleased Premises for any period of time following the Expiration Date, Subtenant’s continued possession shall be on the basis of a tenancy at sufferance of Sublandlord, and Subtenant shall be liable for all amounts due and/or damages arising under the Lease as a result thereof but only to the extent Sublandlord is responsible for the same under the Lease and incurs and actually pays any such amounts to Landlord, whether prior to or after receipt of the same from Subtenant.

3. Rent.

(a) Subtenant shall pay to Sublandlord as base rent (“Base Rent”) all amounts of “Minimum Rent” or “Base Rent” (or such other similar terms as may be defined in the Lease) accruing from and after the date of this Sublease for which Sublandlord is obligated to pay the Landlord pursuant to the terms of the Lease, including, without limitation, all tax when due with regard to such Rent pursuant to the laws of the state in which the Premises is located, as applicable, excluding Landlord’s income tax and other similar taxes. The Base Rent shall be payable by Subtenant to Sublandlord or, at Sublandlord’s option, directly to Landlord, in advance in monthly installments due on or before the first day of each calendar month during the Sublease Term with appropriate prorations for partial months.

(b) In addition to the Base Rent, Subtenant shall also pay to Sublandlord as additional rent (“Additional Rent”) any “Taxes”, “Insurance”, “Common Area Charges” or “Operating Expenses” (or such other similar terms as may be defined in the Lease) and any other amounts due under the Lease accruing from and after the date of this Sublease pursuant to the terms of the Lease. All Additional Rent shall be payable by Subtenant to Sublandlord at the time and in the same manner such payments are due by Sublandlord under the Lease.

(c) Base Rent and Additional Rent are referred to collectively, in this Sublease as “Rent”.

4. Relationship to Lease.

(a) This Sublease and all of Subtenant’s rights hereunder are expressly subject to and subordinate to all of the terms of the Lease. Subtenant acknowledges that any termination of the Lease shall result in a termination of the Sublease. Subtenant hereby acknowledges that it has received copies of the Lease and has read all of the terms and conditions thereof.

(b) Subtenant hereby agrees to assume all Liabilities, except for Excluded Liabilities (each as defined in the Transaction Agreement) with respect to the Subleased Premises, to the extent such Liabilities constitute Assumed Liabilities (as defined in the Transaction Agreement). Sublandlord shall remain responsible for any Liabilities to the extent such Liabilities constitute Excluded Liabilities. All of the terms and conditions of the Lease are hereby incorporated into this Sublease by reference as if fully set forth herein except that “Landlord” shall be read as “Sublandlord” and “Tenant” shall be read as “Subtenant”; provided, however, that Subtenant hereby acknowledges that Subtenant shall look solely to Landlord for the performance of all the Landlord’s obligations under the Lease and that Sublandlord shall not be obligated to provide any services to Subtenant or otherwise perform any obligations in connection with this Sublease; and provided further, however, that in no event shall Subtenant have the right (through the exercise of an option or right in the Lease or otherwise) to exercise any option to expand, contract and/or relocate the Premises, or extend or reduce the demised term of the Lease. To the extent Sublandlord, as “tenant” under the Lease, is entitled to any tenant improvement allowances, free or abated rent or any other concession, Sublandlord shall request the same from Landlord to the extent available or applicable to Subtenant.

(c) In the event that any event occurs or condition arises at the Subleased Premises that would either (i) fall under the responsibility of Landlord pursuant to the Lease, or (ii) trigger a contractual requirement to notify Landlord pursuant to the terms of the Lease, then in either event, Subtenant shall promptly provide written notice to Sublandlord, and Sublandlord shall (a) provide written notice to Landlord and (b) exercise all available remedies available to Sublandlord in order to cause Landlord to comply with the terms of the Lease. Notwithstanding the foregoing to the contrary, in the event of an emergency, Subtenant shall be required to simultaneously notify Landlord and Sublandlord and, to the extent permitted under the terms of the Lease, undertake such emergency repairs as reasonably necessary to prevent immediate harm to property or persons.

5. Use. Subtenant shall use the Subleased Premises in accordance with the “Use” provision set forth in the Lease, and Subtenant shall not be permitted to operate the Subleased Premises for any other purpose without the prior written consent of Landlord and Sublandlord, such consent by Sublandlord not to be unreasonably withheld, conditioned or delayed. Subject to any causes outside of the reasonable control of Sublandlord and Landlord and the terms of the Lease, Subtenant shall have access to Subleased Premises seven (7) days per week, twenty-four (24) hours a day, three hundred sixty-five (365) days per year.

6. Default. Any act or omission by Subtenant that would constitute a default under the Lease shall, subject to the same notice and cure provisions provided in the Lease, be deemed a default by Subtenant under this Sublease; provided, however, that the notice and cure periods provided in the Lease for any monetary defaults shall be deemed to be two (2) business days less for the purposes of this Sublease (but in no event less than two (2) business days total), and the notice and cure periods provided in the Lease for any non-monetary defaults shall be deemed to be three (3) business days less for the purposes of this Sublease (but in no event less than three (3) business days total). For instance, where Sublandlord would have a five (5) business day period to cure a non-payment of Base Rent under the Lease, Subtenant shall only have a three (3) business day period to cure a non-payment of Base Rent hereunder. Any such default by Subtenant shall entitle Sublandlord to (a) exercise any and all remedies available to Landlord under the Lease or any other remedies available at law or in equity under the laws of the state in which the Premises is located, and/or (b) at its option, Sublandlord may cure such default on Subtenant’s behalf upon providing Subtenant with written notice of its intention to cure at least three (3) business day prior to curing. In the event that Sublandlord takes any action on Subtenant’s behalf in accordance herewith, the reasonable costs of such performance, repair or replacements shall be charged to Subtenant as Additional Rent and shall become due and payable by Subtenant with the monthly installment of Base Rent next due hereunder. Further, if Sublandlord exercises any of the remedies provided to Sublandlord under this Sublease as a result of Subtenant’s failure to comply with its obligations hereunder, or if Sublandlord brings any action to enforce its rights under this Sublease, Subtenant shall be obligated to reimburse Sublandlord, on demand, for all reasonable costs and expenses, including reasonable attorneys’ fees and court costs, incurred in connection therewith.

7. Quiet Enjoyment. Provided there is no event of default under this Sublease and Subtenant has performed its obligations hereunder, Subtenant shall have the quiet enjoyment of the Subleased Premises without interference by Sublandlord or anyone claiming by, through or under Sublandlord. Sublandlord agrees (i) to perform all of its obligations under the Lease not otherwise expressly delegated to Subtenant hereunder, including the payment of all rent and other charges; (ii) to promptly provide Subtenant with a copy of any written notice received from Landlord claiming that that Sublandlord or Subtenant is in default under the Lease or notifying Sublandlord that Landlord intends to terminate the Lease or take any action involving or relating to the Subleased Premises, and (iii) to not enter into any modification of the Lease, which would result in a material adverse change in the obligations of or services provided to Subtenant hereunder. Sublandlord will use reasonable efforts to enforce Landlord’s obligations under the Lease, but if Sublandlord chooses not to pursue an action to enforce any of Landlord’s obligations but Subtenant desires to enforce such obligations, Sublandlord will assign its rights to Subtenant and will cooperate with Subtenant’s efforts to enforce such obligations so long as such enforcement efforts are at Subtenant’s sole expense and Subtenant indemnifies Sublandlord from any damages, claims or expenses resulting from such enforcement effort or Sublandlord’s cooperation therewith. Sublandlord agrees that Sublandlord will not (i) take any action which would constitute a voluntary termination of the Lease or a surrender of the premises thereunder, or (ii) willfully default thereunder resulting in the termination of this Sublease and/or Subtenant’s eviction thereunder; provided, however, that notwithstanding any provision contained in this Sublease to the contrary, Subtenant acknowledges that Sublandlord may have certain rights of termination under the Lease for reasons relating to casualty, condemnation, default by Landlord or other reasons, and that Sublandlord shall have the right, upon Subtenant’s prior written approval, which approval may be withheld in Subtenant’s sole discretion, to terminate the Lease as a result of such action, event or cause.

8. Insurance and Indemnities. Subtenant hereby agrees to indemnify and hold Sublandlord and Landlord harmless, with regard to its subleasing and use of Subleased Premises, to the same extent that Sublandlord is required under the Lease to indemnify and hold Landlord harmless with respect to the Premises. Likewise, Subtenant hereby agrees to obtain and provide certificates of insurance to Sublandlord and Landlord, on or before the Commencement Date of this Sublease, that Subtenant is carrying (1) property insurance coverage for one hundred percent (100%) of the full replacement value of all of Subtenant’s personal property, trade fixtures and equipment contained within the Subleased Premises, with such policies naming Sublandlord as an additional insured, (2) commercial general liability insurance (“CGLI”) equal to the greater of (a) the amounts required under the Lease to be carried by Sublandlord with regard to the Premises, or (b) $1 million per occurrence, with a $2 million annual aggregate limit for such CGLI policy, and an additional umbrella and/or excess commercial liability policy with a single or combined limit of $3 million under such policy, with such CGLI policies naming Sublandlord as an additional insured, (3) workers’ compensation insurance in the minimum amounts as required by the applicable statutes in the state in which the Premises is located, regardless of the number of employees, (4) Automobile Liability insurance for owned, non-owned, and hired vehicles in a minimum amount of $1,000,000 bodily injury and property damage combined single limit per occurrence, and (5) as to all coverages, no less than the same amounts and of the same types required under the Lease to be carried by Sublandlord with regard to the Premises.

9. Subleasing and Assignment. Subtenant shall have no further right to sublease, assign or in any way transfer its rights under this Sublease or its rights with regard to all or any portion of the Subleased Premises without the prior written consent of Sublandlord and, to the extent applicable, the Landlord. For purposes herein, any change in control of Subtenant resulting from a merger, consolidation, stock transfer or asset sale shall not be considered an assignment or transfer which requires Sublandlord’s prior written consent, except to the extent Landlord’s consent is required under the Lease. In the case of any such change in control, Subtenant shall provide Sublandlord with prompt prior written notice of the same, regardless of whether or not Sublandlord’s consent is required hereunder. Sublandlord shall be permitted to assign its rights under this Sublease, or its rights with regard to the Subleased Premises without the prior consent of Subtenant.

10. Condition of Subleased Premises.

(a) Subtenant shall maintain and repair the Subleased Premises in a manner consistent with Sublandlord’s obligations under the Lease. Sublandlord shall have the right to enter the Subleased Premises from time to time upon reasonable prior notice to Subtenant, during normal business hours and escorted by Subtenant (if Subtenant makes such escort reasonably available). Sublandlord’s right of entry shall include the right of inspection to confirm that Subtenant is in compliance with all applicable maintenance and repair obligations set forth in the Lease. In the event that Sublandlord determines, in Sublandlord’s reasonable opinion, that Subtenant is in default of any maintenance and/or repair obligation set forth in the Lease which first arises after the Commencement Date, and such default may incur liability to Sublandlord upon the surrender of the Subleased Premises upon the expiration or earlier termination of the Lease (a “Required Repair Item”), then Sublandlord shall have the right to notify Subtenant of any such Required Repair Items. Subtenant shall be obligated to cure such Required Repair Items within thirty (30) days of such notice from Sublandlord, or, if such Required Repair Items cannot be reasonably completed in such thirty (30) day period, such longer period as reasonably necessary to cure such Required Repair Items, so long as Subtenant has commenced such cure and diligently pursues such cure to completion. In no event shall Sublandlord’s rights hereunder impose any additional and/or greater repair or maintenance standards from those set forth in the Lease. In the event Subtenant fails to cure such Required Repair Items as set forth above, then such failure shall be deemed a default under this Sublease, entitling Sublandlord to exercise any of its rights and remedies herein, including, without limitation, the self help rights set forth above.

(b) Upon the expiration or earlier termination of this Sublease, Subtenant shall (i) return the Subleased Premises to Sublandlord in the condition required by the Lease, normal wear and tear and damage by casualty or condemnation excepted, and (ii) in accordance with the terms of the Lease, remove all personal property and equipment (other than fixtures but including trade fixtures) from the Subleased Premises required to be removed from the Subleased Premises in accordance with the Lease. Upon such expiration, Sublandlord and Subtenant shall schedule a walk-through of the Subleased Premises to determine whether Subtenant has complied with its obligation to surrender as set forth above. Sublandlord shall notify Subtenant of any perceived noncompliance at the time of the walk-through. Sublandlord may forthwith re-enter the Subleased Premises following notice to Subtenant and repossess itself thereof and remove all persons and effects therefrom, using such force as may be reasonably necessary without being guilty of forcible entry, detainer, trespass or other tort. Subtenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Sublease Term.

11. Notices. Notices by Sublandlord and Subtenant shall be given to each other in the same manner provided by the Lease:

Sublandlord:
International Paper Company
6420 Poplar Avenue
Memphis, TN 38197
Attention: General Counsel
E-Mail: sharon.ryan@ipaper.com

With a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jeffrey J. Rosen
Michael A. Diz
E-Mail: jrosen@debevoise.com
madiz@debevoise.com

Subtenant:
Graphic Packaging International, LLC
c/o Graphic Packaging Holding Company
1500 Riveredge Parkway
Suite 100
Law Department - 9th Floor
Atlanta, GA 30328
Attention: Lauren Tashma
Email: lauren.tashma@graphicpkg.com

With a copy to:
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attention: W. Scott Ortwein
E-Mail: scott.ortwein@alston.com

Either party to this Sublease may, by notice given in accordance with this Section 11, specify a new address for notices under this Sublease.

12. Brokers. Each party represents to the other that it has not dealt with any real estate broker, sales person or finder in connection with this Sublease. Each party hereby agrees to indemnify and hold the other harmless from and against any liabilities and claims for commissions and fees due or claimed to be due by any party claiming to have dealt with the indemnifying party in connection with this Sublease.

13. Environmental.

(a) Subtenant represents, warrants and covenants to Sublandlord that it and its agents, servants, employees, contractors and anyone acting on its behalf will not use, store, generate or dispose of “Hazardous Materials” (as defined in the Transaction Agreement) in, on, under or about the Premises, except as done so in connection with the ordinary course of Subtenant’s business operations. Subtenant shall give Sublandlord prompt notice of the existence or discovery of the presence of Hazardous Materials in, on or about the Premises, if unrelated to the ordinary course of Subtenant’s business operations, or contamination of the Premises with Hazardous Materials. In the event that Subtenant or any of its agents, servants, employees, contractors or anyone acting on its behalf caused contamination with Hazardous Materials to the Premises or is responsible for the presence of Hazardous Materials unrelated to the ordinary course of Subtenant’s business operations, and such contamination with Hazardous Materials is not the result of nor arises from operations of the Sublandlord or any of its agents, servants, employees, contractors or anyone acting on its behalf prior to the Commencement Date, Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all damages, claims, injuries, cost and liability arising therefrom or related thereto, including all costs of clean-up. Such clean-up and disposal of such Hazardous Materials by Subtenant, including required air monitoring and documentation, shall be performed by Subtenant at its sole cost and expense and shall be performed in accordance with all applicable laws, rules, regulations and ordinances. Sublandlord shall have the right, but not the obligation, to review and monitor any such clean-up and disposal by Subtenant. Within forty-five (45) days following the clean-up of any Hazardous Materials for which Subtenant is responsible in accordance with the requirements set forth herein, Subtenant shall furnish to Sublandlord Hazardous Materials manifests and records which document transport and disposal of such material.

(b) In the event that Sublandlord or any of its agents, servants, employees, contractors or anyone acting on its behalf caused contamination with Hazardous Materials to the Premises or is responsible for the presence of Hazardous Materials unrelated to the ordinary course of Sublandlord’s business operations, Sublandlord shall indemnify, defend and hold Subtenant harmless from and against any and all damages, claims, injuries, cost and liability arising therefrom or related thereto, including all costs of clean-up.

(c) Subtenant shall notify Sublandlord and provide to Sublandlord a copy or copies of the following environmental documents related to the Premises which are received or filed by Subtenant: notices of violation, notices to comply, citations, inquiries and reports filed pursuant to self-reporting requirements. In the event of a release of any Hazardous Materials into the environment, Subtenant shall furnish to Sublandlord a copy of any documents not privileged or confidential relating to the Premises.

(d) Sublandlord shall have access to the Premises during normal business hours and upon two (2) business day’s prior notice to Subtenant in order to conduct inspections and tests of Hazardous Materials or suspected Hazardous Materials in, on, under or about the Premises.

(e) If Subtenant shall breach any representation, warranty or covenant or shall fail to take any action required hereunder within the time permitted, Sublandlord, without being under any obligation to do so and without waiving any default or its rights hereunder, may take such action and/or remedy such other default for the account of Subtenant, and may enter the Premises for such purpose, and Subtenant shall thereupon be obligated, and hereby agrees, to pay Sublandlord upon demand all costs, expenses, and disbursements incurred in taking such remedial action.

(f) Within thirty (30) days after the termination of this Sublease, Sublandlord, its agents, employees or consultants may conduct an environmental inspection of the Premises. In the event the inspection shall reveal a breach of Subtenant’s representations or obligations hereunder, then (i) Sublandlord shall be entitled to remedies as set forth herein and (ii) the cost of the environmental inspection shall be at the sole cost and expense of Subtenant.

(g) The provisions of this Section 13 shall survive the expiration or other termination of the Lease Term.

14. Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15. Authority. Sublandlord represents to Subtenant that Sublandlord has full corporate power and authority to execute and deliver this Sublease and that Sublandlord has obtained all necessary consents required for the execution and delivery of this Sublease. Subtenant represents to Sublandlord that Subtenant has full corporate power and authority to execute and deliver this Sublease and that Subtenant has obtained all necessary consents required for the execution and delivery of this Sublease.

16. Attorneys’ Fees. In the event that either party brings a legal proceeding to enforce the provisions of this Sublease, the party prevailing in any such proceeding shall be entitled to recover from the non-prevailing party all costs, expenses and charges, including reasonable attorneys’ fees, incurred in addition to such other damages occasioned by the breach of the Sublease.

17. Miscellaneous. This Sublease shall be governed by the laws of the state in which the Subleased Premises are located. Time shall be of the essence with regard to the obligations under this Sublease. This Sublease shall be binding upon and inure to the benefit of Sublandlord, Subtenant, and their respective permitted successors and assigns. This Sublease and the Transaction Agreement supersedes all prior discussions and agreements with respect to the Subleased Premises between the parties and incorporates their entire agreement. Any term used in this Sublease that begins with initial capital letters and is not defined herein shall have the same meaning attributable to that term in the Lease. Nothing in this Sublease shall be deemed to supersede, enlarge or modify any of the provisions of the Transaction Agreement, all of which shall survive the execution and delivery of this Sublease as provided in, and subject to the limitations set forth in, the

Transaction Agreement. If any conflict exists between the terms of this Sublease and the terms of the Transaction Agreement, the terms of the Transaction Agreement shall govern and control.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, the day and year first above written.

SUBLANDLORD:

INTERNATIONAL PAPER COMPANY, a New York corporation

By:
Name:
Title:

SUBTENANT:

GRAPHIC PACKAGING INTERNATIONAL, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

LEASE

Exhibit K-2

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [                    ], 2018 (the “Effective Date”), by and between INTERNATIONAL PAPER COMPANY, a New York corporation, as assignor (“Assignor”), and GRAPHIC PACKAGING INTERNATIONAL, LLC, a Delaware limited liability company, as assignee (“Assignee”).

RECITALS:

A. [LANDLORD NAME], a [                    ] (“Landlord”), as landlord and Assignor, as tenant, did enter into that certain [NAME OF LEASE DOCUMENT] (as amended and modified from time to time, the “Lease”), a copy of which (including all amendments and modifications thereof) is attached hereto as Exhibit A, dated [DATE OF LEASE], for the lease by Assignor of certain space located at [SITE ADDRESS], [CITY], County of [COUNTY], [STATE] (“Building”). The space leased by Sublandlord pursuant to the Lease is hereinafter referred to as the “Premises.”

B. WHEREAS, pursuant to that certain Transaction Agreement between Assignor and Assignee, dated as of October 23, 2017 (the “Transaction Agreement”), Assignor has agreed to sell and assign to Assignee, and Assignee has agreed to purchase and assume from Assignor, for the consideration and upon the terms and conditions set forth in the Transaction Agreement, all of Assignor’s right, title and interest in and to the Lease.

AGREEMENT:

NOW, THEREFORE, pursuant to the Transaction Agreement and in consideration of the premises and the mutual covenants therein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	Each capitalized term used but not defined in this Agreement shall have the meaning ascribed to it in the Transaction Agreement.

2.	Effective as of the Effective Date, Assignor hereby sells, transfers, assigns, conveys and delivers to Assignee all of Assignor’s right, title and interest in, to and under the Lease.

3.	Effective as of the Effective Date, Assignee hereby accepts the assignment of the Lease and hereby assumes and agrees to undertake, assume, perform, pay, become liable for and discharge when due, all Liabilities with respect to the Lease, other than Excluded Liabilities, to the extent such Liabilities constitute Assumed Liabilities.

4.	Nothing in this Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the Transaction Agreement, all of which shall survive the execution and delivery of this Agreement as provided in, and subject to the limitations set forth in, the Transaction Agreement. If any conflict exists between the terms of this Agreement and the terms of the Transaction Agreement, the terms of the Transaction Agreement shall govern and control.

5.	This Agreement shall be binding upon and inure to the benefit of Assignor, Assignee, and their respective permitted successors and assigns.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State in which the Premises are located, without giving effect to any of the conflict of law rules thereof.

7.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, Assignor and Assignee have each executed this Agreement as of the day and year first above written.

INTERNATIONAL PAPER COMPANY, a New York corporation

By:

Name:

Title:

GRAPHIC PACKAGING INTERNATIONAL, LLC, a Delaware limited liability company

By:

Name:

Title:

3

EXHIBIT A

Lease

[see attached]

4

Exhibit L

TAX-EXEMPT BOND AGREEMENT

THIS TAX-EXEMPT BOND AGREEMENT (this “Agreement”) is made as of this [    ] day of [                 ], 2018 (the “Effective Date”), by and between International Paper Company, a New York corporation (“Transferor”), and Graphic Packaging International, LLC., a Delaware limited liability company (“GPI”).

Recitals

The facilities owned by Transferor listed in Schedule A, Part I hereto (the “Augusta Facilities”) have been financed and/or refinanced, in whole or in part, with proceeds of the issuance and sale by the Development Authority of Richmond County (the “Augusta Issuer”) and the facilities owned by Transferor listed in Schedule A, Part II hereto (the “Texarkana Facilities” and, collectively with the Augusta Facilities, the “Tax-Exempt Facilities”) have been financed and/or refinanced, in whole or in part, with proceeds of the issuance and sale by the Cass County Industrial Development Corporation (the “Texarkana Issuer” and, together with the Augusta Issuer, the “Issuer”) of the tax-exempt bonds listed in Schedule B hereto (the “Tax-Exempt Bonds”). Transferor is the obligor and borrower in respect of the Tax-Exempt Bonds. The obligations of Transferor with respect to the Tax-Exempt Bonds are contained in the agreements listed in Schedule C hereto (the “Financing Agreements”).

The interest paid or accrued on the Tax-Exempt Bonds, with certain exceptions, is not includable in the gross income of the holders of the Tax-Exempt Bonds (the “Bondholders”) for purposes of federal income taxation. Pursuant to the Internal Revenue Code of 1954, as amended, and the Internal Revenue Code of 1986, as amended (collectively, the “Code”), the basis for the federal income tax exclusion for interest payable to the Bondholders is the use of the Tax-Exempt Facilities for certain qualified purposes.

The use of all or part of the Tax-Exempt Facilities for a purpose other than a qualifying purpose or purposes may cause (i) the interest payable on all or part of the Tax-Exempt Bonds to be includable in the federal gross income of the Bondholders possibly with retroactive effect, and/or (ii) the deductibility of the interest payable by Transferor on all or part of the Tax-Exempt Bonds to be disallowed by the Code.

Pursuant to the Transaction Agreement, dated as of October 23, 2017 (the “Transaction Agreement”), among Transferor, Graphic Packaging Holding Company, Gazelle Newco LLC and GPI, GPI is acquiring certain assets of Transferor, including, but not limited to, the Tax-Exempt Facilities.

The parties hereto desire to enter into this Agreement to evidence the assignment and assumption of certain rights under the Financing Agreements and to ensure that the Tax-Exempt Facilities will continue to be used in a qualifying manner as required by the Code.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto formally covenant, agree and bind themselves as follows:

Section 1. (a) Pursuant to authority granted in the Financing Agreements, Transferor hereby transfers and assigns as of the Effective Date unto GPI and its successors and assigns all of its right, title and interest in and to, and all remedies under, the Financing Agreements, including, without limitation, any rights and options to purchase the Tax-Exempt Facilities and the rights to any condemnation and insurance proceeds, and except for the Retained Liabilities (as hereinafter defined), GPI hereby assumes as of the Effective Date all of Transferor’s obligations under the Financing Agreements, all upon the terms and subject to the conditions set forth herein. GPI’s assumption of Transferor’s obligations hereunder and under the Financing Agreements are subject to any and all limitation, exclusions, conditions and non-recourse limitations set forth in such Financing Agreements. Notwithstanding the foregoing, Transferor shall remain liable for (i) the payment obligations with respect to the Tax-Exempt Bonds and “Administrative Expenses” (as defined in the Financing Agreements), including, without limitation, any amounts payable under the “Indenture” (as defined in each of the Financing Agreements), (ii) any indemnification obligations under the Financing Agreements, other than such indemnification obligations caused by or arising from the operation, use, occupancy, maintenance and ownership of the Tax-Exempt Facilities after the Effective Date, (iii) any obligations with respect to the acquisition, construction and installation of the Tax-Exempt Facilities, (iv) any representation or warranty made by Transferor under the Financing Agreements and (v) the payment of all amounts, the performance of all duties and obligations and the satisfaction of all conditions under the Financing Agreements that accrued prior to the Effective Date or which were to be performed or satisfied prior to the Effective Date or which arise from events, actions or omissions which occurred on or before the Effective Date, including, without limitation, its obligations under any indemnities included in the Financing Agreements (collectively, the “Retained Liabilities”).

(b) GPI acknowledges the recitals herein and that any breach by GPI of its obligations under this Agreement could result in the incurrence by Transferor of additional costs and expenses, including, but not limited to, liability to some or all of the Bondholders for their failure to include interest payable on the Tax-Exempt Bonds in their respective federal gross income in the event of a final determination of taxability by the Internal Revenue Service (the “IRS”) and loss of the interest deduction to Transferor under the Code. GPI acknowledges receipt of copies of the Financing Agreements and certain tax representations made by Transferor in the Financing Agreements. Transferor represents that it is in compliance with the provisions of the Financing Agreements and such tax representations and that no default or event of default exists thereunder.

Section 2. In order to avoid any or all of the consequences described in Section 1(b), GPI agrees that it will not use, or permit the use of, all or part of the Tax-Exempt Facilities for any purpose except (a) the current use of such Tax-Exempt Facilities or (b) use as contemplated by the tax compliance documents or non-arbitrage certificates for the Tax-Exempt Bonds (copies of which with respect to the Tax-Exempt Facilities have been made available to GPI by Transferor), unless GPI shall have obtained at its own expense an opinion addressed to Transferor of nationally recognized bond counsel reasonably acceptable to Transferor that such proposed change in use of the Tax-Exempt Facilities or part thereof will not impair (x) the exclusion from gross income of the interest on any Tax-Exempt Bonds for federal income tax purposes or (y) the deductibility of the interest payable on the Tax-Exempt Bonds by Transferor under the Code.

Section 3. Notwithstanding any other provision in this Agreement, it is expressly understood and agreed that the provisions of this Agreement shall not prohibit GPI or Transferor, as the case may be, from ceasing to operate, maintain or repair any element or item of the Tax-Exempt Facilities, suspending the operation of the Tax-Exempt Facilities on a temporary basis, or terminating the operation of the Tax-Exempt Facilities on a permanent basis and shutting down, selling or transferring, retiring and/or decommissioning the Tax-Exempt Facilities, provided the purchaser or transferee of the Tax-Exempt Facilities shall expressly assume in writing the obligations of GPI hereunder in a separate tax-exempt bond agreement (or similarly styled agreement) between or among, as the case may be, Transferor, GPI and the purchaser or the transferee. GPI shall provide to Transferor written notice at least five (5) business days (or such shorter period of time as may be agreed to by Transferor and GPI) in advance of any permanent shut-down, retirement, abandonment or decommissioning of any Tax-Exempt Facilities in whole or in part.

Section 4. Transferor and GPI agree to cooperate fully with each other in the event of an audit of the Tax-Exempt Bonds and/or the deductibility and/or excludability of interest payable thereon by the IRS and to provide in a timely fashion copies of or reasonable access to all documents and papers relating to the Tax-Exempt Facilities which may be necessary in connection with a response to such audit.

Section 5. (a) Transferor has the power and authority to enter into and perform its obligations under this Agreement and any other documents or instruments necessary or desirable in connection herewith.

(b) Transferor shall prepay the Texarkana 2009A Bonds and Texarkana 2009A Refunding Bonds (as defined on Schedule B attached hereto) on March 1, 2019, and the Augusta 2009A Bonds and the Augusta 2009B Bonds (as defined on Schedule B attached hereto) on November 1, 2019.

(c) Transferor hereby represents and warrants that (i) there are no fees and other amounts payable to either Issuer under the Financing Agreements that are currently due and payable or that have accrued but are unpaid, (ii) Transferor is not in default (and no circumstances exist or fail to exist that, with the giving of notice or passage of time or both would constitute such a default) under any of the Financing Agreements, (iii) no material breaches, defaults or defenses have been asserted under any of the Financing Agreements by any of the parties thereto (including Transferor), and (iv) Transferor has good and marketable title to the Texarkana Facilities and good and marketable leasehold title to the Augusta Facilities, and has not created, incurred or permitted to exist any lien or other encumbrance on the Tax-Exempt Facilities, except for such liens or encumbrances as may be permitted by the Financing Agreements.

(d) Transferor further represents and warrants that (i) the Tax-Exempt Facilities have been completed, (ii) it has delivered to GPI complete and correct copies of each of the Financing Agreements, (iii) the Financing Agreements have not been modified or amended and are in full force and effect, and (iv) neither Issuer has assigned or pledged its interest in any of the Financing Agreements.

(e) As required by and in accordance with Section 7.01 of each Financing Agreement, Transferor shall cause a notice of assignment and a copy of this Agreement to be delivered to the applicable Issuer and Tax-Exempt Bond trustee within 30 days of the date hereof under notice in the form substantially similar to that which is attached hereto as Schedule D.

(f) From and after the Effective Date, Transferor will at its own expense indemnify and hold harmless GPI from all actions, suits, losses, costs (including, without limitation, reasonable attorneys’ fees and expenses), obligations and liability arising with respect to (i) the Retained Liabilities, (ii) the Transferor’s default with respect to its covenants and obligations under this Agreement, and (iii) any misrepresentation or incorrect warranty of Transferor set forth herein. The obligations of Transferor under this Section 5(f) shall be absolute and unconditional and shall survive the expiration or termination of the Financing Agreements.

Section 6. (a) GPI has the power and authority to enter into and execute this Agreement and any other documents or instruments necessary or desirable in connection herewith, and to incur and perform the obligations provided for herein.

(b) Following the Effective Date and throughout the remaining term of the Financing Agreements, GPI will at its own expense indemnify and hold harmless Transferor from all actions, suits, losses, costs (including, without limitation, reasonable attorneys’ fees and expenses), obligations and liability arising with respect to (i) GPI’s default with respect to its covenants and obligations under this Agreement, (ii) any misrepresentation or incorrect warranty of GPI set forth herein, and (iii) the Financing Agreements (other than with respect to the Retained Liabilities) and the performance and observance of any and all other agreements of Transferor provided in the Financing Agreements other than the Retained Liabilities. The obligations of GPI under this Section 6(b) shall be absolute and unconditional and shall remain in full force and effect until the Financing Agreements have expired.

Section 7. Nothing contained in this Agreement shall be deemed to supersede or change any of the agreements, representations and warranties of the parties.

Section 8. The obligations of each party hereto are unconditional and shall not be contingent upon performance by the other party of its obligations hereunder.

Section 9. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware (without giving effect to Delaware’s conflicts of law analysis).

Section 10. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (c) when sent if sent by e-mail transmission or (d) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(i)	if to Transferor, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: General Counsel

E-Mail:     sharon.ryan@ipaper.com

(ii)	if to GPI, to:

Graphic Packaging International, LLC

c/o Graphic Packaging Holding Company

1500 Riveredge Parkway

Suite 100

Law Department - 9th Floor

Atlanta, GA 30328

Attention: Lauren Tashma

E-Mail:     lauren.tashma@graphicpkg.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 11. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

Section 12. This Agreement may not be amended, altered or terminated except by a written instrument signed by the parties hereto. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

Section 13. Nothing contained in this Agreement shall be deemed to supersede or change in any manner any of the agreements, representations, warranties, covenants, indemnifications or other agreements of the parties to the Transaction Agreement. To the extent that any provision of this Agreement is inconsistent or conflicts with the Transaction Agreement, the provisions of the Transaction Agreement shall control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Transferor and GPI have caused this Agreement to be executed in their respective names by their duly authorized officers, all as of the date first above written.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

GRAPHIC PACKAGING INTERNATIONAL, LLC

By:
Name:
Title:

[Signature Page to Tax-Exempt Bond Agreement]

SCHEDULE A

Tax-Exempt Facilities

Part I

The facilities financed with the proceeds of the Augusta 2009A Bonds and the Augusta 2009B Bonds consists of certain sewage and solid waste disposal facilities at Transferor’s mill located in Augusta, Georgia, including the following:

•	Landfill systems, engineered wetlands, wastewater treatment systems, including sludge ponds/sewers, and bark boiler systems.

Part II

The facilities financed or refinanced with the proceeds of the Texarkana 2009A Bonds and the Texarkana 2009A Refunding Bonds consists of certain pollution control and sewage and solid waste disposal facilities at Transferor’s mill located in Texarkana, Texas, including the following:

•	Spoils basin, sludge presses and bark boilers;

•	Gas scrubbing and chemical recovery system, including chlorine and chlorine dioxide scrubbers, and a chlorine absorption tower; and

•	Precipitator for the No. 1 recovery boiler.

SCHEDULE B

Tax-Exempt Bonds

$7,000,000 Development Authority of Richmond County Environmental Improvement Revenue Bonds, 2009 Series A (International Paper Company Project) (the “Augusta 2009A Bonds”)

$3,625,000 Development Authority of Richmond County Recovery Zone Facility Bonds, 2009 Series B (International Paper Company Project) (the “Augusta 2009B Bonds”)

$6,000,000 Cass County Industrial Development Corporation Environmental Improvement Revenue Bonds, 2009 Series A (International Paper Company Project) (the “Texarkana 2009A Bonds”)

$5,200,000 Cass County Industrial Development Corporation Environmental Improvement Revenue Refunding Bonds, 2009 Series A (International Paper Company Project) (the “Texarkana 2009A Refunding Bonds”)

SCHEDULE C

Financing Agreements

Lease Agreement, dated as of November 1, 2009, between the Development Authority of Richmond County, as lessor, and Transferor, as lessee, relating to the August 2009A Bonds.

Lease Agreement, dated as of November 1, 2009, between the Development Authority of Richmond County, as lessor, and Transferor, as lessee, relating to the August 2009B Bonds.

Loan Agreement, dated as of March 1, 2009, between Transferor and the Cass County Industrial Development Corporation, relating to the Texarkana 2009A Bonds.

Loan Agreement, dated as of March 1, 2009, between Transferor and the Cass County Industrial Development Corporation, relating to the Texarkana 2009A Refunding Bonds.

SCHEDULE D

[LETTERHEAD]

[                    ] [    ], 20[    ]

[Address]

Re:	[Insert Bond Caption] (the “Bonds”)

Ladies and Gentlemen:

In connection with the referenced Bonds and pursuant to the requirements of Section 7.01 of the [Lease Agreement][Loan Agreement], dated as of [             ] [    ], 2009 (the “Agreement”), between the [Development Authority of Richmond County][Cass County Industrial Development Corporation] (the “Issuer”) and International Paper Company (“Transferor”), enclosed is a true and complete copy of a Tax-Exempt Bond Agreement, dated as of [                ] [     ], 20[    ] (the “Assignment”), between Transferor and Graphic Packaging International, Inc., relating to, among other things, the assignment by Transferor of all of its right, title and interest in and to, and all remedies under, the Agreement.

Very truly yours,

International Paper Company

By:
Authorized Company Representative

Exhibit M

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of [                    ] [    ], 2018 (the “Effective Date”), by and between International Paper Company, a New York corporation, as assignor (the “Assignor”), and Graphic Packaging International, LLC, a Delaware limited liability company, as assignee (the “Assignee”).

W I T N E S S E T H:

WHEREAS, the Development Authority of Richmond County (the “Issuer”) issued its Revenue Bonds, 2002 Series A (International Paper Company Project), in the aggregate principal amount of $200,000,000 (the “Bonds”), for the purpose of financing the costs of acquiring, installing and equipping certain manufacturing facilities at the Assignor’s mill in Augusta, Georgia, as further described in Exhibit A attached hereto (the “Project”);

WHEREAS, pursuant to the Lease and Financing Agreement, dated as of February 1, 2002 (the “Lease and Financing Agreement”), between the Issuer and the Assignor, the Issuer leased or otherwise made the Project available to the Assignor upon the terms and conditions set forth in the Lease and Financing Agreement in connection with the issuance of the Bonds;

WHEREAS, pursuant to the Transaction Agreement, dated as of October 23, 2017 (the “Transaction Agreement”), among the Assignor, Graphic Packaging Holding Company, Gazelle Newco LLC and the Assignee, the Assignee is acquiring certain assets of the Assignee, including, but not limited to, the assets comprising the Project; and

WHEREAS, the Assignor and the Assignee desire to enter into this Agreement for the purpose of, among other things, assigning all of the rights and delegating all of the obligations of the Assignor in and to the Lease and Financing Agreement, the Guaranty Agreement, dated as of February 1, 2002, from the Assignor to the holder of the Bonds, and the administrative fee agreement, dated as of February 5, 2002, from the Issuer and accepted by the Assignor, relating to the Issuer’s annual administrative fees in connection with the Bonds (collectively, the “Assigned Documents”), to the Assignee, and the Assignee desires to assume all of the Assignor’s obligations under the Assigned Documents.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein or the context requires otherwise, capitalized terms used herein shall have meanings assigned to such terms in the Lease and Financing Agreement or in the Transaction Agreement, as applicable.

Section 2. Assignment; Assumption. Pursuant to authority granted in the Lease and Financing Agreement, the Assignor hereby transfers and assigns as of the Effective Date unto the Assignee and its successors and assigns all of its right, title and interest in and to, and all remedies under, the Assigned Documents, and, other than the Retained Liabilities (as hereinafter defined), the Assignee hereby assumes as of the Effective Date all of the Assignor’s obligations under the Assigned Documents, all upon the terms and subject to the conditions set forth herein. All of the Assignor’s obligations hereunder and under the Assigned Documents are subject to any limitation, exclusions, conditions and non-recourse limitations set forth in such Assigned Documents. Notwithstanding the foregoing, the Assignor shall remain liable for (a) any indemnification obligations under the Assigned Documents, other than such indemnification obligations caused by or arising from the operation, use, occupancy, maintenance and ownership of the Project or the bodily or personal injury or death of any person or damage to property occurring after the Effective Date, (b) any obligations with respect to the acquisition, construction and installation of the Project, (c) any representation or warranty made by the Assignor under the Assigned Documents, and (d) the payment of all amounts, the performance of all duties and obligations and the satisfaction of all conditions under the Assigned Documents that accrued prior to the Effective Date or which were to be performed or satisfied prior to the Effective Date or which arise from events, actions or omissions which occurred on or before the Effective Date, including, without limitation, its obligations under any indemnities included in the Assigned Documents (collectively, the “Retained Liabilities”).

Section 3. Representations, Warranties and Covenants of the Assignor. The Assignor hereby covenants, represents and warrants the following:

(a) There are no fees and other amounts payable to the Issuer under the Assigned Documents that are currently due and payable or that have accrued but are unpaid. The Assignor is not in default (and no circumstances exist or fail to exist that, with the giving of notice or passage of time or both would constitute such a default) under any of the Assigned Documents. No material breaches, defaults or defenses have been asserted under any of the Assigned Documents by any of the parties thereto (including the Assignor).

(b) The Assignor has the power and authority to enter into and perform its obligations under this Agreement and any other documents or instruments necessary or desirable in connection herewith.

(c) The Assignor has received no notice from the Issuer, any taxing authority or any taxpayer regarding any challenge to any tax benefits arising by reason of the issuance of the Bonds or the existence of the Lease and Financing Agreement. The Project has been completed and the Assignor has good and marketable leasehold title to the Project and has not created, incurred or permitted to exist any lien or other encumbrance on the Project, except for such liens or encumbrances as may be permitted by the Lease and Financing Agreement.

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(d) Attached hereto as Exhibit B are true and correct copies of the Assigned Documents. The Assigned Documents have not been modified or amended and are in full force and effect. The Issuer has not assigned or pledged its interest in any of the Assigned Documents except as specifically provided therein.

(e) As required by and in accordance with Section 9.01 of the Lease and Financing Agreement, the Assignor shall cause a notice of assignment and a copy of this Agreement to be delivered to the Issuer and the Owner within 30 days of the date hereof under notice in the form substantially similar to that which is attached hereto as Exhibit C.

(f) The Assignor has maintained the books for the registration of the Bonds which are registered in the name of IP Eagle LLC.

(g) From and after the Effective Date, the Assignor will at its own expense indemnify and hold harmless the Assignee from all actions, suits, losses, costs (including, without limitation, reasonable attorneys’ fees and expenses), obligations and liability arising with respect to (i) the Retained Liabilities, (ii) the Assignor’s default with respect to its covenants and obligations under this Agreement, and (iii) any misrepresentation or incorrect warranty of the Assignor set forth herein. The obligations of the Assignor under this Section 3(g) shall be absolute and unconditional and shall survive the expiration or termination of the Assigned Documents.

Section 4. Representations, Warranties and Covenants of the Assignee. The Assignee hereby covenants, represents and warrants the following:

(a) The Assignee has the power and authority to enter into and execute this Agreement and any other documents or instruments necessary or desirable in connection herewith, and to incur and perform the obligations provided for herein.

(b) Following the Effective Date and throughout the remaining term of the Assigned Documents, the Assignee will at its own expense indemnify and hold harmless the Assignor from all actions, suits, losses, costs (including, without limitation, reasonable attorneys’ fees and expenses), obligations and liability arising with respect to (i) the Assignee’s default with respect to its covenants and obligations under this Agreement, (ii) any misrepresentation or incorrect warranty of the Assignee set forth herein, and (iii) the Assigned Documents and the performance and observance of any and all other agreements of the Assignor provided in the Assigned Documents other than the Retained Liabilities. The obligations of the Assignee under this Section 4(b) shall be absolute and unconditional and shall remain in full force and effect until the Assigned Documents have expired.

Section 5. Inconsistencies. Nothing contained in this Agreement shall be deemed to supersede or change in any manner any of the agreements, representations, warranties, covenants, indemnifications or other agreements of the parties to the Transaction Agreement. To the extent that any provision of this Agreement is inconsistent or conflicts with the Transaction Agreement, the provisions of the Transaction Agreement shall control.

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Section 6. Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (c) when sent if sent by e-mail transmission or (d) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(i)	if to Assignor, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: General Counsel

E-Mail:     sharon.ryan@ipaper.com

(ii)	if to Assignee, to:

Graphic Packaging International, LLC

c/o Graphic Packaging Holding Company

1500 Riveredge Parkway

Suite 100

Law Department - 9th Floor

Atlanta, GA 30328

Attention: Lauren Tashma

E-Mail:     lauren.tashma@graphicpkg.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7. Amendment. This Agreement may not be amended, altered or terminated except by a written instrument signed by the parties hereto.

Section 8. Further Assurances. If requested by either party after the date hereof, each party shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the Transaction Agreement), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 10. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

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Section 11. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Assignor and the Assignee have each executed this Agreement as of the day and year first above written.

INTERNATIONAL PAPER COMPANY,
as Assignor

By:
Name:
Title:

[Assignor’s Signature Page to Assignment and Assumption Agreement]

GRAPHIC PACKAGING INTERNATIONAL, LLC
as Assignee

By:

Name:
Title:

[Assignee’s Signature Page to Assignment and Assumption Agreement]

EXHIBIT A

DESCRIPTION OF PROJECT

The Project consisted of the acquisition, installation and equipping of the mill’s No. 1, No. 2 and No. 3 paper machines, certain finishing equipment, wood yard facilities, power facilities and general paper mill facilities.

EXHIBIT B

ASSIGNED DOCUMENTS

EXHIBIT C

[LETTERHEAD]

[                ] [    ], 20[    ]

[Address]

Re:	$200,000,000 Development Authority of Richmond County Revenue Bonds, 2002 Series A (International Paper Company Project) (the “Bonds”)

Ladies and Gentlemen:

In connection with the referenced Bonds and pursuant to the requirements of Section 9.01 of the Lease and Financing Agreement, dated as of February 1, 2002 (the “Lease and Financing Agreement”), between the Development Authority of Richmond County (the “Issuer”) and International Paper Company (“Assignor”), enclosed is a true and complete copy of an Assignment and Assumption Agreement, dated as of [            ] [    ], 20[    ] (the “Assignment”), between Assignor and Graphic Packaging International, Inc., relating to the assignment by Assignor of all of its right, title and interest in and to, and all remedies under, the Lease and Financing Agreement and the other Assigned Documents (as defined in the Assignment).

Very truly yours,

International Paper Company

By:
Authorized Company Representative